As filed with the Securities and Exchange Commission on October 23, 1997

                                                      REGISTRATION NO. 333-36717
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                     REPUBLIC SECURITY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

             FLORIDA                                    6120                              59-2335075
  (State or other jurisdiction            (Primary Standard Industrial                 (I.R.S. Employer
of incorporation or organization)          Classification Code Number)              Identification Number)

                              4400 CONGRESS AVENUE
                         WEST PALM BEACH, FLORIDA 33407
                                 (561) 840-1200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ------------------

                                 RUDY E. SCHUPP
                              4400 CONGRESS AVENUE
                         WEST PALM BEACH, FLORIDA 33407
                                 (561) 840-1200
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                               ------------------

                                   COPIES TO:

       JOHN S. FLETCHER, ESQ.                  WALTER J. STANTON III, ESQ.
    MORGAN, LEWIS & BOCKIUS LLP             HORNSBY, SACHER, ZELMAN, STANTON,
 5300 FIRST UNION FINANCIAL CENTER                 PAUL & BEILEY, P.A.
    200 SOUTH BISCAYNE BOULEVARD             1401 BRICKELL AVENUE, SUITE 700
        MIAMI, FLORIDA 33131                         MIAMI, FL 33131
           (305) 579-0432                            (305) 579-1462

                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger, pursuant to the Merger Agreement described herein, have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              CROSS REFERENCE SHEET
                             PURSUANT TO ITEM 501(B)
                                OF REGULATION S-K

       S-4 ITEMS NUMBER AND CAPTION                             LOCATION IN PROXY STATEMENT/PROSPECTUS
       ----------------------------                             --------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION

     1.  Forepart of Registration Statement
     and Outside Front Cover Page of Prospectus............... Facing Page; Outside Front Cover Page

     2.  Inside Front and Outside Back Cover Pages of
     Prospectus............................................... Additional Information; Table of Contents

     3.  Risk Factors, Ratio of Earnings to Fixed Charges
     and Other Information.................................... Summary; Risk Factors

     4.  Terms of the Transaction............................. The Merger; Comparison of Rights of Holders of
                                                               RSFC and CFC Common Stock; Appendix A -
                                                               Agreement and Plan of Merger

     5.  Pro Forma Financial Information...................... Summary; Unaudited Pro Forma Combined
                                                               Condensed Financial Data

     6.  Material Contracts with the Company Being             Not Applicable
     Acquired.................................................

     7.  Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters............ Not Applicable

     8.  Interests of Named Experts and
     Counsel.................................................. Legal Matters; Experts

     9.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities........... Not Applicable

B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information With Respect to S-3 Registrants......... Not Applicable

     11.  Incorporation of Certain Information by Reference... Not Applicable

     12.  Information With Respect to S-2 or S-3
     Registrants.............................................. Certain Information Concerning RSFC

     13.  Incorporation of Certain Information by
     Reference................................................ Incorporation of Certain Information by Reference

     14.  Information With Respect to Registrants Other
     Than S-3 or  S-2 Registrants............................. Not Applicable




C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information With Respect to S-3 Companies........... Not Applicable

     16.  Information With Respect to S-2 or S-3
     Companies................................................ Not Applicable

     17.  Information With Respect to Companies Other
     than S-2 or   S-3 Companies.............................. Certain Information Concerning CFC

D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or Authorizations
     Are to Be Solicited...................................... Outside Front Cover Page; Summary; Special
                                                               Meetings; Security Ownership of Certain
                                                               Beneficial Owners and Management; The Merger

     19.  Information if Proxies, Consents or Authorizations
     Are Not to be Solicited, or in Exchange Offer............ Not Applicable


                     REPUBLIC SECURITY FINANCIAL CORPORATION
                              4400 CONGRESS AVENUE
                         WEST PALM BEACH, FLORIDA 33407


                                October 23, 1997


Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of Republic Security Financial Corporation ("RSFC") which will be held on Monday, December 1, 1997 at 10:00 a.m. local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406.

     As described in the enclosed Joint Proxy Statement/Prospectus, at the Special Meeting, shareholders will be asked to approve the Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), by and among RSFC, Republic Security Bank ("Republic Security"), County Financial Corporation ("CFC") and County National Bank of South Florida ("County"), providing for the merger of CFC with and into RSFC (the "Merger") and the subsequent merger of County with and into Republic Security (the "Bank Merger").

     Pursuant to the Merger Agreement, upon consummation of the Merger each share of common stock of CFC will be converted into 4.807 shares of common stock of RSFC (the "Conversion Rate") unless the Conversion Rate is adjusted. The Conversion Rate may be adjusted if (i) the Average Closing Price (as defined in the Merger Agreement) of RSFC common stock on the Determination Date (as defined in the Merger Agreement) is less than $7.65; and (ii) on such date, the Average Closing Price divided by $8.76 is less than the number obtained by dividing the weighted average of the closing prices of the common stock of 10 unaffiliated bank holdings companies, as listed in the Merger Agreement (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting
0.05 from the resulting quotient. If both of these two circumstances occur, CFC will have the right to terminate the Merger Agreement; provided, however, that RSFC will have the option of adjusting the Conversion Rate to equal the number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes this election, no termination will have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Rate will have been so modified). On October 17, 1997, the closing price of the RSFC Common Stock was $9.75. If the Merger had been consummated as of that date, each share of CFC Common Stock would have been converted into 4.807 shares of RSFC Common Stock with an equivalent market value of $46.87 per share and the aggregate dollar value of all RSFC shares to be issued in the Merger would have been $59,294,346. The actual market value and the number of shares of the RSFC Common Stock to be issued in the Merger may be different due to changes in the market value of the RSFC Common Stock, possible changes to the Conversion Rate, and the exercise of CFC stock options prior to the consummation of the Merger.


     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF RSFC AND ITS SHAREHOLDERS. IN ADDITION, THE BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF ITS FINANCIAL ADVISER, RYAN, BECK & CO., AS OF OCTOBER 23, 1997, TO THE EFFECT THAT THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO RSFC'S SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE AT THE SPECIAL MEETING IN FAVOR OF THE MERGER AGREEMENT.


     Only holders of RSFC Common Stock of record at the close of business on October 22, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     You are urged to read the enclosed Joint Proxy Statement/Prospectus, which provides you with a description of the Merger Agreement to be voted upon at the Special Meeting

     Because of the significance of the proposed Merger to RSFC, your participation in this meeting, in person or by proxy, is especially important. It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the proxy card in the enclosed postage paid envelope. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person.

     Thank you and I look forward to seeing you at the Special Meeting.

                                                      Sincerely,


                                                      Rudy E. Schupp
                                                      CHAIRMAN OF THE BOARD AND
                                                      CHIEF EXECUTIVE OFFICER

                          COUNTY FINANCIAL CORPORATION
                              801 N.E. 167TH STREET
                        NORTH MIAMI BEACH, FLORIDA 33162


                                October 23, 1997


Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of County Financial Corporation ("CFC") which will be held on Monday, December 1, 1997 at 3:00 p.m., local time, at the offices of County National Bank at 801 N.E. 167th Street, North Miami Beach, Florida 33162.

     At the Special Meeting, shareholders will be asked to consider and vote upon the following proposals (the "Proposals"):

     1. Approval of the Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), by and among Republic Security Financial Corporation ("RSFC"), Republic Security Bank ("Republic Security"), CFC and County National Bank of South Florida ("County"), providing for the merger of CFC with and into RSFC (the "Merger") and the subsequent merger of County with and into Republic Security (the "Bank Merger").

     2. Approval of a payment by Republic Security in the amount of $567,000 to George M. Apelian in consideration of the termination of a certain prior employment agreement dated June 15, 1988 between CFC, County and Mr. Apelian (the "Prior Employment Agreement") and the waiver by Mr. Apelian of his right to certain severance benefits under the Prior Employment Agreement. The payment to Mr. Apelian is contingent upon the consummation of the Merger and the approval by holders of more than 75% of the outstanding shares of the common stock of CFC (excluding shares held by Mr. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment.

     Pursuant to the Merger Agreement, upon consummation of the Merger each share of common stock of CFC will be converted into 4.807 shares of common stock of RSFC (the "Conversion Rate") unless the Conversion Rate is adjusted. The Conversion Rate will be adjusted if (i) the Average Closing Price (as defined in the Merger Agreement) of RSFC common stock on the Determination Date (as defined in the Merger Agreement) is less than $7.65; and (ii) on such date, the Average Closing Price divided by $8.76 is less than the number obtained by dividing the weighted average of the closing prices of the common stock of 10 unaffiliated bank holdings companies, as listed in the Merger Agreement (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting
0.05 from the resulting quotient. If both of these two circumstances occur, CFC will have the right to terminate the Merger Agreement; provided, however, that RSFC will have the option of adjusting the Conversion Rate to equal the number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes this election, no termination will have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Rate will have been so modified). On October 17, 1997, the closing price of the RSFC Common Stock was $9.75. If the Merger had been consummated as of that date, each share of CFC Common Stock would have been converted into 4.807 shares of RSFC Common Stock with an equivalent market value of $46.87 per share and the aggregate dollar value of all RSFC shares to be issued in the Merger would have been $59,294,346. The actual market value and the number of shares of the RSFC Common Stock to be issued in the Merger may be different due to changes in the market value of the RSFC Common Stock, possible changes to the Conversion Rate, and the exercise of CFC stock options prior to the consummation of the Merger.

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CFC AND ITS SHAREHOLDERS. IN ADDITION, THE BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF ITS FINANCIAL ADVISOR, ALEX SHESHUNOFF & CO. - INVESTMENT BANKING, AS OF OCTOBER 24, 1997 THAT THE MERGER TERMS ARE FAIR TO CFC'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS BEING IN THE BEST INTERESTS OF CFC AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AT THE SPECIAL MEETING IN FAVOR OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS, EXCLUDING GEORGE M. APELIAN, HAS UNANIMOUSLY APPROVED THE PAYMENT TO GEORGE M. APELIAN AND RECOMMENDS THAT YOU VOTE AT THE SPECIAL MEETING IN FAVOR OF THE PAYMENT.

     Only holders of CFC Common Stock of record at the close of business on October 22, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     A Notice of the Special Meeting and a Joint Proxy Statement/Prospectus containing detailed information concerning the Proposals is attached. Please read this material carefully.

     Your participation in the Special Meeting, in person or by proxy, is important. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the proxy card in the enclosed postage paid envelope. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person.

     Thank you and I look forward to seeing you at the Special Meeting.

                                          Sincerely,


                                          George M. Apelian
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                     REPUBLIC SECURITY FINANCIAL CORPORATION
                              4400 CONGRESS AVENUE
                         WEST PALM BEACH, FLORIDA 33407

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 1, 1997

     A Special Meeting of Shareholders of Republic Security Financial Corporation ("RSFC") will be held on Monday, December 1, 1997 at 10:00 a.m. local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406 to consider the following matters:

     1. Approval of the Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), by and among RSFC, Republic Security Bank ("Republic Security"), County Financial Corporation ("CFC") and County National Bank of South Florida ("County"), providing for the merger of CFC with and into RSFC (the "Merger") and the subsequent merger of County with and into Republic Security (the "Bank Merger").

     2.    Such other business as may properly be brought before the Special
           Meeting.

     The Board of Directors has fixed the close of business on October 22, 1997, as the record date for determining shareholders of RSFC entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to notice of the meeting shall be available for inspection by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of RSFC and at the Special Meeting.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of RSFC's Board of Directors. The proxy card shows the form in which your shares of RSFC Common Stock are registered. Your signature must be in the same form. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person. We look forward to seeing you.

                                            By Order of the Board of Directors,

                                            H. Gearl Gore
                                            SECRETARY


West Palm Beach, Florida
October 23, 1997

                          COUNTY FINANCIAL CORPORATION
                              801 N.E. 167TH STREET
                        NORTH MIAMI BEACH, FLORIDA 33162

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 1, 1997

     A Special Meeting of Shareholders of County Financial Corporation ("CFC") will be held on Monday, December 1, 1997 at 3:00 p.m., local time, at the offices of County National Bank at 801 N.E. 167th Street, North Miami Beach, Florida 33162 to consider and vote upon the following proposals:

     1. Approval of the Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), by and among Republic Security Financial Corporation ("RSFC"), Republic Security Bank ("Republic Security"), CFC and County National Bank of South Florida ("County"), providing for the merger of CFC with and into RSFC (the "Merger") and the subsequent merger of County with and into Republic Security (the "Bank Merger").

     2. Approval of a payment by Republic Security in the amount of $567,000 to George M. Apelian in consideration of the termination of a certain prior employment agreement dated June 15, 1988 between CFC, County and Mr. Apelian (the "Prior Employment Agreement") and the waiver by Mr. Apelian of his right to certain severance benefits under the Prior Employment Agreement. The payment to Mr. Apelian is contingent upon the consummation of the Merger and the approval by holders of more than 75% of the outstanding shares of the Common Stock of CFC (excluding shares held by George M. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment.

     3.    Such other business as may properly be brought before the Special
           Meeting.

     The Board of Directors has fixed the close of business on October 22, 1997, as the record date for determining shareholders of CFC entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to notice of the meeting shall be available for inspection by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of CFC and at the Special Meeting.

     Pursuant to Sections 607.1302 and 607.1320 of the Florida Business Corporation Act (the "FBCA"), a CFC shareholder is entitled to dissent from the Merger and obtain payment in cash of the fair value of the shares held by such shareholder (excluding any appreciation or depreciation in value in anticipation of the Merger). In order to dissent and obtain such payment, a shareholder (i) must give written notice to CFC, at or prior to the CFC Special Meeting, that the shareholder dissents from the Merger Agreement and (ii) must not vote in favor of the Merger Agreement either at the CFC Special Meeting or by proxy.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the enclosed proxy card in the envelope provided. The proxy card is being solicited on behalf of CFC's Board of Directors. The proxy card shows the form in which your shares of CFC common stock are registered. Your signature must be in the same form. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person. We look forward to seeing you.

                                           By Order of the Board of Directors,


                                           Milton Mamber
                                           SECRETARY


North Miami Beach, Florida
October 23, 1997

                     REPUBLIC SECURITY FINANCIAL CORPORATION
                                       AND
                          COUNTY FINANCIAL CORPORATION
                              JOINT PROXY STATEMENT
                                  -------------
                     REPUBLIC SECURITY FINANCIAL CORPORATION
                                   PROSPECTUS
                        6,100,000 SHARES OF COMMON STOCK

     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of Republic Security Financial Corporation ("RSFC") and County Financial Corporation ("CFC") in connection with the solicitation of proxies by the Board of Directors of RSFC from holders of RSFC's outstanding shares of common stock, par value $0.01 per share (the "RSFC Common Stock"), for use at a Special Meeting of shareholders of RSFC (together with any adjournments or postponements thereof, the "RSFC Special Meeting") and in connection with the solicitation of proxies by the Board of Directors of CFC from holders of CFC's outstanding shares of common stock, par value 0.01 per share (the "CFC Common Stock"), for use at a special meeting of shareholders of CFC (together with any adjournments or postponements thereof, the "CFC Special Meeting" and, together with the RSFC Special Meeting, the "Shareholder Meetings").

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of CFC with and into RSFC, pursuant to the Agreement and Plan of Merger, dated as of August 8, 1997, among RSFC, Republic Security Bank (" Republic Security"), CFC and County National Bank of South Florida ("County") (the "Merger Agreement"). Pursuant to the Merger Agreement, upon consummation of the Merger each share of common stock of CFC will be converted into 4.807 shares of common stock of RSFC (the "Conversion Rate") unless the Conversion Rate is adjusted. The Conversion Rate may be adjusted if (i) the Average Closing Price (as defined in the Merger Agreement) of RSFC common stock on the Determination Date (as defined in the Merger Agreement) is less than $7.65; and (ii) on such date, the Average Closing Price divided by $8.76 is less than the number obtained by dividing the weighted average of the closing prices of the common stock of 10 unaffiliated bank holdings companies, as listed in the Merger Agreement (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting 0.05 from the resulting quotient. If both of these two circumstances occur, CFC will have the right to terminate the Merger Agreement; provided, however, that RSFC will have the option of adjusting the Conversion Rate to equal the number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes this election, no termination will have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Rate will have been so modified). Upon consummation of the Merger, RSFC will issue RSFC stock options to those persons curently holding CFC stock options. Promptly after the Merger, RSFC intends to register those shares which may be acquired upon exercise of the options on a Registration Statement on Form S-8 under the Securities Act.

     For shareholders of CFC, this Joint Proxy Statement/Prospectus also relates to the approval of a payment by Republic Security in the amount of $567,000 to George M. Apelian, the President and Chief Executive Officer of CFC and County. The payment is in consideration of the termination of a certain prior employment agreement dated June 15, 1988 between CFC, County and Mr. Apelian (the "Prior Employment Agreement") and the waiver by Mr. Apelian of his right to certain severance benefits under the Prior Employment Agreement. The payment to Mr. Apelian is contingent upon the consummation of the Merger and the approval by holders of more than of 75% of the outstanding shares of CFC common stock (excluding shares held by George M. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of RSFC with respect to shares of the RSFC Common Stock issuable to CFC shareholders upon consummation of the Merger. All information concerning RSFC contained in this Joint Proxy Statement/Prospectus has been furnished by RSFC and all information concerning CFC has been furnished by CFC.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of RSFC and CFC on or about October 30, 1997.

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHAREHOLDERS OF RSFC AND CFC SHOULD CONSIDER IN CONNECTION WITH THEIR VOTE.
                              --------------------

  THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT
     BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------
     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS OCTOBER 23, 1997.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

         NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE SALE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RSFC OR CFC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

      RSFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning RSFC may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding RSFC. The RSFC Common Stock is listed on the Nasdaq National Market. Copies of reports, proxy statements and other information concerning RSFC may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      CFC is subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith files periodic reports with the Commission. Such reports, concerning CFC may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site (http://www.sec.gov) that contains reports regarding CFC.

      RSFC has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the shares of RSFC Common Stock to be issued by it in the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of RSFC that is filed as part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to RSFC and the RSFC Common Stock.

      All information contained in this Joint Proxy Statement/Prospectus with respect to RSFC and Republic Security, except certain information relating to financial information of County described under "The Merger--Opinion of Ryan Beck & Co." has been supplied by RSFC for inclusion herein and has not been independently verified by CFC. All information contained in this Joint Proxy Statement/Prospectus with respect to CFC and County, except such information described under "The Merger--Opinion of Alex Sheshunoff," has been supplied by CFC for inclusion herein and has not been independently verified by RSFC.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed with the Commission by RSFC (File No. 0-14671) are incorporated in this Joint Proxy Statement/Prospectus by reference:

      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, on March 19, 1997.

      2. Current Report on Form 8-K filed with the Commission on January 7,
1997.

      3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 14, 1997.

      4. Current Report on Form 8-K filed with the Commission on June 30, 1997.

      5. Current Report on Form 8-K filed with the Commission on July 10, 1997.

      6. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997.

      7. Current Report on Form 8-K filed with the Commission on August 15,
1997.

      8. Current Report on Form 8-K filed with the Commission on August 20,
1997.

      9. The description of RSFC's Common Stock and the Series C Preferred which is contained in the "Description of Securities" included in RSFC's Registration Statement on Form S-1 (No. 33-62847) filed with the Commission and declared effective on November 6, 1995.

      All reports and other documents filed by RSFC after the date of this Joint Proxy Statement/Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in another document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

      THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM REPUBLIC SECURITY FINANCIAL CORPORATION, 4400 CONGRESS AVENUE, P.O. BOX 4298, WEST PALM BEACH, FLORIDA 33402-4298, ATTENTION: SECRETARY, TELEPHONE: (561) 840-7841. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER __, 1997.

                       CERTAIN FORWARD-LOOKING STATEMENTS

      THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF RSFC, CFC, REPUBLIC SECURITY AND COUNTY, OF CFC AND RSFC FOLLOWING THE MERGER (THE "COMBINED COMPANY") AND OF COUNTY AND REPUBLIC SECURITY FOLLOWING THE BANK MERGER (THE "COMBINED BANK"), AND VARIOUS STATEMENTS CONTAINED UNDER THE CAPTIONS "SUMMARY," "RISK FACTORS," "THE MERGER," "CERTAIN INFORMATION CONCERNING RSFC" AND "CERTAIN INFORMATION CONCERNING CFC." THE ACTUAL RESULTS OF RSFC, CFC, THE COMBINED COMPANY AND THE COMBINED BANK COULD DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS.

      THE COMBINED COMPANY WILL STRIVE TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF THE RSFC AND CFC. AMONG THE FACTORS THAT COULD AFFECT THE COMBINED COMPANY'S ABILITY TO ACHIEVE ITS GOALS, AND CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

      - THE ABILITY OF THE COMBINED COMPANY TO SUCCESSFULLY INTEGRATE RSFC'S AND CFC'S OPERATIONS IN A TIMELY MANNER AND TO CONTAIN RESTRUCTURING EXPENSES;

      - THE ABILITY OF THE COMBINED BANK TO SUCCESSFULLY INTEGRATE REPUBLIC SECURITY'S AND COUNTY'S OPERATIONS IN A TIMELY MANNER AND TO CONTAIN RESTRUCTURING EXPENSES;

      -  RAPID CHANGES IN INTEREST RATES;

      - ADVERSE ECONOMIC CONDITIONS IN PALM BEACH, BROWARD OR DADE COUNTIES, FLORIDA;

      - INTENSE COMPETITION FOR DEPOSITORS AND BORROWERS FROM FINANCIAL INSTITUTIONS WITH MUCH GREATER RESOURCES THAN THE COMBINED BANK;

      -  ADVERSE CHANGES IN LAWS AND REGULATIONS; AND

      - RAPID GROWTH AND SIGNIFICANT CHANGES IN THE COMBINED BANK'S LOAN PORTFOLIO COMPOSITION.

      THESE AND OTHER RISKS AND UNCERTAINTIES AFFECTING THE COMBINED COMPANY AND THE COMBINED BANK ARE DISCUSSED IN GREATER DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SEE "RISK FACTORS"



                                                                                                                         [FOR RSFC]

                                                                         TABLE OF CONTENTS
AVAILABLE INFORMATION......................................   UNAUDITED PRO FORMA COMBINED
                                                              CONDENSED FINANCIAL DATA..........................................
INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE...................................   MANAGEMENT FOLLOWING THE MERGER                      .............
                                                                Executive Compensation, Benefits and Related Matters............
SUMMARY....................................................     Management Indebtedness.........................................
  The Companies............................................
  Shareholder Meetings.....................................   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  Dissenters' Rights of Appraisal..........................   OWNERS AND MANAGEMENT.............................................
  The Merger...............................................     RSFC............................................................
  Risk Factors.............................................     CFC.............................................................
  Selected Consolidated Financial Data--
    Republic Security Financial Corporation................   COMPARISON OF RIGHTS OF HOLDERS OF RSFC AND
  Selected Consolidated Financial Data--                      CFC COMMON STOCK..................................................
    County Financial Corporation ..........................     Authorized Capital Stock........................................
  Market Price and Dividend Data...........................     Board of Directors..............................................
  Selected Comparative Per Share Data......................     Cumulative Voting...............................................
                                                                Preemptive Rights...............................................
RISK FACTORS...............................................     Special Meetings of Shareholders; Action Without
                                                                  a Meeting.....................................................
MARKET PRICE AND DIVIDEND DATA.............................     Mergers, Share Exchanges and Sales of Assets....................
                                                                Amendment of Articles of Incorporation and of  Bylaws...........
SHAREHOLDER MEETINGS.......................................     Rights of Dissenting Shareholders...............................
                                                                Dividends.......................................................
VOTING AND PROXY INFORMATION...............................     Certain Anti-Takeover Provisions................................
  RSFC.....................................................
  CFC......................................................   CERTAIN INFORMATION CONCERNING RSFC...............................
  Proxies..................................................     Business........................................................
                                                                Management's Discussion and Analysis of Financial
DISSENTERS' RIGHTS OF APPRAISAL............................       Condition and Results of Operations...........................

THE MERGER.................................................   CERTAIN INFORMATION CONCERNING CFC................................
  Background to the Merger.................................     Business........................................................
  RSFC Reasons for the Merger; Potential Adverse                Management's Discussion and Analysis of Financial
    Effects of the Merger; and Recommendation                     Condition and Results of Operations...........................
    of RSFC's Board of Directors...........................
  Opinion of Ryan, Beck & Co...............................   PROXY SOLICITATION................................................
  CFC Reasons For The Merger; Potential Adverse
    Effects of the Merger; and Recommendation                 LEGAL MATTERS.....................................................
    of CFC's Board of Directors............................
  Opinion of Alex Sheshunoff & Co. - Investment Banking....   EXPERTS...........................................................
  The Merger Agreement.....................................
  Certain Federal Income Tax Consequences..................   INDEX TO FINANCIAL STATEMENTS.....................................F-1
  Restrictions on Resales of Securities....................
  Accounting Treatment.....................................
  Interests of Certain Persons in the Merger...............
  Regulatory Approvals.....................................


ANNEX A:          Agreement and Plan of Merger.............A-1
ANNEX B:          Form of Opinion of Ryan, Beck & Co.......B-1
ANNEX C:          Form of Opinion of Alex Sheshunoff
                   & Co. - Investment Banking..............C-1
ANNEX D:          Dissenters Rights Provisions of the
                   Florida Business Corporation Act........D-1

                                                                                                              [FOR CFC]

                                                            TABLE OF CONTENTS
AVAILABLE INFORMATION...................................ii    UNAUDITED PRO FORMA COMBINED
                                                              CONDENSED FINANCIAL DATA..................................
INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE................................ii    MANAGEMENT FOLLOWING THE MERGER...........................
                                                                Executive Compensation, Benefits and Related Matters....
SUMMARY...................................................      Management Indebtedness.................................
  The Companies...........................................
  Shareholder Meetings....................................    SECURITY OWNERSHIP OF CERTAIN
  Dissenters' Rights of Appraisal.........................    BENEFICIAL OWNERS AND MANAGEMENT..........................
  The Merger..............................................      RSFC....................................................
  Risk Factors............................................      CFC.....................................................
  Selected Consolidated Financial Data--
    Republic Security Financial Corporation...............    COMPARISON OF RIGHTS OF HOLDERS OF RSFC
  Selected Consolidated Financial Data--                      AND CFC COMMON STOCK......................................
     County Financial Corporation.........................      Authorized Capital Stock................................
  Market Price and Dividend Data..........................      Board of Directors......................................
  Selected Comparative Per Share Data.....................      Cumulative Voting.......................................
                                                                Preemptive Rights.......................................
RISK FACTORS..............................................      Special Meetings of Shareholders; Action Without
                                                                   a Meeting............................................
MARKET PRICE AND DIVIDEND DATA............................      Mergers, Share Exchanges and Sales of Assets............
                                                                Amendment of Articles of Incorporation and of Bylaws....
SHAREHOLDER MEETINGS......................................      Rights of Dissenting Shareholders.......................
                                                                Dividends...............................................
VOTING AND PROXY INFORMATION..............................      Certain Anti-Takeover Provisions........................
  RSFC....................................................
  CFC.....................................................    CERTAIN INFORMATION CONCERNING RSFC.......................
  Proxies.................................................      Business................................................
                                                                Management's Discussion and Analysis of  Financial
DISSENTERS' RIGHTS OF APPRAISAL...........................        Condition and Results of Operations...................

THE MERGER................................................    CERTAIN INFORMATION CONCERNING
  Background to the Merger................................    CFC.......................................................
  RSFC Reasons for the Merger; Potential Adverse                Business................................................
    Effects of the Merger; and Recommendation                   Management's Discussion and Analysis of
    of RSFC's Board of Directors..........................        Financial Condition and Results of Operations.........
  Opinion of Ryan, Beck & Co..............................
  CFC Reasons For The Merger; Potential Adverse               PROPOSAL 2:  PAYMENT TO
    Effects of the Merger; and Recommendation                 GEORGE APELIAN............................................
    of CFC's Board of Directors...........................
  Opinion of Alex Sheshunoff & Co. - Investment Banking...    PROXY SOLICITATION........................................
  The Merger Agreement....................................
  Certain Federal Income Tax Consequences.................    LEGAL MATTERS.............................................
  Restrictions on Resales of Securities...................
  Accounting Treatment....................................    EXPERTS...................................................
  Interests of Certain Persons in the Merger..............
  Regulatory Approvals....................................    INDEX TO FINANCIAL STATEMENTS.............................F-1


ANNEX A:          Agreement and Plan of Merger.............A-1
ANNEX B:          Form of Opinion of Ryan, Beck & Co.......B-1
ANNEX C:          Form of Opinion of Alex Sheshunoff
                     & Co. - Investment Banking............C-1
ANNEX D:          Dissenters Rights Provisions of the
                   Florida Business Corporation Act........D-1
                                        vi

                                     SUMMARY

      THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FEATURES OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES ATTACHED HERETO.

THE COMPANIES

      RSFC. RSFC is a commercial bank holding company, headquartered in West Palm Beach, Florida. Its principal business is the operation of Republic Security Bank, a Florida commercial bank ("Republic Security"). As of June 30, 1997, RSFC had consolidated assets of $624.9 million, deposits of $488.2 million and shareholders' equity of $64.6 million.

      REPUBLIC SECURITY. Republic Security commenced operations on November 19, 1984 as a stock savings bank. On November 8, 1995, it converted its charter from a federal savings bank to a state chartered commercial bank. Republic Security is a member of the Federal Reserve Bank and the Federal Home Loan Bank System (the "FHLB"), and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. As of June 30, 1997, Republic Security had assets of $624.9 million, deposits of $497.3 million and shareholders' equity of $55.7 million.

      Republic Security has seventeen full-service branches, seven of which it acquired as a result of its acquisition of Family Bank in June, 1997. Nine branches are located in Palm Beach County, Florida, seven in Broward County, Florida and one in Dade County, Florida. Republic Security's main business activities are attracting deposits, originating loans, making investments and servicing loans for Republic Security and for others. Republic Security's loan portfolio is primarily comprised of residential and commercial real estate loans, business loans and consumer loans, including automobile loans. At June 30, 1997, Republic Security's loan portfolio was composed of [11%] commercial purpose loans, 40% commercial real estate loans, 34% residential real estate loans (including constructions loans) and 15% consumer loans. Earnings depend primarily upon the difference between interest received on loans and investments and interest paid on Republic Security's deposit base and borrowing.

      On June 30, 1997, Republic Security acquired Family Bank. At the time, Family had assets of $ 256.0 million, deposits of $219.0 million, and shareholders' equity of $21.8 million.

      During 1995, as a consequence of Republic Security's conversion to a commercial bank charter, RSFC changed its fiscal year-end from March 31 to December 31.

      The address of RSFC's principal executive offices is 4400 Congress Avenue, West Palm Beach, Florida 33407 and its telephone number is (561) 840-1200.

      CFC. CFC is a commercial bank holding company, headquartered in North Miami Beach, Florida. Its principal business is the operation of County National Bank of South Florida, a national banking association ("County"). As of June 30, 1997, CFC had consolidated assets of $238.1 million, deposits of $210.0 million and stockholders' equity of $23.0 million.

      COUNTY. County is a national banking association. As of June 30, 1997, County had assets of $238.1 million, deposits of $211.9 million and shareholders' equity of $23 million. The deposits of County are insured by the FDIC up to applicable limits.

      County has 14 full-service branches, all of which are located in Dade, Broward and Palm Beach Counties, Florida. CFC's main business activities are attracting deposits, originating loans, making investments and servicing its loans. CFC's loan portfolio is primarily business-oriented, with an emphasis on commercial purpose and commercial real estate loans. At June 30, 1997, County's loan portfolio was composed of 24.5% commercial purpose loans, 6.5% real estate construction loans, 55.3 % commercial real estate loans, 12.6% residential real estate loans and 1.1% consumer loans. Earnings depend primarily upon the difference between interest received on loans and investments and interest paid on CFC's deposit base and borrowing.

      The address of CFC's principal executive offices is 801 N.E. 167th Street, North Miami Beach, Florida 33162 and its telephone number is (305) 651-7110.

SHAREHOLDER MEETINGS

      GENERAL. At the RSFC Special Meeting, to be held on Monday, December 1, 1997, at 10:00 a.m., local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406, RSFC shareholders will consider and vote upon a proposal to approve the Merger Agreement. The CFC Special Meeting will be held on Monday, December 1, 1997 at 3:00 p.m., local time, at the offices of County National Bank at 801 N.E. 167th Street, North Miami Beach, Florida 33162. The purpose of the CFC Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and a proposal to approve a payment by Republic Security of $567,000 to George M. Apelian. See "Shareholder Meetings."


      RECORD DATES; SHARES ENTITLED TO VOTE ON THE MERGER. Holders of record of shares of RSFC Common Stock at the close of business on October 22, 1997 (the "RSFC Record Date") and holders of record of shares of CFC Common Stock at the close of business on October 22, 1997 (the "CFC Record Date") will be entitled to notice of and to vote at the respective Shareholder Meetings. At the RSFC Record Date, there were outstanding 16,271,333 shares of RSFC Common Stock. At the CFC Record Date, there were outstanding 1,265,081 shares of CFC Common Stock. See "Voting and Proxy Information."

      REQUIRED VOTES. The proposal to approve the Merger Agreement must be approved by the holders of at least a majority of the shares of RSFC Common Stock outstanding at the RSFC Record Date and at least a majority of the shares of CFC Common Stock outstanding at the CFC Record Date. The proposal to approve the payment by Republic Security to George M. Apelian must be approved by the holders of more than 75% of the outstanding shares of CFC Common Stock (excluding the shares held by George M. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment. At the respective Record Dates, directors and executive officers of RSFC and CFC and their affiliates had the right to vote, in the aggregate 1,636,856 shares and 710,403 shares, respectively, of RSFC Common Stock and CFC Common Stock, representing 10.0% and 56.2%, respectively, of the RSFC Common Stock and CFC Common Stock outstanding as of the respective Record Dates. The directors and executive officers of RSFC who hold such RSFC shares have informed RSFC that they intend to vote all such shares in favor of the approval of the Merger Agreement. Paula Berliner, Joseph D. Cesarotti, Mary Anna Fowler, H. Gearl Gore, Richard J. Haskins, Eugene W. Hughes, Jr., Lennart E. Lindahl, Jr., Carol R. Owen, Richard C. Rathke, Rudy E. Schupp, Victor H. Siegel, W.F. Spitznagel, Bruce E. Wiita and William Wolfson have each entered into a voting agreement with CFC in which, among other things, each agrees to vote all shares of RSFC Common Stock that he or she has the right to vote in favor of the Merger. Such shares total 1,636,856, representing 10.0% of the shares of RSFC Common Stock outstanding on the Record Date. The directors and executive officers of CFC who hold such CFC shares have informed CFC that they intend to vote all such shares in favor of the approval of the Merger Agreement. George M. Apelian, Dr. Julian
J. Blitz, Joseph E. Carney, Jr., Peter H. Carney, Dr. Thomas F. Carney, Morton
M. Fisher, C. Bernard Jacobs, Thomas J. Langan, Milton Mamber, Mary McCarty and Dr. Morton Terry have each entered into a voting agreement with RSFC in which, among other things, each agrees to vote all shares of CFC Common Stock that he or she has the right to vote in favor of the Merger. Such shares total 567,525, representing 44.9% of the shares outstanding on the Record Date. See "Voting and Proxy Information."

DISSENTERS' RIGHTS OF APPRAISAL

      The holders of RSFC Common Stock who vote against the Merger Agreement will not be entitled to dissenters' rights of appraisal under the Florida Business Corporation Act (the "FBCA") because such shareholders hold shares that are listed on the Nasdaq National Market. Each CFC shareholder will have the right to dissent from the Merger and, if the Merger is consummated, to receive in cash the value of their shares of CFC Common Stock, provided that such shareholder complies with certain statutory procedures required by Section
607.1320 of the FBCA. Failure to take any steps in a timely manner may result in the loss and/or waiver of such dissenter's rights. In order to exercise dissenters rights, a CFC shareholder must take the following actions: (i) deliver to CFC at or before the Special Meeting his intent to demand payment for his shares if the Merger is consummated; and (ii) not vote in favor of the Merger either in person or by proxy. Under the Merger Agreement, RSFC has no obligation to consummate the Merger if the holders of more than 10% of the CFC Common Stock exercise their dissenters rights. See "Dissenters' Rights of Appraisal."

THE MERGER

      GENERAL. Under the terms of the Merger Agreement, CFC will be merged with and into RSFC (the "Merger"), and CFC will cease to exist as a separate legal entity. As a consequence of the Merger, at the effective time of the Merger (the "Effective Time"), each share of common stock of CFC will be converted into
4.807 shares of common stock of RSFC (the "Conversion Rate") unless the Conversion Rate is adjusted. The Conversion Rate may be adjusted if (i) the Average Closing Price (as defined in the Merger Agreement) of RSFC common stock on the Determination Date (as defined in the Merger Agreement) is less than $7.65; and (ii) on such date, the Average Closing Price divided by $8.76 is less than the number obtained by dividing the weighted average of the closing prices of the common stock of 10 unaffiliated bank holdings companies, as listed in the Merger Agreement (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting 0.05 from the resulting quotient. If both of these two circumstances occur, CFC will have the right to terminate the Merger Agreement; provided, however, that RSFC will have the option of adjusting the Conversion Rate to equal the number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes this election, no termination will have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Rate will have been so modified). Based upon the shares outstanding of CFC and RSFC as of August 7, 1997 and the Conversion Rate, the holders of the then outstanding shares of CFC Common Stock would own securities representing approximately 27% of the outstanding shares of RSFC Common Stock after consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. See "The Merger."

      On October 17, 1997, the closing price of the RSFC Common Stock was $9.75. If the Merger had been consummated as of that date, each share of CFC Common Stock would have been converted into 4.807 shares of RSFC Common Stock with an equivalent market value of $46.87 and the aggregate dollar value of all RSFC shares to be issued in the Merger would have been $59,294,346. The actual market value of the RSFC Common Stock to be received in the Merger may be different due to changes in the market value of the RSFC Common Stock and possible changes to the Conversion Rate.

      EXCEPT IN THE CIRCUMSTANCES DESCRIBED ABOVE, THE CONVERSION RATE IS FIXED AND NEITHER RSFC NOR CFC HAS THE RIGHT TO TERMINATE THE MERGER AGREEMENT BASED SOLELY ON CHANGES IN THE MARKET PRICE OF RSFC COMMON STOCK. ACCORDINGLY, THE VALUE OF THE RSFC COMMON STOCK THAT HOLDERS OF CFC COMMON STOCK WILL RECEIVE IN THE MERGER IS SUBJECT TO FLUCTUATION DUE TO CHANGES IN THE MARKET PRICE OF RSFC COMMON STOCK. CFC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR RSFC COMMON STOCK. FOR CERTAIN RECENT STOCK PRICE DATA, SEE "MARKET PRICE AND DIVIDEND DATA."

         Additionally, at the Effective Time, RSFC will issue stock options to each person holding an outstanding option to purchase shares of CFC Common Stock. The stock options will be issued with the same terms and conditions as were applicable under the CFC stock options for the number of shares of RSFC Common Stock into which such shares would have been converted pursuant to the Merger had such options been exercised immediately prior to the Effective Time at a price per share equal to, (y) the exercise price for the shares of CFC Common Stock otherwise purchasable pursuant to such options, divided by, (z) the Conversion Rate. Promptly after the Merger, RSFC intends to register the shares which may be acquired upon exercise of the options on a Registration Statement on Form S-8 under the Securities Act.

      RECOMMENDATION OF RSFC'S BOARD OF DIRECTORS. The Board of Directors of RSFC (the "RSFC Board") has unanimously approved the Merger Agreement and recommends that holders of RSFC Common Stock vote for the proposal to approve the Merger Agreement. Following a due diligence investigation of CFC, the RSFC Board considered the Merger to be in the best interests of RSFC and its shareholders for several reasons. The RSFC Board believes that the Merger provides RSFC an opportunity to fulfill a strategic plan to enhance its long-term growth prospects by expanding Republic Security's geographical presence, diversifying its loan portfolio and providing for the potential to increase earnings per share over the long term. See "The Merger--RSFC Reasons for the Merger; Potential Adverse Effects of the Merger; and Recommendation of RSFC Board of Directors."

      OPINION OF RYAN, BECK & CO. On August 8, 1997, Ryan, Beck & Co. ("Ryan Beck") delivered its oral opinion to the RSFC Board to the effect that, as of such date, the Merger was fair from a financial point of view to the shareholders of RSFC. Ryan Beck has updated its opinion by delivery to the RSFC Board of a written opinion to the same effect dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Ryan Beck, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The Merger--Opinion of Ryan Beck & Co."

      RECOMMENDATION OF CFC'S BOARD OF DIRECTORS. The Board of Directors of CFC (the "CFC Board") has approved the Merger Agreement and recommends that the holders of CFC Common Stock vote for the proposal to approve the Merger Agreement. The CFC Board considered a number of factors in reaching its decision to recommend approval of the Merger Agreement. The CFC Board believes the Merger with RSFC represents an opportunity to maximize the prospects for the shareholder's intrinsic values through the benefits of being associated with a larger banking organization, by expanding CFC's geographical presence, broadening and diversifying its loan and deposit portfolios, providing for the potential to increase earnings and earnings per share and profitability over the long-term, and enhancing aggregate capital and share liquidity. See "The Merger--CFC Reasons for the Merger; Potential Adverse Effects of the Merger; and Recommendation of CFC's Board of Directors."

      OPINION OF ALEX SHESHUNOFF & CO. - INVESTMENT BANKING. On August 6, 1997, Alex Sheshunoff & Co. - Investment Banking ("Sheshunoff") delivered its oral opinion to the CFC Board to the effect that, as of such date, the Merger was fair from a financial point of view to the shareholders of CFC. Sheshunoff has updated its opinion by delivery to the CFC Board of a written opinion to the same effect dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Sheshunoff which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The Merger--Opinion of Alex Sheshunoff & Co. - Investment Banking."

      CONDITIONS TO THE MERGER. The respective obligations of RSFC and CFC to effect the Merger are subject to various conditions, including, among others:
(i) RSFC and CFC shall each have received all material governmental approvals required in connection with the Merger; (ii) the Merger Agreement shall have been approved by the shareholders of RSFC and of CFC; (iii) no order, judgment or decree shall be outstanding, and no suit, action or other proceeding shall be pending or threatened, which would have the effect of preventing the consummation of the Merger; (iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (v) there shall be no material adverse change in either CFC, RSFC or their respective businesses, financial conditions or prospects, taken as a whole, since June 30, 1997; (vi) RSFC shall have received a consolidated balance sheet of CFC for the calendar month end immediately preceding the Effective Time and as of the Closing Date, which shall reflect total deposits of not less than $205,000,000, total loans of not less than $130,000,000, tangible equity of not less than $23,000,000, non-performing assets of not more than $4,250,000, and an allowance for other loan losses of not less than the greater of 1.4% of total loans or $2,000,000; (vii) RSFC and CFC shall have received from Morgan, Lewis & Bockius LLP a tax opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (viii) RSFC and CFC shall each have received a fairness opinion from their respective financial advisors; (ix) the representations and warranties of RSFC and CFC set forth in the Merger Agreement will have been true and correct in all material respects; (x) holders of no more than 10% of the outstanding shares of CFC Common Stock will have properly demanded appraisal of and payment for their shares in accordance with Section 607.1302 of the FBCA;
(xi) RSFC will have received from each director and any other person deemed to be an "affiliate" of CFC a duly executed copy of the letter agreement relating to the restrictions on transfer of the shares of RSFC Common Stock to be received in the Merger as a result of the Securities Act and applicable Commission accounting releases relating to pooling of interests accounting treatment; and (xii) certain employment agreements between Republic Security and George M. Apelian and Richard Kuci shall remain in full force and effect. See "The Merger--The Merger Agreement."

      REGISTRATION RIGHTS. If the Merger Agreement is approved, RSFC shall, within 30 days of the end of the first calendar month after the month which includes the Effective Date, file with the Securities and Exchange Commission a report on Form 8-K reporting at least 30 days of operating results of the Combined Company. After the report on Form 8-K has been filed, any affiliate of CFC, as defined in Rule 145 of the Securities Act of 1933, who, after the Effective Date, owns RSFC shares in an aggregate amount in excess of 200,000 shares (a"Qualifying Affiliate"), shall have the right to require RSFC, at RSFC's expense, to register such Qualifying Affiliate's shares on Registration Statement Form S-3 or any other such form for which RSFC qualifies.

      REGULATORY APPROVALS. The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "FRB"). Additionally, the Bank Merger is subject to the prior approval of the Florida Banking Department. The FRB has approved the Meger and an application has been filed with the Florida Banking Department. See "The Merger-- Regulatory Approvals."

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. In this connection, Morgan, Lewis & Bockius, LLP, counsel for RSFC, has delivered to RSFC and CFC an opinion that, among other things: (i) no gain or loss will be recognized by a CFC shareholder who receives solely shares of RSFC Common Stock pursuant to the Merger; (ii) the aggregate tax basis of the RSFC Common Stock received by a CFC shareholder will equal the aggregate tax basis of the CFC Common Stock surrendered therefore by such shareholder; and
(iii) the holding period of the RSFC Common Stock received generally will include the holding period of the CFC Common Stock surrendered. Due to the individual nature of the tax consequences of the Merger, it is recommended that each CFC shareholder consult his or her own tax adviser concerning the federal, state, local and foreign tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

      ANTICIPATED ACCOUNTING TREATMENT. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The Merger Agreement is subject to termination by either RSFC or CFC if, in the opinion of Ernst & Young LLP, any event occurs which would disqualify the Merger from qualifying for pooling of interests accounting.

      MANAGEMENT FOLLOWING THE MERGER. Following the consummation of the Merger, the composition of the RSFC Board and the Board of Directors of the Combined Bank (the "Combined Bank Board") will each consist of 18 members, initially comprised of the current RSFC Board members (Paula Berliner, Joseph D. Cesarotti, Mary Anna Fowler, H. Gearl Gore, Richard J. Haskins, Eugene W. Hughes, Jr., Lennart E. Lindahl, Jr., Carol R. Owen, Richard C. Rathke, Rudy E. Schupp, Victor H. Siegel, William F. Spitznagel, Bruce E. Wiita and William Wolfson) and four CFC designees (George M. Apelian, Dr. Thomas F. Carney, Thomas
J. Langan and Mary McCarty). See "Management Following the Merger."

      TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by RSFC or CFC shareholders, (i) by mutual consent of RSFC and CFC, (ii) by either

RSFC or CFC if such party is unable to fulfill one of its obligations under the Merger Agreement and the other party does not waive such nonfulfillment, (iii) by either RSFC or CFC if the other party has materially breached any representation, warranty or covenant of the Merger Agreement, (iv) by either RSFC or CFC if their respective shareholders do not approve the Merger Agreement and the Merger, (v) by either RSFC or CFC if, in the opinion of Ernst & Young LLP, any event occurs which would disqualify the Merger from qualifying for pooling of interests accounting, or (vi) by either RSFC or CFC if all the conditions precedent to its obligations to effect the Merger shall not have been fulfilled or waived and the Merger shall not have been consummated by January 31, 1998. See "The Merger--The Merger Agreement."

      TERMINATION FEE. If the Merger Agreement is terminated under certain circumstances, the Merger Agreement requires each party to pay all of the reasonable fees and expenses incurred by the other party in connection with the Merger Agreement and the transactions contemplated thereby. In addition to any such payments, if the Merger Agreement is terminated in contemplation of an alternative acquisition by a third party, then, in the case of a termination by CFC, CFC would be required to pay the amount of $1,500,000 to RSFC and, in the case of a termination by RSFC, RSFC would be required to pay the amount of $500,000 to CFC. See "The Merger--The Merger Agreement."

      NO SOLICITATION OF TRANSACTIONS. The Merger Agreement restricts the ability of RSFC and CFC to solicit transactions other than the Merger. RSFC has agreed not to encourage, solicit, hold discussions or negotiations with, or provide information to, any third party concerning any merger or acquisition unless RSFC, Republic Security or a subsidiary of either is the surviving corporation and which has a purchase price of $10,000,000 or less (an "Additional Acquisition"). CFC has agreed not to encourage, solicit, hold discussions or negotiations with, or provide information to, any third party concerning any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transactions. RSFC and CFC and their respective Boards of Directors are not prohibited from taking any action which is necessary in the exercise of their fiduciary duties to their shareholders or required by law. See "The Merger--The Merger Agreement."

      INTERESTS OF CERTAIN PERSONS IN THE MERGER. The Merger Agreement provides that CFC directors George M. Apelian, Dr. Thomas F. Carney, Thomas J. Langan and Mary McCarty will be elected to the Boards of Directors of RSFC and Republic Security. In addition, George Apelian and Richard Kuci have entered into employment agreements with Republic Security. The agreement with Mr. Apelian provides for his employment as Executive Vice President and Dade County Executive of Republic Security through December 31, 1999 at an annual salary of $100,000 plus performance incentive compensation in an amount up to 28% of his salary. Additionally, Republic Security has agreed to pay Mr. Apelian a payment of $567,000 in the event that the Merger is consummated and the holders of more than 75% of the outstanding shares of the CFC Common Stock (excluding the shares held by George M. Apelian and his spouse) approve the payment after having received adequate disclosure regarding such payment. The agreement with Richard Kuci provides for his employment as Executive Vice President, Business Banking - Dade County at an annual salary of $108,000 plus performance incentive compensation in an amount up to 20% of his salary. The agreements also provide for severance compensation and contain noncompetition covenants. Mr. Apelian will also have the right to purchase for a nominal price, County's rights in a cash-value life insurance policy on Mr. Apelian which had a cash value of $$49,502 on December 31, 1996. See "The Merger--Interests of Certain Persons in the Merger."

                    TERMINATION PAYMENT TO GEORGE M. APELIAN

      At the CFC Special Meeting, the shareholders of CFC will be asked to approve a payment in the amount of $567,000 (the "Termination Payment") to be made by Republic Security to George M. Apelian, the President and Chief Executive Officer of CFC and County. Republic Security's obligation to make the Termination Payment is contingent upon the consummation of the Merger and the approval of the payment by the holders of more than 75% of the outstanding shares of CFC Common Stock (excluding the shares held by Mr. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment. If the Termination Payment is not approved by the shareholders of CFC, the Termination Payment will not be made.

      Republic Security's obligation to make the Termination Payment is set forth in an employment agreement dated August 8, 1997 between Republic Security and Mr. Apelian (the "New Employment Agreement"). Under this agreement, Republic Security has agreed to make the Termination Payment in consideration of the termination of a certain prior employment agreement dated June 15, 1988 between CFC, County and Mr. Apelian (the "Prior Employment Agreement") and the waiver by Mr. Apelian of his right to certain severance benefits under the Prior Employment Agreement.


      Under the New Employment Agreement, the Termination Payment is contingent upon the approval of CFC's shareholders holding more than 75% of the outstanding CFC Common Stock (and, for this purpose, the shares of CFC Common Stock held by Mr. Apelian and his spouse are not counted as outstanding) after adequate disclosure to the shareholders of all material facts concerning the payment.
If the Termination Payment was not contingent upon shareholder approval, (i) under Section 280G of the Internal Revenue Code, as amended (the "Code"), approximately $417,000 of the Termination Payment would be treated as an "excess parachute payment", (ii) under Code Section 4999, Mr. Apelian would be obligated to pay a non-deductible excise tax of 20% on the excess parachute payment and (iii) under Code Section 280G, Republic Security would not be able to deduct the amount of the excess parachute payment.


                                  RISK FACTORS

      The Merger involves certain risk factors that should be carefully considered by the shareholders of RSFC and CFC. See "Risk Factors."

SELECTED CONSOLIDATED FINANCIAL DATA--REPUBLIC SECURITY FINANCIAL CORPORATION (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data for the year ended December 31, 1996, the nine months ended December 31, 1995, and the year ended March 31, 1995 and the balance sheet data as of December 31, 1996 and December 31, 1995, are derived from consolidated financial statements of RSFC, contained elsewhere herein, which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data for the years ended March 31, 1994 and 1993 and the balance sheet data as of March 31, 1995, 1994 and 1993 have been derived from audited consolidated financial statements not contained herein. The financial data for the six month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which RSFC considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data contained below should be read in conjunction with RSFC's consolidated financial statements and related notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA-RSFC
====================================================================================================================================
                                                                                      NINE MONTHS
                                                  SIX MONTHS ENDED   YEAR ENDED          ENDED
                                                     JUNE 30,        DECEMBER 31,     DECEMBER 31,        YEAR ENDED MARCH 31,
------------------------------------------------------------------------------------------------------------------------------------
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)   1997(A)     1996        1996(A)           1995      1995         1994       1993
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS:

Interest income                                   $22,796   $20,851        $42,231        $28,259   $29,259      $23,272    $22,364
Interest expense                                    9,308     8,000         16,429         11,618    11,126        8,091      8,291
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                13,488    12,851         25,802         16,641    18,133       15,181     14,073
Provision for loan losses                             825       155            355            241        81          354        793
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan       12,663    12,696         25,447         16,400    18,052       14,827     13,280
Non-interest income                                 3,325     3,123          6,939          4,631     4,449        6,052      5,743
Operating expenses                                 11,216    10,590         21,672         13,460    16,228       13,914     13,445
Merger expenses                                     3,979
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and accounting change      793     5,229         10,714          7,571     6,273        6,965      5,578
Income taxes                                          297     1,898          3,874          2,697     2,119        2,139      1,548
------------------------------------------------------------------------------------------------------------------------------------
Income before accounting change                       496     3,331          6,840          4,874     4,154        4,826      4,030
Change in method of accounting for income taxes                                                                      500
------------------------------------------------------------------------------------------------------------------------------------
Net income                                           $496    $3,331         $6,840         $4,874    $4,154       $5,326     $4,030

====================================================================================================================================
PER SHARE DATA:

Primary earnings per common share:

Income before change in accounting for income taxes  $.01      $.18           $.37           $.34      $.32         $.47       $.48

====================================================================================================================================
Net income                                           $.01      $.18           $.37           $.34      $.32         $.52       $.48

====================================================================================================================================
Fully diluted earnings per common share:
Income before change in accounting for income taxes  $.01      $.18           $.37           $.33      $.32         $.45       $.48
Net income                                           $.01      $.18           $.37           $.33      $.32         $.50       $.48
====================================================================================================================================
Average common shares and common stock
equivalents  outstanding:

   Primary                                         16,635    15,493         15,952         13,434    11,973       10,014      8,349
   Fully diluted                                   16,635    15,493         15,952         14,693    13,097       10,647      8,349

====================================================================================================================================
Book value per common share                         $3.58     $3.27          $3.73          $3.27     $2.84        $2.81      $2.51
Dividends per common share                           $.09      $.06           $.12           $.07      $.07         $.04
====================================================================================================================================

(a) Includes one time merger expenses of $2.5 million, net of tax, related to the Family Bank acquisition for the six months ended June 30, 1997. Includes one-time SAIF assessment of $669,000, net of tax for the year ended December 31, 1996. (See Note 15 to Consolidated Financial Statement).


SELECTED CONSOLIDATED FINANCIAL DATA--RSFC (Continued)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                  NINE MONTHS
                                      SIX MONTHS ENDED         YEAR ENDED            ENDED              YEAR ENDED MARCH 31,
                                          JUNE 30,             DECEMBER 31,       DECEMBER 31,
(AMOUNTS IN THOUSANDS, EXCEPT PER     1997          1996           1996              1995          1995         1994         1993
SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:

AT PERIOD END:

Total assets                           $624,859     $536,118       $607,159        $509,162      $474,284      $379,385   $322,061
Investments                              95,159       50,355         95,488          48,150        48,255        52,051     34,658
Loans (b)                               439,418      395,602        404,450         364,548       356,172       279,152    226,427
Allowance for loan losses                 4,765        3,789          3,876           3,745         3,845         2,410      2,450
Total deposits                          488,206      447,943        489,056         402,448       401,218       310,712    281,126
Borrowed money                           54,207       10,015         38,633          32,280        19,742        22,865      4,297
Shareholders' equity                     64,602       63,484         66,164          61,976        36,812        33,821     26,482
Shares outstanding                       16,147       14,587         15,532          14,154        11,219        10,489      8,822
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES:

Assets                                 $599,500     $538,000       $544,600        $466,970      $405,331      $342,464   $266,854
Stockholders' equity                     67,950       63,500         64,400          44,180        34,846        28,574     17,958
Interest-earning assets                 553,500      486,000        494,800         430,690       370,894       319,456    245,957
Interest-bearing liabilities            428,000      398,500        384,000         350,370       299,142       254,271    198,957
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:                                 (a)                         (a)                                         (a)

Return on average assets                  1.00%        1.24%          1.38%           1.39%         1.02%         1.56%      1.51%
Return on average shareholders' equity    8.84%       10.49%         11.66%          14.71%        11.92%        18.64%     22.44%
Average shareholders' equity to average
Total assets                             11.33%       11.80%         11.83%           9.46%         8.60%         8.34%      6.73%
Shareholders' equity to total assets     10.34%       11.84%         10.90%          12.17%         7.76%         8.91%      8.22%
Net interest spread                       3.89%        4.25%          4.26%           4.33%         4.17%         4.10%      4.93%
Net interest margin                       4.87%        5.29%          5.21%           5.15%         4.89%         4.75%      5.72%
Non-performing loans (c)                 $5,584       $3,285         $4,472          $3,533        $3,228        $1,722     $3,962
Non-performing assets (c)                $6,238       $5,380         $6,167          $5,464        $4,843        $3,820     $5,978
Non-performing loans to total loans       1.27%         .83%          1.11%            .99%          .91%          .62%      1.75%
Non-performing assets to total assets     1.00%        1.00%          1.02%           1.07%         1.02%         1.01%      1.86%
Allowance for loan losses to total loans  1.08%         .96%           .96%           1.05%         1.08%          .86%      1.08%
Allowance for loan losses to non-           85%         115%            87%            106%          119%          140%        62%
performing loans
Net charge-offs to average loans         (.01%)         .12%           .15%            .09%          .01%          .15%       .46%
Efficiency ratio (d)                        67%          67%            67%             64%           71%           67%        71%
Dividend payout ratio (e)                   56%          33%            40%             22%           30%            7%
Number of full-service offices               17           17             17              15            13            10          9
Loan servicing portfolio (in millions)     $260         $290           $277            $307          $323          $189       $267

------------------------------------------------------------------------------------------------------------------------------------

  (a) Ratios for the six months ended June 30, 1997 exclude one-time merger expenses of $2.5 Million, net of tax, where appropriate, related to the Family Bank acquisition. Ratios for the year ended December 31, 1996 exclude a one-time SAIF assessment expense of $669,000, net of tax, where appropriate (see Note 15 to Consolidated Financial Statements.) Ratios for the year ended March 31, 1994 includes a $500,000 effect of change in accounting for income taxes where appropriate.

  (b) Net of deferred loan fees, purchased loan discounts and premiums and undisbursed loans-in-process.

  (c) Non-performing loans are loans contractually past due 90 days or more placed on non-accrual. Non-performing assets include non-performing loans, other real estate owned and repossessed assets.

  (d) The efficiency ratio is calculated by dividing non-interest expense by net interest income plus non-interest income excluding realized securities gains/losses.

  (e) Dividend payout ratio is calculated by dividing dividends declared per share by primary net income per share and excludes the impact of the pooled company (Family Bank).

RSFC QUARTERLY FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                     FIRST        SECOND             THIRD        FOURTH
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)                       QUARTER       QUARTER       QUARTER (A)       QUARTER
------------------------------------------------------------------------------------------------------------------------
Interest income                                                    $10,335       $10,476           $10,704       $10,716
Interest expense                                                     4,020         3,980             4,162         4,267
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  6,315         6,496             6,542         6,449
Provision for loan losses                                               75            80               100           100
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  6,240         6,416             6,442         6,349
Non-interest income                                                  1,393         1,677             1,883         1,986
operating expense                                                    5,102         5,488             6,099         4,983
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           2,531         2,605             2,226         3,352
Provision for income taxes                                             861           975               785         1,253
------------------------------------------------------------------------------------------------------------------------
Net income                                                          $1,670        $1,630            $1,441        $2,099
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:

Net income per common share                                           $.08          $.09              $.08          $.12
Dividends per common share                                            $.03          $.03              $.03          $.03
Average common shares and common stock equivalents outstanding      14,531        15,526            16,278        16,478
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

(a) Includes one-time SAIF assessment expense of $669,000, net of income tax (See Note 15 to Consolidated Financial Statements)

RSFC QUARTERLY FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                                                                     FIRST         SECOND          THIRD          FOURTH
                                                                   QUARTER        QUARTER        QUARTER         QUARTER
------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $8,906         $9,319         $9,522          $9,419
Interest expense                                                     3,693          3,993          3,965           3,660
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  5,213          5,326          5,557           5,759
Provision for loan losses                                             (21)            127             89              25
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  5,234          5,199          5,468           5,734
Non-interest income                                                  1,163          1,364          1,788           1,477
Operating expense                                                    4,845          4,375          4,618           4,466
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           1,552          2,188          2,638           2,745
Provision for income taxes                                             518            738            900           1,059
------------------------------------------------------------------------------------------------------------------------
Net income                                                          $1,034         $1,450         $1,738          $1,686
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:

Primary earnings per common share                                     $.08           $.11           $.13            $.10
Fully diluted earnings per common share                               $.08           $.10           $.12            $.11
Dividends per common share                                            $.02           $.02           $.02            $.03
Average common shares and common stock equivalents outstanding
   Primary                                                          12,058         12,837         12,908          14,475
   Fully diluted                                                    13,052         13,831         13,922          14,475
========================================================================================================================

SELECTED FINANCIAL DATA--CFC
(IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

     The following selected financial data for each of the years ended December 31, 1996 and 1995 and the balance sheet data as of December 31, 1996 and 1995 are derived from financial statements of CFC, contained elsewhere herein, which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data for the years ended December 31, 1994, 1993 and 1992 and the balance sheets as of December 31, 1994, 1993 and 1992 have been derived from audited financial statements not contained herein. The financial data for the six month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which CFC considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data contained below should be read in conjunction with CFC's consolidated financial statements and related notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus.

SELECTED FINANCIAL DATA

=============================================================================================================================
                                                 SIX MONTHS ENDED                           YEAR ENDED
                                                     JUNE 30,                              DECEMBER 31,
(AMOUNTS IN THOUSANDS)                               1997       1996       1996        1995       1994       1993        1992
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS:

Interest income                                    $9,293     $8,857    $18,132     $17,939    $15,815    $15,115     $16,802
Interest expense                                    2,699      2,642      5,245       5,585      4,753      4,809       6,581
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                 6,594      6,215     12,887      12,354     11,062     10,306      10,221
Provision for loan losses                              12         12         24         259        238        513       1,520
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
  losses                                            6,582      6,203     12,863      12,095     10,824      9,793       8,701
Non-interest income                                 1,528      1,405      2,783       2,925      3,497      4,354       4,745
Operating expenses                                  6,212      5,852     14,722      12,195     11,429     11,794      12,555
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                          1,898      1,756        924       2,825      2,892      2,353         891
Provision for Income taxes                             --         54         --         980      1,186      1,143     (1,992)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                         $1,898     $1,702    $   924     $ 1,845    $ 1,706    $ 1,210     $   686
=============================================================================================================================


SELECTED FINANCIAL DATA--CFC (Continued)

=============================================================================================================================
                                              SIX MONTHS ENDED
                                                  JUNE 30,                             YEAR ENDED DECEMBER 31,
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)         1997        1996        1996       1995        1994       1993         1992
-----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:

AT PERIOD END:

Total assets                                  $238,132    $228,760    $245,946   $234,022    $231,036   $257,047     $289,626
Investments                                     58,993      60,086      56,460     60,354      72,615     91,117      100,606
Loans                                          141,299     144,967     146,271    139,285     135,511    126,737      136,909
Allowance for loan losses                       (2,120)    ( 2,587)     (2,524)    (3,040)    ( 2,790)    (2,726)      (3,196)
Total deposits                                 209,983     202,817     213,310    209,245     209,563    236,847      263,123
Borrowed money
Shareholders' equity                            23,033      21,674      21,139     20,487      18,420     16,624       15,193
Shares outstanding                           1,265,081   1,263,617   1,264,328  1,264,328   1,261,913  1,234,484    1,221,865
=============================================================================================================================
AVERAGE BALANCES:

Assets                                         235,750     229,865     231,032    227,515     242,927    268,634      265,592
Shareholders' equity                            21,737      20,687      21,582     19,483      17,258     15,885       14,562
Interest-earning assets                        213,547     209,499     210,869    207,559     214,004    229,000      224,834
Interest-bearing liabilities                   150,636     150,938     150,014    152,184     160,342    175,654      178,070
=============================================================================================================================
OTHER DATA:

Return on average assets                          1.62%       1.49%         .4%       .81%        .70%       .46%         .26%
Return on average shareholders' equity            17.6%       16.5%        4.3%       9.5%        9.9%       7.7%         4.7%
Average shareholders' equity to average total
  assets                                           9.2%        8.9%        9.3%       8.6%        7.1%       5.9%         5.5%
Shareholders' equity to total assets               9.6%        8.5%       9.34%      8.56%        8.0%       6.5%         5.2%
Net interest spread                               5.17%       4.98%       5.10%      4.97%       4.42%      4.67%        4.69%
Net interest margin                               6.23%       5.97%       6.11%      5.95%       5.17%      4.57%        5.77%
Non-performing loans                            $1,122      $1,988      $2,670     $1,492      $  149     $1,201      $ 1,073
Non-performing assets                           $4,007      $5,382      $6,008     $5,770      $3,293     $7,349      $11,454
Non-performing loans to total loans and
      mortgage-backed securities                   .79%       1.37%       1.83%      1.07%        .11%       .95%         .78%
Non-performing assets to total assets              1.6%        2.3%        2.4%       2.5%        1.4%       2.9%         4.0%
Allowance for loan losses to total loans           1.5%        1.8%        1.7%       2.0%        2.1%       2.1%         2.3%
Net charge-offs to average loans                   2.9%        3.2%        .38%       .01%        .15%       .34%        1.17%
Efficiency ratio (a)                                77%         77%         94%        81%         80%        83%          93%
Number of full-service offices                      13          12          13         12          12         11           11
=============================================================================================================================

  (a) The efficiency ratio is calculated by dividing non-interest expense by net interest income plus non-interest income excluding realized securities gains/losses.


CFC QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                     FIRST        SECOND             THIRD        FOURTH
(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)              QUARTER       QUARTER       QUARTER (A)       QUARTER
------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $4,336        $4,521            $4,619       $ 4,656
Interest expense                                                     1,333         1,309             1,286         1,317
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  3,003         3,212             3,333         3,339
Provision for loan losses                                                6             6                 6             6
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  2,997         3,206             3,327         3,333
Non-interest income                                                    733           672               658           720
Operating expense                                                    2,868         2,984             2,960         5,910
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             862           894             1,025       (1,857)
Provision for income taxes                                              54             0                 0          (54)
------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  808         $ 894            $1,025      $(1,803)
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:

Net income per common share                                          $0.64         $0.71             $0.81       $(1.43)
Average common shares and common stock
 equivalents outstanding
   Primary                                                       1,263,617     1,263,617         1,263,628     1,268,316
   Fully diluted                                                 1,263,617     1,263,617         1,263,628     1,268,316
========================================================================================================================


CFC QUARTERLY FINANCIAL DATA
========================================================================================================================
                                                                            FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                     FIRST         SECOND          THIRD          FOURTH
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE AND PER SHARE DATA)         QUARTER        QUARTER        QUARTER         QUARTER
------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $4,303         $4,504         $4,584          $4,548
Interest expense                                                     1,279          1,391          1,452           1,463
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  3,024          3,113          3,132           3,085
Provision for loan losses                                               66             79           (38)             152
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  2,958          3,034          3,170           2,933
Non-interest income                                                    740            685            691             809
Operating expense                                                    2,923          3,036          2,874           3,362
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             775            683            987             380
Provision for income taxes                                             288            207            292             193
------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  487         $  476         $  695          $  187
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:

Primary earnings per common share                                     $.39           $.38           $.55            $.14
Fully diluted earnings per common share                               $.39           $.38           $.55            $.14
Average common shares and common stock equivalents outstanding

   Primary                                                       1,263,617      1,263,617      1,263,617       1,263,617
   Fully diluted                                                 1,263,617      1,263,617      1,263,617       1,263,617
========================================================================================================================

MARKET PRICE AND DIVIDEND DATA

RSFC

     The RSFC Common Stock is traded under the symbol "RSFC" on the Nasdaq National Market. It is the present intention of the RSFC Board to continue to pay regular quarterly cash dividends. However, the declaration and payment of future dividends is at the sole discretion of the RSFC Board and the amount, if any, depends upon the earnings, financial condition and capital needs of RSFC and Republic Security, and other factors, including restrictions arising from federal and state banking laws and regulations to which RSFC and Republic Security are subject. In addition, the holders of Series C Preferred (as defined below in "Comparison of Rights of Holders of RSFC and CFC Common Stock--Authorized Capital Stock") will have a right prior to the holders of RSFC Common Stock to receive the payment of dividends.

     The table below sets forth, for the periods indicated, the high and low bid prices and cash dividends paid for the RSFC Common Stock as reported by the Nasdaq National Market.

                                                             PRICE PER SHARE OF
                                                              RSFC COMMON STOCK                 DIVIDEND PER SHARE
                                                             ------------------                      OF RSFC
                                                         HIGH                  LOW                 COMMON STOCK
                                                         ----                  ---                 ------------
YEAR ENDED MARCH 31, 1994
     First Quarter...............................        $4                  $3                     $ .0095
     Second Quarter..............................         3 1/2               2 7/8                   .0095
     Third Quarter...............................         4 1/4               3 1/2                   .0095
     Fourth Quarter..............................         4 1/4               3 5/8                     .01
YEAR ENDED MARCH 31, 1995
     First Quarter...............................         4 1/4               3 3/8                     .01
     Second Quarter..............................         4 1/2               3 3/4                     .02
     Third Quarter...............................         4 3/8               3 1/4                     .02
     Fourth Quarter..............................         4 3/8               3 3/4                     .02
NINE MONTHS ENDED DECEMBER 31, 1995(1)
     Quarter ended June 30, 1995.................         5                   4 1/8                     .02
     Second Quarter..............................         6                   4 3/4                     .02
     Third Quarter...............................         5 7/8               5 1/8                     .03
YEAR ENDED DECEMBER 31, 1996
     First Quarter...............................         6                   5 1/8                     .03
     Second Quarter..............................         6 1/4               5 1/2                     .03
     Third Quarter...............................         5 7/8               5 1/8                     .03
     Fourth Quarter..............................         6 1/8               5 1/4                     .03
YEAR ENDING DECEMBER 31, 1997
     First Quarter...............................         7 3/4               6 5/16                    .04
     Second Quarter..............................         9                   6 7/8                     .05
     Third Quarter...............................        11                   8 1/4
     Fourth Quarter (through October 17,
     1997).......................................        10 5/8               9 3/4

-------------------------------
(1) On July 26, 1995, as a consequence of Republic Security's conversion to a commercial bank charter, RSFC changed its fiscal year-end from March 31 to December 31.

     On August 7, 1997, the last full trading day prior to the announcement of the Merger Agreement, the reported Nasdaq National Market closing price of the RSFC Common Stock was $9.50 per share. On October 17, 1997, the most recent available date prior to the date of this Joint Proxy Statement/Prospectus, the reported Nasdaq National Market closing price of the RSFC Common Stock was $9.75 per share.

CFC

     There is no established public trading market for CFC Common Stock, and no reliable information is available as to trades of such shares or the prices at which such shares have traded. Based upon the limited information available to it, CFC is not aware of any sales of CFC Common Stock during 1995. CFC is aware of certain transactions during 1996 and the first two quarters of 1997 pursuant to which approximately 4,127 shares of CFC Common Stock was sold for prices ranging from a low of $12.00 to a high of $17.00. To the knowledge of CFC, no trades in CFC Common Stock have occurred since the announcement of the Merger.

     CFC has not paid dividends during its last two fiscal years. The payment of dividends by CFC is subject to the restrictions set forth in the FBCA. The FBCA provides that a corporation may pay dividends only if it is solvent and would not be rendered insolvent by a dividend payment. Dividend payments are dependent upon earnings, financial conditions and other factors, and there can be no assurance that CFC will be in a position to pay dividends in the future. The source of funds for dividends will be derived solely from dividends declared by County to CFC. The declaration of dividends by County is subject to various restrictions contained in the National Bank Act.

     Under the terms of the Merger Agreement, CFC is prohibited from paying any dividends, except for quarterly cash dividends in amounts per share not exceeding the amounts per share of any dividends paid by RSFC with respect to the same quarter, multiplied by the Conversion Rate. At the present time, and assuming CFC has Tangible Equity in excess of $23.0 million, CFC anticipates that it will pay the maximum cash dividend permitted by the provisions of the Merger Agreement.

SELECTED COMPARATIVE PER SHARE DATA

     The following table sets forth certain information concerning the RSFC Common Stock and the CFC Common Stock. The tables also include certain pro forma per share combined information which is based on the historical data of RSFC and CFC adjusted to give effect to the Merger, excluding anticipated cost-savings from operational efficiencies of the Combined Company. The data contained below should be read in conjunction with RSFC's consolidated financial statements and related notes thereto of RSFC and CFC contained elsewhere in this Joint Proxy Statement/Prospectus. See also "Unaudited Pro Forma Combined Condensed
Financial Data."

                                                             RSFC                          CFC
                                                             ----                          ---
                                                                                                 EQUIVALENT
                                                                  PRO FORMA                      PRO FORMA
                                                                  PER SHARE                         PER
                                                    HISTORICAL      DATA         HISTORICAL     SHARE DATA(1)
                                                    ----------    ---------      ----------     -------------
BOOK VALUE PER SHARE(2):
     June 30, 1997                                      $3.58         $3.53        $18.21          $16.97
     December 31, 1996                                  $3.73         $3.57        $16.72          $17.16

CASH DIVIDENDS DECLARED PER SHARE:
     Six months ended June 30, 1997                      $.09          $.09           ---           $0.43
     Year ended December 31, 1996(4)                     $.12          $.12           ---           $0.55
     Nine months ended December 31, 1995                 $.07          $.07           ---           $0.34
     Year ended March 31, 1995                           $.07          $.07           ---           $0.34

INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
     Six months ended June 30, 1997(3)                   $.01          $.09        $ 1.50           $0.43
     Year ended December 31, 1996(4)                     $.37          $.31        $  .73           $1.49
     Nine months ended December 31, 1995                 $.34          $.30        $ 1.07           $1.44
     Year ended March 31, 1995                           $.32          $.31        $ 1.35           $1.49

------------------
(1) The equivalent pro forma per share data represents the value of the pro forma per share data multiplied by the Conversion Rate.
(2) Book value per share is calculated by dividing common shareholders' equity plus the proceeds of the assumed conversion of "in the money" options, warrants and convertible preferred stock by the number of common stock outstanding and conversion of all "in the money" options, warrants and convertible preferred stock.
(3) Includes non-recurring merger expenses of $2.5 million, net of tax, related to the Family Bank merger.
(4)  Includes one-time SAIF assessment of $669,000, net of tax.

                                                   RISK FACTORS

     RSFC AND CFC SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS BEFORE DECIDING HOW TO VOTE ON THE PROPOSALS CONTAINED HEREIN. CERTAIN STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF RSFC, CFC OR THE COMBINED COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: THE ABILITY OF THE COMBINED COMPANY TO INTEGRATE SUCCESSFULLY RSFC AND CFC OPERATIONS IN A TIMELY MANNER AND TO CONTAIN RESTRUCTURING EXPENSES; RAPID CHANGES IN INTEREST RATES; ADVERSE ECONOMIC CONDITIONS IN PALM BEACH, BROWARD AND DADE COUNTIES, FLORIDA; INTENSE COMPETITION FOR DEPOSITORS AND BORROWERS FROM FINANCIAL INSTITUTIONS WITH MUCH GREATER RESOURCES THAN THE COMBINED BANK; ADVERSE CHANGES IN LAWS AND REGULATIONS; RAPID GROWTH AND SIGNIFICANT CHANGES IN THE COMBINED BANK'S LOAN PORTFOLIO COMPOSITION AND OTHER FACTORS REFERENCED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "SUMMARY," "THE MERGER," "CERTAIN INFORMATION CONCERNING RSFC" AND "CERTAIN INFORMATION CONCERNING CFC." GIVEN THESE UNCERTAINTIES, RSFC AND CFC SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. RSFC AND CFC EACH DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO ANNOUNCE PUBLICLY THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

RISK FACTORS APPLICABLE TO THE MERGER. The following risk factors apply to the Merger.

     POSSIBLE CHANGES TO CONVERSION RATE. The Conversion Rate for the conversion of CFC Common Stock into RSFC Common Stock has been initially established as
4.807. This Conversion Rate may be adjusted if (i) the Average Closing Price (as defined in the Merger Agreement) of RSFC common stock on the Determination Date (as defined in the Merger Agreement) is less than $7.65; and (ii) on such date, the Average Closing Price divided by $8.76 is less than the number obtained by dividing the weighted average of the closing prices of the common stock of 10 unaffiliated bank holdings companies, as listed in the Merger Agreement (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting 0.05 from the resulting quotient. In the event of these two contingencies, CFC shall have the right to terminate the Merger Agreement. If, however, CFC elects to exercise this right, RSFC shall have the option of voiding such termination by increasing the Conversion Rate to a number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. As a result of the foregoing, it is possible that the Conversion Rate may change after the shareholders of RSFC and CFC have voted to approve the Merger Agreement.

     EFFECT OF CHANGES IN VALUE OF RSFC COMMON STOCK. As discussed above, the Conversion Rate will become fixed on the Determination Date or shortly thereafter. On that date, the number of the RSFC Common Stock to be issued in the Merger will also become fixed. Therefore there can be no assurance that the price of RSFC Common Stock, and subsequently the value of the consideration for the CFC Common Stock, that exists on the date of the Shareholder Meetings will be indicative of the price at the Effective Time. The Effective Time will occur as soon as practicable following the Shareholder Meetings and the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shareholders of RSFC and CFC are urged to obtain current market quotations for RSFC Common Stock. See "Market Price and Dividend Data."

     POTENTIAL DIFFICULTIES IN INTEGRATING OPERATIONS. RSFC and CFC have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits, including operating cost savings, for the Combined Company. Achieving the anticipated benefits of the Merger will depend in part upon whether the operations and organizations of RSFC and CFC can be integrated in an efficient and effective manner. There can be no assurance that this integration will occur or that cost savings in operations will be achieved. The Combined Company may also encounter unanticipated operational or organizational difficulties. The successful combination of the two banks will require, among other things, consolidation of certain operations, elimination of duplicative corporate and administrative expenses and elimination of certain positions at CFC, RSFC, County and Republic Security. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the Combined Bank. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to accomplish effectively the integration of the two banks' operations could have a material adverse effect on RSFC's results of operations and financial condition following the Merger.

     SUBSTANTIAL VOTING DILUTION TO RSFC SHAREHOLDERS. The Merger will result in substantial voting dilution to the shareholders of RSFC. After the Merger, the holders of RSFC Common Stock will have their voting interest in RSFC reduced from 100% to 73% (assuming that the Conversion Rate is 4.807 and excluding the impact of the exercise or conversion of all outstanding options, warrants and convertible preferred stock).

     RISK OF NO SOLICITATION PROVISION. The Merger Agreement contains a "no solicitation provision" that restricts the ability of RSFC and CFC to solicit transactions with other parties. See "The Merger--The Merger Agreement." The existence of this no solicitation provision may have the effect of limiting the ability of the respective boards of directors to seek (i) competing proposals that could result in greater value being realized by the shareholders or (ii) equity investments in either company.

     BENEFITS ACCRUING TO MANAGEMENT OF CFC. As a result of the Merger, certain members of the CFC Board and CFC's management will receive shares of RSFC Common Stock in exchange for shares of CFC Common Stock on the same terms as are applicable to the other shareholders of CFC. In addition, all stock options currently held by each officer and director of CFC will, in connection with the Merger, be converted into a right to receive shares of RSFC Common Stock based on the Conversion Rate. The Merger Agreement provides that at the Effective Time certain CFC directors and officers will be appointed to the RSFC Board of Directors, the Combined Bank Board and/or as executive officers pursuant to employment agreements of the Combined Company. As a result of these transactions, certain officers and directors of CFC may have conflicts of interest in connection with the Merger. See "The Merger--Interests of Certain Persons in the Merger" and "Management Following the Merger."

RISK FACTORS APPLICABLE TO THE COMBINED COMPANY. The following risk factors apply to either or both of RSFC and CFC, as the context dictates, and will continue to apply to the Combined Company after the Merger.

     CHANGE IN COMPOSITION OF LOAN PORTFOLIO. As a result of the Bank Merger, the composition of the loan portfolio of the Combined Bank will be different from that of the respective loan portfolios of Republic Security and County. At June 30, 1997, Republic Security's loan portfolio was composed of 11% commercial purpose loans, 40% commercial real estate loans, 34% residential real estate loans and 15% consumer loans. At June 30, 1997, County's loan portfolio was composed of 24.5% commercial purpose loans, 6.5% real estate construction loans, 55.3% commercial real estate loans, 12.6% residential real estate loans and 1.1% consumer loans. On a pro forma basis, the Combined Bank's loan portfolio is composed of 14% commercial purpose loans, 44% commercial real estate loans, 30% residential real estate loans (including construction loans) and 12% consumer loans. Commercial and consumer loans are generally considered to carry different and potentially greater risks than residential mortgage loans. Thus, as a result of the Bank Merger, the Combined Bank's loan portfolio may carry more risk than the current loan portfolio of Republic Security. Although the redistribution of the loan composition is consistent with Republic Security's operating strategy and will allow the Combined Bank to be comparable to its bank peer group, there are no assurances that the Combined Bank will be able to generate sufficient loan volume in the commercial and consumer area to maintain its portfolios of consumer and commercial loans at their current level or to increase such portfolios.

     ALLOWANCE FOR LOAN LOSSES. Industry experience indicates that a portion of the loans of Republic Security and County will become delinquent and a portion of the loans will require partial or entire charge off. Regardless of the underwriting criteria utilized by the Combined Bank or its predecessors, losses may be experienced as a result of various factors beyond the Combined Bank's control, including, among others, changes in market conditions affecting the value of collateral and problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in that area could result in a decrease in the value of a significant portion of the Combined

Bank's collateral. There can be no assurance that the Combined Bank will not experience significant losses in its loan portfolios which may require significant additions to the loan loss reserves.

     INTENSE COMPETITION IN THE MARKET AREAS OF REPUBLIC SECURITY AND COUNTY. Vigorous competition exists in all areas where Republic Security and County presently engage in business. Republic Security and County each face intense competition in their market areas from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than Republic Security and County. Other banks, many of which have higher legal lending limits, actively compete for loans, deposits and other services which Republic Security and County each offer. Competitors of Republic Security and County include commercial banks, savings banks, savings and loan associations, insurance companies, finance companies, credit unions and mortgage companies. Trends toward the consolidation of the banking industry may make it more difficult for smaller banks, such as Republic Security and County, to compete with large national and regional banking institutions.

     EFFECT OF INTEREST RATES. The operations of Republic Security and County, and of commercial banks in general, are significantly influenced by general economic conditions, by the related monetary and fiscal policies of the federal government and, in particular, the FDIC and the FRB. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for commercial and residential mortgage financing and for other types of loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the supply of office space and housing and the availability of funds.

     At December 31, 1996, Republic Security's liabilities which would reprice within the next twelve months exceeded the assets (which would re-price during that time) by approximately $81 million, or 13% of total assets. As a result of this difference, an increase in market interest rates is likely to result in a reduction of net interest income for Republic Security because the level of interest paid on interest-bearing liabilities is likely to increase more quickly than the level of interest earned on interest-earning assets. At December 31, 1996, County's assets which would reprice within the next twelve months exceeded the liabilities by approximately $25.2 million, or 10.3% of total assets. As a result of this positive sensitivity gap, an increase in market interest rates is likely to result in an increase of net interest income for County because the level of interest earned on interest earning assets is likely to increase more quickly than the level of interest paid on interest bearing liabilities assets. At December 31, 1996, the Combined Bank's liabilities which would reprice within the next twelve months exceed the assets by approximately $55.8 million, or 6% of total combined assets.

     Increases in the level of interest rates may reduce loan demand, and thereby the amount of loans that can be originated by Republic Security and County and, similarly, the amount of loan and commitment fees, as well as the value of the investment securities and other interest-earning assets of Republic Security and County. Moreover, volatility in interest rates can result in disintermediation, which is the flow of funds away from banks into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than bank deposits, or the transfer of funds within the bank from a lower yielding savings accounts to higher yielding certificates of deposit.

     ABILITY TO MAKE DIVIDEND PAYMENTS. RSFC is a legal entity separate and distinct from Republic Security. Because RSFC's principal business activity is limited to owning Republic Security, RSFC's payments of dividends on the RSFC Common Stock and Series C Preferred will generally be funded from dividends received by RSFC from Republic Security. Federal and state regulations limit the aggregate amount of cash dividends that Republic Security may pay to RSFC, its sole shareholder. Republic Security's ability to make dividend payments to RSFC is subject to Republic Security's continuing profitable operations and there can be no assurance that future earnings of Republic Security will support sufficient dividend payments to RSFC.

     DEPENDENCE ON KEY PERSONNEL. The success of Republic Security and County depends to a significant extent upon the performance of their respective Chairmen, Presidents and Executive Vice Presidents, the loss of any of whom could have a materially adverse effect on the respective bank. Each of Republic Security and County believes that its respective future success will depend in large part upon its ability to retain such personnel. There can be no assurance that Republic Security or County will be successful in retaining such personnel. The President and one of the Executive Vice-Presidents of County have entered into employment agreements with Republic Security, pursuant to which they have agreed to become employees of Republic Security following the consummation of the Merger. See "The Merger --Interests of Certain Persons in the Merger."

     CONTROL BY MANAGEMENT. The executive officers and directors of RSFC and CFC own approximately 11% and 48.9%, respectively, of the outstanding shares of the common stock of RSFC and CFC, respectively, excluding currently exercisable options and warrants. Such persons would own 14% and 49.3%, respectively, of the outstanding shares of the respective common stock if all outstanding options, whether or not currently exercisable, were exercised. After the consummation of the Merger, the executive officers and directors of the Combined Company are expected to own approximately 14% of the outstanding shares of RSFC Common Stock, excluding currently exercisable options and warrants, and approximately 17% of the outstanding shares of RSFC Common Stock if all outstanding options, whether or not exercisable, were exercised. Therefore, management is likely, by virtue of this concentration of stock ownership, to influence significantly the election of RSFC directors and to influence significantly the outcome of actions requiring shareholder approval.

     RETENTION OF CUSTOMERS. The Combined Bank expects to retain the individual customer-base of Republic Security and CFC after the Merger. However, it is possible that a greater number of customers than anticipated will move their banking relationships to other financial institutions as a result of the Merger.

     CERTAIN POTENTIAL ANTI-TAKEOVER PROVISIONS. Certain provisions of RSFC's Articles and Bylaws could delay or frustrate the removal of incumbent directors and could make a merger, tender offer or proxy contest involving RSFC more difficult, even if such events were perceived by shareholders as beneficial to their interests. In addition, certain provisions of state and federal law may also have the effect of discouraging or prohibiting a future takeover attempt in which shareholders of RSFC might otherwise receive a substantial premium for their shares over then-current market prices.

                                          MARKET PRICE AND DIVIDEND DATA

RSFC

     The RSFC Common Stock is traded under the symbol "RSFC" on the Nasdaq National Market. It is the present intention of the RSFC Board of Directors to continue to pay regular quarterly cash dividends. However, the declaration and payment of future dividends is at the sole discretion of the RSFC Board of Directors and the amount, if any, depends upon the earnings, financial condition and capital needs of RSFC and Republic Security and other factors, including restrictions arising from federal and state banking laws and regulations to which RSFC and Republic Security are subject. In addition, the holders of Series C Preferred will have a right prior to the holders of RSFC Common Stock to receive the payment of dividends.

     The table below sets forth, for the fiscal quarters indicated, the high and low bid prices for the RSFC Common Stock as reported by the Nasdaq National Market.

                                                      PRICE PER SHARE OF
                                                       RSFC COMMON STOCK                  DIVIDEND PER SHARE
                                                       -----------------                        OF RSFC
                                                  HIGH                  LOW                   COMMON STOCK
                                                  ----                  ---                   ------------
YEAR ENDED MARCH 31, 1994
     First Quarter..............................  $4                   $3                     $ .0095
     Second Quarter.............................   3 1/2                2 7/8                   .0095
     Third Quarter..............................   4 1/4                3 1/2                   .0095
     Fourth Quarter.............................   4 1/4                3 5/8                     .01
YEAR ENDED MARCH 31, 1995
     First Quarter..............................   4 1/4                3 3/8                     .01
     Second Quarter.............................   4 1/2                3 3/4                     .02
     Third Quarter..............................   4 3/8                3 1/4                     .02
     Fourth Quarter.............................   4 3/8                3 3/4                     .02
NINE MONTHS ENDED DECEMBER 31, 1995(1)
     Quarter ended June 30, 1995................   5                    4 1/8                     .02
     Second Quarter.............................   6                    4 3/4                     .02
     Third Quarter..............................   5 7/8                5 1/8                     .03
YEAR ENDED DECEMBER 31, 1996
     First Quarter..............................   6                    5 1/8                     .03
     Second Quarter.............................   6 1/4                5 1/2                     .03
     Third Quarter..............................   5 7/8                5 1/8                     .03
     Fourth Quarter.............................   6 1/8                5 1/4                     .03
YEAR ENDING DECEMBER 31, 1997
     First Quarter..............................   7 3/4                6 5/16                    .04
     Second Quarter.............................   9                    6 7/8                     .05
         Third Quarter..........................  11                    8 1/4
     Fourth Quarter (through October 17, 1997)..  10 5/8                9 3/4

----------------------------
(1) On July 26, 1995, as a consequence of Republic Security's conversion to a commercial bank charter, RSFC changed its fiscal year-end from March 31 to December 31.

     On August 7, 1997, the last full trading day prior to the announcement of the Merger Agreement, the reported Nasdaq National Market closing price of the RSFC Common Stock was $9.50 per share. On October 17, 1997, the most recent available date prior to the date of this Joint Proxy Statement/Prospectus, the reported Nasdaq National Market closing price of the RSFC Common Stock was $9.75 per share.

CFC

     There is no established public trading market for CFC Common Stock, and no reliable information is available as to trades of such shares or the prices at which such shares have traded. Based upon the limited information available to it, CFC is not aware of any sales of CFC Common Stock during 1995. CFC is aware of certain transactions during

1996 and the first two quarters of 1997 pursuant to which approximately 4,127 shares of CFC Common Stock was sold for prices ranging from a low of $12.00 to a high of $17.00. To the knowledge of CFC, no trades in CFC Common Stock have occurred since the announcement of the Merger. To the knowledge of CFC, no trades in CFC Common Stock have occurred since the announcement of the Merger.

     CFC has not paid any dividends during its last two fiscal years. The payment of dividends by CFC is subject to the restrictions set forth in the FBCA. The FBCA provides that a corporation may pay dividends only if it is solvent and would not be rendered insolvent by a dividend payment. Dividend payments are dependent upon earnings, financial conditions and other factors, and there can be no assurance that CFC will be in a position to pay dividends in the future. The source of funds for dividends will be derived solely from dividends declared by County to CFC. The declaration of dividends by County is subject to various restrictions contained in the National Bank Act.

     Under the terms of the Merger Agreement, CFC is prohibited from paying any dividends, except for quarterly cash dividends in amounts per share not exceeding the amounts per share of any dividends paid by RSFC with respect to the same quarter, multiplied by the Conversion Rate. At the present time, assuming CFC has tangible equity in excess of $23.0 million, CFC anticipates that it will pay the maximum cash dividend permitted by the provisions of the Merger Agreement.

                                               SHAREHOLDER MEETINGS

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of RSFC and CFC in connection with the solicitation of proxies by the RSFC Board of Directors for use at the RSFC Special Meeting to be held on Monday, December 1, 1997, at 10:00 a.m., local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406 and at all adjournments and postponements thereof, and by the CFC Board for use at the CFC Special Meeting to be held on Monday, December 1, 1997, at 3:00 p.m., local time, at 801 N.E. 167th Street, North Miami Beach, Florida 33162, and at all adjournments and postponements thereof.

     At the respective Shareholder Meetings, the holders of RSFC Common Stock and CFC Common Stock will be separately asked to consider and vote upon proposals to approve the Merger Agreement. A copy of the Merger Agreement (without the schedules thereto) is attached as Annex A to this Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, upon satisfaction or waiver of certain conditions described in the Merger Agreement, (i) CFC will be merged with and into RSFC (the "Merger"), (ii) each outstanding share of CFC Common Stock will be converted into the right to receive 4.807 shares of RSFC Common Stock, subject to possible adjustment in accordance with the terms therein and (iii) CFC will cease to exist as a separate legal entity. Pursuant to the Merger Agreement, subsequent to the Merger, (i) County will be merged with and into Republic Security (the "Bank Merger") and (ii) County will cease to exist as a separate entity. In addition, at the CFC Special Meeting, the CFC shareholders will be asked to approve a one-time payment by Republic Security of $567,000 to George M. Apelian, President and Chief Executive Officer of CFC and County.

     A representative of Ernst & Young LLP, independent certified public accountants of RSFC, will be present at the RSFC Special Meeting, and a representative of Deloitte & Touche LLP, independent auditors of CFC, will be present at the CFC Special Meeting, and each will have an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions raised at such Shareholder Meeting.

                                           VOTING AND PROXY INFORMATION

RSFC


     The RSFC Board of Directors has fixed the close of business on October 22, 1997 as the RSFC Record Date for determining the holders of RSFC Common Stock entitled to receive notice of and to vote at the RSFC Special Meeting or any adjournments or postponements thereof. At the close of business on the RSFC Record Date, there were outstanding 16,271,333 shares of RSFC Common Stock. As of such date, such shares of RSFC Common Stock were held by approximately 788 shareholders of record. The presence in person or by proxy of holders of record of shares representing a majority of the total issued and outstanding shares of the RSFC Common Stock will constitute a quorum at the RSFC Special Meeting.


     Under Florida law and the terms of the Merger Agreement, the affirmative vote of the holders of at least a majority of the shares of RSFC Common Stock outstanding at the RSFC Record Date is required in order to adopt the Merger Agreement. The holders of RSFC Common Stock are entitled to one vote on all matters properly brought before the RSFC Special Meeting for each share of RSFC Common Stock held by such persons. Votes may be cast in person at the RSFC Special Meeting or by proxy.


     As of the RSFC Record Date, directors and executive officers of RSFC and their affiliates had the right to vote 1,636,856 shares of RSFC Common Stock in the aggregate (representing approximately 10.0% of the outstanding shares of RSFC Common Stock as of the RSFC Record Date). The directors and executive officers of RSFC who hold such shares have informed RSFC that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement. Paula Berliner, Joseph D. Cesarotti, Mary Anna Fowler, H. Gearl Gore, Richard J. Haskins, Eugene W. Hughes, Jr., Lennart E. Lindahl, Jr., Carol R. Owen, Richard C. Rathke, Rudy E. Schupp, Victor H. Siegel, M.D., W.F. Spitznagel, Bruce E. Wiita, M.D. and William Wolfson have each entered into a voting agreement with CFC in which, among other things, each agrees to vote all shares of RSFC Common Stock that he has the right to vote in favor of the Merger. Such shares total 1,636,856, representing 10.0% of the shares of RSFC Common Stock outstanding on the Record Date.


     Any RSFC shareholder who signs and returns a proxy may revoke it at any time before it has been voted at the special meeting by (i) delivering to the Secretary of RSFC written notice of its revocation, (ii) executing and delivering to the Secretary of RSFC a proxy bearing a later date or (iii) attending the RSFC Special Meeting and voting in person. Attendance at the RSFC Special Meeting will not in and of itself constitute a revocation of any proxy given to RSFC. Written notice of revocation should be sent to RSFC, P.O. Box 4298, West Palm Beach, Florida 33402-4298, Attention: Secretary. All properly executed proxies, if received in time for voting and not revoked, will be voted in accordance with the instructions specified, or, if no instructions are specified, will be voted for the approval of the Merger Agreement.

CFC


     The CFC Board has fixed the close of business on October 22, 1997 as the CFC Record Date for determining the holders of CFC Common Stock entitled to receive notice of and to vote at the CFC Special Meeting or any adjournments or postponements thereof. At the close of business on the CFC Record Date, there were outstanding 1,265,081 shares of CFC Common Stock. As of such date, the shares of CFC Common Stock were held by approximately 379 shareholders of record. The presence in person or by proxy of holders of record of shares representing a majority of the total outstanding shares of the CFC Common Stock will constitute a quorum at the CFC Special Meeting.


     Under Florida law and the terms of the Merger Agreement, the affirmative vote of the holders of at least a majority of the shares of CFC Common Stock outstanding at the CFC Record Date is required in order to approve the Merger Agreement. The affirmative vote of the holders of more than 75% of the outstanding shares of CFC Common Stock

(excluding shares held by George M. Apelian and his spouse) is required to approve the payment by Republic Security of $567,000 to George M. Apelian after adequate disclosure to the shareholders of all material facts concerning the payment.

     The holders of CFC Common Stock are entitled to one vote on all matters properly brought before the CFC Special Meeting for each share of CFC Common Stock held by such persons. Votes may be cast in person at the CFC Special Meeting or by proxy.


     As of the CFC Record Date, directors and executive officers of CFC and their affiliates had the right to vote 710,403 shares of CFC Common Stock in the aggregate representing approximately 56.2% of the outstanding shares of CFC Common Stock as of the CFC Record Date. The directors and executive officers of CFC who hold such shares have informed CFC that they intend to vote all such shares in favor of the approval of the Merger Agreement and the Plan of Merger. George M. Apelian, Dr. Julian J. Blitz, Joseph E. Carney, Jr., Peter H. Carney, Dr. Thomas F. Carney, Morton M. Fisher, C. Bernard Jacobs, Thomas J. Langan, Milton Mamber and Dr. Morton Terry have each entered into a voting agreement with RSFC in which, among other things, each agrees to vote all shares of CFC Common Stock that he or she has the right to vote in favor of the Merger. Such shares total 567,525, representing 44.9% of the shares of CFC Common Stock outstanding on the Record Date. If all of the directors and executive officers of CFC vote in the manner in which they have indicated, the Merger Agreement will be approved. The directors and executive officers of CFC have also informed CFC that they intend to vote all of such shares in favor of the approval of the payment of $567,000 to George M. Apelian.


     Any CFC shareholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering to the Secretary of CFC written notice of its revocation, (ii) executing and delivering to the Secretary of CFC a proxy bearing a later date or (iii) attending the CFC Special Meeting and voting in person. Attendance at the CFC Special Meeting will not in and of itself constitute a revocation of any proxy given to CFC. Written notice of revocation should be sent to CFC, 801 N.E. 167th Street, North Miami Beach, Florida 33162, Attention: Secretary. All properly executed proxies, if received in time for voting and not revoked, will be voted in accordance with the instructions specified, or, if no instructions are specified, will be voted for the approval of the adoption of the Merger Agreement and for the approval of the payment of $567,000 to George Apelian.


PROXIES

     All shares represented by properly executed proxies received prior to or at the respective Shareholder Meetings and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR approval of the proposals set forth thereon (the "Proposals"). A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Shareholder Meetings, will not be voted and will have the effect of a vote against the Merger. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Proposals and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such Proposals. Therefore, because the affirmative vote of a majority of the shares of RSFC and CFC Common Stock outstanding on the Record Dates is required to approve the Merger, a "broker non-vote" (I.E., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular Proposal) will have the effect of a vote against the Merger. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the Shareholder Meetings.

     Neither the management of RSFC nor of CFC, as the case may be, knows of any business to be presented at its respective Shareholder Meeting other than such business described in this Joint Proxy Statement/Prospectus. Should additional business properly come before either of the Shareholder Meetings, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.

                                          DISSENTERS' RIGHTS OF APPRAISAL

     The holders of RSFC Common Stock who vote against the Merger Agreement will not be entitled to dissenters' rights of appraisal under the FBCA because such shareholders hold shares that are listed on the Nasdaq National Market. See "Comparison of Rights of Holders of RSFC and CFC Common Stock--Rights of Dissenting Shareholders."

     Holders of CFC Common Stock as of the CFC Record Date are entitled to dissenters' rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are attached hereto as Appendix D to this Joint Proxy Statement-Prospectus. The following discussion is not a complete statement of law pertaining to dissenters' rights under the FBCA and is qualified in its entirety by reference to Appendix D.

     Under the FBCA, any holder of CFC Common Stock as of the CFC Record Date who follows the procedures set forth in Section 607.1320 will be entitled to receive an offer from CFC to pay the dissenting shareholder an amount estimated by CFC to be the "fair value" for such shareholder's shares. "Fair value" is defined under the FBCA as the value of the dissenter's shares as of the close of business on the day prior to the date the Merger is approved by the CFC's shareholders, excluding any appreciation or depreciation in anticipation of the corporate action, unless such exclusion would be inequitable. Any shareholder who wishes to exercise dissenters' rights, or who wishes to preserve his or her right to do so, should review the following discussion and Appendix D carefully because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights under the FBCA. A person having a beneficial interest in CFC Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such dissenters' rights as the beneficial owner may have.

     A CFC shareholder wishes to exercise dissenters' rights must deliver to CFC, before the vote of holders of CFC Common Stock on the Merger Agreement at the CFC Special Meeting, a written notice of intent ("Notice of Intent") to demand payment for his or her shares. Such shareholder must not vote in favor of approval of the Merger Agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger Agreement, a CFC shareholder who votes by proxy and who wishes to exercise dissenters' rights must either: (i) vote against the Merger Agreement; or (ii) abstain from voting with respect to he Merger Agreement. A vote against approval of the Merger Agreement will not, in and of itself, constitute a written demand for dissenters' rights satisfying the requirements of Section 607.1320.

     Any Notice of Intent should be addressed to CFC at 801 N.E. 167 Street, North Miami Beach, Florida 33162, Attention: George M. Apelian, President, and should be executed by, or on behalf of, the holder of record. The Notice of Intent must reasonably inform CFC of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and demanding payment of his or her shares if the Merger is consummated.

     Under Section 607.1320, CFC must provide written notification (a "Notice of Approval"), within 10 days after shareholder approval of the Merger Agreement, of such shareholder approval to each shareholder who gave CFC a Notice of Intent. Within twenty days after the Notice of Approval is given by CFC, the dissenting shareholder must file with CFC a written notice of election to dissent ("Notice of election to dissent") and deposit his or her certificates evidencing shares of CFC Common Stock with CFC simultaneously with the filing of the Notice of Election to Dissent. Upon filing a Notice of election to Dissent, a shareholder shall thereafter be entitled only to payment as provided by
Section 607.1320 and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of Election to dissent may be withdrawn in writing by a dissenting shareholder at any time before CFC has made an offer to pay for the shares of the shareholder.

     Within 10 days after the expiration of the period in which shareholders may file their Notice of Election to Dissent or within 10 days after the consummation of the Merger, whichever is later, but in no event more than 90 days after the date the CFC shareholders approve the Merger Agreement, CFC must make a written offer to each dissenting stockholder who has filed a notice of Election to Dissent to pay an amount that CFC estimates to be the "fair value"of the shares. If the dissenting shareholder accepts CFC's offer, payment must be made within 90 days after the offer was made or consummation of the Merger, whichever occurs later. If CFC fails to make the offer or if the dissenting shareholder does not accept the offer within 30 days after the offer is made, then CFC, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after consummation of the Merger, must bring an action in a court of competent jurisdiction in Dade County, Florida, requesting that the "fair value" of the shares be determined, together with a fair rate of interest, as determined by the court. If CFC fails to bring such an action, any dissenting shareholder may do so on behalf of CFC.

     The costs and expenses of any such action shall be determined by the court and shall be assessed against CFC, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the action, and to whom CFC has made any offer to pay for the shares, if the court finds that such shareholders' failure to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, appraisers appointed by the court, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined by the court, materially exceeds the amount CFC offered to pay therefor or if no offer was made, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the shareholder in the action.

     CFC shareholders who are considering the assertion of dissenters' rights should be aware that the "fair value" of their shares of CFC Common Stock as determined under the FBCA could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek dissenters' rights. RSFC's obligation to consummate the Merger under the Merger Agreement is subject to the condition that not more than 10% of the shares of CFC shall be subject to the exercise of dissenters' rights under the FBCA.

     Only a holder of record of CFC Common Stock as of the CFC Record Date is entitled to assert dissenters' rights for the shares of CFC Common Stock registered in the holder's name. The demand for dissenters' rights should be executed by or on behalf of the holder of record fully and correctly, as his or her name appears on the stock certificates. If the shares of CFC Common Stock are owned of record in a fiduciary capacity, such as by a trustee guardian or custodian, execution of the demand shall be made in that capacity, and if the shares of CFC Common Stock are owned of record by more than one person, as by joint tenancy or in common, the demand should be executed by or behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares of CFC Common Stock as nominee for several beneficial owners may exercise dissenters' rights with respect to the shares of CFC Common Stock held for one or more beneficial owner while not exercising such rights with respect to the shares of CFC common stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of CFC Common Stock as to which dissenters' rights are sought. Where no number of shares of CFC Common Stock is expressly mentioned, the demand will be presumed to be with respect to all shares of CFC Common Stock held in the name of the record owners. CFC shareholders who hold their shares of CFC Common Stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for making a demand.

     If any CFC shareholder who demands dissenters' right with respect to his or her shares of CFC Common Stock fails to perfect, or effectively withdraws or loses, the right to dissent, the shareholder's rights as a shareholder will be restored, and, if the Merger has been consummated, the shares of CFC Common Stock of such shareholder will be converted into shares of RSFC Common Stock in accordance with the terms of the Merger Agreement.

     Failure to follow the steps required by Sections 607.1301, 607.1302 and
607.1320 of the FBCA for perfecting dissenters' rights will result in the loss of such rights. Consequently, any CFC shareholder who desires to exercise dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.

                                                    THE MERGER

     THE FOLLOWING INFORMATION INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND ATTACHED HERETO AS ANNEX A. RSFC AND CFC SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CFC, EXCEPT SUCH INFORMATION DESCRIBED UNDER "--OPINION OF ALEX SHESHUNOFF & CO.- INVESTMENT BANKING" HAS BEEN SUPPLIED BY CFC FOR INCLUSION HEREIN AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY RSFC.


BACKGROUND TO THE MERGER

     On January 6, 1997, the CFC Board of Directors authorized the retention of Alex Sheshunoff & Co. - Investment Banking ("Sheshunoff"), Austin, Texas to advise CFC on various matters relating to the maximization of CFC's shareholders' value, including the possible sale or merger of CFC with another institution. From January through April 1997, Sheshunoff conducted its customary business investigations of CFC and prepared on behalf of CFC, various documents including a Confidential Offering Memorandum to solicit non-binding indications of interest from leading domestic financial institutions, including RSFC, which may have had interest in acquiring CFC. Twenty one institutions responded to Sheshunoff's solicitations, and Sheshunoff distributed a Confidential Offering Memorandum to nineteen of such entities upon their execution and Sheshunoff's receipt of a Confidentiality Agreement satisfactory to CFC.

     Pursuant to their program of contacts, Sheshunoff contacted RSFC in mid April 1997. In late April 1997, members of RSFC's senior management met with Ryan, Beck & Co. ("Ryan, Beck") to discuss a possible merger or acquisition transaction between RSFC and CFC. Based upon data in the Offering Memorandum, CFC's strengths and weaknesses were discussed and a preliminary list of cost savings was developed. A list of other potential acquirors was developed and the maximum prices which other acquirors could pay was analyzed and reviewed. RSFC discussed the terms of a possible indication of interest and such an indication was eventually submitted.

     On May 9, 1997, Sheshunoff received on behalf of CFC, written non-binding indications of interest from eight institutions and upon subsequent review with CFC's management and Board on May 12, 1997, rejected three non-binding indications of interest as too low in value to merit further consideration and permitted five Southeast banking institutions to conduct on-site due diligence. These five preliminary written non-binding indications of interest ranged in value from a low of $45 million to a high of $53.4 million, the majority having a value of approximately $50 million, based upon then prevailing stock market valuations. Four institutions contemplated common stock exchanges and one included an option for a combination of cash and/or common stock; comprised of a substantial non-voting common stock component. During June, 1997, these five institutions conducted their on-site due diligence of CFC.

     Each party, including RSFC, that conducted due diligence was asked to submit a new indication of interest which reflected the results of its due diligence investigation by July 10, 1997. On July 10, 1997, Sheshunoff received on behalf of CFC, subsequent oral or written non-binding indications of interest from all of the five institutions that conducted due diligence. Two of the initial non-binding indications of interest were modified from common stock acquisitions to purchase transactions, contemplating the purchase of assets and assumption of liabilities and thus were deemed unacceptable to CFC as these structures did not attain one of CFC's Board's objectives of completing an orderly sale in a tax free transaction. One of the non-binding indications of interest contemplated a transaction not to exceed $50 million in the aggregate. The two remaining non-binding indications of interest contemplated a tax free transaction utilizing all common stock which ranged in value, in the aggregate, from $53 million to $55.6 million, based upon then prevailing stock market valuations.

     On July 16, 1997, CFC's Board of Directors met to consider the two written non-binding indications of interest which contemplated a tax free transaction utilizing all common stock. One written non-binding indication of interest contemplated an exchange of shares of common stock based upon a fixed value for shares of CFC common stock, and floating exchange ratio for shares of common stock to be issued in the transaction. This proposal made no provision for CFC's termination of the agreement under adverse stock market conditions, prohibited the payment by CFC of cash dividends between the date of the agreement and closing, and contemplated potential reductions of the purchase price in the event of certain adverse events. The other written non-binding indication of interest, by RSFC, contemplated a fixed exchange ratio for shares of common stock to be issued in the transaction and made provision for CFC's termination of the agreement under adverse stock market conditions, as more fully described elsewhere in this Joint Proxy Statement/Prospectus, permitted the payment by CFC under certain circumstances, of cash dividends between the date of the agreement and closing, and contemplated no potential reductions of the purchase price in the event of certain adverse events. CFC's Board considered the benefits and disadvantages of a fixed value transaction as opposed to a fixed exchange transaction and the then prevailing stock market values, price to book value, price to tangible book value and price earnings multiples of the two potential acquirors. After much discussion, the CFC Board expressed a preference for RSFC's fixed exchange transaction, as opposed to the fixed value transaction, as the RSFC transaction would, at the signing of a definitive agreement, establish the number of shares of RSFC Common Stock CFC shareholders would receive and permitted CFC shareholders to participate, without limitation, in any price movement of RSFC common stock subsequent to the signing of a definitive agreement. The RSFC non-binding indication of interest also provided CFC shareholders with some limited protection in the event of a significant and adverse price decline of RSFC's market value on both an absolute and relative basis. The CFC Board then authorized the execution of an Exclusive Non-Solicitation, Stand-Still Agreement, subsequently renewed and extended to August 13, 1997, with RSFC permitting both CFC and RSFC the opportunity to exchange information, conduct their own business investigation, prepare certain disclosure schedules and to negotiate the full terms, conditions, representations and warranties of the definitive Merger Agreement.

     During the period from July 17th to early August the parties updated and completed due diligence and negotiated the terms of the Merger Agreement. On August 6th, because of the decline in RSFC's stock price, Sheshunoff and Ryan, Beck renegotiated certain terms of the proposal. Sheshunoff and Ryan, Beck discussed changing the transaction from one with a fixed conversion rate to a fixed price transaction involving the use of a floating conversion rate. Ultimately, the parties agreed to keep the transaction as one with a fixed conversion rate but renegotiated the Conversion Rate from 4.676 shares of RSFC for each share of CFC to 4.807 shares of RSFC for each share of CFC.

     On August 6, 1997, CFC's Board of Directors met again to consider the Merger Agreement contained in this Joint Proxy Statement/Prospectus, consider the prevailing stock market values, price to book value, price to tangible book value and price to earnings multiples of RSFC and other banking organizations, review the findings of the due diligence investigations, discuss changes to this agreement as compared to earlier proposed drafts of the Merger Agreement and hear Sheshunoff's oral opinion as to the fairness of the Conversion Rate to holders of shares of CFC Common Stock. The CFC Board then duly authorized the Merger Agreement, shareholder agreements and related employment agreements. On August 8, 1997, RSFC's Board of Directors met to consider the Merger Agreement and authorized the Merger Agreement and related documents.

     On August 8th, the parties signed the Merger Agreement and a public announcement was made.

RSFC REASONS FOR THE MERGER; POTENTIAL ADVERSE EFFECTS OF THE MERGER; AND RECOMMENDATION OF RSFC'S BOARD OF DIRECTORS

     Since 1992 the RSFC Board of Directors has been pursuing a Shareholder Value Plan, a key strategic element of which includes growth through mergers and acquisitions. In the last five years, RSFC has completed five acquisitions. If the Merger is consummated, it will be RSFC's sixth acquisition over this time period. The RSFC Board of Directors believes that a merger with CFC represents an opportunity for RSFC to enhance its long-term growth prospects by expanding Republic Security's geographical presence, diversifying its loan portfolio and providing for the potential to increase earnings per share over the long term.

     The RSFC Board of Directors considered the fact that by acquiring CFC's operations, Republic Security will obtain an immediate and significant market presence in Dade and Broward Counties, Florida, thereby enhancing long-term growth opportunities. RSFC had, through its acquisition of Family Bank, recently expanded into Broward County. RSFC believed that a continued expansion into Dade County would be profitable for RSFC. Although the per capita income in Dade County is lower than that of Palm Beach County, the market is much larger and diverse. RSFC anticipates that the Combined Bank will have at least 30 full-service banking centers from which to serve the attractive customer base of these three counties. In addition, the RSFC Board of Directors believes that the Merger will allow RSFC to utilize its operational and technological expertise to enhance the performance of CFC's operations.

     The RSFC Board of Directors also believes that the Merger presents an opportunity for Republic Security to broaden the composition of its loan portfolio. County's loan portfolio is comprised predominantly of business-oriented loans, specifically commercial real estate loans, while Republic Security's loan portfolio is more consumer-oriented. As a result, the composition of the Combined Bank's loan portfolio will be more diversified.

     Furthermore, in determining its decision to approve the Merger and whether the consideration being paid to the shareholders of CFC in connection with the Merger is fair to RSFC and its shareholders from a financial point of view, the RSFC Board of Directors considered the anticipated financial benefits of the Merger. The Merger is expected to be accretive to RSFC's earnings per share. On a pro forma basis, the Combined Bank's return-on-average-assets (ROAA), return-on-average-equity (ROAE) and efficiency ratio will compare favorably to its peer group. The RSFC Board of Directors reviewed and analyzed internally and externally prepared financial analysis of the Combined Company considering post-merger cost savings in arriving at anticipated financial benefits. In addition, the RSFC Board of Directors reviewed and considered deal values of recent bank merger transactions. In addition, in reaching its decision, the RSFC Board of Directors considered the opinion of Ryan, Beck & Co.

     In reaching its decision to approve and adopt the Merger Agreement, the RSFC Board of Directors also considered factors that are not favorable to the Merger, including (i) the potential adverse impact of CFC's high concentration of commercial real estate loans on the Combined Bank's loan portfolio, (ii) the potential difficulties in managing the Combined Company, and (iii) the decrease in RSFC's book value per share. In reaching its determination to approve the Merger, the RSFC Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, and considering the matters discussed above, the RSFC Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interests of RSFC and its shareholders.

     AFTER EVALUATING THE FAVORABLE AND UNFAVORABLE FACTORS DISCUSSED ABOVE AS WELL AS OTHERS, THE RSFC BOARD OF DIRECTORS UNANIMOUSLY DETERMINED TO APPROVE THE MERGER AGREEMENT AND RECOMMENDS THAT THE RSFC SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF RYAN, BECK & CO.

      On July 25, 1997 RSFC formally retained Ryan, Beck to advise RSFC on the acquisition of CFC. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the Florida banking market and banking organizations operating in that market, and was selected by RSFC because of its knowledge of, experience with, and reputation in the financial services industry.


     In its capacity as RSFC's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to acquire CFC and the final pricing of the Merger was ultimately made by the Board of Directors of RSFC. Ryan, Beck rendered its oral opinion to the RSFC Board of Directors on August 8, 1997 and rendered its formal written opinion (the "Opinion") on October 23, 1997, that the Conversion Rate is "fair" to RSFC's shareholders from a financial point of view. No limitations were imposed by the RSFC Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

     THE FULL TEXT OF THE OPINION OF RYAN, BECK DATED AS OF OCTOBER ____, 1997, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT / PROSPECTUS. SHAREHOLDERS OF RSFC ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. RYAN, BECK'S OPINION IS DIRECTED ONLY TO THE CONVERSION RATE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RSFC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF RYAN, BECK SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. RYAN, BECK'S ORAL OPINION AS OF AUGUST 8, 1997 WAS TO THE SAME EFFECT AS SUCH OPINION.

     In connection with its analysis, Ryan, Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed this Joint Proxy Statement / Prospectus; (iii) reviewed RSFC's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 and March 31, 1995, the nine months ended December 31, 1995 and the fiscal year ended March 31, 1994 and RSFC's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and March 31, 1997; (iv) reviewed CFC's Annual Reports to Shareholders and/or Annual Reports on Form 10-KSB for the years ended December 31, 1996, 1995, and 1994, and CFC's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and March 31, 1997; (v) reviewed the Registration Statement on Form S-4 with respect to County's acquisition of Carney Bank; (vi) reviewed certain operating and financial information provided to us by the managements of RSFC and CFC relating to their business and prospects; (vii) reviewed the historical stock prices and trading volume of RSFC's Common Stock; (viii) as more particularly described below, reviewed the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to RSFC; (ix) as more particularly described below, reviewed the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to CFC; (x) as more particularly described below, reviewed the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to CFC; and (xi) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed certain financial projections provided by CFC for the year ending December 31, 1997 and met with certain members of CFC's senior management to discuss CFC's past and current business operations, financial condition, strategic plan and future prospects. Ryan, Beck also reviewed RSFC's financial projections for the year ending December 31, 1997, and met with certain members of RSFC's senior management to discuss RSFC's past and current business operations, financial condition, strategic plan and future prospects.

     In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding RSFC and CFC provided to Ryan, Beck by RSFC and CFC and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses as set forth on CFC's and RSFC's balance sheets at June 30, 1997, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and prudent banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections (and the assumptions and bases therefor) provided by RSFC and CFC. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of RSFC or CFC nor did Ryan, Beck review any loan files of RSFC or CFC or their respective subsidiaries. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to RSFC and CFC.

     The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

     The projections furnished to Ryan, Beck were prepared by the respective managements of RSFC and CFC. RSFC and CFC do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of RSFC or CFC. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES: Ryan, Beck compared CFC's financial data as of June 30, 1997 (annualized where necessary) to a peer group of twenty-four selected commercial banking organizations located in the Southeast region of the United States with assets between $175 million and $350 million. Ryan, Beck deemed this group to be generally comparable to CFC. At or for the six months ended June 30, 1997 (annualized where appropriate), CFC had tangible equity to tangible assets of 9.67%, a return on average assets of 1.05% adjusted to reflect a 35% tax rate, a return on average equity of 11.35% adjusted to reflect a 35% tax rate, a net interest margin of 5.93%, a ratio of non-interest expenses to average assets of 5.27%, a ratio of non-performing loans to total loans of 0.71%, a ratio of non-performing assets to total assets of 1.63%, a ratio of loan loss reserves to non-performing loans of 211.82%, and an efficiency ratio of 76.49%. These ratios were compared to the median ratios of the twenty-four selected commercial banking organizations, which were, as calculated, a tangible equity to tangible assets ratio of 9.01%, a return on average assets of 1.13%, a return on average equity of 12.23%, a net interest margin of 4.66%, a ratio of non-interest expense to average assets of 3.11%, a ratio of non-performing loans to total loans of 0.37%, a ratio of non-performing assets to total assets of 0.37%, a ratio of loan loss reserves to non-performing loans of 308.65%, and an efficiency ratio of 60.31%. Ryan, Beck noted that the performance of CFC as measured by a return on average assets and average equity were slightly less than that of the peer group and that CFC's efficiency ratio and non-interest expenses to average assets were significantly greater than that of the peer group. This is in part due to the 14 branches operated by CFC versus the median of the peer group at seven. Ryan, Beck also noted that non-performing loans to total loans and non-performing assets to total assets of CFC exceeded the median of the peer group and CFC's loan loss reserves to non-performing loans was less than the median of the peer group.

     Ryan, Beck also compared RSFC's financial data as of June 30, 1997 with that of a group of twenty-four selected commercial banking organizations located in the Southeast region with assets between $400 million and $1 billion and for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to RSFC. At or for the six months ending June 30, 1997, RSFC had tangible equity to tangible assets of 9.27%, a return on average assets of 1.25% adjusted to exclude the one-time SAIF assessment, a return on average equity of 10.93% adjusted to exclude the one-time SAIF assessment, a dividend yield of 2.35%, a net interest margin of 4.98%, an efficiency ratio of 61.39%, a ratio of non-performing assets to total assets of 1.00% and a ratio of reserves to non-performing loans of 85.33%. These ratios were compared to the median ratios of the twenty-four selected commercial banking organizations, which were, as calculated, a tangible equity to tangible assets ratio of 9.16%, a return on average assets ratio of 1.21%, a return on average equity ratio of 12.58%, a dividend yield of 2.20%, a net interest margin of 5.05%, an efficiency ratio of 61.03%, a ratio of non-performing assets to total assets of 0.38% and a ratio of reserves to non-performing loans of 317.35%. Using RSFC's July 31, 1997 Common Stock price of $8.50, its price to 1997 estimated earnings was 19.32 times, price to book value was 226.67% and price to tangible book value was

256.02%. The peer group's median price to estimated 1997 earnings was 15.47 times, price to book value was 199.32% and price to tangible book value was 212.82%.

     ANALYSIS OF SELECTED TRANSACTIONS: Ryan, Beck compared CFC's financial data at or for the six months ended June 30, 1997 with that of a group of twenty-one selected commercial banking organizations being acquired in transactions announced since January 1, 1996 and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was commercial banks in the Southeast region with assets between $150 million and $350 million, a tangible equity to tangible assets ratio of less than 12%, and in which the consideration was all or part common stock. Ryan, Beck deemed this group to be generally comparable to CFC. The median ratios of the twenty-one selected companies, as calculated, represented a 8.40% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 0.27%, an annualized year-to-date return on average assets of 1.12% and an annualized year-to-date return on average equity of 13.40%. These ratios were compared to CFC's ratios, which were, as calculated, a 9.67% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 1.63%, a return on average assets of 1.05% adjusted to reflect a 35% tax rate, and a return on average equity of 11.35% adjusted to reflect a 35% tax rate.

     Ryan, Beck also calculated certain ratios based on the $42.21 of RSFC Common Stock to be received for each share of CFC Common Stock based upon the average closing RSFC stock price for the twenty trading days ended August 6, 1997. This price represented 231.83% of fully diluted book value, 231.83% of fully diluted tangible book value, 21.65 times annualized earnings for the six months ended June 30, 1997 adjusted to reflect a 35% tax rate and a core deposit premium to tangible book value of 15.54%. The median ratios for the Comparable Transactions, as calculated, represented a price to fully diluted book value of 234.98%, a price to fully diluted tangible book value of 243.12%, a price to latest twelve month earnings of 19.38 times and a core deposit premium to tangible book value of 18.19%. The imputed value of CFC based on the median multiples of the above mentioned acquisition peer group was $42.78 based on price to fully diluted book value, $44.26 based on price to fully diluted tangible book value, $37.79 based on price to six month earnings annualized and normalized to reflect a 35% tax rate and $46.30 based on the core deposit premium to tangible book value.

     No company or transaction used in the ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES AND TRANSACTIONS sections is identical to CFC, RSFC or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     IMPACT ANALYSIS: Ryan, Beck analyzed the Merger in terms of its effect on RSFC's projected earnings per share, current book value, tangible book value, and capital ratios. Ryan, Beck based its analysis on RSFC and CFC's projected 1998 and 1999 earnings, as provided by RSFC's management, and certain assumptions with respect to cost savings and other synergies and the amount of the restructuring charge resulting from the Merger. Based upon the stand alone earnings projections provided by RSFC and CFC and RSFC's average closing stock price for the twenty trading days ended August 6, 1997 of $8.78 per share, the analysis showed that the Merger would be accretive to RSFC's estimated 1998 earnings per share by approximately 1.42% and accretive to 1999 earnings per share by approximately 4.61%. Based upon RSFC's and CFC's June 30, 1997 financial statements, the Merger would be dilutive to fully diluted book value per share by approximately 2.48%, and accretive to RSFC's fully diluted tangible book value per share by approximately 0.31%. RSFC's pro forma total equity to total assets will decrease from 10.69% to 10.10%, its tangible equity to tangible assets will decrease from 9.63% to 9.33%, and its intangible assets to total equity will be reduced from 11.02% to 8.48%. The actual results achieved may vary from the projected results and the variations may be material.

     DISCOUNTED DIVIDEND ANALYSIS: Using a discounted dividend analysis, Ryan, Beck estimated the net present value of the future dividend streams that CFC could produce in perpetuity. Projection ranges for CFC's five-year balance sheet and income statement were provided by CFC's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of CFC. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share CFC values, Ryan, Beck utilized the following assumptions: discount rates range from 12.0% to 14.0%, terminal price/earnings multiples range from 11.0x to 13.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in CFC's non-interest expenses equal to 20.53% in 1998 and 31.59% in 1999, with an assumed 5% growth in synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of CFC Common Stock from $37.55 to $44.99. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of CFC Common Stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives.


     In connection with its written Opinion dated as of October 23, 1997, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its August 8, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

     RYAN, BECK'S WRITTEN OPINION DATED OCTOBER 23, 1997 WAS BASED SOLELY UPON THE INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES AS THEY EXISTED AS OF THE DATE OF SUCH OPINION. RYAN, BECK DID NOT EXPRESS ANY OPINION AS TO THE PRICE OR RANGE OF PRICES AT WHICH RSFC COMMON STOCK MIGHT TRADE SUBSEQUENT TO THE MERGER. EVENTS OCCURRING AFTER SUCH DATE COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN SUCH OPINION. RYAN, BECK HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE HEREOF.


     The opinion of Ryan, Beck that the Conversion Rate is fair to RSFC's shareholders from a financial point of view does not include situations in which CFC elects to terminate the Merger Agreement as a result of a decline in the price of RSFC Common Stock to $7.65 or less in the absence of a specified decline in the weighted average price of a group of ten comparable commercial banking organizations. Under such circumstances, RSFC can override such termination by increasing the number of shares of RSFC Common Stock issuable for each share of CFC Common Stock from 4.807 shares to such number of shares of RSFC Common Stock having an aggregate market value of $36.77 based upon the RSFC Market Value as of the determination date. Whether or not RSFC would agree to increase the Conversion Rate would have to be evaluated by RSFC's Board of Directors at the time of any such termination by CFC based upon the facts and circumstances existing at that time. In connection with any such evaluation by RSFC's Board of Directors, RSFC intends to request Ryan, Beck to reevaluate the transaction to determine whether the revised Conversion Rate was fair to RSFC's shareholders from a financial point of view. Ryan, Beck has been advised by RSFC that it would be requested to update its opinion under such circumstances and that, in the event that Ryan, Beck is unable to deliver an opinion under such circumstances and RSFC nonetheless elects to override CFC's termination of the Merger Agreement and proceed with the Merger, RSFC would resolicit its shareholders to advise them of such facts.

     The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

     With regard to Ryan, Beck's services in connection with the Merger Agreement, RSFC has agreed to pay Ryan, Beck an advisory fee of $415,000. A portion of Ryan, Beck's advisory fee equal to $103,750 was paid upon execution of the Merger Agreement and the remainder will be paid at the time of the closing of the Merger. In addition, RSFC has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $7,500 without the prior consent of RSFC. RSFC has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between RSFC and Ryan, Beck.

     Ryan, Beck has had an investment banking relationship with RSFC for a number of years. Within the last four years Ryan, Beck has provided the following investment banking services to RSFC: In 1993 and 1995 Ryan, Beck was the sole underwriter of securities offerings totaling $8.1 million and $21.2 million, respectively (including the overallotment options). Additionally, Ryan, Beck acted as financial advisor with respect to RSFC's acquisition of Banyan Bank which was consummated in January 1996. Furthermore, Ryan, Beck acted as financial advisor to Family Bank with respect to its acquisition by RSFC which was consummated in June 1997. Ryan, Beck has also acted as financial advisor to RSFC with respect to various other matters from time to time for which it has received fees for its services.

     Ryan, Beck's research department actively follows RSFC and regularly produces earnings estimates on RSFC. Ryan, Beck's trading department is a market maker in RSFC's common and convertible preferred stock and, in such capacity, may from time to time own RSFC securities.

     Ryan, Beck has had no prior relationship with CFC. Ryan, Beck's research department does not follow CFC and Ryan, Beck is not a market maker in CFC stock.

     As of September 29, 1997, Ryan, Beck did not have a material position in either RSFC or CFC common stock.

CFC REASONS FOR THE MERGER; POTENTIAL ADVERSE EFFECTS OF THE MERGER; AND RECOMMENDATION OF CFC'S BOARD OF DIRECTORS

     The CFC Board of Directors believes the Merger with RSFC represents an opportunity to maximize the prospects for the shareholder's intrinsic values through the benefits of being associated with a larger banking organization, by expanding CFC's geographic presence, broadening and diversifying its loan and deposit portfolios, providing for the potential to increase earnings and earnings per share and profitability over the long-term, enhancing aggregate capital and share liquidity.

     The CFC Board of Directors considered the fact that the Merger represents an opportunity to maximize the prospects from long-term shareholder value by merging with a larger banking organization while maintaining the customer service advantages of a community banking organization and of CFC, in particular. The CFC Board of Directors believes the Merger will allow the Combined Company to benefit from and utilize CFC's service orientation and commercial banking expertise to enhance the performance of CFC and RSFC.


     The CFC Board of Directors considered that by being merged with RSFC, CFC will benefit from becoming part of RSFC with significant operations and market presence in Palm Beach, Broward and Dade Counties. The recent sales of RSFC's closest competitors (First United Bancorp., Boca Raton, Florida and Capital Bancorp, Miami, Florida to leading out of market and state banks) makes RSFC among the largest remaining independent commercial banking organization in these markets. The CFC Board of Directors also believes the Merger presents an opportunity for County to broaden and diversify the composition of its loan and deposit portfolios.


     Sheshunoff has advised CFC that, on a pro forma basis, the Combined Bank's financial, stock market valuation and capital ratios compare favorably to RSFC's peers. The Combined Bank's aggregate capital will also increase significantly. This increase in aggregate capital will also allow RSFC after the Merger to compete more readily with the region's banks for larger loans.

     Furthermore, the CFC Board of Directors considered that the Merger would provide share liquidity for its holders of CFC Common Stock. Shares of CFC Common Stock are not traded or listed on any regional or national stock exchanges. There is not a broad market for shares of CFC Common Stock, and CFC shares trade on a sporadic, private and negotiated basis. Shares of RSFC Common stock are listed on the NASDAQ National Market System and several market makers including Ryan, Beck, trade the RSFC Common Stock. The Merger Agreement also provides certain Qualifying Affiliates with "Registration Rights," thereby facilitating the orderly distribution of such shares of RSFC Common Stock, should these CFC shareholders determine to sell shares received by them in the Merger. In addition, the CFC Board of Directors considered the potential appreciation in the Combined Bank's capital stock, both as a result of the Merger and otherwise.

     The CFC Board of Directors also concluded that RSFC after the Merger would benefit from certain economies of scale not available to CFC on a "stand alone" basis. CFC may be required to undertake a systems conversion of its operating system at a significant cost to CFC during the next several months. These benefits would include certain operational savings, some of which would be the result of RSFC's technological expertise and scale of operations.

     The Boards of Directors of CFC believe that the Merger will create a financial services company serving southeastern Florida with assets of approximately $863 million and financial and managerial resources to compete effectively in the rapidly changing and consolidating marketplace for banking and financial services.

     The CFC Board of Directors believes that the Merger represents a strategic fit between two financially sound institutions with similar business strategies and complementary product capabilities and market coverage. The Board of Directors of CFC believes that the Combined Company will be a stronger financial institution than either is individually with product and geographic diversity and significant market positions in several business lines, including commercial purpose loans, commercial real estate loans, residential real estate loan, and various retail and middle-market loans in the Dade, Broward and Palm Beach County markets. The Boards of Directors of CFC believe that the Combined Company will have greater financial strength, operational efficiencies and earnings power than either CFC or RSFC would have on its own. In addition, the CFC Board of Directors concluded that because of some geographic and operational overlap between the Republic Security and County and the similarity of their strategic focus, the Merger presented desirable opportunities for synergies and cost savings.

     In reaching its conclusions, the CFC Board of Directors considered, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of CFC and RSFC and their projected future results and prospects as separate entities and on a combined basis, (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries (and corresponding decrease in the number of suitable merger candidates for CFC), the growing importance of financial resources and market position and economies of scale to a banking institution's ability to compete successfully in this changing environment, and the increasing costs of technology, (iii) the structure of the transaction, (iv) the possibility of achieving certain cost savings, operating efficiencies and synergies as a result of the Merger that would not be available to either CFC or RSFC on its own, (v) the terms of the Merger Agreement, (vi) the opinions of its financial advisors described below as to the fairness from a financial point of view of the Conversion Rate (which was determined through arm's-length negotiations between CFC and RSFC), (vii) the likelihood of obtaining required regulatory approval, (viii) the changing legal environment for banking and financial services and (ix) the impact of the Merger on the employees, customers and communities served by County. In reaching their decision to approve the Merger Agreement and recommend the Merger to stockholders, the CFC Board of Directors did not assign any relative or specific weights to the various factors considered, and individual directors of CFC may have given differing weights to different factors.

     In reaching its decision to approve and adopt the Merger Agreement, the CFC Board of Directors also considered factors that are not favorable to the Merger, including (i) the potential for future equity, earnings and ownership dilution arising from RSFC's acquisition strategies or issuance of additional shares of Common Stock, (ii) the pending operating systems consolidation of Family Bank with the Bank, (iii) the recent restructuring charges associated with the acquisition of Family Bank, (iv) the size of the CFC and recent Family Bank acquisitions, and the significant increase in RSFC's operations within the past year, (v) the Bank's recent increase in the level of reserves for possible loan losses, (vi) the potential issues in managing the Combined Bank and (vii) the market risks of receiving shares of RSFC Common Stock as consideration for the Merger, instead of cash, and any potential decrease in the market value of such shares prior to receipt of such shares.

     AFTER EVALUATING THE FAVORABLE AND UNFAVORABLE FACTORS DISCUSSED ABOVE, THE CFC BOARD OF DIRECTORS UNANIMOUSLY DETERMINED TO APPROVE THE MERGER AND RECOMMENDS THAT THE CFC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF ALEX SHESHUNOFF  & CO.

     CFC retained Alex Sheshunoff & Co. - Investment Banking, Austin, Texas ("Sheshunoff") based upon its qualifications, expertise and reputation among banks, to develop and implement a sales strategy, assist CFC in its negotiation of a sale of CFC and to provide its opinion of fairness of the Conversion Rate to be received by CFC's stockholders in connection with the Merger. At the August 6, 1997 meeting of CFC's Board of Directors, Sheshunoff rendered its oral opinion to the Board that, as of such date, the Conversion Rate of 4.807 to be received in the Merger Agreement was fair from a financial point of view to the holders of CFC's Common Stock.

     The full text of Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus. CFC's stockholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to CFC's Board of Directors and does not constitute a recommendation to any stockholder of CFC as to how such stockholder should vote at the CFC meeting.

     In connection with its written opinion dated as of the date of this Joint Proxy Statement / Prospectus, Sheshunoff, among other things: (i) reviewed a copy of the Agreement; (ii) reviewed this Joint Proxy Statement / Prospectus;
(iii) reviewed certain publicly available financial statements and other information of CFC and RSFC, respectively; (iv) discussed the results of regulatory examinations of CFC, RSFC and Family with executive management; (v) reviewed and compared certain estimates of cost savings projected by RSFC arising from their acquisition of CFC with cost savings estimates in certain precedent transactions; (vi) reviewed the Joint Proxy Statement / Prospectus of RSFC and Family Bank, Hallandale, Florida, dated May 27, 1997; (vii) reviewed certain internal financial statements, and other financial and operating data concerning CFC and RSFC, respectively; (viii) analyzed certain budget and financial projections of CFC prepared by the management of CFC; (ix) analyzed certain financial earnings per share projections of RSFC provided by independent banking industry analysts; (x) analyzed the pro forma impact of the Merger on the Combined Company's earnings, book value and tangible book value per share, respectively, and consolidated capitalization and financial ratios; (xi) reviewed the reported prices and shares trading activity for RSFC; (xii) discussed the past and current operations and financial condition, and the prospects of both CFC and RSFC with executive management; (xiii) compared CFC and RSFC from a financial point of view with certain other companies which Sheshunoff deemed to be relevant; (xiv) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, (xv) participated in discussions and negotiations among CFC and RSFC and their financial and legal advisors, and (xvi) performed such other analyses and examinations as Sheshunoff deemed appropriate.

     In connection with its review, Sheshunoff assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by CFC and RSFC for the purposes of its opinion. Sheshunoff did not make an independent evaluation of the assets or liabilities of CFC, nor was Sheshunoff furnished with any such appraisals. With respect to budgets and financial forecasts, Sheshunoff assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of management of CFC and RSFC, as to the future financial performance of CFC and RSFC, and Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff has assumed that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on CFC, RSFC or the Combined Company pursuant to the Merger Agreement. Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to provide for such losses. In addition, Sheshunoff has not reviewed any individual credit files nor made an independent evaluation, appraisal or physical inspection of the assets or individual properties of CFC or RSFC, nor has Sheshunoff been furnished with any such evaluations or appraisals.

     Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff has also assumed that there are no material changes in

CFC's or RSFC's assets, financial condition, results of operations, litigation, business or prospects since the respective dates of their last financial statements reviewed by us, and that litigation and off-balance sheet activities of CFC and RSFC will not materially and adversely impact the future financial position or results of operation of CFC and RSFC. Sheshunoff has also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Merger Agreement.

     In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of CFC is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of CFC.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of CFC. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of CFC's Board or management's opinion with respect to the value of CFC.

     The following is a summary of the analyses performed by Sheshunoff in connection with its oral and written opinions:

     ANALYSIS OF SELECTED TRANSACTIONS: Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the nation with comparable characteristics to the CFC and RSFC transaction. Five sets of comparable transactions well analyzed by Sheshunoff to ensure a thorough comparison. The five guideline groups included all banks nationally, Southeast banks, Florida banks, banks nationwide having total assets between $150 - 350 million and banks nationwide having a return on equity between 15% and 20%, from January 1, 1997 to August 6, 1997.

     The first set of guideline transactions consisted of 134 banks nationally which entered into a merger or acquisition of the banking organization. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 0.99 times to 3.99 times with an average of 2.15 times and a median of 2.12 times (compared with CFC's reported 2.46 times book value at June 30, 1997); (ii) tangible book value ranging from 0.99 times to 4.81 times with an average of 2.22 times and a median of 2.17 times (compared with CFC's reported 2.46 times tangible book value at June 30, 1997); (iii) last twelve months earnings ranging from 5.72 times to 41.94 times with an average of
19.01 times and a median of 17.65 times (compared with CFC's reported 50.78 times the last twelve months earnings and 17.46 times the last twelve months normalized earnings for the period ended June 30, 1997); (iv) total deposits ranging between 11.50% and 58.98% with an average of 23.30% and a median of 22.16% (compared with CFC's reported 26.70% of total deposits as of June 30, 1997); and (v) total assets ranging between 10.59% and 42.44% with an average of 19.76% and a median of 19.36% (compared with CFC's reported 23.83% of total assets as of June 30, 1997).

     The second set of guideline transactions consisted of 36 Southeast banks which entered into a merger or acquisition of the banking organization. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 0.99 times to 3.46 times with an average of 2.24 times and a median of 2.17 times (compared with CFC's reported 2.46 times book value at June 30, 1997); (ii) tangible book value ranging from 0.99 times to 3.63 times with an average of 2.30 times and a median of 2.25 times (compared with CFC's reported 2.46 times tangible book value at June 30, 1997); (iii) last twelve months earnings ranging from 10.17 times to
34.57 times with an average of 20.36 times and a median of 20.37 times (compared with CFC's reported 50.78 times the last twelve months earnings and 17.46 times the last twelve months normalized earnings for the period ended June 30, 1997);
(iv) total deposits ranging between 13.09% and 41.25% with an average of 24.46% and a median of 25.22% (compared with CFC's reported 24.32% of total deposits as of June 30, 1997); and (v) total assets ranging between 11.77% and 28.05% with an average of 20.66% and a median of 21.63% (compared with CFC's reported 21.71% of total assets as of June 30, 1997).

     The third set of guideline transactions consisted of 14 Florida banks which entered into a merger or acquisition of the banking organization. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.64 times to 3.01 times with an average of 2.24 times and a median of 2.28 times (compared with CFC's reported 2.24 times book value at June 30, 1997); (ii) tangible book value ranging from 1.65 times to 3.01 times with an average of 2.26 times and a median of 2.28 times (compared with CFC's reported 2.24 times tangible book value at June 30, 1997); (iii) last twelve months earnings ranging from 10.17 times to 30.50 times with an average of 19.39 times and a median of 19.01 times (compared with CFC's reported 50.78 times the last twelve months earnings and 17.46 times the last twelve months normalized earnings for the period ended June 30, 1997); (iv) total deposits ranging between 13.09% and 34.33% with an average of 21.62% and a median of 21.42% (compared with CFC's reported 24.32% of total deposits as of June 30, 1997); and
(v) total assets ranging between 11.77% and 28.05% with an average of 18.88% and a median of 19.25% (compared with CFC's reported 21.71% of total assets as of June 30, 1997).

     The fourth set of guideline transactions consisted of 30 banks having assets of $150 - 350 million nationally which entered into a merger or acquisition of the banking organization. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.33 times to 3.17 times with an average of 2.27 times and a median of 2.21 times (compared with CFC's reported 2.24 times book value at June 30, 1997); (ii) tangible book value ranging from 1.33 times to 3.17 times with an average of 2.32 times and a median of 2.30 times (compared with CFC's reported 2.24 times tangible book value at June 30, 1997); (iii) last twelve months earnings ranging from 5.72 times to 29.97 times with an average of 17.47 times and a median of 16.60 times (compared with CFC's reported 50.78 times the last twelve months earnings and 17.46 times the last twelve months normalized earnings for the period ended June 30, 1997); (iv) total deposits ranging between 15.64% and 34.43% with an average of 24.35% and a median of 24.24% (compared with CFC's reported 24.32% of total deposits as of June 30, 1997); and (v) total assets ranging between 11.83% and 29.17% with an average of 20.79% and a median of 21.38% (compared with CFC's reported 21.71% of total assets as of June 30, 1997).

     The fifth set of guideline transactions consisted of 33 banks having a return on equity of 15% to 20% nationally which entered into a merger or acquisition of the banking organization. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.48 times to 3.40 times with an average of 2.39 times and a median of 2.43 times (compared with CFC's reported 2.24 times book value at June 30, 1997); (ii) tangible book value ranging from 1.58 times to 3.98 times with an average of 2.45 times and a median of 2.44 times (compared with CFC's reported 2.24 times tangible book value at June 30, 1997; (iii) last twelve months earnings ranging from 9.62 times to 22.96 times with an average of 15.55 times and a median of 15.73 times (compared with CFC's reported 50.78 times the last twelve months earnings and 17.46 times the last twelve months normalized earnings for the period ended June 30, 1997); (iv) total deposits ranging between 17.00% and 37.16% with an average of 25.10% and a median of 25.15% (compared with CFC's reported 24.32% of total deposits as of June 30, 1997); and (v) total assets ranging between 14.38% and 32.77% with an average of 21.53% and a median of 21.49% (compared with CFC's reported 21.71% of total assets as of June 30, 1997).

     CONTRIBUTION ANALYSIS: Sheshunoff evaluated the contribution by CFC to the Combined Company's equity and earnings, and CFC's ownership interest in the Combined Company. Based upon June 30, 1997 total stockholders' equity and estimated earnings, CFC contributes approximately 26% and 18% of the Combined Company's equity and 1997 estimated earnings, respectively. CFC earnings were annualized and normalized for certain tax adjustments, while RSFC estimated earnings of $0.59 per share were those reported by Zacks Investment Research. Earnings of the Combined Company do not include any revenue enhancements or expense savings associated with the Merger. CFC will receive shares of common stock representing approximately 27% of primary shares (including shares issued upon conversion of the RSFC Convertible Preferred Stock Series "C") of the Combined Company. Based upon the Conversion Rate in the Agreement and subject to the attainment of the estimated and normalized earnings, CFC may experience accretion to its earnings per share and dilution to its book value per share.

     DISCOUNTED CASH FLOW ANALYSIS: Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that CFC could produce through the year 2001, under various circumstances, assuming that CFC performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for CFC at the end of the period by applying multiples of earnings ranging from 8.0 times to 18.0 times to terminal earnings and then discounting the cash flow streams, dividends paid to the stockholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return of CFC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $20.00 per share to $45.00 per share.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for CFC at the end of the period by applying multiples of book value ranging from 1.5 times to 2.6 times and then discounting the cash flow streams, dividends paid to the stockholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return of CFC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $27.00 per share to $51.00 per share.

     No company or transaction used in the comparable transaction analyses is identical to CFC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CFC and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. CFC's Board of Directors retained Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     In addition, Sheshunoff was engaged by CFC on January 6, 1997 to serve as CFC's exclusive financial advisor to undertake the following: (a) analyze the value of CFC in a merger or acquisition transaction; (b) analyze strategies available to CFC to enhance shareholder value in a merger or acquisition transaction; (c) solicit potential acquirors' interest in entering into a merger or acquisition transaction with CFC, and to negotiate the terms, amount and form of consideration; including the Conversion Rate; (d) present to the Board of Directors of CFC its findings; (e) consult with the Board of Directors during the course of this engagement with respect to the strategies employed to enhance shareholder value of CFC; (f) assist in the structuring and concluding of a sale of CFC; and (g) provide its opinion of the fairness, from a financial point of view, of the Conversion Rate to be received by holders of CFC Common Stock in a transaction. For these services, Sheshunoff will be paid a professional fee of 1% of the value of the transaction upon closing of the Merger with RSFC.

THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

     THE MERGER. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of RSFC and CFC and the satisfaction or waiver of the other conditions to the Merger, at the Effective Time, CFC will be merged with and into RSFC, the separate existence of CFC will thereupon cease and RSFC will continue as the surviving corporation (the "Combined Company"). As a result of the Merger and the Conversion Rate, RSFC will issue approximately 6,081,244 shares as adjusted to holders of CFC Common Stock (assuming no exercise of the outstnding CFC stock options). CFC shareholders are entitled to dissenters' rights in connection with the Merger. See "Dissenters' Rights of Appraisal." If holders of more than 10% of the outstanding shares of CFC Common Stock exercise their dissenters' rights, RSFC is not obligated to effect the Merger. See "--Conditions Precedent to the Merger."

     If the Merger Agreement is approved by the shareholders of RSFC and CFC and the other conditions of the Merger Agreement are satisfied or waived, the Merger will become effective at 9:00 a.m. on the Effective Date.

     The Merger Agreement provides that at 3:00 p.m. on the Effective Date, County will be merged with and into Republic Security, the separate existence of County will thereupon cease, and Republic Security will continue as the resulting corporation (the "Combined Bank").

     COMBINED COMPANY. At the Effective Time, each issued and outstanding share of RSFC Common Stock shall remain issued and outstanding and unaffected by the Merger. The Articles of Incorporation and Bylaws of RSFC as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Combined Company after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     COMBINED BANK. At the Effective Time, each issued and outstanding share of Republic Security's common stock shall remain issued and outstanding and unaffected by the Merger. The Articles of Incorporation and Bylaws of Republic Security as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Combined Bank after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action by any holder of CFC Common Stock, each outstanding share of common stock of CFC will be converted into a number of shares of RSFC Common Stock equal to the Conversion Rate specified by the Merger Agreement (the "Conversion Rate"). The Conversion Rate will be 4.807, unless: (i) the Average Closing Price (as defined below) on the Determination Date (as defined below) is less than $7.65; and (ii) the number obtained by dividing the Average Closing Price on such Determination Date by $8.76 is less than the number obtained by dividing an index of comparable bank stocks (the "Index Price") on the Determination Date by the Index Price on August 6, 1997 and subtracting 0.05 from the resulting quotient. In the event of these two contingencies, CFC will have the right to terminate the Merger Agreement; provided, however, that RSFC will have the option of adjusting the Conversion Rate to equal the number equal to a quotient, the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes this election, no termination will have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Rate will have been so modified). For purpose of the foregoing, capitalized terms have the following definitions:

                  "Average Closing Price" means the average of the daily last sale prices of RSFC common stock as reported by the NASDAQ National Market System for the 20 consecutive full trading days in which such shares are traded on the NASDAQ National Market System beginning on the first full trading day following the date on which the registration statement with respect to the Merger is declared effective by the SEC.

                  "Determination Date" means the last day of the 20-day trading period referred to in the definition of Average Closing Price.

                   "Index Price" on any given date means the weighted average of the closing prices of the common stock of 10 unaffiliated bank holding companies, as listed in the Merger Agreement.

     Additionally, at the Effective Time each outstanding option to purchase shares of CFC Common Stock issued pursuant to CFC's stock option plans will be assumed by RSFC and will constitute an option to acquire on the same terms and conditions as were applicable to such CFC stock option, the same number of shares of RSFC Common Stock into which such shares would have been converted pursuant to the Merger had such options been exercised immediately prior to the Effective Time at a price per share equal to the exercise price for the shares of CFC Common Stock otherwise purchasable pursuant to such options, divided by the Conversion Rate of 4.807. Based upon the capitalization of CFC and RSFC as of August 7, 1997 and the Conversion Rate, the holders of the then outstanding shares of CFC Common Stock would own approximately 6.08 million shares of RSFC or approximately 27% of the outstanding shares of RSFC Common Stock as a result of the Merger (assuming no exercise of the outstnding CFC stock options).

     At the Effective Time, the stock transfer books of CFC shall be closed and there shall be no further registration of transfers of CFC Common Stock. Immediately after the Effective Time, transmittal letters will be mailed to each holder of record of CFC Common Stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of RSFC Common Stock to which he or she has become entitled. After receipt of such transmittal form, each holder of certificates formerly representing CFC Common Stock should surrender such certificates to the transfer agent, and each such holder will receive in exchange therefor certificates evidencing the number of shares of RSFC Common Stock to which such holder is entitled. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. CFC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

     NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates representing shares of CFC Common Stock will cease to have any rights with respect to CFC Common Stock. The sole right of holders of such certificates shall be the right to receive the number of shares of RSFC Common Stock which the holder of such certificate is entitled to receive. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions declared or made after the Effective Time with respect to RSFC Common Stock until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions will be paid, without interest. None of RSFC, CFC, the transfer agent or any other person will be liable to any holder of shares of CFC Common Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     If a certificate for CFC Common Stock has been lost, stolen or destroyed, the transfer agent will issue RSFC Common Stock in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification.

     For a description of the differences between the rights of the holders of RSFC Common Stock and CFC Common Stock, see "Comparison of Rights of Holders of RSFC and CFC Common Stock."

     GOVERNANCE OF THE COMBINED COMPANY. The Merger Agreement sets forth certain matters related to the Board of Directors and the executive officers of the Combined Company and the Combined Bank, from and after the Effective Time. For a description of such matters, see "Management Following the Merger."

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties of RSFC, Republic Security, CFC and County, regarding, without limitation, (i) their respective due organization, good standing and similar corporate matters, (ii) capital structure, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iv) documents filed by RSFC with the Commission and the accuracy of information contained therein, (v) the accuracy of information supplied by RSFC and CFC in connection with this Joint Proxy Statement/Prospectus, (vi) financial statements of RSFC and CFC, (vii) the loan portfolios and deposits of Republic Security and County, (viii) undisclosed liabilities and obligations, (ix) the absence of certain material changes or events, (x) title to and condition of property, (xi) taxes and fees, (xii) material contracts, (xiii) litigation, (xiv) compliance with laws and regulations regarding the principal businesses of Republic Security and County (xv) labor and employment matters and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (xvi) accounting practices, (xvii) accuracy of minute books, (xviii) insurance matters, (xix) agreements with regulators restricting the conduct of their respective businesses, (xx) compliance with environmental laws and regulations, (xxi) compliance with the Community Reinvestment Act, (xxii) the absence of undisclosed transactions with officers, directors and others, (xxiii) status of fidelity bonds, (xxiv) accuracy of statements in the Merger Agreement and schedules thereto, (xxv) absence of regulatory communications and (xxvi) opinions of financial advisors.

     CERTAIN COVENANTS.

     ALL PARTIES. Pursuant to the Merger Agreement, RSFC, Republic Security, CFC and County have each agreed that from the date of the Merger Agreement to the Effective Time, each will, among other things, (i) afford each other reasonable access to certain information in order to conduct an examination of its business, (ii) carry on their respective businesses and engage in transactions only in the ordinary course of business and consistent with their respective past prudent banking practices, (iii) not take any action that would result in any of the representations and warranties set forth in the Merger Agreement becoming untrue at the Effective Time, (iv) confer with and inform the other party regarding all material developments, transactions and proposals relating to its financial condition, properties, business or operations, (v) use its best efforts to obtain all necessary governmental and regulatory approvals required to consummate the Merger, (vi) provide each other certain financial information at certain periods as specified in the Merger Agreement, (vii) not knowingly take any action that would affect the treatment of the Merger as a "pooling of interests", and (viii) take steps necessary to duly call, give notice of, convene and hold a meeting of their shareholders for the purpose of securing their approval of the Merger Agreement.

     RSFC AND REPUBLIC SECURITY. In addition to the covenants above, RSFC and Republic Security have each agreed that from the date of the Merger Agreement to the Effective Time, except (A) as permitted or required by the Merger Agreement and (B) as consented to by CFC, that they will not, among other things, (i) amend their Articles of Incorporation or Bylaws, (ii) take any action, except as may be required by law, regulation or judicial or regulatory order, which could prevent the Merger or the Bank Merger, and (iii) make any material change in its accounting methods or practice. In addition to the covenants above, RSFC and Republic Security have each agreed that they will, among other things, (i) have certain designees of CFC elected to their respective boards of directors, (ii) provide employee benefits and compensation as specified in the Merger Agreement and (iii) prepare and file with the Securities and Exchange Commission and duly seek effectiveness of a Registration Statement on Form S-4 containing this Joint Proxy Statement/Prospectus.

     CFC AND COUNTY. In addition to the convents above, CFC and County have each agreed that from the date of the Merger Agreement to the Effective Time, except
(A) as permitted or required by the Merger Agreement and (B) as consented to by RSFC, that they will not, among other things, (i) amend their Articles of Incorporation or Bylaws, (ii) change the number of shares of its issued capital stock, (iii) issue or grant any option, warrant, call, commitment, subscription, right to purchase or similar agreement regarding its capital stock, or any securities convertible into shares of such stock, or split, combine reclassify or redeem any shares of its capital stock, (iv) declare or pay any dividend or other distribution in respect of its capital stock, except for quarterly cash dividends in amounts up to the amount per share paid by RSFC with respect to the same quarter multiplied by the Conversion Rate, (v) sell or dispose of any assets or incur any liabilities, in excess of $100,000 in the aggregate, except in the ordinary course of business, (vi) make any capital expenditure in excess of $100,000 in the aggregate, (vii) make any loan, commitment therefor, or direct investment in or with respect to any one party or related group of parties, or issue any letter of credit, or any renewal thereof, in a single or series of transactions in an amount in excess of $1,000,000, (viii) enter into, amend or renew any real estate lease and (ix) enter into, amend, modify or renew or otherwise change their arrangements with employees, directors or officers,
(x) hire any officer, except in the ordinary course of business, (xi) grant any severance or termination rights to, or enter into or amend any written severance or employment agreement with, any of their directors, officers or employees or adopt any new employee benefit plan or arrangement of any type, (xii) file any applications or make any contract with respect to branching or site location or relocation, (xiii) engage in any transactions with any of its directors or officers, (xiv) take any action, except as may be required by law, regulation or judicial or regulatory order, which could prevent the Merger or the Bank Merger,
(xv) increase the compensation or benefits of any of their employees, officers or directors or pay any bonuses, directly or indirectly, to any such persons, except for increases in the ordinary course of business not to exceed 6% of the aggregate payroll as of June 30, 1997, (xvi) enter into any agreement not terminable at will by it, which requires the payment by it of an aggregate amount in excess of $100,000 (other than loan commitments or agreements), (xvii) waive any material right other than in the ordinary course of business, (xviii) incur any material indebtedness for money owed, (ixx) mortgage, pledge or subject to any charge, lien, claim or encumbrance any of its assets, (xx) make any material change in its accounting methods or practices, or (xxi) amend or modify any employee retirement plans or increase the amount of contributions to such plans.

     NO SOLICITATION OF TRANSACTIONS. The Merger Agreement restricts the ability of RSFC and CFC to solicit transactions other than the Merger. RSFC has agreed that except as required by fiduciary obligations or a court or regulatory agency with jurisdiction over RSFC or Republic Security, neither RSFC, Republic Security nor any director, executive officer, representative, agent or other person controlled by RSFC or Republic Security , shall, and neither RSFC nor Republic Security shall permit its directors and executive officers to, directly or indirectly, (i) encourage or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than CFC) concerning any merger or acquisition involving RSFC, Republic Security or a subsidiary of either, other than mergers or acquisitions in which RSFC, Republic Security or a subsidiary of either is the surviving corporation and which has an aggregate purchase price of $10,000,000 or less. CFC has agreed that except as required by fiduciary obligations or by a court or regulatory agency with jurisdiction over it, neither CFC, County nor any director, executive officer, representatives, agents or other persons controlled by CFC or County, shall, and neither CFC nor County shall permit its directors and executive officers to, directly or indirectly, encourage or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than RSFC) concerning any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transactions involving CFC or County.

     INDEMNIFICATION. The Merger Agreement provides that for a period of six years after the Effective Time, RSFC shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of CFC or County (each, an "Indemnified Party") against all liabilities arising out of actions or omissions arising out of their employment by or with CFC or County and occurring at or prior to the Effective Date to the full extent permitted under Florida law and by the RSFC Articles and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any litigation; PROVIDED that no such indemnification shall be made for actions or omissions which constitute violations of law or fraud, are intentionally taken or omitted in bad faith, constitute a knowing breach of the Merger Agreement or constitute violations of criminal law.

     REGISTRATION RIGHTS. If the Merger Agreement is approved, RSFC will, within 30 days of the end of the first calendar month after the month which includes the Effective Date, file with the Commission a report on Form 8-K reporting at least 30 days of operating results of the Combined Company. After the report on Form 8-K has been filed, any affiliate of CFC, as defined in Rule 145 of the Securities Act (including entities controlled by the affiliate and certain Pledgees), who, after the Effective Date, owns RSFC shares in an aggregate amount in excess of 200,000 shares (a"Qualifying Affiliate"), will have the right to require RSFC, at RSFC's expense, to register such Qualifying Affiliate's shares on Registration Statement Form S-3 or any other such form for which RSFC qualifies and do any and all other acts and things which may be reasonably necessary to consummate the disposition of such shares in such jurisdictions as the Qualifying Affiliate requests. RSFC shall prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective until all of the shares of the Qualifying Affiliate covered by such Registration Statement have been sold or one year from the effective date of such registration. RSFC will indemnify and hold harmless any Qualifying Affiliate whose shares are registered against any losses, claims, damages, or liabilities to which such Qualified Affiliate may become subject based upon any untrue or misleading statements or omissions contained in such Registration Statement or any other violations by RSFC of federal or state laws or regulations.

     EMPLOYEE ARRANGEMENTS. At Republic Security's option, all employees of County shall become employees of Republic Security. As of the Effective Time, all County employees who become employees of Republic Security shall be entitled, to the extent permitted by law, to participate in all benefit plans of Republic Security to the same extent as Republic Security's employees. To the extent permitted by applicable law, the period of service with County of all County employees who become employees of Republic Security at the Effective Time shall be recognized only for vesting and eligibility purposes under Republic Security's benefit plans; and for purposes of determining the paid vacation time to which such employees are entitled.

     CONDITIONS PRECEDENT TO THE MERGER. The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the fulfillment prior to or at the Effective Time of certain conditions precedent.

     ALL PARTIES. The obligations of RSFC, Republic Security, CFC and County are subject to the fulfillment of each of the following conditions prior to or at the Effective Time, unless waived by all three parties: (i) all governmental approvals required to be received to consummate the Merger shall have been received without the imposition of certain conditions; (ii) such governmental approvals remain in effect; (iii) all applicable statutory waiting or notice periods with respect to such governmental approvals shall have expired; (iv) all conditions and requirements required by law or by such governmental approvals shall have been satisfied to the extent required prior to the Effective Time;
(v) the Merger shall have been approved by holders of a majority of the outstanding shares of each of RSFC Common Stock and of CFC Common Stock; (vi) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; and (vii) RSFC and CFC shall have received the opinion of Morgan, Lewis & Bockius LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RSFC, Republic Security, CFC and County will each be a party to such reorganization within the meaning of Section 368(a) of the Code.

     RSFC AND REPUBLIC SECURITY. The obligation of RSFC and Republic Security to effect the Merger is subject to the fulfillment prior to or at the Effective Time, unless waived by RSFC and Republic Security, of various conditions, including, among others, (i) CFC and County shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the Effective Time pursuant to the Merger Agreement; (ii) there shall not have occurred a material adverse change in CFC, its business, financial condition or prospects, taken as a whole, since June 30, 1997, including but not limited to any such change arising from or relating to the lawsuit styled DENNIS BASILE AND JAMES F. THERIAC III, AS CO-RECEIVERS FOR FLORIDA HOME FINDERS, INC. AND FLORIDA HOME FINDERS REALTY, INC. V. COUNTY NATIONAL BANK OF SOUTH FLORIDA, or any other lawsuit filed with respect to the same facts; (iii) the fulfillment by CFC of certain financial criteria listed in the Merger Agreement (including total deposits of not less than $205,000,000, total loans of not less than $130,000,000, and tangible equity of not less than $23,000,000); (iv) the holders of not more than 10% of the outstanding shares of CFC Common Stock shall have duly delivered proper demands stating an intention to demand appraisal of and payment for their shares in accordance with Sections 607.1302 and 607.1320 of the FBCA; (v) RSFC and Republic Security shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of CFC; (vi) employment agreements between Republic Security and each of George M. Apelian and Richard Kuci, entered into on the date of the Merger Agreement and effective at the Effective Time, shall remain in full force and effect; (vii) RSFC shall have received from each director of CFC and any other person which would be an "affiliate" of CFC for purposes of Rule 145 under the Securities Act a duly executed letter agreement, in form and substance acceptable to CFC and RSFC, with regard to their Rule 145 and "pooling" obligations; (viii) prior to the date on which the Registration Statement is filed by RSFC with the Commission, RSFC shall have received in writing the opinion from Ryan, Beck regarding the financial fairness of the Merger; (ix) RSFC and Republic Security shall have received the letter of Deloitte & Touche LLP dated the Closing Date, to the effect that, based on agreed-upon procedures, nothing has come to their attention which would cause them to believe that the total assets, total deposits, total loans, tangible equity, classified assets and non-performing assets of CFC as of the calendar month ended prior to the Closing Date are not as reported by CFC and (ix) other customary closing conditions, such as truth in all material respects of the representation and warranties of CFC and delivery of officers' certificates.

     CFC AND COUNTY. The obligation of CFC and County to effect the Merger is subject to the fulfillment prior to or at the Effective Time, unless waived by CFC, of various conditions, including, among others, (i) RSFC and Republic Security each shall have performed and complied in all material respects with the obligations required to be performed by them prior to or at the Effective Time pursuant to the Merger Agreement; (ii) there shall have been no material adverse change in RSFC, its business, financial condition or prospects, taken as a whole, since June 30, 1997; (iii) RSFC and Republic Security shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of RSFC and Republic Security; (iv) prior to the date on which the Registration Statement is filed by RSFC with the Commission, CFC shall have received in writing the opinion from Alex Sheshunoff & Co. regarding the financial fairness of the Merger; (v) CFC and County shall have received the letter of Ernst & Young, dated the Closing Date, to the effect that, based on agreed-upon procedures, nothing has come to their attention which would cause them to believe that the financial condition of RSFC as of the calendar month ended prior to the Closing Date is not as reported by RSFC or that the accounting treatment of the Merger would not be a "pooling of interests" in accordance with GAAP; and (vi) other customary closing conditions, such as truth in all material respects of the representation and warranties of RSFC and Republic Security and delivery of officers' certificates.

     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by RSFC or CFC shareholders, (i) by mutual consent of RSFC and CFC, (ii) by either RSFC or CFC if such party is unable to fulfill one of its obligations under the Merger Agreement and the other party does not waive such nonfulfillment, (iii) by either RSFC or CFC if the other party has materially breached any representation, warranty or covenant of the Merger Agreement, (iv) by either RSFC or CFC if their respective shareholders do not approve the Merger Agreement and the Merger, (v) by either RSFC or CFC if, in the opinion of Ernst & Young LLP, any event occurs which would disqualify the Merger from qualifying for pooling of interests accounting, or (vi) by either RSFC or CFC if all the conditions precedent to its respective obligations to effect the Merger shall not have been fulfilled and the Merger shall not have been consummated by January 31, 1998.

     In the event of any termination of the Merger Agreement by either CFC or RSFC as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of RSFC, CFC, Republic Security, County or their respective directors, officers or shareholders (other than under certain specified provisions of the Merger Agreement), except to the extent that such termination results from the breach by a party of its representations, warranties, covenants or agreements.

     TERMINATION FEE. If the Merger Agreement is terminated under certain circumstances, the Merger Agreement provides for payments by CFC or RSFC of termination fees. If such termination results from the breach by a party of representations, warranties or covenants, then it shall pay all of the reasonable fees and expenses incurred by the other party in connection with the Merger Agreement. If the Merger Agreement is terminated in contemplation of an Alternative Acquisition by a third party, then, in the case of a termination by CFC, CFC would be required to pay the amount of $1,500,000 to RSFC and, in the case of such a termination by RSFC, RSFC would be required to pay the amount of $500,000 to CFC.

     FEES AND EXPENSES. The Merger Agreement provides that each party will pay all of its own legal, accounting and other expenses incurred in the preparation of the Merger Agreement and the performance of the terms and provisions of the Merger Agreement. In the event of litigation between any of the parties with respect to the enforcement of the provisions of the Merger Agreement, the Merger Agreement provides that the prevailing party in such litigation shall be entitled to recover its legal fees and expenses form the other party to such litigation.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This section summarizes certain material federal income tax considerations of general application that should be considered by shareholders in evaluating the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, court decisions and administrative pronouncements published to date. Any or all of the above are subject to change, possibly with retroactive effect. Subsequent statutory or administrative changes or clarifications or court decisions could cause this discussion to become inaccurate or incomplete. This discussions does not address all tax matters that may affect RSFC, CFC or their respective stockholders and does not consider various factual circumstances applicable to any particular shareholder that may modify or alter the results described herein. In particular, it does not address federal income tax considerations to investors who are dealers in securities, mutual funds, insurance companies, nonresident aliens, foreign entities, tax-exempt entities, or holders who do not hold their shares as capital assets, and does not address particular situations where shares are received in exchange for services rendered or for reasons other than in exchange for shares of CFC. In addition, the following discussions does not address the tax consequences of the Merger under foreign, state or local tax laws. Holders of CFC Common Stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     RSFC and CFC have received from Morgan, Lewis & Bockius LLP, an opinion to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that RSFC and CFC will each be a party to that reorganization within the meaning of Section 368 of the Code. Such an opinion is not binding on the Internal Revenue Service (the "IRS") and has no official status of any kind. No assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

     Neither RSFC nor CFC has requested or received a ruling from the IRS on the matters discussed herein. The IRS may disagree with some of the conclusions set forth below, and no assurance can be given that such conclusions would be sustained by a court if challenged by the IRS. In addition, counsel's opinion is subject to certain assumptions and qualifications and is conditioned upon the accuracy of certain factual information and representations provided to such counsel by RSFC and CFC. Any inaccuracy in those factual matters could adversely affect the conclusions identified herein and, in particular, could result in a shareholder, RSFC and CFC recognizing gain in the Merger. Each shareholder is urged to consult his own tax advisor with respect to the consequences to him of the Merger and the advisability of obtaining and reviewing the factual information and representations that Morgan, Lewis & Bockius LLP has relied upon in rendering its respective opinion.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences should occur:

                           (a) no gain or loss will be recognized by RSFC, Republic Security, CFC or County by reason of the Merger;


                           (b) no gain or loss will be recognized by a holder of
                  CFC Common Stock upon the exchange of all of such holder's shares of CFC Common Stock solely for shares of RSFC Common Stock pursuant to the Merger (excluding cash received in lieu of fractional shares);

                           (c) the aggregate basis of the shares of RSFC Common
                  Stock received by a holder of CFC Common Stock will be the same as the aggregate basis of the shares of CFC Common Stock surrendered in exchange therefor (except for the reduction in basis allocable to the fractional share);


                           (d) the holding period of the shares of RSFC Common
                  Stock received by a holder of CFC Common Stock will include the holding period of the shares of CFC Common Stock surrendered in exchange therefor; provided that such shares of CFC Common Stock are held as capital assets at the Effective Time; and

                           (e) a holder of CFC Common Stock who receives cash
                  pursuant to the exercise of dissenters' right under Section
                  607.1302 of the Florida Business Corporation Act will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the shareholder's CFC Common Stock and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the CFC Common Stock is held by such shareholder as a capital asset at the Effective Time and the holding period for such shares eighteen months.

     U.S. Treasury Regulations require that any taxpayer that receives stock in connection with a corporate reorganization under Section 368 of the Code file with its U.S. income tax return a complete statement of all facts pertinent to the transaction including (i) a statement of the basis of the stock transferred in the transaction, and (ii) a statement of the stock and other property or money received in the transaction. CFC's shareholders will be required to comply with these requirements and to maintain permanent records with respect to the foregoing information.


RESTRICTIONS ON RESALES OF SECURITIES

     The shares of RSFC Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act and, as a result, will be freely transferable under the Securities Act, except for shares issued to any CFC shareholder who may be deemed to be an affiliate of RSFC for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of CFC for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (i) RSFC or CFC at the time of the CFC Special Meeting or (ii) RSFC at or after the Effective Time.

     Under present law, any public reoffering or sale of such shares by any person who is deemed to be an Affiliate of CFC at the time the Merger Agreement is submitted to a vote of CFC's shareholders will require either (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 (which permits sales under certain conditions, more fully described below) or (iii) the availability of some other exemption for the registration requirements of the Securities Act. In general, under Rule 145, assuming that a person proposing to resell his or her shares of RSFC Common Stock is not at any time an affiliate of RSFC, such person may resell such stock if (a) a period of at least one year has elapsed since the time the shares were acquired from RSFC or an affiliate of RSFC and such person sells at a time when there is adequate public information concerning RSFC, (b) a period of at least two years has elapsed since the time the shares were acquired from RSFC or an affiliate of RSFC or (c) such person (i) sells during any three-month period no more than the number of shares permitted under Rule 144(e) (the greater of 1% of the outstanding shares of RSFC Common Stock or the average weekly trading volume of RSFC Common Stock for the four calendar weeks prior to the proposed resale),
(ii) sells in a "broker's transaction" where the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction and does not believe that the seller is an underwriter of the securities being sold, or to a "market maker" (iii) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker and (iv) sells at a time when there is adequate current public information concerning RSFC. Persons who become Affiliates of RSFC prior to or after the Effective Time may publicly resell the RSFC Common Stock received by them pursuant to the Merger Agreement subject to the volume, manner of sale and current public information limitations and certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of RSFC Common Stock received pursuant to the Merger Agreement under Rule 144 or 145 as summarized above generally will be subject to RSFC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. This Joint Proxy Statement/Prospectus does not cover any resales of RSFC Common Stock received pursuant to the Merger Agreement by persons who may be deemed to be Affiliates.

     As a condition precedent to the obligation of RSFC and Republic Security to effect the Merger, RSFC must receive from each CFC director and any other Affiliate of CFC a letter agreement whereby each such person agrees that he or she will not sell, assign or transfer any shares of RSFC Common Stock except pursuant to an effective registration statement or in a transaction not requiring registration under the Securities Act. Each such person will further agree in the letter agreement that he or she will not sell, transfer, dispose of or hedge such person's risk relative to shares of RSFC Common Stock received pursuant to the Merger until such time as financial results covering at least 30 days of combined operations of RSFC and CFC on a consolidated basis have been published by RSFC.

     If the Merger Agreement is approved, RSFC has agreed, within 30 days of the end of the first calendar month after the month which includes the Effective Date, to file with the Commission a report on Form 8-K reporting at least 30 days of operating results of the Combined Company. After the report on Form 8-K has been filed, any affiliate of CFC, as defined in Rule 145 of the Securities Act of 1933 (including entities controlled by the Affiliate and certain Pledgee's), who, after the Effective Date, owns RSFC shares in an aggregate amount in excess of 200,000 shares (a"Qualifying Affiliate"), will have the right to require RSFC, at RSFC's expense, to register such Qualifying Affiliate's shares on a Registration Statement on Form S-3 or any other such form for which RSFC qualifies and do any and all other acts and things which may be reasonably necessary to consummate the disposition of such shares in such jurisdictions as the Qualifying Affiliate requests.

ACCOUNTING TREATMENT

     It is contemplated that the Merger will be accounted for as a pooling-of-interests. The Merger Agreement is subject to termination by either RSFC or CFC if, in the opinion of Ernst & Young LLP, any event occurs which would disqualify the Merger from qualifying for pooling of interests accounting. It is also a condition precedent to the obligation of RSFC, Republic Security, CFC and County to effect the Merger that RSFC and CFC receive the opinion of Morgan, Lewis & Bockius LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RSFC, Republic Security, CFC and County will each be a party to such reorganization within the meaning of Section 368(a) of the Code.

     As a result of pooling-of-interests accounting, the consolidated financial statements of RSFC after the Merger will combine the accounts of CFC with those of RSFC.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of the CFC Board of Directors and CFC's management may be deemed to have certain interests in the Merger which are in addition to their interests as CFC shareholders, generally. The CFC Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     CFC DIRECTORS AND OFFICERS. The Merger Agreement provides that at the Effective Time certain CFC directors and officers will be appointed to the RSFC Board of Directors, the Combined Company Board and/or as executive officers of the Combined Company. See "Management Following the Merger."

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE FOR CFC DIRECTORS AND OFFICERS. The Merger Agreement provides that for a period of six years after the Effective Time, RSFC shall indemnify the present and former directors, officers, employees and agents of CFC against all liabilities arising out of actions or omissions arising out of their employment by or service with CFC and occurring at or prior to the Effective Time to the full extent permitted under Florida law and by RSFC's Articles and Bylaws. See "--The Merger Agreement."

     AGREEMENTS WITH CFC DIRECTORS AND OFFICERS. The Merger Agreement provides that CFC directors George M. Apelian, Thomas F. Carney, Thomas J. Langan and Mary McCarty will be elected to the Boards of Directors of RSFC and Republic Security. In addition, George Apelian and Richard Kuci have entered into employment agreements with

Republic Security, which will become effective on the Closing Date. The agreement with Mr. Apelian provides for his employment as Executive Vice President and Dade County Executive of Republic Security through December 31, 1999 at an annual salary of $100,000 plus performance incentive compensation in an amount up to 28% of his salary. Additionally, Republic Security has agreed to pay Mr. Apelian a termination payment of $567,000 in the event that the Merger is consummated and the holders of more than 75% of the outstanding shares of the CFC Common Stock (excluding shares held by George M. Apelian and his spouse) approve the payment after adequate disclosure to the shareholders of all material facts concerning the payment. The agreement with Richard Kuci provides for his employment as Executive Vice President Business Banking - Dade County through December 31, 1999 at an annual salary of $108,000 plus performance incentive compensation in an amount up to 20% of his salary. The agreements also provide for severance compensation and contain noncompetition covenants. Mr. Apelian will also have the right to purchase, for a nominal price, County's rights in a life insurance policy on Mr. Apelian which had a cash value of $49,502 on December 31, 1996.


REGULATORY APPROVALS

     RSFC, Republic Security, CFC and County have agreed to use their best efforts to obtain all necessary government and regulatory approvals to effect the Merger (the "Requisite Regulatory Approvals"). The FRB has approved the Merger and an application has been filed with the Florida Banking Department. In addition the Bank Merger is subject to the prior approval of the Florida Banking Department.

              UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The accompanying unaudited pro forma combined condensed statement of financial condition presents the combined financial position of RSFC and CFC at June 30, 1997, assuming that the proposed Merger had occurred as of June 30, 1997. Such pro forma information is based upon the historical statement of financial condition data of the respective companies, at that date, giving effect to the proposed Merger using the pooling-of-interests method of accounting described in the accompanying notes to the unaudited pro forma combined condensed financial data.

     The accompanying unaudited pro forma combined condensed statements of income give effect to the proposed Merger by combining the results of operations of RSFC and CFC for six months ended June 30, 1997 and the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995 using the pooling-of-interests method of accounting described in the accompanying notes to the unaudited pro forma combined condensed financial data.

     The unaudited pro forma combined condensed statements of income for the year ended March 31, 1995 includes 12 months of operations of CFC consisting of operations for the three months ended March 31, 1995 combined with the operations for the nine months ended December 31, 1994.

     The accompanying unaudited pro forma combined condensed financial data should be read in conjunction with the separate historical financial statements and notes thereto of RSFC and CFC. The following unaudited pro forma combined condensed financial data is presented for information purposes only and is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated on the dates presented.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF FINANCIAL CONDITION AT JUNE 30, 1997

                                                                                           PRO FORMA AND
                                                              RSFC             CFC  POOLING-OF-INTERESTS       PRO FORMA
(AMOUNTS IN THOUSANDS EXCEPT                          (HISTORICAL)    (HISTORICAL)           ADJUSTMENTS        COMBINED
PER SHARE DATA)
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Assets
      Cash and amounts due from depository institutions    $17,633         $14,705            $1,117 (a)         $33,455
      Interest-bearing deposits in other financial          28,351                                                28,351
         institutions
      Federal funds sold                                     8,000          14,720                                22,720
      Investments held to maturity                          13,377                                                13,377
      Investments available-for-sale                        81,782          58,993                               140,775
      Loans - net                                          434,653         139,179                               573,832
      Property and equipment - net                          15,191           4,449           (1,417) (a)          18,223
      Other real estate owned                                  517           2,885                                 3,402
      Goodwill - net                                         7,391                                                 7,391
      Other assets                                          17,964           3,201                                21,165
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Total                                                     $624,859        $238,132                ($300)        $862,691
================================================== =============== ===============  ==================== ===============
Liabilities:
     Deposits                                             $488,206        $209,983                              $698,189
     Securities sold under agreements to repurchase         13,207           1,753                                14,960
     Federal Home Loan Bank advances                        41,000                                                41,000
     Other liabilities                                      17,844           3,363             2,054 (a)          23,261
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Total liabilities                                        $ 560,257       $ 215,099                $2,054        $777,410
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Shareholders' equity:
     Preferred stock                                        10,350                                                10,350
     Common stock                                              161              13                48 (b)             222
     Additional paid-in capital                             38,647          13,568              (48) (b)          52,167
     Retained earnings                                      15,438           9,519           (2,354) (a)          22,603
     Unrealized gain (loss) on investments
     available for sale, net of taxes                            6            (67)                                  (61)
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Total shareholders' equity                                  64,602          23,033               (2,354)          85,281
-------------------------------------------------- --------------- ---------------  -------------------- ---------------
Total liabilities and shareholders' equity                $624,859        $238,132                ($300)        $862,691
================================================== =============== ===============  ==================== ===============
Stated book value per share(c)                               $3.58          $18.21                                 $3.53
================================================== =============== ===============  ==================== ===============
Tangible book value per share(c)                             $3.14          $18.21                                 $3.20
================================================== =============== ===============  ==================== ===============
Total risk based capital ratio                               14.4%           15.5%                                 14.7%
================================================== =============== ===============  ==================== ===============
Tier 1 risk based capital ratio                              13.3%           14.3%                                 13.6%
================================================== =============== ===============  ==================== ===============
Leverage capital ratio                                        9.3%            9.8%                                  9.4%
================================================== =============== ===============  ==================== ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 1997
-------------------------------------------  -----------------------  ---------------------------------  ---------------

                                                                RSFC               CFC        PRO FORMA         COMBINED
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)            (HISTORICAL)      (HISTORICAL)      ADJUSTMENTS        PRO FORMA
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST INCOME:
     Interest on loans                                       $19,213            $7,134                           $26,347
     Interest  on investments                                  3,583             2,159                             5,742
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST INCOME                                         22,796             9,293                            32,089
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST EXPENSE:
                                             -----------------------  ---------------- ----------------  ---------------
     Interest on deposits                                      8,227             2,627                            10,854
     Interest on borrowings                                    1,081                72                             1,153
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST EXPENSE                                         9,308             2,699                            12,007
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income                                           13,488             6,594                            20,082
Provision for loan losses                                        825                12                               837
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income after provision for loan losses           12,663             6,582                            19,245
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL NON-INTEREST INCOME                                      3,325             1,528                             4,853
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
OPERATING EXPENSES:
     Employee compensation and benefits                        5,588             3,014                             8,602
     Occupancy and equipment                                   2,012             1,234                             3,246
     Professional fees                                           488               842                             1,330
     Insurance                                                   160               103                               263
     Goodwill amortization                                       284                                                 284
      Other                                                    2,684             1,019                             3,703
      Merger expenses                                          3,979                                               3,979
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL                                                         15,195             6,212                            21,407
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Income before income taxes                                       793             1,898                             2,691
Income taxes                                                     297                                                 297
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
NET INCOME                                                      $496            $1,898                            $2,394
===========================================  =======================  ================ ================  ===============
Earnings per common share:
     Primary                                                    $.01             $1.50                              $.09
     Fully diluted                                              $.01             $1.50                              $.09
===========================================  =======================  ================ ================  ===============
Average common shares and common stock equivalents outstanding:
     Primary                                                  16,635             1,265                            22,435
     Fully diluted                                            16,635             1,265                            22,435
===========================================  =======================  ================ ================  ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 1996
-------------------------------------------  -----------------------  ---------------------------------  ---------------

                                                                RSFC               CFC        PRO FORMA         COMBINED
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)            (HISTORICAL)      (HISTORICAL)      ADJUSTMENTS        PRO FORMA
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST INCOME:
     Interest on loans                                       $36,793           $14,004                           $50,797
     Interest  on investments                                  5,438             4,128                             9,566
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST INCOME                                         42,231            18,132                            60,363
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST EXPENSE:
     Interest on deposits                                     15,985             5,094                            21,079
     Interest on borrowings                                      444               151                               595
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST EXPENSE                                        16,429             5,245                            21,674
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income                                           25,802            12,887                            38,689
Provision for loan losses                                        355                24                               379
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income after provision for loan losses           25,447            12,863                            38,310
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL NON-INTEREST INCOME                                      6,939             2,783                             9,722
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
OPERATING EXPENSES:
     Employee compensation and benefits                       10,161             5,541                            15,702
     Occupancy and equipment                                   3,733             2,200                             5,933
     Professional fees                                           963             1,692                             2,655
     Insurance                                                 1,755               211                             1,966
     Goodwill amortization                                       471                                                 471
     Provision for litigation settlement                                         3,000                             3,000
      Other                                                    4,589             2,078                             6,667
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL                                                         21,672            14,722                            36,394
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Income before income taxes                                    10,714               924                            11,638
Income taxes                                                   3,874                                               3,874
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
NET INCOME                                                    $6,840              $924                            $7,764
===========================================  =======================  ================ ================  ===============
Earnings per common share:
     Primary                                                    $.37              $.73                              $.31
     Fully diluted                                              $.37              $.73                              $.31
===========================================  =======================  ================ ================  ===============
Average common shares and common stock
equivalents outstanding:
     Primary                                                  15,952             1,268                            22,085
     Fully diluted                                            15,952             1,268                            22,085
===========================================  =======================  ================ ================  ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
NINE MONTHS ENDED DECEMBER 31, 1995
--------------------------------------------------------------------  ---------------------------------  ---------------

                                                                RSFC               CFC        PRO FORMA         COMBINED
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)            (HISTORICAL)      (HISTORICAL)      ADJUSTMENTS        PRO FORMA
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST INCOME:
     Interest on loans                                       $25,272           $10,446                           $35,718
     Interest  on investments                                  2,987             3,190                             6,177
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST INCOME                                         28,259            13,636                            41,895
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST EXPENSE:
     Interest on deposits                                     10,677             4,196                            14,873
     Interest on borrowings                                      941               110                             1,051
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST EXPENSE                                        11,618             4,306                            15,924
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income                                           16,641             9,330                            25,971
Provision for loan losses                                        241               193                               434
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income after provision for loan losses           16,400             9,137                            25,537
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL NON-INTEREST INCOME                                      4,631             2,185                             6,816
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
OPERATING EXPENSES:
     Employee compensation and benefits                        6,659             4,229                            10,888
     Occupancy and equipment                                   2,385             2,084                             4,469
     Professional fees                                           773             1,125                             1,898
     Insurance                                                   456               494                               950
     Goodwill amortization                                       165                                                 165
      Other                                                    3,022             1,340                             4,362
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL                                                         13,460             9,272                            22,732
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Income before income taxes                                     7,571             2,050                             9,621
Income taxes                                                   2,697               692                             3,389
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
NET INCOME                                                    $4,874            $1,358                            $6,232
===========================================  =======================  ================ ================  ===============
Earnings per common share:
     Primary                                                    $.34             $1.07                              $.30
     Fully diluted                                              $.33             $1.07                              $.30
===========================================  =======================  ================ ================  ===============
Average common shares and common stock
equivalents outstanding:
     Primary                                                  13,434             1,264                            19,546
     Fully diluted                                            14,693             1,264                            20,808
===========================================  =======================  ================ ================  ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
YEAR ENDED MARCH 31, 1995
-------------------------------------------  -----------------------  ---------------------------------  ---------------

                                                                RSFC         CFC              PRO FORMA         COMBINED
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)            (HISTORICAL)    (HISTORICAL)        ADJUSTMENTS        PRO FORMA
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST INCOME:
     Interest on loans                                       $26,298           $11,922                           $38,220
     Interest  on investments                                  2,961             3,893                             6,854
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST INCOME                                         29,259            15,815                            45,074
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
INTEREST EXPENSE:
     Interest on deposits                                      9,859             4,629                            14,488
     Interest on borrowings                                    1,267               124                             1,391
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL INTEREST EXPENSE                                        11,126             4,753                            15,879
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income                                           18,133            11,062                            29,195
Provision for loan losses                                         81               238                               319
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Net interest income after provision for loan losses           18,052            10,824                            28,876
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL NON-INTEREST INCOME                                      4,449             3,506                             7,955
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
OPERATING EXPENSES:
     Employee compensation and benefits                        8,007             5,209                            13,216
     Occupancy and equipment                                   2,403             1,885                             4,288
     Professional fees                                           842             1,238                             2,080
     Insurance                                                 1,021               804                             1,825
     Goodwill amortization                                        73                                                  73
      Other                                                    3,882             2,302                             6,184
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
TOTAL                                                         16,228            11,438                            27,666
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
Income before income taxes                                     6,273             2,892                             9,165
Income taxes                                                   2,119             1,186                             3,305
-------------------------------------------  -----------------------  ---------------- ----------------  ---------------
NET INCOME                                                    $4,154            $1,706                            $5,860
===========================================  =======================  ================ ================  ===============
Earnings per common share:
     Primary                                                    $.32             $1.35                              $.31
     Fully diluted                                              $.32             $1.35                              $.31
===========================================  =======================  ================ ================  ===============
Average common shares and common stock
equivalents outstanding:
     Primary                                                  11,973             1,264                            18,092
     Fully diluted                                            13,097             1,264                            19,086
===========================================  =======================  ================ ================  ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma combined condensed statement of financial condition presents the combined financial position of RSFC and CFC as of June 30, 1997, assuming that the proposed Merger had occurred as of June 30, 1997. The accompanying unaudited combined condensed pro forma statements of income give effect to the proposed Merger by combining the results of operations of the respective companies for the six months ended June 30, 1997, the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, assuming that the proposed Merger, which is expected to be accounted for as a pooling of interests, had occurred as of the beginning of each period presented. No adjustments for cost synergies are reflected in the pro forma combined condensed statements of income. The following pooling-of-interests adjustments were made:

(a) Non-recurring costs estimated to be approximately $2.3 million, net of taxes, will be recorded in connection with the Merger. These costs consist primarily of electronic data processing and personnel costs to combine the operations, employee severance payments, employment contract buyouts, professional fees and miscellaneous expenses, including the $567,000 payment to be made to George M. Apelian (assuming such payment is approved by holders of more than 75% of the outstanding shares of CFC Common Stock, excluding shares held by Mr. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment. The adjustment to property and equipment, of $1.4 million, represents the estimated book value of a branch office that will be consolidated into an existing RSFC branch upon consummation of the Merger and the write-off of other fixed assets that will not be useful to the Combined Company. Cash proceeds from the sale of the branch location are estimated at $1.1 million. Because such costs are non- recurring, they have not been recorded in the accompanying unaudited pro forma combined condensed statements of income. However, such costs will be charged to income in the period in which the merger is consummated. In addition, upon consummation of the Merger, RSFC expects to record adjustments of approximately $400,000 to the allowance for loan losses to conform CFC's accounting and credit policies regarding loan valuations to those of RSFC and $300,000 to the allowance for other real estate owned as a result of a change in liquidation strategy for certain CFC properties.

(b) To reflect issuance of approximately 6.08 million shares of RSFC Common Stock in exchange for 100% of the outstanding shares of CFC Common Stock based upon applying the Conversion Rate fixed at 4.807 multiplied by the number of shares of CFC Common Stock outstanding at June 30, 1997.

(c) Stated book value per share is calculated by dividing common shareholders' equity plus the proceeds of the assumed conversion of "in the money" options, warrants and convertible preferred stock by the number of shares of RSFC Common Stock outstanding plus the equivalent common shares from the assumed conversion of "in the money" options, warrants and convertible preferred stock. Tangible book value per share is calculated by dividing common shareholders' equity plus the proceeds of the assumed conversion of "in the money" options, warrants and convertible preferred stock less goodwill by the number of shares of RSFC Common Stock outstanding plus the equivalent common shares from the assumed conversion of "in the money" options, warrants and convertible preferred stock.

                                          MANAGEMENT FOLLOWING THE MERGER

     Following the consummation of the Merger, the composition of the RSFC Board of Directors and the Republic Security Board will each consist of 18 members, initially comprised of the current RSFC and Republic Security Board's members (Paula Berliner, H. Gearl Gore, Joseph D. Cesarotti, Mary Anna Fowler, Richard
J. Haskins, Eugene W. Hughes, Lennart E. Lindahl, Jr., Carol R. Owen, Richard C. Rathke, Rudy E. Schupp, Victor H. Siegel, William F. Spitznagel, Bruce E. Wiita and William Wolfson, Jr.) and four CFC designees, (George M. Apelian, Dr. Thomas
F. Carney, Thomas J. Langan, Jr. and Mary McCarty) to be elected as directors of RSFC and Republic Security upon consummation of the Merger (the "Designees"). The RSFC Board of Directors and the Republic Security Board are divided into three classes, each of which have a term of three years. Mr. George M. Apelian and Ms. Mary McCarty will be elected Class 2 directors for terms expiring in 1998. Mr. Thomas J. Langan, Jr. will be elected a Class 3 director for a term expiring in 1999 and Dr. Thomas F. Carney will be elected Class 1 director for a term expiring in 2000.

     Certain information with respect to each director and Designee to the RSFC Board of Directors and the Republic Security Board is set forth below.


NAME                                            AGE                     POSITION WITH THE COMBINED COMPANY
----                                            ---                     ----------------------------------
Rudy E. Schupp                                  46               Chairman of the Board and Chief Executive Officer
Lennart E. Lindahl, Jr.                         53                    Vice Chairman of the Board and Director
Carol R. Owen                                   61                  Chairman of the Board - Broward County, and
                                                                                     Director
Richard J. Haskins                              47                     Executive Vice President and Director
Paula Berliner                                  53                                   Director
Joseph D. Cesarotti                             68                                   Director
Mary Anna Fowler                                69                                   Director
H. Gearl Gore                                   49                                   Director
Eugene W. Hughes, Jr.                           64                                   Director
Richard C. Rathke                               65                                   Director
Victor H. Siegel                                49                                   Director
William F. Spitznagel                           70                                   Director
Bruce E. Wiita                                  59                                   Director
William Wolfson                                 68                                   Director
George M. Apelian                               66                     Executive Vice President-Dade County
                                                                                   and Director
Dr. Thomas F. Carney                            70                                   Director
Thomas J. Langan, Jr.                           76                                   Director
Mary McCarty                                    42                                   Director

DIRECTORS OF THE RSFC AND BANK BOARDS

     Paula Berliner, 53, has been a Director of RSFC since June 1997, when RSFC purchased Family and was a Director of Family since its inception. Ms. Berliner has been Vice President and Director of Acorn Venture Capital Corp., a public venture capital company traded on the Nasdaq Small-Cap Market, since June 1992. During the two years prior to her employment with Acorn Venture Capital Corp., Ms. Berliner was Vice President and a director of Broward Window Products, Inc., a company specializing in the sale of window-related products.

     Joseph D. Cesarotti, 68, has been a Director of RSFC since June 1997, when RSFC purchased Family and was a Director of Family since its inception. Mr. Cesarotti has been retired since June 1992. Prior to his retirement and from 1956, Mr. Cesarotti served as President and Chief Executive Officer of Sungraf Inc., a sign manufacturing company.

     Mary Anna Fowler, 69, has been a Director of RSFC since June 1997, when RSFC purchased Family and was a Director of Family since its inception. Since 1991, Ms. Fowler has been Vice President of Exotic Gardens, Inc., a florist company.

     H. Gearl Gore, 49, has been a Director and the Secretary of RSFC since its inception. He has been the President of H. Gearl Gore, Inc., a real estate appraisal firm in Jupiter, Florida since 1983. In 1996, approximately 43% of that firm's gross revenues were derived from appraisal services provided to Republic Security. Mr. Gore has been the President and Chief Operating Officer of Northco Investment Properties, Inc., a real estate brokerage firm in Jupiter, Florida, from 1981 to present. From 1975 to 1980 he was Florida state sales director for United Sun Life Insurance Co.
He served as a Councilman for the Town of Jupiter from 1981 to 1983.

     Richard J. Haskins, 47, has been Executive Vice President and Chief Financial Officer of RSFC and Republic Security since 1989, Senior Vice President of RSFC and Republic Security since August 1984, and a Director of RSFC and Republic Security since 1986. For ten years prior to 1984, he had been an accountant with the West Palm Beach, Florida office of Deloitte Haskins & Sells, certified public accountants, where he held the position of Manager.

     Eugene W. Hughes, Jr., 64, has been a Director of RSFC since June 1997, when RSFC purchased Family and was a Director of Family since its inception. Mr. Hughes served as Vice President of Family from August 1988 to December 31, 1994 and as Controller from 1992 to December 31, 1994. Mr. Hughes is currently retired.

     Lennart E. Lindahl, Jr., 53, has been a Director of RSFC since its inception. From 1970 through 1994, he was President of Lindahl, Browning, Ferrari & Hellstrom, Inc., Consulting Engineers in Jupiter, Florida, and currently serves as its Chairman of the Board. He is past chairman of the Economic Council of Palm Beach County and past president of the Palm Beach County Development Board. Additionally, he currently serves as a member and was a past Chairman of the Florida Inland Navigation District.

     Carol R. Owen, 61, has been a Director of RSFC since June 1997, when RSFC purchased Family and was a Director, Chief Executive Officer and President of Family since its inception.

     Richard C. Rathke, 65, has been a Director of RSFC since its inception. He has been the President of RCR Enterprises, Inc., a real estate development firm in Jupiter, Florida, since 1979. From 1966 to 1979 he was the President and owner of Trans Pacific Trading Co. of Fort Lauderdale, Florida, a firm engaged in importing and retail sales.

     Rudy E. Schupp, 46, has been President and Chief Executive Officer of RSFC since 1985, and the President and Chief Executive Officer of Republic Security since its inception. From 1980 to 1984, Mr. Schupp was employed by AmeriFirst Bank, FSB, Miami, Florida, where he held the position of Division Vice President and, previously, was Senior Vice President and Division Manager of the Orlando Division of AmeriFirst Bank, FSB. Mr. Schupp was a Manager in Consumer Bank Planning and Marketing at First Union National Bank, Charlotte, North Carolina, from 1977 to 1980.


     Victor Siegel, M.D., 49, has been a Director of RSFC since 1989. He is a physician and surgeon specializing in Obstetrics and Gynecology and has been practicing in Palm Beach County since January 1982. Dr. Siegel was a member of the Florida and Palm Beach County Medical Associations and was Executive Director of Finance for the Palm Beach County Medical Society in 1986. He has been Chief of the Department of Obstetrics and Gynecology at Wellington Hospital since 1993. He is also on the board of directors for the nonprofit Jupiter Theater of the Performing Arts.

     William F. Spitznagel, 70, has been a Director of RSFC since its inception through December 31, 1986 and from February 21, 1987 to present. He was Chairman and President of Roadway Services, Inc., a motor freight company, from 1978 until his retirement in 1981. He presently serves as a consultant to that company.

     Bruce E. Wiita, M.D., 59, has been a Director of RSFC since its inception. He is a surgeon and urologist practicing in Jupiter and Palm Beach Gardens since 1973. He is the former Chief of Staff of the Jupiter Hospital and Chief of Surgery of the Palm Beach Gardens Hospital and Jupiter Hospital. Currently, he is a Director of the American Heritage Management and Development Corporation, a real estate development company, and Chairman of the DevMed Group Inc., a medical device manufacturing corporation.

     William Wolfson, 68, has been a Director of RSFC since 1993. He has been a certified public accountant since 1960 and in 1994 retired as senior partner in the accounting firm of Wolfson, Milowsky, Melzer, Ettinger & Wieselthier, P.C.

DESIGNEES OF THE RSFC AND REPUBLIC SECURITY BOARDS

     George M. Apelian, 65, has served as President and director of CFC since 1984, and as President, Chief Executive Officer and director of County since 1984. From 1983 to 1984 he was Executive Vice President of both CFC and County. From 1979 to 1983 Mr. Apelian held various offices with the National Bank of Florida, Miami, Florida, including the office of President from 1982 to 1983. Mr. Apelian has been in the banking industry since 1958.

     Dr. Thomas F. Carney, 70, has served as a member of the Board of Directors of County since 1962 and as Chairman of the Board of County since 1967. Dr. Carney has served as a member of the Board of Directors of CFC since 1984 and continues now to serve as the Chairman of the Board. Dr. Carney also served as a director of Carney Bank, Boynton Beach, Florida. His brother, Joseph E. Carney, Jr., and his son, Peter Carney, also serve as directors of CFC and County. Dr. Carney also served as Chairman of the Board of the former Dixie National Bank of Dade County.

     Thomas J. Langan, Jr., 76, served as a Director of Carney from 1991 until the merger with County in 1996. He became a director of CFC following the consummation of the merger. Mr. Langan was in the banking profession from 1949 to 1983.

     Mary McCarty, 42, has served as a Director of CFC since May 1997. She was Vice Mayor of the City of Delray Beach and a Member of the City Commission in 1987. She was elected to District IV Palm Beach County Commission in November 1990 and continues to serve in such position. She was voted Chair of the Palm Beach Commission in November of 1992. Mrs. McCarty was self-employed as a promotional consultant until November 1990.

CERTAIN TRANSACTIONS

     Mr. Gore owns a real estate appraisal firm that received fees from Republic Security for appraisals of real estate relating to loan transactions. During the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, such fees aggregated approximately $50,000, $58,000 and $140,000, respectively.

                                            CFC EXECUTIVE COMPENSATION



                               ANNUAL COMPENSATION
==============================================  =================================================== ====================
                                                                                                         ALL OTHER
         NAME AND PRINCIPAL POSITION              FISCAL YEAR        SALARY ($)        BONUS ($)     COMPENSATION($)(A)
----------------------------------------------  ---------------- ------------------ --------------- --------------------
George M. Apelian,                                    1994            $140,000          $12,000          (1)(2)(3)
President and Chief                                   1995             146,538           15,000
Executive Officer                                     1996             167,187           18,000
----------------------------------------------  ---------------- ------------------ --------------- --------------------

Eileen A. Salsano,                                    1994            $ 86,885          $ 8,000           (4)(5)(6)
Executive Vice-President                              1995              92,923           10,000
                                                      1996             101,346           12,000
==============================================  =================================================== ====================

FOOTNOTES:

(1) County pays the premiums on a $400,000 term life insurance policy on the life on Mr. Apelian. The policy is payable to Mr. Apelian's designee. During 1996, the premium on this policy was $3,124.

(2) County has entered into an income continuance agreement with Mr. Apelian under which County has agreed to pay Mr. Apelian's designee the amount of $100,000 if Mr. Apelian should die while employed by County.

(3) County has entered into a keyman agreement with Mr. Apelian. Under this agreement, County has agreed to purchase a life insurance policy on the life of Mr. Apelian with a death benefit of $100,000. The policy is owned by County and will be payable to County in the event that Mr. Apelian dies while employed by County. County intends to use the proceeds of this policy to make the payment described in Note (2). Upon any termination of Mr. Apelian's employment with County, Mr. Apelian has the right to purchase County's rights in the policy for nominal value. The policy had a cash value of $40,659 and $49,582 on December 31, 1995 and December 31, 1996, respectively. During 1995 and 1996, County paid premiums of $4,000 on this policy.

(4) County pays the premiums on a $300,000 term life insurance policy on the life of Ms. Salsano. The policy is payable to Ms. Salsano's designee. During 1996, the premium on this policy was $1,716.

(5) County has entered into an income continuance agreement with Ms. Salsano under which County has agreed to pay Ms. Salsano's designee the amount of $100,000 if Ms. Salsano should die while employed by County.

(6) County has entered into a key person agreement dated January 20, 1988 with Ms. Salsano. Under this agreement, County has agreed to purchase a life insurance policy on the life of Ms. Salsano with a death benefit of $100,000. The policy is owned by County and will be payable to County in the event that Ms. Salsano dies while employed by County. County will utilize the proceeds to make the payment described in Note (5). Upon any termination of Ms. Salsano's employment with County, Ms. Salsano has the right to purchase County's rights in the policy for $1.00. The policy had a cash value of $5,445 and $11,521 on December 31, 1995 and December 31, 1996, respectively. During 1995 and 1996, County paid premiums of $3,000 on this policy. Ms. Salsano expects to acquire this policy upon consummation of this Merger.


                                              MANAGEMENT INDEBTEDNESS
         CFC

==========================================================  ====================  ===================  ======================
                                                                        BALANCE
                      OFFICER AND/OR DIRECTOR                        JUNE 30, 1997                              INTEREST RATE
----------------------------------------------------------  --------------------  -------------------  ----------------------
         Milton Mamber                                               $    75,000           Line of credit         9.50%
         Mamber Savage & Singer P.A.                                     100,000           Line of credit         9.50%
         Linda Blitz Harris (Julian Blitz-guarantor)                         911                                 12.00%
         Joseph E. Carney, Jr.                                           243,580                                  9.50%

         Barry & Elise Blitz (Julian Blitz-guarantor)                     23,900                                  9.50%
         Linda B. Harris (Julian Blitz-guarantor)                         26,508                                  9.50%
         C. Bernard Jacobs                                               350,000                                  8.50%
         Joseph E. Carney, Jr.                                            56,386                                 11.00%
         Dr. Thomas F. Carney                                            376,432                                 10.00%
         Dr. Thomas F. Carney                                             70,000                                  9.50%
         Dr. Thomas F. Carney                                             26,000                                  9.50%
==========================================================  ====================  ===================  ================

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         RSFC

     The following table sets forth certain information regarding the beneficial ownership of the RSFC Common Stock as of August 31, 1997 (including options exercisable within 60 days) by (1) each nominee for the RSFC Board of Directors,
(2) the RSFC directors remaining in office, (3) each person named in RSFC's Summary Compensation Table, (4) each of the Designees, (5) all directors (including Designees) and executive officers of RSFC as a group, and (6) each person known by RSFC to be the beneficial owner of more than 5% of the outstanding class of RSFC Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the persons named in the table has sole voting and dispositive power with respect to the shares beneficially owned by such person.



                                                PRE-MERGER                                    POST-MERGER (B)
                                                              PERCENTAGE OF        AMOUNT AND NATURE      PERCENTAGE OF
                                AMOUNT AND NATURE OF       OUTSTANDING RSFC           OF BENEFICIAL        OUTSTANDING
 NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP       COMMON STOCK                OWNERSHIP           COMMON STOCK
 ------------------------       ---------------------      ------------                ---------           ------------
Rudy E. Schupp                      123,356 (1)(2)(3)              .77                  125,356                .56%
Carol R. Owen                       446,485 (6)(7)                2.75%                 446,485               2.00%
Richard J. Haskins                   81,550 (1)(2)                 .50%                  81,550                .37%
Paula Berliner                      260,793 (6)(7)                1.61%                 260,793               1.17%
Joseph D. Cesarotti                 160,381 (6)(7)                 .99%                 160,381                .72%
Mary Anna Fowler                     94,297                        .58%                  94,297                .42%
H. Gearl Gore                       142,424 (1)(2)(4)(5)           .88%                 142,424                .64%
Eugene W. Hughes, Jr.                96,707 (6)(7)                 .60%                  96,707                .43%
Lennart E. Lindahl, Jr.             131,193 (1)(2)(4)(5)           .81%                 131,193                .59%
Richard C. Rathke                   140,599 (1)(2)(4)(5)           .87%                 140,599                .63%
Victor H. Siegel                    267,706 (1)(4)                1.66%                 267,706               1.20%
William F. Spitznagel               310,964 (1)(2)(4)(5)          1.92%                 310,964               1.40%
Bruce E. Wiita                      145,325 (1)(2)(4)(5)           .90%                 145,325                .65%
William Wolfson                       9,274 (4)                    .06%                   9,274                .04%
George M. Apelian                                                                        37,278      (8)       .17%
Dr. Thomas F. Carney                                                                  1,459,953      (9)      6.57%
Thomas J. Langan, Jr.                                                                     1,687                .01%
Mary McCarty                                                                                288                 (a)
All directors and executive       2,413,504 (10)                   14%                3,933,536      (11)       17%
officers as a group
(14 persons)

-----------------------
(a)   Less than .01%
(b) Assumes each share of CFC common stock is converted into 4.807 shares of RSFC common stock.

(1) Includes 12,128 shares issuable upon exercise of options, at an exercise price of $2.48 per share.

(2) Includes 10,672 shares issuable upon exercise of options, at an exercise price of $2.62 per share.

(3) Includes 10,146 shares issuable upon exercise of options, at an exercise price of $2.50 per share.

(4) Includes 5,250 shares issuable upon exercise of options, at an exercise price of $3.33 per share.

(5) Includes 27,536 shares issuable upon exercise of warrants, at an exercise price of $5.00 per share.

(6) Includes 75,647 shares issuable upon exercise of options at an exercise price of $2.08.

(7) Includes 7,150 shares issuable upon exercise of options at an exercise price of $1.65.

(8) Includes 30,765 shares issuable upon exercise of options at an exercise price of $2.50.

(9) Includes 26,472 shares owned by a corporation in which Dr. Carney is a shareholder and director. It does not include shares owned by other members of his family.

(10) Includes options and warrants for 687,492 shares of RSFC common stock. Actual RSFC common stock owned is 11% of the total outstanding.

(11) Includes options and warrants for 741,879 shares of RSFC common stock. Actual RSFC common stock owned is 14% of the total outstanding.

CFC

         The following table sets forth certain information with regard to the beneficial ownership of CFC Common Stock as of August 31, 1997 (including, options exercisable within 60 days) by (1) each executive officer of CFC, (2) each director of CFC, (3) all directors and executive officers of CFC as a group, and (4) each person known by CFC to be the beneficial owner of more than 5% of the outstanding CFC Common Stock. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to shares beneficially owned by such person.


                                            PRE-MERGER
 NAME AND ADDRESS OF        AMOUNT AND NATURE OF     PERCENTAGE OF OUTSTANDING
BENEFICIAL OWNER (1)       BENEFICIAL OWNERSHIP          CFC COMMON STOCK
--------------------       ---------------------         ----------------
George M. Apelian                 7,755(1)                      .6%
Dr. Julian J. Blitz              83,057(2)                     6.6%
Joseph E. Carney, Jr.            33,013(3)                     2.6%
Daniel C. Carney                203,244(4)                    16.1%
Peter H. Carney                 220,316(5)                    17.7%
Dr. Thomas F. Carney            303,714(6)                    24.0%
Thomas F. Carney, Jr.           287,109(7)                    22.7%
Morton M. Fisher                 21,429(8)                     1.7%
C. Bernard Jacobs                26,026                        2.1%
Richard Arn Kuci, Jr.             4,426(9)                      .4%
Roz Kovens                       76,234(10)                    6.0%
Thomas J. Langan, Jr.               354                         --
Milton Mamber                    26,278(11)                    2.1%
Mary McCarty                         60                         --
Eileen A. Salsano                 3,414(12)                     .3%
Dr. Morton Terry                 99,151(13)                    7.8%
All Executive Officers          628,993(14)                   49.3%
and Directors as a Group

(1) This amount consists of 1,355 shares which Mr. Apelian owns jointly with his wife and 6,400 shares which Mr. Apelian may purchase under stock options which are currently exercisable.

(2) This amount consists of 48,274 shares which Dr. Blitz owns jointly with his wife and 34,783 shares owned solely by his wife.

(3) This amount consists of 27,506 shares owned directly by Mr. Joseph E. Carney, and 5,507 owned by a corporation in which Mr. Carney is a shareholder and director. It does not include shares owned by Mr. Carney's other family members.

(4) This amount consists of 2,290 shares owned directly by Mr. Daniel C. Carney, 954 shares owned by Mr. Daniel C. Carney as trustee for a family trust and 200,000 shares owned by Dr. Thomas F. Carney, which may be acquired by certain family trusts for which Mr. Daniel C. Carney serves as one of the trustees. See Note (6) below.

(5) This amount consists of 19,362 shares owned directly by Mr. Peter H. Carney, and 954 owned as trustee for a family trust, and 200,000 shares owned by Dr. Thomas F. Carney, which may be acquired by certain family trusts for which Mr. Peter H. Carney serves as one of the trustees. See Note (6) below.

(6) This amount consists of 298,207 shares owned directly by Dr. Thomas F. Carney, and 5,507 owned by a corporation in which Mr. Carney is a shareholder and director. It does not include shares owned by other members of his family. Dr. Carney has granted an option to acquire 200,000 shares to certain family trusts for which Mr. Thomas F. Carney, Mr. Peter H. Carney and Mr. Daniel C. Carney serve as trustees.

(7) This amount consists of 9,789 shares owned directly by Mr. Thomas F. Carney, Jr., 954 shares owned by Mr. Carney as trustee for a family trust, 14,758 shares owned by a corporation in which Mr. Carney is an officer, 61,608 shares owned by a trust in which Mr. Carney is a trustee and beneficiary and 200,000 shares owned by Dr. Thomas F. Carney, which may be acquired by certain family trusts for which Mr. Carney serves as one of the trustees.

(8)  This amount consists of 21,429 shares owned jointly with Mr. Fisher's wife.

(9) This amount consists of 2,800 shares which may be purchased by Mr. Kuci pursuant to stock option which are currently exercisable, 600 shares owned by him directly and 1,026 shares that Mr. Kuci owns jointly with his wife.

(10) This amount consists of 20,062 shares owned directly by Ms. Kovens and 56,172 shares owned by the Estate of Cal Kovens, which is controlled by Roz Kovens as personal representative.

(11) This amount consists of 26,278 shares owned jointly with Mr. Mamber's wife.

(12) This amount consists of 2,114 shares which Ms. Salsano may purchase pursuant to stock options which are currently exercisable, and 1,300 shares which Ms. Salsano owns jointly with her husband.

(13) This amount consists of 97,720 shares owned jointly with Dr. Terry's wife and 1,431 shares owned by Dr. Terry's professional association pension trust.

(14) This amount includes 11,314 shares which may be purchased by executive officers of the Company pursuant to options which are currently exercisable.

COMPARISON OF RIGHTS OF HOLDERS OF RSFC AND CFC COMMON STOCK

     The rights of holders of CFC Common Stock are governed by the CFC Articles of Incorporation (the "CFC Articles"), the Bylaws of CFC, and the FBCA. As a result of the Merger, the rights of the holders of CFC Common Stock, which will be converted into shares of RSFC Common Stock, will be governed by the Articles of Incorporation of RSFC, the Bylaws of RSFC, the Bank Holding Company Act and the FBCA.

     The following is a summary of the material differences in the rights of shareholders of RSFC and CFC. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the CFC Articles and Bylaws, the RSFC Articles and Bylaws, the Bank Holding Company Act and the FBCA.


AUTHORIZED CAPITAL STOCK

     RSFC. The RSFC Articles authorize the issuance of up to 100,000,000 shares of RSFC Common Stock, par value $0.01 per share, of which, as of June 30,1997, 16,147,107 shares were issued and outstanding, 1,604,250 shares were reserved for issuance upon conversion of RSFC's 7% Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred"), 2,000,000 shares were reserved for issuance under the RSFC 1997 Performance Incentive Plan, 396,422 shares were reserved for issuance pursuant to other RSFC stock options warrants, and 950,000 shares reserved for issuance pursuant to RSFC dividend reinvestment plan and employee stock purchase plan. Under the RSFC Articles, the RSFC Board of Directors has the authority to divide the 20,000,000 authorized shares of preferred stock, par value $.01 per share, into series and to fix the rights and preferences of any series so established. Of the series of preferred stock currently authorized: 1,000,000 shares of Series B Junior Participating Preferred Stock (the "Series B Preferred"), no shares of which are outstanding and 1,035,000 shares of the Series C Preferred of which 1,035,000 shares were issued and outstanding. A full description of the RSFC Common Stock and the Series C Preferred is incorporated herein by reference from the section under the caption "Description of Securities" in RSFC's Registration Statement on Form S-1 (No. 33-62847), effective on November 6, 1995. For a description of the Series B Preferred issuable in connection with the RSFC Rights Plan, see "Certain Anti-Takeover Provisions--RSFC-RIGHTS PLAN."

     CFC. The CFC Articles authorize the issuance of up to 1,500,000 shares of CFC Common Stock, par value $0.01 per share, of which, as of June 30, 1997, 1,264,328 shares were issued and outstanding, and 19,564 shares were reserved for issuance upon the exercise of outstanding options pursuant to CFC's stock option plans.


BOARD OF DIRECTORS

     RSFC. The RSFC Bylaws currently provide that the RSFC Board of Directors will consist of fourteen members. The RSFC Articles divide the RSFC Board of Directors into three classes of as equal size as possible, with the term of each class expiring in consecutive years so that only one class is elected in any given year. Under the RSFC Articles and Bylaws, directors may only be removed for cause upon the affirmative vote of not less than 80% of the outstanding shares of RSFC Common Stock. The Bylaws will be amended as of the Effective Time of the Merger to increase the number of directors to 18.

     CFC. The CFC Articles provide that the CFC Board of Directors will be established by the Bylaws, but shall never be less than one. The Bylaws currently provide for a board of 11 directors. The CFC Board of Directors is not divided into classes. Under the CFC Bylaws, directors may be removed, with or without cause, by the majority vote of the shares of CFC Common Stock at any meeting of shareholders called for such purpose.

VOTING

     RSFC. Pursuant to the RSFC Articles, holders of RSFC Common Stock are entitled to one vote for each share held and do not have cumulative voting rights in the election of directors.

     CFC. Pursuant to the Articles, holders of CFC Common Stock are entitled to one vote for each share held, and do not have cumulative voting rights in the election of directors.


PREEMPTIVE RIGHTS

     RSFC. Except as provided in the Rights Agreement, the holders of RSFC Common Stock have no preemptive rights to acquire any additional shares of RSFC Common Stock or any other shares of RSFC capital stock.

     CFC. The holders of CFC's Common Stock have no preemptive rights to acquire any additional shares of CFC Common Stock or any other shares of CFC capital stock.


SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     RSFC. Under the RSFC Bylaws, a special meeting of RSFC shareholders may only be called by a majority of the directors for such purposes as determined by the RSFC Board of Directors at any time or times through the year. The RSFC Articles deny shareholders the power to call a special meeting and prohibit actions by shareholders by written consent without a meeting. RSFC shareholders have no power to call any meetings.

     CFC. Under the CFC Bylaws, a special meeting of or CFC shareholders may be called by (i) the President, (ii) the Chairman of the Board (iii) the Board of Directors, or (iv) by the holders of not less than 10% of the shares entitled to vote at the meeting.


MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     RSFC AND CFC. The FBCA requires that plans of merger and share exchange must be adopted by the board of directors of each corporation and (except in certain limited circumstances) approved by a majority of all the votes entitled to be cast by each voting group of each corporation entitled to vote on the plan of merger or share exchange, unless the corporation's board of directors requires, or the articles of incorporation provide for, a greater vote. Neither the RSFC nor the CFC Articles and Bylaws require a greater vote. In addition, the FBCA provides that a corporation may sell or otherwise dispose of all or substantially all of its property, other than in the usual and regular course of business, if recommended by the board of directors and if the holders of the majority of all votes entitled to be cast on the transaction approve such transaction.

     The FBCA also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if (i) the corporation's articles of incorporation will not differ significantly after the Merger and
(ii) the corporation's shareholders will hold the same number of shares with identical designations, preferences, limitations and relative rights immediately after the merger as they held before the merger.

AMENDMENT OF ARTICLES OF INCORPORATION AND OF BYLAWS

     RSFC. Pursuant to the FBCA and the RSFC Articles, amendments to the RSFC Articles must be recommended by the RSFC Board of Directors and approved by a majority of votes entitled to be cast by each voting group entitled to vote on the amendment. Under the RSFC Articles and the RSFC Bylaws, the RSFC Board of Directors may adopt, alter, amend or repeal the RSFC Bylaws by a majority vote.

     CFC. Pursuant to the FBCA and the CFC Articles, amendments to the CFC Articles must be recommended by the CFC Board of Directors and approved by a majority of votes entitled to be cast by each voting group entitled to vote on the amendment. Under the CFC Articles and the CFC Bylaws, the Board of Directors or shareholders of CFC may adopt, alter, amend or repeal the CFC Bylaws by a majority vote.


RIGHTS OF DISSENTING SHAREHOLDERS

     RSFC and CFC. Shareholders of a Florida corporation have the right, in certain circumstances, to dissent from certain corporate actions, including the consummation of a plan of merger to which a Florida corporation is a party and which requires the approval of such corporation's shareholders. However, this right to dissent does not apply with respect to a plan of merger to holders of a security that on the record date is either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not fewer than 2,000 shareholders. Shareholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares. The holders of RSFC Common Stock are not entitled to dissenters' rights because RSFC Common Stock is, and was as of the RSFC Record Date, listed on the Nasdaq National Market. The holders of CFC Common Stock are entitled to dissenters' rights and to obtain payment in the amount of the fair value of their shares. See "Dissenters' Rights of Appraisal"

DIVIDENDS

     RSFC and CFC. The FBCA provides that, subject to restrictions in a corporation's articles of incorporation, a corporation's board of directors may authorize and the corporation may make a distribution to its shareholders unless after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, in the case of the dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

CERTAIN ANTI-TAKEOVER PROVISIONS

     RSFC AND CFC. Both RSFC and CFC are subject to the "Control Share" and "Fair Price" provisions of the FBCA. These provisions are anti-takeover provisions that apply to public corporations organized under Florida law, unless a corporation has elected to opt out of these provisions in its articles of incorporation or bylaws. Neither RSFC nor CFC has elected to opt out of those provisions. The Control Share provisions prohibit a shareholder from voting shares of RSFC or CFC Common Stock, as the case may be, acquired in excess of 20% (and 33% and 50%) of the outstanding voting shares unless the remaining uninterested shareholders approve voting rights for such shares by majority vote at a special meeting called for that purpose. The Fair Price provisions require that, in any merger of RSFC or CFC with a corporation affiliated with a 10% or greater shareholder (the "Interested Shareholder"), shareholders receive the higher of the highest price paid by the Interested Shareholder for shares of RSFC or CFC Common Stock, as the case may be, during the preceding two years or the fair market value of the RSFC or CFC Common Stock, unless the merger is approved by a majority of the directors not affiliated with the Interested Shareholder or the holders of two-thirds of the RSFC or CFC Common Stock not affiliated with the Interested Shareholder.

     RSFC -- RIGHTS PLAN. On March 29, 1995, the RSFC Board of Directors declared a dividend on the RSFC Common Stock of one right (a "Right") for each outstanding share of RSFC Common Stock to shareholders of record at the close of business on April 14, 1995. Each Right entitles the registered holder to purchase from RSFC a unit consisting of one-hundredth of a share (a "Unit") of the Series B Preferred, or a combination of securities and assets of equivalent value, at a purchase price of $18 per Unit, subject to adjustment. Each fractional share of Series B Preferred is designed to be equivalent in voting and dividend rights to one share of RSFC Common Stock. A full description and terms of the Rights are set forth in the Rights Agreement, dated as of April 14, 1995 (the "Rights Agreement"), between RSFC and IBJ Schroder Bank & Trust Company, as Rights Agent.

     The Rights Agreement is designed to protect shareholder interests in the event that RSFC is confronted with coercive or unfair takeover tactics, including offers that do not treat all shareholder interests fairly or do not maximize the value of RSFC. Acquisition offers that reflect RSFC's fair value and that are made to all shareholders would not be affected by the Rights Agreement. Initially, ownership of the Rights are evidenced only by the Common Stock certificates. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (the "Stock Acquisition Date"), or (ii) the close of business on such date as may be fixed by the Board of Directors, which date shall not be more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 14, 2005, unless earlier redeemed by the Company or unless certain events have occurred. Except in the circumstances described below, after the Distribution Date each Right will be exercisable into one-hundredth of a Preferred Share (a "Preferred Share Fraction"). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one Common Stock. The voting and dividend rights of the Preferred Shares are subject to adjustment in the event of dividends, subdivisions and combinations with respect to the Common Stock of the Company.

     In the event that any time following the Stock Acquisition Date, (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock remain outstanding, (ii) a Person becomes the beneficial owner of more than 25% of the then outstanding Common Stock other than pursuant to a tender offer that provides fair value to all shareholders, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (iv) during such time as there is an Acquiring Person an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in clauses (i), (ii), (iii) or (iv) of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person who was involved in the transaction giving rise to any such event will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that is described in, or that follows a tender offer or exchange offer described in, the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph are referred to as the "Triggering Events." At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. That 10-day redemption period may be extended by the Board of Directors so long as the Rights are still redeemable. Under certain circumstances set forth in the Rights Agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the continuing directors, the Rights will terminate and the only right of the holders of Rights will be able to receive the $.01 redemption price.

     RSFC AND CFC-- BANK HOLDING COMPANY ACT. Under federal law, a person or group of persons is prohibited from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to FRB approval under the Bank Holding Company Act. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as RSFC or [CFC], would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the FRB under the Bank Holding Company Act before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of the RSFC Common Stock, or otherwise obtaining "control" over RSFC or CFC. Under the Bank Holding Company Act, "control" generally means
(i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

                       CERTAIN INFORMATION CONCERNING RSFC


BUSINESS

     RSFC, incorporated in Florida in 1983, is a commercial bank holding company, the principal business of which is the operation of a commercial bank business through Republic Security, its wholly owned subsidiary, a state chartered commercial bank. Republic Security commenced operations on November 19, 1984, and is a member of the Federal Home Loan Bank ("FHLB") System. Its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. In November 1995, RSFC and Republic Security received all necessary federal and state regulatory approvals and converted from a thrift charter to a commercial bank holding company and a State of Florida chartered commercial bank.

     On June 30, 1997, the Company acquired Family Bank, a commercial bank headquartered in Hallandale, Florida, with six branch locations in Broward County, Florida. Family Bank was merged into Republic Security on June 30, 1997. The acquisition was accounted for as a pooling-of-interest and resulted in Republic Security acquiring assets of $256.0 million, liabilities of $234.2 million and equity of $21.8 million. All information contained herein has been retroactively restated to include the accounts and results of operations of Family Bank.

     On January 19, 1996, Republic Security acquired Banyan Bank, a commercial bank headquartered in Boca Raton, Florida, with one branch office located in Boynton Beach, Florida. In addition to acquiring commercial bank loan and deposit portfolios, the acquisition provides Republic Security with a geographic presence in South Palm Beach County. The acquisition was accounted for as a purchase and resulted in Republic Security acquiring assets of $61.7 million and liabilities of $57.0 million.

     On November 30, 1994, Republic Security acquired Governor's Bank, a commercial bank headquartered in West Palm Beach, Florida ("Governors"). The acquisition was accounted for as a purchase and resulted in Republic Security acquiring assets of $64.3 million, liabilities of $62.3 million and two additional branch locations.

LENDING ACTIVITIES

     GENERAL. Under applicable regulations, Republic Security originates, purchases and sells loans or participating interests in loans. Republic Security originates, purchases and participates in loans for its own portfolio and for sale in the secondary market. Lending activities include the origination and purchase of long-term adjustable-rate and to a lesser extent fixed-rate commercial and residential mortgage loans, construction loans, commercial business loans and consumer loans. During 1996 and 1995, the level of commercial business, commercial real estate, and consumer loan originations increased from prior years. Approximately 95% of Republic Security's mortgage loans are secured by property located in Florida.

     The following tables set forth the composition of Republic Security's loan portfolio by type of loan at the periods indicated:

======================================================== ================ ======= ======== ===========================

                                          DECEMBER 31,                                 MARCH 31,
                                      1996            1995             1995             1994              1993
          TYPE OF LOAN            AMOUNT PERCENT  AMOUNT  PERCENT  AMOUNT PERCENT   AMOUNT PERCENT   AMOUNT    PERCENT
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
(in thousands)
----------------------------------------------------------------------------------------------------------------------
Real estate loans:
 * Commercial real estate       $138,674     33% $90,648      24% $82,665     21%  $64,490     21%  $51,008        20%
 * Residential property          150,911      36 164,999       44 175,912      45  153,298      50  120,308         48
 * Residential lot                 2,224       1   2,873        1   2,989       1    1,972       1    3,115          1
 * Construction loans             31,561       8  37,467       10  46,082      12   49,982      16   43,198         17
Total real estate loans          323,370      77 295,987       78 307,648      80  269,742      88  217,629         87
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
Consumer Loans:
 * Home equity lines of credit     7,618       2   5,957        2   6,497       2    5,131       2    4,614          2
 * Personal and Other             10,230       2   5,750        2   5,215       1    1,418       0    2,483          1
 * Automobile                     36,684       9  35,760        9  35,499       9    9,408       3    6,646          3
 * Savings accounts                3,795       1   3,817        1   3,139       1    4,641       2    2,730          1
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
Total consumer loans              58,327      14  51,284       14  50,350      13   20,598       7   16,473          7
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
Commercial business loans:        37,894       9  30,916        8  28,855       7   17,261       6   17,202          7
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
TOTAL LOANS                      419,591    100% 378,187     100% 386,853    100%  307,601    100%  251,304       100%
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
Less:
Loans in process                  14,462          12,420           21,460           22,876           19,290
Discounts, premiums and deferred
loan fees                            679           1,219            1,531              753              687
Allowance for loan losses          3,876           3,745            3,845            2,410            2,450
-------------------------------------------------------- ---------------- ------- -------- ---------------------------
TOTAL                           $400,574        $360,803          360,017         $281,562         $228,877
======================================================== ================ ======= ======== ===========================


     The following table sets forth at December 31, 1996, the principal amounts of Republic Security's loans with contractual maturities during the periods indicated.

======================================================== ================ ======= ======== ===========================
                                DECEMBER 31, 1996
                                    MATURING

                                                                 AFTER 1 YEAR
(IN THOUSANDS)                              WITHIN 1 YEAR     THROUGH 5 YEARS       AFTER 5 YEARS              TOTAL
Real Estate:
   Residential (1)                                 $8,061             $16,920            $125,930           $150,911
   Construction and lot(2)                         13,234               3,581               2,508             19,323
   Commercial                                      17,792              31,168              89,714            138,674
COMMERCIAL BUSINESS                                18,530              16,018               3,346             37,894
CONSUMER                                           18,335              31,356               8,636             58,327
--------------------------------------------------------- ----------------------------------------------------------
TOTAL                                             $75,952             $99,043            $230,134           $405,129
========================================================= ==========================================================
Maturing after one year with:
Variable interest rates                                                47,656             202,934
Fixed interest rates                                                   51,387              27,200
                                                          ----------------------------------------------------------
TOTAL(L)                                                              $99,043            $230,134
======================================================== ================ ======= ======== ===========================

     (1) Excludes loans held for sale
     (2) Net of loans-in-process

     Republic Security provides commercial and residential real estate loans, construction loans, commercial business loans and consumer loans. Loans secured by real estate generally include commercial and residential real estate, construction loans, loans to refinance or purchase existing properties, home equity loans and land acquisition and development loans.

     REAL ESTATE MORTGAGE LOANS. Republic Security's real estate mortgage loans consist of commercial and residential mortgage loans, which are secured by existing properties. Loans secured by commercial properties generally have terms ranging from fifteen to twenty years and interest rate adjustment periods ranging from monthly to five years. Amortization periods for commercial mortgage loans generally do not exceed 25 years. Commercial real estate loans originated by Republic Security are primarily secured by income-producing properties such as office buildings, warehouse buildings and retail space. Generally, in underwriting commercial real estate loans, Republic Security requires the personal guaranty of borrowers, a maximum loan to value ratio of 80%, and a cash flow to debt service ratio of 1.25 to 1.

      Republic Security's residential mortgage loans have terms which do not exceed 30 years and are secured by one-to four-family residences. The majority of residential mortgages which Republic Security holds in its portfolio provides for interest rate adjustments every year and such adjustments are limited to 5% to 6% over the term of the loan. Loans made for 80% to 95% of the appraised value of the financed residences are primarily originated with private mortgage insurance, which essentially insures that portion of the loan which is in excess of 80% of the appraised value of the financed residences. As of December 31, 1996, the loan portfolio includes approximately $9.8 million of residential loans which have loan to value ratios of greater than 80%, when originated, and have no private mortgage insurance. RSFC believes that these loans, which RSFC makes in the normal course of business from time to time, have not resulted in a significantly greater loss experience than the aggregate residential mortgage portfolio and these loans have higher yields.

     Residential mortgage loans generally are underwritten by Republic Security in accordance with guidelines of the Federal Home Loan Mortgage Corporation (the "FHLMC"). Republic Security is an approved seller/servicer for the Federal National Mortgage Association (the "FNMA") and the FHLMC.

         CONSTRUCTION LOANS. Residential real estate construction loans comprised approximately 2% of Republic Security's total loan portfolio as of December 31, 1996. The total construction loan portfolio of approximately $4.0 million as of December 31, 1996, are primarily for one- to- four family residential properties.

     Republic Security originates one- to four-family residential loans to individuals on a pre-sold basis and through developers on a pre-sold and speculative basis. Republic Security's underwriting guidelines regarding residential construction loans require an analysis of the financial condition of the developer or the borrower, the appraised value of the property, and the marketability of the proposed residence, including location, and overall portfolio concentrations. Limitations are imposed by Republic Security on the amount of loans for the purpose of construction of residences that have not been pre-sold.

     Construction loans generally have terms of between six and 12 months and interest rates which adjust monthly based upon a designated prime rate. Loan proceeds are advanced as construction progresses and inspections warrant. Construction loans are structured either to be converted to permanent loans at the end of the construction phase, or to be paid off upon receipt of financing from another lender.

     Republic Security's construction loans are secured by first mortgages on the underlying real estate and have loan-to-value ratios which generally do not exceed 80%. All such loans provide for recourse to the borrower or a related individual in the event of a default. The loan agreements generally require Republic Security to advance funds for fees. The amount of the loan generally provides borrowers with sufficient funds to pay the interest on the loan during construction since interest is considered part of the total cost of the property.

     Construction loans afford Republic Security the opportunity to increase the interest rate sensitivity of its loan portfolio and to receive yields higher than those obtainable on adjustable-rate mortgage loans secured by existing residential properties. These higher yields correspond to the higher credit risks associated with construction lending. Historically, Republic Security has obtained its construction loans through its retail loan officer network and also through the wholesale broker network. These loans are generally made to the homeowner and may or may not involve an end loan commitment.

     Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, which security is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project (which is often beyond the control of the borrower), and the effects of governmental regulation on real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than on the ability of the borrower or guarantor to repay principal and interest. If Republic Security is forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that Republic Security will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as the related foreclosure and holding costs. In addition, Republic Security may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminable period of time. Republic Security has underwriting procedures designed to identify what it believes to be acceptable levels of risk.

     CONSUMER LOANS. Consumer loans are extended for a variety of purposes including the purchase of automobiles, home improvement, lines of credit, unsecured personal loans and education. As of December 31, 1996, consumer loans were approximately $58.3 million or 14% of total loans. Loans secured by automobiles are the dominant consumer loans and represented $36.7 million or 63% of total consumer loans as of December 31, 1996. Automobile loans are obtained from both the retail branch network and indirectly through referrals from automobile dealerships. Primarily all of the indirect automobile loans are obtained from dealerships within Republic Security's market area and are underwritten to the same standards as those automobile loans acquired through a retail banking network. Managements believes that the quality and risk are similar for retail and wholesale automobile loans.

     Consumer loan underwriting standards include an examination of the applicant's payment history on other debts and an evaluation of the applicant's ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. While consumer loans generally involve a higher element of credit risk than one- to four-family residential loans, consumer loans are typically made at higher interest rates and for shorter terms, or at adjustable rates, and are helpful in maintaining a profitable spread between Republic Security's loan yield and its cost of funds.

     COMMERCIAL BUSINESS LOANS. Commercial business loans (excluding Small Business Administration ("SBA") loans) totaled $32.7 million as of December 31, 1996. Commercial business loan underwriting practices assess the borrower's creditworthiness and ability to repay, including an evaluation of the value of any collateral securing the proposed loan. While commercial business loans generally are made for shorter terms and at a higher yields than one- to four-family residential loans, such loans generally involve a higher level of risk than one- to four-family residential loans. In 1996 and 1995, Republic Security expanded its commercial business lending activities and expects to continue to pursue the commercial business loan area.

     SBA loans which totaled $5.2 million at December 31, 1996 are underwritten in accordance with the guidelines of the SBA. These loans are made to small businesses and usually require that significant collateral be assigned to Republic Security from the borrower. Typically, the SBA guarantees 70% to 90% of the loan balance with the remaining portion unguaranteed. Although Republic Security is permitted to sell the SBA-guaranteed portion of the loan in secondary markets, with Republic Security retaining the portion that is not guaranteed, Republic Security does not typically sell such portions in secondary markets. SBA loans are similar to commercial business loans in yield and credit risk.

     OTHER LENDING ACTIVITIES. Republic Security may also extend loans for other purposes from time to time, including land acquisition and development and residential lot loans.

     The following table sets forth total loans and loans held for sale that were originated, purchased, sold and repaid during the periods indicated:

=========================================================================== ========================================
                                                                 YEAR ENDED       NINE MONTHS ENDED       YEAR ENDED
                                                               DECEMBER 31,            DECEMBER 31,        MARCH 31,
(IN THOUSANDS)                                                         1996                    1995             1995
--------------------------------------------------------------------------- ----------------------------------------
Real estate loan originations                                       $48,420                 $31,334          $90,308
Consumer and commercial loan originations                            40,451                  30,107           22,045
--------------------------------------------------------------------------- ----------------------------------------
  /bullet/ Total loan originations                                   88,871                  61,441          112,353
Loans purchased                                                       9,787                  22,776            6,193
Loans acquired in mergers                                            36,078                                   41,682
--------------------------------------------------------------------------- ----------------------------------------
Total loan originations and purchases                               134,736                  84,217          160,228
--------------------------------------------------------------------------- ----------------------------------------
LESS:
  /bullet/ Principal repayment on loans and loans held for sale      58,101                  57,784           34,624
  /bullet/ Sale of loans and loans held for sale                     42,359                  47,435           53,927
--------------------------------------------------------------------------- ----------------------------------------
Total repayments and sale of loans                                  100,460                 105,219           88,551
--------------------------------------------------------------------------- ----------------------------------------
  /bullet/ Total increase (decrease) in loan principal balances      34,276                (21,002)           71,677
Net decrease (increase) in deferred loan fees, premiums and discounts   614                     386            (816)
Net (decrease) increase in loans in process                           (809)                   9,356            1,416
Net decrease (increase) in allowance for loan losses                    158                      76          (1,436)
--------------------------------------------------------------------------- ----------------------------------------
  /bullet/ NET INCREASE (DECREASE) IN LOANS AND LOANS HELD FOR SALE $34,239               ($11,184)          $70,841
=========================================================================== ========================================



     LENDING PROCEDURES. Loan applications may be approved by Republic Security Board, the Board Loan Committee, the Management Loan Committee, or the Loan Officer if the loan is within delegated authority limits. The review of each loan application includes the applicant's credit history, income level, financial condition, and the value of any collateral to secure the loan (which, in the case of real estate loans, utilizes a review of an appraisal report prepared by an independent appraiser). In the case of major real estate loans, the loan underwriting process typically involves an analysis of the economic feasibility of the proposed project.

     The Management Loan Committee is currently comprised of the President, Executive Vice President-Finance, the Executive Vice President-Broward County, the Senior Vice President-Retail Banking, the Senior Vice President-Commercial Lending and the Senior Vice President-Loan Administration. The Management Loan Committee is authorized to approve residential and commercial mortgage/commercial non-mortgage loans up to $500,000, and residential loans that are pre-approved for sale to a mortgage conduit, up to $1,000,000. The committee is also authorized to approve consumer loan applications up to $100,000. All other loan applications are subject to the approval of the RSFC Board of Directors or the Board Loan Committee.

     With respect to any approved real estate loan, Republic Security issues a written commitment to the applicant, setting forth the terms under which the loan will be extended. A title insurance commitment for the mortgaged property is obtained from an approved title company prior to the closing. Fire, casualty, and flood insurance (where applicable) are obtained, naming Republic Security as a mortgagee.

     In accordance with Republic Security's policies and applicable law, the documentation of each real estate loan includes: an application signed by the applicant, disclosing the purpose for which the loan is sought and the identity of the property; one or more written appraisal reports disclosing the fair market value of the security offered by the applicant; a signed financial statement of the applicant or a written credit report prepared by Republic Security or by others at its request; documentation showing the date, amounts, purpose, and recipient of every disbursement of loan proceeds; an opinion of Republic Security's attorney; a title insurance policy or other documentary evidence customarily used in the appropriate jurisdiction, affirming the quality and validity of Republic Security's lien on the relevant real estate; documentation covering all modifications of the original mortgage contract showing appropriate approval for each such modification; and documentation covering all releases of any portion of the collateral supporting the loan.

SERVICING OF MORTGAGE LOANS

     Republic Security services virtually all of its loan portfolio. As of December 31, 1996, Republic Security was also servicing $277 million in loans and loan participations for other lenders. Republic Security services both loans and loan participations it has sold to others, as well as loans pursuant to the purchase of servicing rights.

     From time to time, Republic Security purchases mortgage loan servicing to generate servicing income and to utilize effectively excess servicing capacity. Republic Security has such excess servicing capacity due to its regular needs for a minimum level of personnel and facilities to service Republic Security's own portfolio. Management believes that it is cost- effective to use its personnel base to service loans for others and to generate fee income.

     Mortgage loan servicing involves collecting principal, interest and escrow funds for taxes and insurance from mortgage loan borrowers, paying principal and interest to mortgage loan investors, paying property taxes and insurance premiums on mortgaged property, supervising foreclosures in the event of unremedied defaults, and performing all related accounting and reporting activities. Republic Security sells loans on a non-recourse basis through its mortgage banking in the secondary market, and generally continues to service such loans.

     With regard to purchased servicing rights, such rights are typically purchased from thrift institutions and mortgage banking companies. In purchasing servicing rights, a valuation of the servicing rights and an assessment of the portfolio is conducted by Republic Security. A computer model is utilized in the evaluation process which assesses prepayment expectations, costs to establish servicing files, the on-going costs of servicing, the mortgage loan coupon range and concentrations, servicing margin, payment remittance cycles and utilization of escrow funds.

     Although the originator or its assignee retains title and reimburses the servicer for the majority of expenses should foreclosure be required, the purchase of servicing rights involves risks to the servicer, particularly should the underlying loans be prepaid faster than that assumed in the servicing rights valuation process. Should loan prepayments be accelerated, the amortization of the amount paid for servicing rights (which amount is amortized over the estimated life of the underlying loan utilizing the interest method) must also be accelerated thereby reducing income. See Note 8 to Consolidated Financial Statements. Republic Security seeks to mitigate such risks by diversifying the servicing portfolio between fixed-rate and adjustable-rate mortgage loans and among various states, including Florida, California, Iowa and Illinois.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

     Republic Security's non-performing assets consist of real estate acquired through foreclosures (other real estate owned) and loans which are 90 days or more past due. Generally, accrued interest on loans which are more than 90 days past due is excluded from income and any previously accrued and unpaid interest is reversed through interest income. Non-performing assets as of December 31, 1996 were approximately $6.2 million, representing 1.00% of Republic Security's total assets.

     The following table details Republic Security's non-performing assets at December 31, 1996, 1995 and for the three-year period ending March 31, 1995:

======================================================================== ============================= =============
                                             YEAR ENDED   NINE MONTHS ENDED               YEARS ENDED
                                           DECEMBER 31,     DECEMBER 31,                  MARCH 31,
(DOLLARS IN THOUSANDS)                             1996             1995          1995            1994          1993

LOANS:
Consumer                                           $157             $303          $362             $74          $243
Commercial business                                 583              101         1,067             392           413
Residential mortgage                              2,169            2,307         1,419             631         2,237
Residential construction                            183              107           115              84            70
Commercial mortgage                               1,380              715           265             541           999
Repossessed automobiles                             196              195           118
                                           --------------------------------------------------------------------------
    TOTAL NON-PERFORMING LOANS                    4,668            3,728         3,346           1,722         3,962
OTHER REAL ESTATE OWNED:
Residential construction                            107              268            26             468
Residential mortgage                              1,149              701           450             901           490
Land for residential use                                                                            61
Land for commercial use                             243              767           764             555           574
Commercial real estate                                                             257             113           952
                                           --------------------------------------------------------------------------
    TOTAL OTHER REAL ESTATE OWNED                 1,499            1,736         1,497           2,098         2,016
                                           --------------------------------------------------------------------------
 TOTAL NON-PERFORMING  ASSETS                    $6,167           $5,464        $4,843          $3,820        $5,978
======================================================================== ============================= =============



     The table above reflects reclassifications of in-substance foreclosures from other real estate owned to non-performing loans in accordance with SFAS No.114 for all periods presented. The adoption of SFAS No.114 had no material impact on the operations of RSFC or the comparability of the tables presented.

     Republic Security's non-residential portfolios in excess of $100,000 are reviewed annually by a committee comprised of three members of Republic Security's management (the "Committee") for the purpose of determining a loan's classification as special mention, substandard, doubtful, or loss, as appropriate. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged. "Substandard" assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

     General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. Unlike specific allowances, general allowances have not been allocated to a particular problem asset. Assets classified as loss are those considered uncollectible and of such little value that its continuance as assets is not warranted. Republic Security will charge off 100% of the assets classified as loss. Republic Security's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FRB and the Florida Banking Department, which can order the establishment of additional general or specific loss allowances.

     Although Republic Security uses its best judgment in underwriting each loan, industry experience indicates that a portion of Republic Security's loans will become delinquent. Regardless of the underwriting criteria utilized by banks, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of Republic Security's collateral.

     In the normal course of business, Republic Security has recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, management has established an allowance for loan losses, which totaled approximately $3.9 million at December 31, 1996, which is allocated according to the following table:


========================= ================================== ============================================= ===========
                            DECEMBER 31,     DECEMBER 31,                            MARCH 31,
                                1996             1995               1995              1994                1993
                            ALLOW      % OF   ALLOW    % OF
                             FOR      LOANS    FOR     LOANS    ALLOW  % OF LOANS  ALLOW   $ OF LOANS  ALLOW   % OF LOANS
                            LOAN     TO TOTAL  LOAN   TO TOTAL   FOR      TO TOTAL   FOR    TO TOTAL   FOR     TO TOTAL
                           LOSS(2)    LOANS    LOSS    LOANS   LOAN LOSS   LOANS  LOAN LOSS  LOANS  LOAN LOSS    LOANS

(in thousands)
Real estate construction and    $64      8%    $200      10%     $283       12%     $213       17%    $138         18%
lot loans
Residential mortgage            789      36     786       44      457        46      519        51     598          48
Commercial mortgage             931      33     852       24      722        21      523        20     448          19
Commercial business             316       9     575        8      579         8      172         6     208           7
Consumer                        551      14     573       14      476        13      216         6     256           8
Unallocated (1)               1,225             759             1,328                767               802
                          --------------------------------------------------------------------------------------------
TOTAL                        $3,876    100%  $3,745     100%   $3,845      100%   $2,410      100%  $2,450        100%

========================= ================================== ============================================= ===========

(1) The unallocated portion of the allowance for loan losses decreased from March 31, 1995 to December 31, 1996 and 1995 due to Republic Security increasing its required reserve percentage from 10% to 15% of loans classified substandard. The unallocated balance at March 31, 1995, assuming a 15% reserve for loans classified substandard, would decrease to $415,000.

(2) Republic Security changed the risk factors applied to the performing loan portfolio to risk factors more similar to Republic Security's actual three year loss history (see discussion below).

     In evaluating the adequacy of the allowance for loan losses, management has taken into consideration the loan portfolio, past loan loss experience, current economic conditions, workout arrangements, pending sales, the financial strength of the borrowers, and the appraised value of the collateral at the time reserves were established. Although management believes the allowance for loan losses is adequate, their evaluation is dependent upon future events. Management's evaluation of losses is a continuing process which may necessitate adjustments to the allowance in future periods.

     Management's evaluation of the allowance for loan losses includes applying relevant risk factors to the entire loan portfolio, including non-performing loans. Risk factors applied to the performing loan portfolio in the year ended December 31, 1996 are based on Republic Security's past three year loss history considering the current portfolio's characteristics, current economic conditions and other relevant factors. Prior to 1996, the risk factors applied to performing real estate loans and commercial business loans were primarily based on industry statistics because Republic Security did not have a relevant loss history for these loans. After several years of transitioning to a commercial bank, Republic Security has established a three year loss history on commercial real estate and commercial business loans which has been applied to the performing loan portfolio at December 31, 1996. Management believes the revised risk factors are more relevant to the current portfolio than the risk factors applied in prior years. Non-performing loans are carried at fair value based on the most recent information available. At December 31, 1996 the following risk factors are applied to the carrying value of each classified loan: (I) substandard at 15%, (ii) doubtful at 50%, and (iii) loss charged-off at 100%.

     The following table details the charge-offs, recoveries, net charge-offs and ending balance at the allowance for loan losses for the year ended December 31, 1996, the nine months ended December 31, 1995 and the years ended March 31, 1995, 1994, and 1993:

========================================================================================== =========================
                                                                   AT OR FOR THE
                                                   AT OR FOR THE     NINE MONTHS           AT OR FOR THE
                                                     YEAR ENDED,           ENDED            YEARS ENDED
                                                    DECEMBER 31,    DECEMBER 31,             MARCH 31,
(DOLLARS IN THOUSANDS)                                      1996            1995      1995         1994         1993

Beginning balance                                         $3,745          $3,845    $2,410       $2,450       $1,909
Reserves acquired in connection with merger                  374                     1,399                       319
CHARGE-OFFS:
* Real estate mortgage                                       230             263       344          274          533
* Real estate construction                                                    75        10           11          138
* Consumer                                                   567             459       130           15          108
* Commercial business                                         98             195       207          552          324
------------------------------------------------------------------------------------------ -------------------------
SUBTOTAL - CHARGE-OFFS                                       895             992       691          852        1,103
Recoveries:
* Real estate mortgage                                        35              26       166          237          138
* Consumer                                                    82              61        51           15           11
* Commercial                                                 180             564       429          206           36
------------------------------------------------------------------------------------------ -------------------------
SUBTOTAL - RECOVERIES                                        297             651       646          458          185
------------------------------------------------------------------------------------------ -------------------------
Net charge-offs                                              598             341        45          394          918
Provision for loan losses                                    355             241        81          354        1,140
------------------------------------------------------------------------------------------ -------------------------
ENDING BALANCE                                            $3,876          $3,745    $3,845       $2,410       $2,450
========================================================================================== =========================
Ratio of net charge-offs during the period to average loans .15%            .09%      .01%         .15%         .46%
outstanding during that period
========================================================================================== =========================



INVESTMENT ACTIVITIES

     Republic Security is required by federal regulations to maintain minimum levels of liquid assets. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity." Republic Security considers such factors as liquidity, yields, interest rate exposure and general economic conditions in determining the composition of its investments portfolio. As of December 31, 1996, RSFC had cash and cash equivalents of $65.1 million and investments of $95.4 million representing, in the aggregate, 26% of its total assets. See Note 3 of Notes to Consolidated Financial Statements.

DEPOSITS

     Republic Security offers a variety of deposit programs, including NOW accounts, money market deposit accounts, statement savings accounts, and variable- or fixed-rate certificates of deposit with maturities ranging from 30 days to five years. The principal differences among certificate accounts relate to minimum balance, term, interest rate, and method of compounding.

     As of December 31, 1996, certificate accounts in the amount of $100,000 or more amounted to approximately $55.4 million, representing 11% of total deposits.

     The following tables set forth the amounts and the weighted-average interest rate on each category of Republic Security's deposit accounts as of the dates indicated:

======================================================== =============================================================

                                DECEMBER 31, 1996              DECEMBER 31, 1995               MARCH 31, 1995
                                      WEIGHTED  PERCENT            WEIGHTED   PERCENT            WEIGHTED    PERCENT
                                       AVERAGE  OF TOTAL            AVERAGE   OF TOTAL            AVERAGE   OF TOTAL
(DOLLARS IN THOUSANDS)      AMOUNT     STATED   DEPOSITS  AMOUNT  STATED RATE DEPOSITS  AMOUNT  STATED RATE DEPOSITS
                                        RATE
-------------------------------------------------------- -------------------------------------------------------------
Non-interest bearing accounts $85,925             18%      $70,519                  18%  $71,138               18%
NOW accounts                   64,198   1.61%      13       55,019      1.71%        14   52,320      1.97%    13
Savings accounts               58,812   3.11       12       42,525       3.04        11   30,596       2.70     8
Money market accounts          63,923   2.98       13       39,730       2.92        10   45,324       2.78    11
Certificates of deposit       216,198   5.37       44      194,655       5.43        48  201,840       5.41    50
-------------------------------------------------------- -------------------------------------------------------------
TOTAL DEPOSITS               $489,056   3.34%     100%    $402,448      3.42%      100% $401,218      3.44%   100%

======================================================== =============================================================




BORROWINGS

     Several credit options are made available to banks from time to time by the FHLB to meet seasonal or other withdrawals of deposits and to permit the expansion of lending activities. Each credit option has specified maturity and either a fixed or a variable interest rate determined by the FHLB. Rates offered for variable interest FHLB borrowings are set from time to time by the FHLB. FHLB policy prescribes the acceptable use for which the proceeds of such borrowings may be used. Republic Security has a credit facility from the FHLB in the amount of $39.0 million. Republic Security also has the ability to draw on existing line of credit with two commercial banks for an aggregate amount of $6.5 million. No amounts were drawn on these lines at December 31, 1996 and 1995.

     FHLB advances are collateralized by FHLB stock, mortgage loans and mortgage backed securities pledged in accordance with agreements Republic Security entered into with the FHLB. In accordance with the agreements, Republic Security had pledged as collateral loans with an aggregate principal balance of approximately $35.0 million, $42.0 million, and $44.0 million at December 31, 1996, 1995 and March 31, 1995, respectively. At December 31, 1996, Republic Security also had pledged mortgage backed securities in the amount of $25.7 million. Republic Security had $30.0 million in outstanding advances at December 31, 1996.

     From time to time Republic Security enters into repurchase agreements with customers, securities dealers and commercial banks. A repurchase agreement is a form of securities borrowing which involves the sale and delivery of securities by Republic Security to an independent safekeeping agent, securities broker or dealer in an amount equal to a percentage of the fair market value of the securities, coupled with Republic Security's agreement to repurchase the securities at a later date. Republic Security pays the customer, broker or dealer a variable rate of interest for the use of the funds for the period involved which ranges from overnight to two years. At maturity, the loans are repaid and the securities are returned to Republic Security. The amounts of securities sold under such agreements vary widely and depend on many factors which include the terms available for such transactions, the ability of Republic Security to apply the proceeds to investments having higher returns, the demand for such transactions, and management's perception of trends in short-term interest rates. Republic Security, in each such transaction, requires the broker or dealer to adhere to procedures for the safekeeping of Republic Security's securities. As of December 31, 1996, Republic Security had $8.6 million outstanding in repurchase agreements.

     The following table present selected information on borrowings:

===========================================  ============= =================== ================ =============  ===========
                                                                   NINE MONTHS
                                                YEAR ENDED               ENDED                 YEARS ENDED
                                                  DECEMBER        DECEMBER 31,                  MARCH 31,
                                                       31,
(DOLLARS IN THOUSANDS)                                1996                1995             1995          1994         1993
SHORT TERM BORROWINGS:
FHLB Advances:
Amounts outstanding at end of year                  $5,000             $25,000          $15,000       $20,000
Weighted average rate at end of year                 6.95%               5.63%            6.15%         3.86%
Maximum amount outstanding at any month end        $12,000             $25,000          $20,000       $40,000
Approximate average amount outstanding during
year                                                $1,953            $  7,939          $ 6,000       $15,000
Approximate weighted average rate for year           5.99%               5.78%            4.71%         3.45%
Other Borrowed Money:
Amounts outstanding at end of year                  $8,633              $7,280           $4,742        $2,865       $1,994
Weighted average rate at end of year                 4.88%               5.18%            4.90%         2.10%        2.00%
Maximum amount outstanding at any month end         $8,909              $7,581           $4,742        $3,157       $2,982
Approximate average outstanding during year         $5,888              $5,000           $3,035        $2,595       $2,080
Approximate weighted average rate for year           4.49%               4.68%            4.05%         2.12%        2.60%
LONG TERM BORROWINGS:
FHLB Advances:
Amounts outstanding at end of year                 $25,000
Weighted average rate at end of year                 5.61%
Maximum amount outstanding at any month end        $25,000
Approximate average amount outstanding during
year                                                  $690
Approximate weighted average rate for year           5.61%
===========================================  ============= =================== ================ =============  ===========


COMPETITION

     Republic Security experiences strong competition both in attracting deposits and originating loans in its South Florida market area. Direct competition for deposits comes from other commercial banks, savings and loan associations, credit unions, money market funds and other providers of financial services. Competition is significant largely due to the desire of financial institutions to access the high proportion of retirees who live in South Florida and have above average liquid assets. Republic Security competes with other commercial banks, savings and loan associations, and credit unions for loans. In addition, mortgage banking companies are competitors for residential real estate loans. Many of these competitors have greater financial resources, larger branch networks, better name recognition, greater economies of scale, less regulatory burdens, less capital requirements and larger employee bases than Republic Security. The primary methods used to attract deposit accounts include interest rates, variety and quality of services, convenience of branches and advertising and promotions. Republic Security competes for loans through interest rates, loan fees and efficient, quality service provided to customers.

EMPLOYEES

     RSFC employed approximately 260 persons as of December 31, 1996. RSFC places a high priority on staff development which involves training in operational procedures, customer service and regulatory compliance. Extensive incentive programs that focus on and are dependent on the achievement of certain financial and customer service goals are in place for employees.

     None of RSFC's employees are subject to a collective bargaining agreement, and RSFC believes that its employee relations are good.

       RSFC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

CORPORATE OVERVIEW

     Republic Security Financial Corporation is a commercial bank holding company headquartered in West Palm Beach, Florida. RSFC's principal business is the operation of Republic Security, a state chartered commercial bank. With nine full-service branches located in Palm Beach County, Florida, seven full-service branches located in Broward County, Florida, and one full-service branch in Dade County, Florida, Republic Security serves primarily Palm Beach and Broward Counties.

     Over the past several years, Republic Security has transitioned its business from traditional thrift activities to those of a commercial bank. The new business strategy included a concentration on commercial, consumer and construction lending while maintaining a residential mortgage banking presence and a concentration on business and personal transaction accounts and increased non-interest income from loan and deposit service fees. On November 30, 1994, Republic Security acquired Governors, a commercial bank headquartered in West Palm Beach with a concentration on the types of loans and deposits targeted by Republic Security. Total assets acquired in connection with the merger was approximately $64.3 million.

     Consistent with Republic Security's shift in business focus, on November 6, 1995, RSFC and Republic Security received all necessary federal and state regulatory approvals and converted to a commercial bank holding company and a State of Florida chartered commercial bank. On July 26, 1995, as a consequence of Republic Security's charter conversion, the Company and Republic Security changed their fiscal year ends from March 31 to December 31.

     On December 15, 1995, Republic Security purchased the West Palm Beach office of Century Bank, a thrift chartered bank, which provided a larger customer base when combined with the existing Bank branch in the same vicinity and other key economic benefits to Republic Security.

     On January 19, 1996, Republic Security acquired Banyan Bank, a commercial bank headquartered in Boca Raton, Florida, with one branch office located in Boynton Beach, Florida. In addition to acquiring commercial bank loans and deposit portfolios, the acquisition provides Republic Security with a geographic presence in South Palm Beach County. Total assets acquired in connection with the merger was approximately $61.7 million.

     On June 30, 1997, the Company acquired Family Bank, a commercial bank headquartered in Hallandale, Florida, with six branch locations in Broward County, Florida. Family Bank was merged into Republic Security on June 30, 1997. The acquisition was accounted for as a pooling-of-interests and resulted in Republic Security acquiring assets of $256.0 million, liabilities of $234.2 million and equity of $21.8 million. All information contained herein has been retroactively restated to include the accounts and results of operations of Family Bank.

     Looking forward, Republic Security's business strategy is to continue its
(i) focus in commercial and consumer lending while maintaining a presence in the residential mortgage market, (ii) emphasis on residential construction lending,
(iii) emphasis on business and personal transaction accounts, (iv) focus on non-interest income from loan and deposit service fees, (v) development and implementation of new products and services, and (vi) growth through a combination of bank and branch acquisitions, as well as de novo expansion of the branch network and to achieve a higher profile through additional strategically located banking offices and increased marketing efforts.

       RSFC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

       COMPARISON OF THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996


RESULTS OF OPERATIONS

     The Company had a net loss of ($1,651,000) or $(.11) per common share for the three months ended June 30, 1997 compared to net income of $1,630,000 or $.09 per common share for the three months ended June 30, 1996. Net income for the six months ended June 30, 1997 was $496,000 or $.01 per common share compared to net income of $3,331,000 or $.18 per common share for the six months ended June 30, 1996. The decrease in net income for the three and six months ended June 30, 1997 is primarily due to the one-time merger expenses of $3,979,000 ($2,500,000, net of income taxes), associated with the Family Bank acquisition which closed on June 30, 1997. Net income for the quarter and six months ended June 30, 1997 was also impacted by an increase of $720,000 and $670,000, respectively, for the provision for loan losses and an increase of $480,000 and $510,000, respectively, in Stock Appreciation Rights ("SARs") accrual compared to the quarter and six months ended June 30, 1996. These increases in expenses were partially offset by a $367,000 or 6% increase in net interest income for the three months ended June 30, 1997 compared to the three months ended June 30, 1996. Net interest income increased $637,000 or 5% and non interest income increased $202,000 or 7% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

NET INTEREST INCOME

     Net interest income for the quarter ended June 30, 1997 increased $367,000 compared to the quarter ended June 30, 1996 due to an increase of $73,000,000 in interest-earning assets offset by a decrease in net interest margin of 42 basis points. Average outstanding loans increased approximately $40,000,000 and investments increased approximately $33,000,000 while average interest bearing deposits increased approximately $25,000,000 and average borrowings increased approximately $35,000,000 for the three months ended June 30, 1997 compared to the three months ended June 30, 1996. Republic Security purchased $25,000,000 of mortgage-backed securities in December 1996 which were funded by a $25,000,000 Federal Home Loan Bank advance. The decrease in net interest margin for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 is primarily a result of the $25,000,000 leverage transaction and also a result of a slight decrease in the yield on the loan portfolio.

Net interest income increased $637,000 or 5% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. The increase is due to a $61,000,000 or 12% increase in interest earning assets offset by a decrease in net interest margin of 42 basis points.

PROVISIONS FOR LOAN LOSSES

     The provision for loan losses increased $720,000 for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due primarily to
(i) the realignment of Family's loan loss reserve policy to that of Republic Security, (ii) an increase from December 31, 1996 of $1,600,000 in non performing loans associated with one single family residential loan and (iii) a downgrade of a $330,000 commercial loan in the quarter ended June 30, 1997. For the six months ended June 30, 1997, the provision for loan losses increased $670,000 compared to the six months ended June 30, 1996.

NON-INTEREST INCOME

     Non-interest income increased $202,000 for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 primarily due to an increase of $144,000 in service charge on deposit accounts and $163,000 in gain on sale of investments, offset by a decrease of $98,000 in gain on sale of loans. No significant change occurred in non-interest income for the three months ended June 30, 1997 compared to the three months ended June 30, 1996.

OPERATING EXPENSES

     Operating expenses increased $3,979,000 for the quarter and six months ended June 30, 1997 compared to the quarter ended June 30, 1996 due to merger expenses associated with the Family Bank acquisition which closed on June 30, 1997. Operating expenses, excluding the merger expenses, increased $781,000 or 14% for the three months ended June 30, 1997 compared to the three months ended June 30, 1996. The increase in operating expenses is due primarily to increases of $280,000 in employee compensation and benefits expenses, $193,000 in occupancy and equipment expenses and $934,000 in other operating expenses offset by a decrease of $101,000 in insurance expense. Other operating expenses increased due primarily to non recurring expenses of $100,000 associated with the start-up of the trust services division and $150,000 fixed asset write-off associated with the relocation of a branch. The increase in employee compensation and benefits expenses is due to the accrual of $480,000 for Stock Appreciation Rights (SARs) which became "in-the-money" during the quarter ended June 30, 1997 offset by a non recurring payroll expenses of $80,000 in the quarter ended June 30, 1996 associated with the absorption of the Banyan Bank acquisition which closed in January 1996 and employee compensation savings as a result of the elimination of certain positions which took place in June 1996. Occupancy and equipment expenses increased for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due primarily to an increase in depreciation expense of $100,000 and a one-time payment of $50,000 for early cancellation of a lease. The increase in depreciation expense is due to an increase in equipment associated with the change in data processing bureaus which took place in August 1996. Insurance expense decreased $101,000 for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due primarily to a decrease of approximately $65,000 in Federal Deposit Insurance Corporation ("FDIC") premiums and $20,000 in other insurance premiums. The FDIC premiums were reduced for all deposits effective January 1, 1997 after the one-time special Savings Insurance Association Fund assessment made in September 1996 to recapitalize the fund.

     Operating expenses, excluding merger costs, increased $626,000 or 6% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. The increase in operating expenses is due primarily to increases of $199,000 in employee compensation and benefits, $274,000 increase in occupancy and equipment expenses and $307,000 in other operating expenses offset by a decrease of $160,000 in insurance expense. Employee compensation and benefits increased approximately $510,000 related to SARs accrual offset by $180,000 of non recurring employee compensation expenses in the six months ended June 30, 1996 associated with the absorption of the Banyan Bank acquisition and employee compensation savings as a result of the elimination of certain positions which took place in June 1996. Occupancy and equipment expenses increased for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 due to an increase in equipment associated with the change in data processing bureaus which took place in August 1996 and a one-time payment of $50,000 for early cancellation of a lease. Other operating expenses increased due primarily to non recurring expenses of $100,000 associated with the start-up of the trust services division and $150,000 fixed asset write-off associated with the relocation of a branch. Insurance expense decreased for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 due to an approximate savings of $130,000 in FDIC premiums, a decrease of approximately $40,000 in other insurance premiums and a $50,000 FDIC premium refund received in January 1997 offset by an increase in FDIC premiums associated with an increased deposit base of approximately $40,000,000.

PROVISION FOR INCOME TAXES

     Income tax expenses decreased $1,793,000 for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due to a decrease of $5,074,000 in income before taxes. Income taxes decreased $1,601,000 for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 due to a decrease of $4,436,000 in income before taxes. Income before income taxes decreased for the three and six months ended June 30, 1997 compared to the three and six months ended June 30, 1996 due primarily to merger expenses of $3,979,000 associated with the Family Bank acquisition which closed on June 30, 1997.

LIQUIDITY, SOURCES OF CAPITAL AND CAPITAL REQUIREMENTS

     As a member of the Federal Home Loan Bank System, Republic Security is subject to regulations which require it to maintain "long term" liquidity ratios. The majority of the liquid assets of Republic Security are investments available-for-sale, deposits with the Federal Home Loan Bank of Atlanta and federal funds sold. Republic Security was in compliance with liquidity requirements during the six months ended June 30, 1997.

     On certain occasions, demand for loan funds may exceed cash available from deposits. On such occasions, Republic Security may borrow funds from the Federal Home Loan Bank of Atlanta, draw on lines of credit with commercial banks and/or enter into repurchase agreements on eligible investments.

     Cash and cash equivalents decreased by approximately $11,000,000 during the six months ended June 30, 1997. The decrease in cash is due primarily to loan originations and purchases net of principal paydowns, of approximately $50,000,000, dividend payments of approximately $3,000,000 and fixed asset purchases of approximately $2,500,000 offset by approximately $22,500,000 in loan sales and $15,5000,000 in an increase in FHLB advances and securities sold under agreements to repurchase. A $16,000,000 purchase of 1-4 family residential loans was made during the six months ended June 30, 1997 while the majority of loan originations related to commercial business and commercial real estate loans.

     The following table shows the capital amounts and ratios of Republic Security at June 30, 1997.


(DOLLARS IN THOUSANDS)                     AMOUNT              RATIO
------------------------------------------------- ------------------
Total risk based capital                  $52,346              12.3%
Tier 1 risk based capital                 $47,201              11.1%
Leverage capital                          $47,201               7.8%
------------------------------------------------- ------------------

     Republic Security was in compliance with its' capital requirements at June 30, 1997.

FINANCIAL CONDITION

     As of June 30, 1997, total assets increased approximately $18,000,000 or 3% from December 31, 1996. Loans-net increased approximately $34,000,000 which was funded by a decrease of approximately $11,000,000 in interest bearing deposits in other institutions and federal funds sold, the sale of approximately $8,000,000 of loans held for sale, an increase in FHLB advances of $11,000,000 and an increase in securities sold under agreements to repurchase of approximately $4,000,000. The overall increase in total assets of approximately $18,000,000 is primarily a result of an increase of $11,000,000 in FHLB advances and a $4,000,000 increase in securities sold under agreements to repurchase.

            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

RESULTS OF OPERATIONS

     The following is a discussion and analysis of RSFC's consolidated results of operations . All information has been retroactively restated to include the accounts and results of operations of Family Bank. In addition, RSFC's operating results include the results of Banyan Bank since January 19, 1996 and Governors Bank since November 30, 1994. The discussion and analysis should be read in conjunction with RSFC's consolidated financial statements and corresponding notes included elsewhere in this report.

     RSFC's net income was $6.8 million for the year ended December 31, 1996 compared to $6.0 million for the year ended December 31, 1995. Net income for the year ended December 31, 1996 was reduced by $669,000 due to a one-time Federal Deposit Insurance Corporation ("FDIC") Savings Association Insurance Fund ("SAIF") assessment to recapitalize the national SAIF (see Note 15 to the Consolidated Financial Statements). Net income for the year ended December 31, 1996 increased 25% to $7.5 million, excluding the one-time FDIC SAIF assessment, from $6.0 million for the year ended December 31, 1995. The increase in net income is due to a $4.0 million increase in net interest income, a $1.1 million increase in non-interest income partially offset by increases of $2.2 million in operating expenses, and $659,000 in income taxes. Net income per common share was $.42 on a primary and fully diluted basis, excluding the one-time FDIC SAIF assessment, for the year ended December 31, 1996 compared to $.43 on a primary and fully diluted basis for the year ended December 31, 1995. Earnings per share was decreased for the year ended December 31, 1996 compared to the year ended December 31, 1995 due to a 2.7 million increase in the average shares outstanding during 1996 primarily as a result of the November 1995 secondary equity offering and the conversion of RSFC's Series "A" preferred stock to common stock (see Note 11 to the Consolidated Financial Statements). Reported net income per share for the year ended December 31, 1996 was $.37. The one-time FDIC SAIF assessment resulted in a reduction of EPS of $.05.

     RSFC's net income for the nine months ended December 31, 1995 was $4.9 million compared with net income of $3.1 million for the nine months ended December 31, 1994. Net income per common share was $.34 on a primary basis and $.33 on a fully diluted basis for the nine months ended December 31, 1995 compared to $.24 per common share on both primary and fully diluted basis for the nine months ended December 31, 1994. The increase in net income for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 is primarily due to increases of approximately $3.6 million in net interest income and $1.4 million in non-interest income partially offset by increases of approximately $2.0 million in non-interest expense and $1.1 million in income tax expense.

     RSFC's net income decreased by $1.1 million from $5.3 million for the year ended March 31, 1994 to $4.2 million for the year ended March 31, 1995. Earnings per share declined to $0.32 in 1995 from $0.47 in 1994 (before the cumulative effect of a change in accounting principle). Net income for the year ended March 31, 1994 included a

$500,000 ($.03 per share) cumulative effect of a change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 109. The decrease in earnings for 1995 of $672,000, excluding the cumulative effect of a change in accounting principle, is primarily due to increases of $2.9 million in net interest income and approximately $800,000 in other non-interest income and service charges on deposit accounts and a decrease of $273,000 in the provision for loan losses which were offset by a decrease of $2.5 million in gain on sale of loans and servicing and mortgage trading income, a $200,000 loss on trading account investment and an increase of $2.3 million in operating expenses.

     The primary component of earnings for most financial institutions including RSFC is net interest income. Net interest income is the difference between the interest income received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Net interest income is determined primarily by interest rate spread and the relative amounts of interest-earning assets and interest-bearing liabilities.

NET INTEREST INCOME

     Net interest income increased 17% to $25.8 million for the year ended December 31, 1996 compared to $22 million for the year ended December 31, 1995. The increase in net interest income is primarily due to an increase of $31.8 million in average net interest-earning assets as a result of a $62.8 million increase in average interest-earning assets offset by an increase of $31 million in average interest-bearing liabilities. Average loans outstanding increased $36.9 million and average investments, interest-bearing deposits in other financial institutions and Fed funds sold increased $26.0 million while average interest-bearing deposits increased $44.7 million and average borrowed money outstanding decreased $13.7 million. The increases in the loan and deposit portfolios are primarily due to the Banyan Bank acquisition and internal growth. In addition, an increase of 17 basis points in Republic Security's net interest margin contributed $730,000 to the increase in net interest income for the year ended December 31, 1996 compared to the year ended December 31, 1995.

     Net interest income for the nine months ended December 31, 1995 increased approximately $3.4 million or 26% from the nine months ended December 31, 1994 due primarily to an increase of $6.9 million in interest income on loans, partially offset by an increase of $3.9 million in interest expense on certificates of deposit. The average interest-earning assets and average interest-bearing liabilities increased during the nine months ended December 31, 1995 compared with the nine months ended December 31, 1994 primarily due to the acquisition of Governors Bank and internal growth as a result of successfully attracting new customers. In addition Republic Security's net interest margin increased to 5.20% for the nine months ended December 31, 1995 from 4.84% for the nine months ended December 31, 1994, primarily as a result of an increase in the prime rate and a change in the composition of Republic Security's loan portfolio. The composition of Republic Security's loan portfolio changed as a result of the Governors merger to reflect an increase in consumer, commercial business and commercial real estate loans which generally are higher yielding than residential mortgage loans.

     Net interest income increased by 19% to $18.1 million for the year ended March 31, 1995 compared to $15.2 million for the year ended March 31, 1994, primarily due to an increase in interest income on loans of $5.6 million as a result of an increase in loan volume during 1995, partially offset by an increase in interest expenses of $3.1 million due to an increase in the rate and volume of interest-bearing liabilities. The increase in loan volume for the year ended March 31, 1995 compared to the year ended March 31, 1994 is attributable to an increase in commercial and consumer loan originations as well as the Governors acquisition on November 30, 1994.

INTEREST INCOME

     The increase of $5.1 million in interest income for the year ended December 31, 1996 compared to the year ended December 31, 1995 is due to an increase of $3.6 million in interest and fees on loans, a $732,000 increase in interest on interest-bearing deposits in other financial institutions and Fed Funds sold and a $617,000 increase in interest and dividends on investments. The increase in interest and fees on loans is primarily due to an increase of $36.9 million in the average balance of loans outstanding during the year ended December 31, 1996 compared to the year ended

December 31, 1995. The increase in loans outstanding is primarily a result of the Banyan Bank acquisition, success in attracting customers through advertising and referrals and continued improvement in business conditions during 1996.

     Interest income increased approximately $7.8 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. The primary contributor to the increase in interest income is a $55.0 million increase in the average loan balances outstanding for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 which resulted in an increase in interest income of approximately $4.4 million. The average loan balances increased as a result of the Governors acquisition as well as internal growth. Approximately $2.3 million of the increase in interest income for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 resulted from an increase in the average rate earned on loans from 7.93% to 9.26%. The rate increase on loans is due to an increase in the prime rate from 6% at the beginning of 1994 to 8.5% at December 31, 1995. The average investment balance increased approximately $13.5 million partly as a result of the Governors acquisition.

     Of the $6.0 million increase in interest income for the year ending March 31, 1995 compared to the year ending March 31, 1994, approximately 50% was attributable to an increase in interest-earning asset volume, and the remaining 50% was due to an increase in average yield. The average yield on interest-earning assets increased from 7.33% in 1994 to 7.96% in 1995 primarily as a result of a larger portion of interest-earnings assets representing loans rather than lower yielding investments.

INTEREST EXPENSE

     The increase in interest expense of $1.1 million is due to an increase in the average balance of interest-bearing liabilities during the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase in interest-bearing liabilities is due primarily to increases in savings accounts of $21.3 million and certificate of deposits of $14.5 million offset by a decrease in borrowed money of $13.7 million. The increase in savings accounts is primarily a result of the introduction of a high-yield savings product in 1996 in Broward County. The increase in the average balance of certificates of deposit is due to the Banyan Bank acquisition in January 1996. Borrowed money decreased in 1996 as a result of the issuance of additional common and preferred stock in November 1995 (see Note 11 to Consolidated Financial Statements). The rate paid on interest-bearing liabilities decreased 5 basis points for the year ended December 31, 1996 compared to the year ended December 31, 1995 primarily due to reducing the rates paid on certificates of deposit and a decrease in the rate paid on borrowed money. Republic Security began lowering interest rates paid on certificates of deposit in March 1995 to become aligned with the commercial bank market. Likewise, the average balance of non-interest bearing deposits increased $15.8 million or 25% for the year ended December 31, 1996 compared to the year ended December 31, 1995.

     In line with management's goals, the average balance of non-interest-bearing deposits increased $11.2 million to $62.6 million for the nine months ended December 31, 1995 from $51.4 million for the nine months ended December 31, 1994. However, increases in the volume of certificates of deposit and the average rate paid on certificates of deposit was the primary contributor to the $4.2 million increase in interest expense for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. An increase of $55.6 million in the average balance of certificates of deposit resulted in an increase of $2.6 million in interest expense while an increase in the rate paid on certificates of deposit increased interest expense $1.3 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. The Governors acquisition resulted in an increase in average certificates of deposit of approximately $28.0 million. The remaining increase in average certificates of deposit was due to internal growth as a result of special pricing and effective advertising. The increase in the rate paid on deposits was primarily a result of an increase in market interest rate in 1995 compared to 1994.

     Of the $3.0 million increase in interest expense for the year ended March 31, 1995, $1.7 million was a result of an increase in the average volume of interest-bearing liabilities in 1995 compared to 1994 and $1.3 million was due to an increase in the average rate on interest-bearing liabilities to 3.72% in 1995 from 3.20% in 1994. The primary contributor to these rates and volume increases was certificates of deposit.

NET INTEREST INCOME, AVERAGE BALANCE AND RATES:
                                                   YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                            1996                                 1995

                                             ----------- -----------
                                               AVERAGE                  YIELD/     AVERAGE                  YIELD/
(DOLLARS IN THOUSANDS)                         BALANCE    INTEREST       RATE      BALANCE    INTEREST       RATE
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
ASSETS
INTEREST-EARNING ASSETS:
Loans                                           $402,307     $36,793       9.15%    $365,399     $33,198        9.09%
Interest-bearing deposits
   and Fed Funds sold                             30,100       1,563        5.19      19,741         831         4.21
Taxable investments                               46,617       3,182        6.83      37,045       2,677         7.23
Non-taxable investments **                        15,352         928        6.04       9,444         616         6.52
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Total interest-earning assets                    494,376      42,466        8.59     431,629      37,322         8.65
Other assets                                      50,319                              37,033
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Total                                           $544,695                            $468,662
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
LIABILITIES AND
   SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
NOW accounts                                    $ 59,227         963        1.63    $ 59,038       1,091         1.85
Money market accounts                             54,218       1,874        3.46      45,519       1,358         2.98
Savings deposits                                  52,313       1,724        3.30      30,999         881         2.84
Certificate of deposits                          209,590      11,424        5.45     195,117      10,705         5.49
Borrowed money                                     8,911         444        4.98      22,613       1,278         5.65
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Total interest-bearing liabilities               384,259      16,429        4.28     353,286      15,313         4.33
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Non-interest-bearing deposits                     78,675                              62,908
Other liabilities                                 17,373                              10,051
Shareholders' equity                              64,388                              42,417
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Total liabilities and
   shareholders' equity                         $544,695                            $468,662
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Net interest income/
  Net interest rate spread                                   $26,037       4.31%                 $22,009        4.32%
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Net average interest-earning
    assets/Net interest margin                  $110,117                   5.27%     $78,343                    5.10%
-------------------------------------------  ----------- -----------  ---------- ----------- -----------  -----------
Ratio of average interest-earning
    assets to average interest-
   bearing liabilities                             1.29x                               1.22x
===========================================  =========== ===========  ========== =========== ===========  ===========

** Tax equivalent basis based on 37% effective tax rate.


NET INTEREST INCOME, AVERAGE BALANCE AND RATES:

                                       NINE MONTHS ENDED DECEMBER 31,            NINE MONTHS ENDED DECEMBER 31,
                                                    1995                                      1994
                                  ------------- ------------  -------------  ------------- -----------  -----------
                                     AVERAGE                     YIELD/         AVERAGE                   YIELD/
(DOLLARS IN THOUSANDS)               BALANCE      INTEREST        RATE          BALANCE     INTEREST       RATE
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Assets
Interest-earning assets:
Loans                                  $364,015      $25,272          9.26%       $308,982     $18,374        7.93%
Interest-bearing deposits
   and Fed Funds sold                    19,920          608           4.07         19,961         552         3.69
Taxable investments                      37,456        2,048           7.29         20,093         925         6.14
Non-taxable investments **                9,444          487           6.88         13,291         744         7.46
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Total interest-earning assets           430,835       28,415           8.79        362,327      20,595         7.58
Other assets                             36,107                                     26,214
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Total                                  $466,942                                   $388,541
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
LIABILITIES AND
   SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
NOW accounts                           $ 60,347          824           1.82       $ 52,707         658         1.66
Money market accounts                    44,263        1,015           3.06         44,982         943         2.80
Savings deposits                         30,590          660           2.88         28,829         616         2.85
Certificate of deposits                 193,464        8,178           5.64        137,907       4,324         4.18
Borrowed money                           21,691          941           5.78         22,808         892         5.21
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Total interest-bearing liabilities      350,355       11,618           4.42        287,233       7,433         3.45
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Non-interest-bearing deposits            62,552                                     51,401
Other liabilities                         9,898                                     15,500
Shareholders' equity                     44,137                                     34,407
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Total liabilities and
   shareholders' equity                $466,942                                   $388,541
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Net interest income/
  Net interest rate spread                           $16,797          4.37%                    $13,162        4.13%
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Net average interest-earning
  assets/Net interest margin            $80,480                       5.20%        $75,094                    4.84%
--------------------------------  ------------- ------------  -------------  ------------- -----------  -----------
Ratio of average interest-earning
    assets to average interest-
    bearing liabilities                   1.23x                                      1.26x
================================  ============= ============  =============  ============= ===========  ===========


** Tax equivalent basis based on 37% effective tax rate.

NET INTEREST INCOME, AVERAGE BALANCE AND RATES:

                                          YEAR ENDED MARCH 31,
                                                  1995
                                  -----------  ------------ ----------
                                    AVERAGE                   YIELD/
(DOLLARS IN THOUSANDS)              BALANCE      INTEREST      RATE
--------------------------------  -----------  ------------ ----------
Assets
Interest-earning assets:
Loans                                $321,168       $26,299      8.19%
Interest-bearing deposits
   and Fed Funds sold                  16,065           775       4.82
Taxable investments                    20,334         1,554       7.64
Non-taxable investments **             13,291           873       6.57
--------------------------------  -----------  ------------ ----------
Total interest-earning assets         370,858        29,501       7.95
Other assets                           34,445
--------------------------------  -----------  ------------ ----------
Total                                $405,303
--------------------------------  -----------  ------------ ----------
LIABILITIES AND
   SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
NOW accounts                         $ 45,853         1,111       2.42
Money market accounts                  60,442         1,292       2.14
Savings deposits                       23,668           668       2.82
Certificate of deposits               147,238         6,788       4.61
Borrowed money                         21,981         1,267       5.76
--------------------------------  -----------  ------------ ----------
Total interest-bearing liabilities    299,182        11,126       3.72
--------------------------------  -----------  ------------ ----------
Non-interest-bearing deposits          53,703
Other liabilities                      17,528
Shareholders' equity                   34,890
--------------------------------  -----------  ------------ ----------
Total liabilities and
   shareholders' equity              $405,303
--------------------------------  -----------  ------------ ----------
Net interest income/
  Net interest rate spread                          $18,375      4.23%
--------------------------------  -----------  ------------ ----------
Net average interest-earning
  assets/Net interest margin          $71,676                    4.95%
--------------------------------  -----------  ------------ ----------
Ratio of average interest-earning
    assets to average interest-
    bearing liabilities                 1.24x
================================  ===========  ============ ==========

** Tax equivalent basis based on 37% effective tax rate.

     Net interest income before provision for losses can be analyzed in terms of the impact of changing rates and changing volumes of interest-earning assets and liabilities. The following table sets forth certain information regarding changes in net interest income due to changes in the average balance of interest-earning assets and interest-bearing liabilities and due to changes in average rates for the periods indicated. For purposes of this table, rate/volume changes have been allocated solely to rate changes and non-accrual loans are included in average balances.

                                            YEAR ENDED                                        NINE MONTHS ENDED
                                   DECEMBER 31, 1996 VERSUS 1995                        DECEMBER 31, 1995 VERSUS 1994
                         -------------------------------------------------      ---------------------------------------------
                               INCREASE (DECREASE) DUE TO CHANGE IN:                INCREASE (DECREASE) DUE TO CHANGE IN:
                         -------------------------------------------------      ---------------------------------------------
(DOLLARS IN                 AVERAGE          AVERAGE            NET                AVERAGE         AVERAGE          NET
THOUSANDS)                    RATE           VOLUME            CHANGE                RATE          VOLUME          CHANGE
------------------------ -------------- ----------------- ---------------- ---  -------------- --------------- --------------
INTEREST INCOME:
Loans - net                        $229            $3,366           $3,595              $2,472          $4,426         $6,898
Interest-bearing deposits           193               539              732                  30              26             56
Taxable investments               (169)               674              505                (22)           1,145          1,123
Non-taxable investments            (72)               384              312                   8           (265)          (257)
------------------------ -------------- ----------------- ---------------- ---  -------------- --------------- --------------
                                    181             4,963            5,144               2,488           5,333          7,820
------------------------ -------------- ----------------- ---------------- ---  -------------- --------------- --------------
INTEREST EXPENSE:
Savings deposits                  (131)                23            (108)                  63             103            166
NOW accounts                        109             (157)             (48)                  91            (19)             72
Money Market accounts                71             1,316            1,387                 (1)              45             44
Certificates of deposit            (79)               798              719               1,302           2,552          3,854
Borrowed money                     (81)             (753)            (834)                 110            (61)             49
------------------------ -------------- ----------------- ---------------- ---  -------------- --------------- --------------
                                  (111)             1,227            1,116               1,565           2,620          4,185
------------------------ -------------- ----------------- ---------------- ---  -------------- --------------- --------------
Net interest income                $292            $3,736           $4,028                $923          $2,712         $3,635

======================== ============== ================= ================ ===  ============== =============== ==============


PROVISION FOR LOAN LOSSES

     The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses. The provision for loan losses increased $135,000 or 61% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The amount of future provisions is a function of the ongoing evaluation of the allowance for loan losses which considers the characteristics of the loan portfolio, economic conditions and other relevant factors. Management's evaluation of the allowance for loan losses includes applying relevant risk factors to the entire loan portfolio including non-performing loans. Risk factors applied to the performing loan portfolio are based, in part, on Republic Security's past 3 year loss history and consider the current portfolio's characteristics, current economic conditions and other relevant factors. Non-performing loans are carried at fair value based on the most recent information available.

     The allowance for loan losses as a percent of total loans is approximately .92% which management believes to be adequate considering Republic Security's loan composition at December 31, 1996 and Republic Security's historical losses. In addition to the risk factors applied to the performing loan portfolio, risk factors as prescribed in the loan policy are applied to the remaining book balance of classified loans in evaluating the adequacy of the allowance for loan losses. An evaluation of the adequacy of the overall allowance for loan losses, including the adequacy of the unallocated portion of the allowance, is determined by management considering factors such as current and anticipated future economic conditions, loan concentrations, portfolio mix and other relevant factors.

     The allowance for loan losses as a percent of total loans at December 31, 1996 decreased approximately 7% compared to the ratio of .99% at December 31, 1995. Even though the allowance for loan losses as a percent of total loans decreased, the unallocated portion of the allowance increased $466,000 or 61% from December 31, 1995 to 1996 due primarily to a decrease in the amount of classified loans. Over the past three years, changes in the loan portfolio to that more similar to a commercial bank have required higher levels of "allocated" general reserves but have been offset by significant decreases in classified loans resulting in an increase in the unallocated portion of the reserve for loan losses. Likewise, the allowance for loan losses to non-performing loans has decreased from 106% at December 31, 1995 to approximately 87% at December 31, 1996. The decrease in the allowance for loan losses to non-performing loans is primarily a result of an increase of $939,000 in non-performing loans of which approximately $330,000 of the increase relates to one loan which had already been identified as a potential problem and classified by management at December 31, 1995. The migration of this particular loan from a classified performing loan to a non-performing loan had a negative effect on the ratio of the allowance for loan losses to non-performing loans. For this reason, and others, management does not rely solely on financial ratios to determine the adequacy of the allowance for loan losses. Because Republic Security's policy requires the write-down of impaired loans, losses from these loans should not have a future impact on the allowance for loan losses. The systematic method prescribed in Republic Security's loan policy (discussed above) which includes procedures for early detection of potential problem loans is consistently used to determine the adequacy of the allowance for loan losses and also considers the characteristics of the loan portfolio, historical charge-off history, current and anticipated future economic conditions, as well as other relevant factors. Based on the analysis of the allowance for loan losses at December 31, 1996, management believes the allowance is adequate.

     In accordance with Republic Security's asset classification policy, non-performing loans (loans contractually past-due 90 days or more) are recorded at the lesser of the loan balance or estimated fair value of the collateral underlying the loan, for collateral dependent loans, or the net present value of estimated future cash flows discounted at the loan's original effective interest rate. As a result, any expected losses from loans identified at December 31, 1996 as non-performing have been recognized by Republic Security and should not have a future impact on the allowance for loan losses unless the condition of the loan further deteriorates.

     At December 31, 1996 Republic Security had $4.5 million in non-performing loans representing 1.11% of total loans compared to $3.5 million representing 0.99% of total loans at December 31, 1995. The increase in non-performing loans is due partially to an increase in residential mortgage loan delinquencies and in part to a $330,000 commercial loan.

     The provision for loan losses decreased $123,000 for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. However, the allowance for loan losses as a percent of total loans remained relatively stable at 1.05% at December 31, 1995 compared to 1.08% at March 31, 1995.

     Although the percent of non-performing loans to total loans increased from .62% at March 31, 1994 to .91% at March 31, 1995, the provision for loan losses remained relatively stable for the periods. The increase in non-performing loans was primarily a result of the Governors' loan portfolio acquired. Likewise an allowance for loan losses was acquired.

NON-INTEREST INCOME

     Non-interest income increased $1.1 million or 20% for the year ended December 31, 1996 compared to the year ended December 31, 1995 primarily due to an increase in service charges on deposit accounts, an increase in the gain on sale of loans and an increase in the gain on sale of investments available-for-sale offset by a decrease in mortgage trading income.

     Non-interest income increased approximately 35% to $4.6 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 primarily as a result of increases in service charges on deposit accounts and other income. In addition, the nine months ended December 31, 1994 included a $200,000 loss on the sale of trading investments.

     Non-interest income significantly decreased to $4.4 million for the year ended March 31, 1995 from $6.1 million for the year ended March 31, 1994 due to the reduction in mortgage banking activities which resulted in a decrease in the amount of gain on the sale of loans and servicing.

     SERVICE CHARGES ON DEPOSIT ACCOUNTS. In line with Republic Security's goal to increase service fee income on deposit accounts, service charges on deposit accounts increased approximately 30% to $3.7 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. Average transaction account balances increased approximately $16.0 million or 13% for the year ended December 31, 1996 compared to the year ended December 31, 1995 due to an increase in the volume of transaction accounts. The increase in the number of transaction accounts in 1996 compared to 1995 is due to the Banyan Bank acquisition as well as internal growth. In addition, the composition of Republic Security's deposit portfolio has continued to change to reflect an increase in commercial customers which typically require services that generate more fee income than the personal deposit accounts.

     Service charges on deposit accounts increased by 46% for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. The increase in service charges on deposit accounts was due to an increase in the average number of transaction accounts serviced during the nine months ended December 31,1995 compared to the nine months ended December 31, 1994 as well as an overall increase in fee charges. Average transaction account balances increased approximately $18.8 million for the nine months ended December 31,1995 compared to the nine months ended December 31, 1994. The increase in transaction accounts is due to the Governors acquisition as well as internal growth. In addition, the composition of Republic Security's deposit portfolio changed to reflect an increase in commercial customers which typically require services that generate more fee income than the personal deposit accounts.

     Service charges on deposit accounts increased 27% for the year ended March 31, 1995 compared to the year ended March 31, 1994 primarily as a result of average transaction accounts increasing from $167.7 million to $184.6 million. The increase in the number of commercial accounts was due to the acquisition of Governors on November 30, 1994, as well as Republic Security's initiatives to attract transaction type deposit accounts.

     GAIN ON SALES OF LOANS AND SERVICING RIGHTS. Gain on sale of loans and servicing increased by $428,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 primarily due to an increase in the gains realized on the sale of loans as the volume of loan sales in both years was relatively stable. The gain realized on the sale of loans is dependent on market interest rates relative to the loans' interest rates at the time of sale and whether loans are sold servicing released or servicing retained. No purchased loan servicing rights were sold in the years ended December 31, 1996 and 1995.

     Gain on the sale of loans increased $175,000 for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 primarily due to an increase in the amount of gain realized on the sale of loans as a result of a decrease in market interest rates during the nine months ended December 31,1995. Gain on the sale of servicing decreased $299,000 as no loan servicing rights were sold during the nine months ended December 31, 1995.

     Due to a decrease in loan production volume, gain on sales of loans and servicing rights decreased $2.12 million for the year ended March 31, 1995 to $847,000 compared to $2.97 million for the year ended March 31, 1994. The decrease in mortgage banking activities was attributable to the increase in interest rates which decreased the volume of loan originations and refinancings and an intensely competitive residential construction loan market. Loan originations and loan purchases related to mortgage banking activities decreased $107 million or 67% in 1995 compared to 1994. Loan sales decreased 61% during the year ended March 31, 1995. These decreases were attributable to the decline in loan refinancing. Similar declines were experienced in the mortgage banking industry as a whole. In addition, during

1995, Republic Security reduced its mortgage banking operations to a level where income from mortgage banking activities is less significant to the overall earnings of Republic Security than in prior years while increasing non-interest income from "core" banking operations.

     MORTGAGE TRADING INCOME. Republic Security's loan trading department brokers loan packages for a fee and also acts as a principal in buying and reselling the same loan packages for a gain. Mortgage trading income decreased $290,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 as there was no mortgage trading income recorded in 1996. Mortgage trading income was stable for the nine months ended December 31, 1995 and 1994. Mortgage trading income decreased $357,000 for the year ended March 31, 1995 compared to the year ended March 31, 1994 primarily due to an overall decrease in loan activity.

     OTHER INCOME. Other income consists of loan servicing income net of the amortization of loan servicing rights, loan fees, rental income, ATM fees, gains on the sale of other real estate owned and other miscellaneous fee income.

     Other income increased $245,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 due primarily to a $100,000 increase in other fee income related to loan accounts and other services and an $84,000 increase in gains on the sale of other real estate owned. The increase in other fee income associated with loans is primarily due to an increase in the volume of commercial and consumer loan production. The increase in fees for other services is a result of increased usage in new services such as PC banking and merchant deposits.

     Other income increased $372,000 for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 primarily due to increases in loan late fees and other loan fees of approximately $100,000, and net loan servicing income of $115,000. Loan fees increased primarily as a result of an increase in volume. Net loan servicing income increased due to an increase in loan servicing income, as a result of an increase in the average loan servicing portfolio, and a decrease in the amortization of loan servicing rights due to a decrease in loan prepayment speeds. Other fee income increased due to an overall increase in loan and deposit account volumes as well as new services offered during the nine months ended December 31, 1995 to better serve commercial customers.

     Other income increased $664,000 for the year ended March 31, 1995 compared to the year ended March 31, 1994 primarily due to an increase in net loan servicing income. Net loan servicing income increased $793,000 for the year ended March 31, 1995 to $608,000 compared to a loss of $185,000 for the year ended March 31, 1994. Loan servicing income for the year ended March 31,1995 remained relatively flat in comparison to the year ended March 31, 1994 while the amortization of loan servicing rights decreased from $1.2 million in 1994 to $505,000 in 1995 due to the decrease in loan prepayments which resulted primarily from a rise in interest rates. Republic Security purchased $2.3 million of loan servicing rights in the year ended March 31, 1995. The decrease in amortization of loan servicing rights in the year ended March 31, 1995 was due to a decrease in loan prepayment speeds.

     While there are many factors that affect prepayment rates on loans, prevailing loan origination interest rates are the primary factor. Loan prepayments generally will increase when interest rates decrease and vice versa.

OPERATING EXPENSES

     Operating expenses, excluding the one-time FDIC SAIF assessment of $1.2 million, pretax, increased $2.2 million for the year ended December 31, 1996 compared to the year ended December 31, 1995 primarily due to increases in employee compensation and benefits, occupancy and equipment expenses, data processing charges and goodwill amortization. Employee compensation and benefits increased approximately $1.2 million primarily due to an increase in the number of employees associated with a larger banking center network and $180,000 of non-recurring costs associated with the absorption of the Banyan Bank acquisition. Occupancy and equipment expenses increased $528,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 due to the increase of two branches associated with the Banyan Bank acquisition, new branches which opened in June 1996 and late 1995 and the increased depreciation expense associated with the $1.5 million increase in furniture and equipment. Approximately $800,000 of computer equipment and software were purchased during 1996 for the EDP conversion and system upgrade. Data processing expenses increased $366,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 primarily due to an increase in the volume of deposit and loan accounts processed as well as an increase in the monthly data service bureau charge since August 1996. In addition, an $80,000 non-recurring expense was incurred associated with the conversion of data service bureaus. Goodwill amortization increased approximately $306,000 due to the increase in goodwill of approximately $5.0 million associated with the Banyan Bank acquisition.

     Operating expenses increased $2.1 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 as a result of increases in employee compensation, occupancy and equipment expenses, data processing expenses, professional fees and other operating expenses which include the amortization of goodwill and a decrease in insurance expenses of $291,000. Increases in compensation, occupancy and equipment and data processing expenses are a result of the acquisition of Governors and Republic Security's overall growth, which resulted in an increase of three branches and additional departments as well as an increase in the volume of loan and deposit transactions. Other operating expenses increased $195,000 as a result of goodwill amortization associated with the Governors acquisition. Additional increases in other operating expenses are a result of Republic Security's growth. Professional fees increased $195,000 primarily as a result of legal fees associated with corporate matters and problem loans. Overall, operating expenses as a percent of average assets slightly decreased to 2.88% for the nine months ended December 31, 1995 compared to 2.92% for the nine months ended December 31, 1994.

     Operating expenses increased from $13.9 million for the year ended March 31, 1994 to $16.2 million for the year ended March 31, 1995. The increase was primarily due to increases in employee compensation and benefits, occupancy and equipment, and data processing. These increases were a result of Republic Security's growth in 1995 and employee severance costs associated with reducing staffing levels in the mortgage banking operations. Growth in 1995 included expansion of the banking center network from ten branches in 1994 to thirteen branches in 1995 and the addition of item processing and proof-of-deposit departments as well as growth in the commercial/consumer loan and loan servicing departments. Other causes of the increase were higher volumes of deposit transaction accounts and additional expenses associated with operations acquired as a result of the merger.

INCOME TAXES

     Income tax expense increased $659,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 due to an increase in net income before taxes. The effective tax rate increased due to an increase in the amortization of non-deductible goodwill which results in permanent tax differences.

     Income tax expense increased $1.1 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994 due to an increase in net income before taxes and an approximate 2% increase in the effective tax rate to 36%. Income tax expense remained flat for the year ended March 31, 1995 compared to the year ended March 31, 1994 as a result of an increase of 6% in the effective tax rate offset by a 10% decrease in income before income taxes. The increase in the effective tax rate in 1995 as compared to 1994 was primarily the result of RSFC reducing its deferred tax valuation allowance by approximately $297,000 in fiscal 1994. The valuation allowance was reduced in 1994 as RSFC determined the utilization of Republic Security's net operating loss carryforward was more likely than not based on RSFC's projected future taxable earnings.

     A deferred tax valuation allowance in the amount of $1.1 million was recorded in the year ended March 31, 1995 primarily to offset the deferred tax assets relating to net operating loss carryforwards resulting from the Governors merger. The utilization of these net operating loss carryforwards is limited annually to specified amounts determined in accordance with the Internal Revenue Code. The deferred tax valuation allowance was reduced by $320,000 in 1996 due to the utilization of the Governors net operating loss carryforward. Accordingly, goodwill was adjusted to offset the reduction of the valuation allowance.

LIQUIDITY

     RSFC's liquid assets consist primarily of interest bearing deposits in the FHLB, Fed Funds sold and marketable securities. Considerations in managing the Company's liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity needs arising from approved extensions of credit. Furthermore, liquidity position is monitored daily by management to maintain a level of liquidity conducive to efficient operations and is continuously evaluated as part of the asset/liability management process.

     RSFC's cash inflows consist primarily of amounts generated from the sale of loans, the collection of loan principal payments, deposits and cash acquired in the Banyan Bank merger as well as proceeds from maturities and calls of investments held to maturity and sales of investments available-for-sale. Uses of cash consist of originations of loans and purchases of investments available-for-sale. Primary sources of borrowings include advances from the FHLB, borrowings under repurchase agreements and held-to-maturity commercial bank lines of credit.

     Access to funds from depositors is affected by the rate Republic Security pays on certificates of deposit and convenience and service provided to transaction based account holders. The rate Republic Security pays on certificates of deposit is dependent on rates paid by other financial institutions within Republic Security's area. Republic Security manages the cash inflows and outflows from certificates of deposit by increasing or decreasing the rates offered in its market area.

     RSFC's sources of liquidity are impacted by various matters beyond the control of RSFC. Scheduled loan payments are a relatively stable source of funds while loan prepayments and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. Asset sales are influenced by the availability of loans for sale, general market demand and other unforeseen market conditions. RSFC's ability to borrow at attractive rates is affected by its credit ratings and other market conditions.

     In order to manage the uncertainty inherent in its sources of funds, RSFC continually evaluates alternate sources of funds and maintains and develops diversity and flexibility in the number of such sources. The effect of a decline in any one source of funds generally can be offset by use of an alternative source although potentially at a different cost to RSFC.

CAPITAL COMPLIANCE

     Republic Security and RSFC are in compliance with regulatory capital requirements at December 31, 1996. See Note 12 to Consolidated Financial Statements.

     Republic Security and RSFC, as a bank holding company, are subject to the capital requirements of the FRB. Under FRB guidelines, bank holding companies such as RSFC are required to maintain capital based on risk-adjusted assets. Under risk-based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, bank holding companies are required to maintain capital, on a risk-adjusted basis, to support certain off-balance sheet activities such as loan commitments. The FRB standards classify capital into two tiers, Tier I and Total. Tier I risk-based capital consists of common stockholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests, less goodwill. Total risk based capital consists of Tier I capital plus a portion of the general allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate preferred stock. In addition to risk-based capital requirement, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier I capital. The FRB requires banks and bank holding companies to maintain Tier I and Total risk-based capital ratios of 4.0% and 8.0%, respectively, and a Tier I leverage capital ratio of 4.0%. The FDIC has promulgated similar regulations and guidelines regarding capital adequacy of state-chartered banks which are not members of the Federal Reserve System, which would apply to Republic Security.

ASSET/LIABILITY MANAGEMENT

     Management of interest rate sensitivity involves matching the maturity and repricing dates of interest-earning assets with those of interest-bearing liabilities in an effort to manage the impact of fluctuating interest rates on net interest margins.

     Republic Security's Asset/Liability Committee (the "Committee") meets at least quarterly to establish, communicate, coordinate and control asset/liability management procedures. The purpose of the Committee is to monitor the volume and mix of RSFC's interest sensitive assets and liabilities consistent with RSFC's overall liquidity, capital, growth, risk and profitability goals.

     Interest rate sensitivity is measured as the difference between the percentage of assets and liabilities in RSFC's existing portfolio that are subject to repricing within specific time periods. These differences, known as interest sensitivity gaps, are usually calculated cumulatively for blocks of time.

     Companies that are asset-sensitive (a positive gap) have more assets than liabilities maturing or repricing within specific time periods and these companies are likely to benefit in periods of rising interest rates, but to suffer as rates decrease. Companies that are liability-sensitive (a negative gap) are likely to benefit in periods of declining rates, but to experience a negative impact on net interest income as market rates increase.

     Republic Security manages its interest rate risk exposure by limiting the amount of long-term fixed rate loans it holds for investment, increasing emphasis on shorter-term, higher yield loans for portfolio, increasing or decreasing the relative amounts of long-term and short-term borrowings and deposits and/or purchasing commitments to sell loans. The following table presents Republic Security's exposure to interest rate risk at December 31, 1996:

                                                                         DECEMBER 31, 1996
                                          --------------------------------------------------------------------------------
                                                       ONE YEAR          1 TO 3         3 TO 5       OVER 5
                                                        OR LESS           YEARS          YEARS        YEARS          TOTAL
----------------------------------------  ---------------------  --------------  -------------  -----------  -------------
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                          $333,018        $115,246        $44,763      $63,142       $556,169
Total interest-bearing liabilities                      414,394          41,660         40,738          936        497,728
----------------------------------------  ---------------------  --------------  -------------  -----------  -------------
Interest rate sensitivity gap                        $ (81,376)        $ 73,586      $   4,025     $ 62,206       $ 58,441
========================================  =====================  ==============  =============  ===========  =============
Cumulative interest rate sensitivity gap             $ (81,376)       $ (7,790)      $ (3,765)     $ 58,441
========================================  =====================  ==============  =============  ===========  =============
Cumulative interest rate sensitivity gap as a            -13.4%           -1.3%          -0.6%         9.6%
percent of total assets
========================================  =====================  ==============  =============  ===========  =============

     In preparing the table above, certain assumptions have been made with regard to prepayments on fixed rate mortgage and consumer loans and withdrawals of checking, NOW, Money Market and savings account deposits. These assumptions are that Republic Security will experience average annual prepayments of 6% on fixed rate mortgage loans and 10% on consumer loans. Checking, NOW, Money Market and savings account balances are assumed to reprice immediately and are included in one year or less. All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity. The above assumptions are annual percentages based on the latest available assumptions and on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by RSFC. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods for repricing, they may react in different degrees to changes to market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

     In addition to the above, Republic Security is committed to fund $47.0 million in new loans and $14.5 million in construction loans-in-process at December 31, 1996. These loans and commitments are largely protected from interest rate fluctuations because they are either adjustable rate loans or are fixed rate loans which Republic Security has obtained commitments to sell in the secondary market. This relationship is not linear or consistent with other interest rate assets and liabilities on RSFC's balance sheet and management uses computer modeling in its efforts to reduce the effects that interest rate fluctuations have on income.

IMPACT OF INFLATION

     The consolidated financial statements and related consolidated financial information presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

FINANCIAL CONDITION

     RSFC's consolidated total assets increased $98.0 million or 19% to $607.2 million at December 31, 1996 compared to December 31, 1995. As a result of the Banyan Bank acquisition, assets increased approximately $57.0 million, net, due to acquiring $61.7 million in assets and recording $5.0 million in goodwill offset by $9.7 million cash payment. In addition, deposits (excluding certificates of deposits) increased $37.5 million, FHLB advances increased $5.0 million and shareholders' equity increased $1.0 million as a result of the exercise of outstanding warrants, $3 million as a result of changes in retained earnings and $.3 million due to the exercise of stock options. These increases were offset by $7.3 million in net run-off of certificates of deposit. The decrease in deposits is attributable to lowering interest rates paid on certificates of deposit since March 1995 to become aligned with the commercial bank market. The amount of deposit run-off has significantly decreased during the year ended December 31, 1996 compared to the run-off amount of $35.7 million in the nine months ended December 31, 1995. Management expects deposit run-off to continue to decrease.

     Loans receivable, net and loans held for sale increased $47.5 million primarily due to the acquisition of approximately $35.7 million in connection with the Banyan Bank acquisition and approximately $11.8 million in internal growth. Investments increased by $47.3 million due to the purchase of $88.2 million of securities partially funded with a $25.0 million FHLB advance and partially funded with maturities and sales of investments and cash. The increase of $1.6 million in property and equipment, net relates primarily to the acquisition of data processing equipment and software associated with the EDP conversion, system upgrades and electronic delivery devices (e.g. voice response system and PC banking system). The increase in other assets of approximately $1.8 million is primarily due to a $640,000 receivable due from the SBA related to a loan transaction and $520,000 receivable related to an OREO sale which closed on December 31, 1996.

     Consolidated total assets increased $34.9 million or 7% to $509.2 million at December 31, 1995 from $474.3 million at March 31, 1995, primarily due to the acquisition of the West Palm Beach, Century Bank branch purchase, net proceeds of $19.4 million from the sale of common and preferred stock (see Note 11 to Consolidated Financial Statements) and a $10.0 million increase in FHLB advances, offset by $28.4 million in net deposit run-off. Cash and cash equivalents increased $32.4 million primarily as a result of net proceeds from the sale of common and preferred stock and $16.9 million received in connection with the branch acquisition. Increased deposit run-off is attributable to lowering interest rates paid on certificates of deposit since March 1995 to become aligned with the commercial bank market. The decrease in deposits as a result of run-off is offset by $30.3 million of deposits assumed in connection with the Century Bank branch purchase. RSFC's redeemable subordinated debentures were called for redemption effective May 31, 1995. As a result of the redemption, 634,476 shares of RSFC Common Stock were issued, and shareholders' equity increased by approximately $1.8 million.

     RSFC's consolidated total assets increased $94.9 million or 25% from $379.4 million at March 31, 1994 to $474.3 million at March 31, 1995. Assets increased $64.3 million as a result of the acquisition of Governors. The remaining increase was a direct result of increases in loan and deposit demand. Net loans increased 27% from $276.7 million at March 31, 1994 to $352.3 million at March 31, 1995. Loans acquired in the acquisition of Governors contributed $40.3 million to the net increase in loans while loan originations was the primary contributor to the remaining increase during the year ended March 31, 1995. Cash and cash equivalents increased $11.2 as a result of the sale of $24.0 million of trading investments and $28.2 million increase in deposits offset by increased loan demand.

     In line with RSFC's strategic objective to penetrate the non-residential consumer and commercial business markets, the composition of Republic Security's loan portfolio reflects significant increases in commercial real estate, consumer and commercial business since March 31, 1994. Commercial real estate and commercial business loans increased $48.0 million and $7.0 million, respectively, from December 31, 1995 to December 31, 1996. The acquisition of Banyan Bank contributed approximately $18.0 million in commercial real estate loans and $7.0 million in commercial business loans while the remaining increase of $30 million in commercial real estate loans was achieved by Republic Security's business banking unit targeting high quality commercial businesses. Consumer loans increased $7.0 million or 14% at December 31, 1996 compared to December 31, 1995 primarily due to an increase in direct consumer loan originations. Republic Security's product developments and enhancements, such as business and consumer PC Banking and cash management, as well as RSFC's increased emphasis in sales culture have contributed to the success of customer development. Residential real estate loans decreased $14.1 million from December 31, 1995 to December 31, 1996, which is in line with Republic Security's strategy to change the loan portfolio composition more similar to the composition of a traditional commercial bank.

     While Republic Security's strategy is to target growth primarily in the commercial business, commercial real estate and consumer markets, Republic Security is positioned to maintain its presence in the residential real estate market and to emphasize residential construction lending. Continued growth in commercial and consumer business is expected in 1998 with the anticipation of increasing RSFC's net interest margin through increases in higher interest-earning assets and reductions in higher interest-bearing liabilities.

                                        CERTAIN INFORMATION CONCERNING CFC

BUSINESS

     CFC is a Florida corporation formed in August 1983 for the purpose of becoming a bank holding company and acquiring all of the outstanding common stock of County. County is the only active subsidiary of CFC.

     County is a national bank which opened for business in 1962. It offers a diversified range of commercial banking services for customers located principally in Dade, Broward, and Palm Beach Counties, Florida. County classifies itself as a community banking institution. County specifically targets the deposit and credit needs of small businesses. Its services include the usual depository products, safe deposit facilities, commercial and personal banking services, and the making of commercial, interim construction, consumer, residential real estate, and industrial loans. County's principal sources of income are interest on loans, investments and service fees. Its principal expenses are interest paid on deposits and general operating expenses.

     In January 1996, CFC acquired Carney Bank ("Carney") pursuant to a merger in which Carney was merged with and into County. As a result of the merger, County acquired branches in Boynton Beach, Delray Beach and Sunrise, Florida.

EMPLOYEES

     As of June 30, 1997, County had approximately 152 full time equivalent employees, including 61 officers and 11 part-time employees.

COMPETITION

     County's principal market areas are Dade, Broward, and Palm Beach Counties, Florida. The competition among depository institutions in this area is strong. County competes for deposits and loans with both commercial banks and savings and loans associations and a variety of other financial intermediaries such as credit unions, mutual funds and brokerage firms.

REGULATION AND SUPERVISION OF CFC

     CFC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a result, CFC is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The BHCA and the regulations of the Federal Reserve impose a variety of restrictions on the activities of bank holding companies such as CFC. The following summarizes certain aspects of those laws and regulations that affect CFC.

ACQUISITIONS OF FINANCIAL INSTITUTIONS

     CFC is generally required to obtain prior approval of the Federal Reserve before it may acquire more than 5% of the outstanding shares of any Class of voting securities or substantially all of the assets of any bank or bank holding company. However, such prior approval is generally not required in the case of a merger subject to approval by a federal banking agency (such as the OCC) under the Bank Merger Act. CFC must provide the Federal Reserve with at least 30 days prior notice of such merger.

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company is now permitted to acquire banks in states other than its home state.

NON-BANKING ACTIVITIES

     CFC is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership and control of more than 5% of the outstanding voting shares of any company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing and controlling banks or furnishing services to its subsidiaries. However, CFC may, subject to the prior approval of the Federal Reserve, engage in, or acquire shares of companies engaged in, certain activities that are deemed by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve is required to consider whether the performance of such activities by CFC or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreases in competition, conflicts of interest or unsound banking practices. The Federal Reserve may also require CFC to terminate an activity or terminate control of, liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes that the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. At the present time, CFC does not engage in any material non-banking activities and has only one subsidiary other than County, which currently does not engage in any activities.

CAPITAL STRUCTURE. The Federal Reserve has the authority to regulate provisions of certain bank holding company debt including authority to impose interest ceilings and reserve requirements on such debts. Under certain circumstances, CFC must obtain approval from the Federal Reserve prior to purchasing or redeeming any of its equity securities. Further, CFC is required by the Federal Reserve to maintain certain minimum levels of capital.

REGULATION AND SUPERVISION OF COUNTY

     National banks and many of their affiliates are extensively regulated under federal law. The following is a brief summary of certain statutes, rules, and regulations affecting County. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of County. Supervision, regulation and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

     County is chartered under the national banking laws and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. County is subject to comprehensive regulation, examination and supervision of the Office of the Comptroller of the Currency (the "OCC") and, to a limited extent, the supervision of the FDIC and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices, the maintenance of required capital and liquidity ratios, the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. County is examined periodically by the OCC, to which it submits periodic reports regarding its financial condition and other matters. Both the OCC and the FDIC have a broad range of powers to enforce regulations under their respective jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist proceedings and the removal of directors and officers. These regulatory agencies also have the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

     There are various statutory limitations on the ability of County to pay dividends. The OCC also has the general authority to limit the dividend payment by a national bank if the bank is undercapitalized or if such payment may be deemed to constitute an unsafe and unsound practice.

     Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their affiliates, on investments in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, national banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

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

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains major regulatory reforms, stronger capital standards and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

     The FDIC Improvement Act of 1991 ("FDICIA") makes a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implements other regulatory improvement. With certain exceptions, annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. FDICIA also required the FDIC to establish a risk-based assessment system for depository institutions. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. FDICIA also recodified current law restricting extensions of credit to insiders under the Federal Reserve Act.

     FDICIA also requires the FDIC to implement a risk-based federal deposit insurance premium system. The FDIC imposes deposit insurance premiums from a range of $.04 to $.31 per $100 of deposits, the exact rate for each insured institution being dependent upon that institution's capital ratios and the agency's subjective assessment of risks. The highest-rated institutions pay the statutory annual minimum of $2,000.

     Also important in terms of its effects on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired several years ago. The effect of the deregulation of deposit interest rates generally has been to increase the costs of funds to banks and to make their cost of funds more sensitive to fluctuations in money market rates. As a result of the pressure on banks' interest margins due to deregulation, there has been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or non-interest income.

CAPITAL REQUIREMENTS

     The Federal Reserve, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

     The Federal Reserve risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25 percent of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which much consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. CFC's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1996 were 12.7 percent and 14.0 percent, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by average total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. CFC's leverage ratio at December 31, 1996 was 9.2 percent. CFC's management believes that CFC meets all of its capital requirements.

     FDICIA contains "prompt corrective action" provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "significantly undercapitalized" or "critically undercapitalized."

     The FDIC has issued regulations to implement the "prompt corrective action" provisions of FDICIA. In general, the regulations define the five capital categories as follows: (i) an institution is "well capitalized" if its has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures; (ii) an institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater; (iii) an institution is "undercapitalized" if it has total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%; (iv) an institution is "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 3%; and (v) an institution is "critically undercapitalized" it its "tangible equity" is equal to or less than 2% of its total assets. The FDIC also has authority to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

     Additionally, FDICIA requires, among other things, that (i) only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and (ii) the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, "well capitalized" institutions and state-chartered institutions examined by state regulators. FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

ENFORCEMENT POWERS

     Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or terminate deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

BANK BRANCHING

     Banks in Florida are permitted to branch state-wide. Such branch banking as to national banks, however, is subject to prior approval by the OCC. Any approval by the OCC would take into consideration several factors, including the bank's level of capital, the prospects and economics of the proposed branch office, the past performance of the bank in meeting the credit needs of its local communities, and other conditions deemed relevant by the OCC for purposes of determining whether approval should be granted to open a branch office.

EFFECTS OF GOVERNMENTAL POLICIES

     The earnings and business of County are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.

INTERSTATE BANKING AND BRANCHING

     Legislation recently enacted by Congress and the State of Florida authorizes interstate banking and interstate branching without geographic restrictions. Among other things, this legislation will increase competition by allowing financial institutions, regardless of location, to acquire and operate banks in any state (including Florida). Generally, the legislation allows interstate banking beginning September 29, 1995, and interstate branching beginning June 1, 1997.

     The Florida legislation requires the acquired Florida bank to have been in existence for at least three years.

ACQUISITION OF CARNEY BANK

     On January 12, 1996, CFC and County completed the acquisition of Carney. The acquisition was accomplished through the merger of Carney with and into County, with County as the surviving corporation in the merger. The acquisition was consummated pursuant to the terms of a certain agreement and plan of reorganization dated as of May 10, 1995, as amended, between CFC, County and Carney (the "Carney Merger Agreement"). Under the terms of the Carney Merger Agreement, all the outstanding shares of the common stock of Carney were canceled and, in exchange therefor, the holder of each share of Common Stock of Carney became entitled to receive .22029 shares of the common stock of CFC, or an aggregate of 282,860 shares (except for those persons properly exercising their right to dissent under 12 U.S.C. ss. 215(a)). Additionally all outstanding options and warrants to acquire shares of the Common Stock of Carney were canceled and, in exchange therefor, the holder of each option or warrant became entitled to receive 0.4886 shares of the common stock of CFC, for an aggregate of 5,240 shares. As a result of the merger, CFC issued a total of 284,564 shares of its common stock and paid or set aside $60,926 for the payment of fractional shares and payments to dissenting shareholders.

     Information with respect to the merger is included in the Registration Statement on Form S-4 (File No. 33-97422) filed by CFC with the Securities and Exchange Commission which was declared effective by the Commission on November 29, 1995.

SETTLEMENT OF PREMIUM LITIGATION

     On October 9, 1996, County settled certain litigation involving the Premium Group. Under the terms of the proposed settlement, County agreed to pay the amount of $3,000,000 in exchange for a release of all outstanding claims. This amount, which was accrued on CFC's balance sheet as of December 31, 1996, was paid in January 1997.

PROPERTIES

     The executive offices of CFC are located at 801 N.E. 167th Street, North Miami Beach, Florida, which is also the main office of County. This facility, which is owned by County, consists of a three story office building of approximately 45,000 square feet and 140 parking spaces. CFC and County utilize approximately 30,850 square feet of this facility. The remaining space is leased to nine tenants. The building is subject to a mortgage with a balance of approximately $800,000 as of June 30, 1997.

     County currently operates 14 branches at the following locations in
Florida: Bay Point, Miami; California Club Mall, Miami; Coral Way, Miami; Hialeah; Miami Lakes; Aventura; Main, North Miami Beach; Fort Lauderdale; Coral Springs; Sunrise; Delray Beach; Boynton Beach; Boca Raton; and Pembroke Pines. These branches range in size from 1,400 square feet (at California Club Mall) to 5,934 square feet (at Miami Lakes). The leases on such properties, with the exception of the Boynton Beach branch, which is owned by County, and the Sunrise branch, the building and improvements on which are owned by County, expire between November 1998 and July 2007 and generally give County the right to renew for an option period. County also operates a stand-alone ATM machine at Aventura, Florida.

     The Boynton Beach branch consists of an approximately 14,457 square foot building and approximately 1.06 acres of land. The facility has 2 inside teller stations and 1 drive-through teller station operated from the main building. County occupies approximately 7,972 square feet and leases approximately 5,708 square feet to others.

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

LEGAL PROCEEDINGS

PREMIUM LITIGATION

     County has been a party to several legal proceedings arising out of the failure of the food "diverting" business owned and operated by Premium Sales Corporation, Plaza Trading Corporation and certain of their affiliates and associates (the "Premium Group"). In June 1993, the Premium Group was forced into bankruptcy and a receiver was appointed for the principal members of the Premium Group. It appears that the Premium Group financed a major portion of its operations by attracting funds from private investors. Many of the investors in the Premium Group have alleged that the Premium Group was involved in a "Ponzi" scheme in which the Premium Group paid high rates of return to early investors from funds raised from later investors.

WALCO INVESTMENTS ET AL. V. KENNETH THENEN, ET AL.

     In June 1994, certain investors in the Premium Group filed a class action complaint in the United States District Court for the Southern District of Florida seeking in excess of $250 million in damages for losses sustained by them by investing in the Premium Group.

     The plaintiffs alleged that County, primarily through the actions of one of its officers, Larry Robinette, facilitated the scheme and is liable for the plaintiff's losses due to violations of federal and state RICO statutes and common law fraud. The plaintiffs sought to recover their alleged damages of more than $250 million as well as treble damages and punitive damages. County and Larry Robinette filed answers to the complaint denying all allegations.

     On October 9, 1996, the class plaintiffs, County, and Harley Tropin as Trustee and Receiver for certain Premium Group companies agreed to settle all claims against County and Larry Robinnette for $3,000,000. CFC expensed the entire amount of the settlement for accounting purposes during the fiscal year ending December 31, 1996 although the cash payment was not made until January 1997. The amount of the payment will be treated as a deduction for income tax purposes during 1997. Accordingly, this payment will reduce a large part of CFC's anticipated taxable income during 1997. CFC funded the settlement from its existing cash reserves, which were purposefully maintained at relatively high levels. As a result, the settlement did not have a significant impact on CFC's liquidity levels.

IN RE: PREMIUM SALES CORPORATION ET AL., DEBTOR; HARLEY S. TROPIN, TRUSTEE V. COUNTY NATIONAL BANK OF SOUTH FLORIDA AND LARRY ROBINETTE

     In July 1995, Harley S. Tropin, as the Chapter 11 trustee for the estates of Premium Sales Corporation, Plaza Trading Corporation and the designated corporate representative of Windsor Wholesale Corporation (the "Premium Debtors"), commenced an adversary proceeding against County and Larry Robinette in the United States Bankruptcy Court for the Southern District of Florida.

     In his complaint, the trustee alleged that various transactions between County and the Premium debtors represented avoidable transfers under federal bankruptcy and federal and state fraudulent conveyance laws. He requested a judgment against County for all amounts involved in these transactions. The trustee further alleged that County extended unsecured credit to the Premium Debtors by providing access to uncollected funds and permitting certain overdrafts. He also alleged that County should be required to return the profits which it received from servicing of the Premium Group accounts under a theory of unjust enrichment. County filed an answer denying all of the trustee's allegations.

     In October 1996, County and Harley S. Tropin, as trustee, agreed to settle this case as part of the settlement for the WALCO case described above.

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

HARLEY S. TROPIN, AS RECEIVER, V. KENNETH THENEN, ET AL.

     On December 23, 1993, Harley S. Tropin, as receiver for certain members of the Premium Group, filed a complaint in the United States District Court for the Southern District of Florida against various parties seeking to recover unspecified damages suffered by the Premium Group from the defendant's participation and assistance in the allegedly fraudulent scheme conducted by the Premium Group. In October 1995, the receiver amended its complaint to add County as an additional defendant in the litigation. In its complaint, the receiver alleged that County aided, abetted and participated in the fraudulent scheme and, therefore, was liable to the receiver for the damages suffered by these corporations as a result of the "Ponzi" scheme.

     In October 1996, County and Harley S. Tropin, as receiver, agreed to settle this case as part of the settlement for the WALCO case described above.

GRAND JURY INVESTIGATION

     County is aware that the U.S. Attorney convened a grand jury to investigate possible criminal violations with respect to the Premium Group matter. This has been under investigation for several years. To date, several directors and officers of County have appeared as witnesses before the grand jury. In August 1996, a federal grand jury indicted several of the principals of Premium for fraud. One officer of County, Larry Robinette, has also been indicted for complicity in the fraud. Mr. Robinette has vigorously denied the charges and is entitled to the constitutional presumption of innocence. None of the other officers or directors of County nor County itself was named either as a target of the investigation nor charged with any wrongdoing.

RELATED MATTERS

     County expended approximately $1,400,000 through June 30, 1997 in legal fees and other expenses in connection with the legal proceedings related to the failure of the Premium Group. The Premium Group matter has been highly publicized in South Florida and widely reported by the local media. This resulted in adverse publicity for County and may have caused a loss of business for County in the form of deposit withdrawals and the loss of other customer relationships.

LITIGATION INVOLVING FLORIDA HOME FINDERS, INC.


     In June 1995, County made a loan in the amount of $2,000,000 to the principals of Florida Home Finders, Inc. ("FHF"). The loan was utilized to pay part of the purchase price of FHF owed by the principals to the former owners of FHF. The loan was secured by a pledge of a $2,000,000 certificate of deposit established by FHF at the time of the loan. FHF is a property management company. As part of its business, it apparently received security deposits from tenants at properties managed by FHF. It has been alleged that FHF utilized these tenant security deposits to establish the certificate of deposit at County.


     In September, 1995, the Florida Department of Business Regulation (the "DBR") filed an action in the Circuit Court for St. Lucie County against FHF and its principals based on the alleged misuse of the tenant security deposits and other items. As part of this proceeding, the DBR sought a temporary injunction preventing County from offsetting the $2,000,000 certificate of deposit against the amount of the loan. In seeking the injunction, the DBR alleged that the certificate of deposit represented tenants' security deposits and that such funds should have been held in segregated accounts by FHF. The court granted the temporary injunction without notice to County. County subsequently intervened in the proceeding and requested the court to dissolve the injunction because: (i) County had a valid and perfected security interest in the certificate of deposit, (ii) FHF had the right under Florida law to utilize the security deposits to establish the certificate of deposit because it had posted a $250,000 bond with the State of Florida; and (iii) certain other reasons. The court subsequently held that the injunction would dissolve within 10 days unless the DBR either posted a bond in the amount of $25,000,000 with the court, or filed a motion with the appellate court with respect to its obligation to post the bond. The DBR failed to take either action within the required time period.

     In October 1995, County took the position that the injunction against County was dissolved because the DBR had failed to take either of the required actions within the required time period. Accordingly, County applied the certificate of deposit against the outstanding balance of the loan. The receiver for FHF subsequently notified County that the set off of the certificate of deposit was improper, and demanded that the certificate of deposit be reestablished.


     In August 1996, the receiver for FHF filed an amended complaint against a variety of Defendants, including County, with respect to the activities of FHF, including County. In the amended complaint, the receiver sought, among other things, the return of the $2,000,000 certificate of deposit set off by County based upon theories of fraudulent transfer, negligence and unjust enrichment. In January 1997, the receiver of FHF voluntarily dismissed (without prejudice) its complaint against assets of the estate of FHF. The Court subsequently determined that county was entitled to an award of costs and fees incurred in the defense of this action.

     In June 1997, the receivers for FHF filed a new complaint against County with the Circuit Court for St. Lucie County, Florida. In the new complaint, the receivers are seeking a judgment against County in the amount of $2,000,000, plus punitive and treble damages, interest and costs. The receivers' complaint contains counts based on common law conversion, statutory conversion, unjust enrichment, fraud, fraudulent transfer, money lent, negligence, rescission of negotiable instruments and Civil RICO. The receivers have subsequently indicated that they intend to amended this complaint to add an additional count for civil theft. County has filed a motion to dismiss.

     Pursuant to Court direction, in early October 1997, the receiver through counsel accepted in writing an offer of judgment filed by County in the amount of $10,000 to fully resolve the litigation. Others who purport to act on behalf of the plaintiffs have moved the Court to reconsider its direction that the receivers accept the offer of judgment. The motion to reconsider has yet to be heard by the Court.

     In the event that challenge to the acceptance of the offer of judgment is successful, County believes that it has valid defense to the complaint and intends to vigorously defend its position. Nevertheless, there can be no assurance as to the outcome of this matter.





EMPLOYMENT DISCRIMINATION LITIGATION

         In May 1997, a complaint was filed by John Doe against County in the United States District Court for the Southern District of Florida. In the complaint, the plaintiff alleged that he was wrongfully terminated by County because he was suffering from human immunodeficiency virus ("HIV"). The plaintiff has asserted claims of discrimination under the Americans with Disabilities Act, the Rehabilitation Act and the Florida Civil Rights Act. The plaintiff is seeking compensatory damages, punitive damages, costs, and attorney's fees. It is the position of County that the plaintiff was terminated during his probationary period for failing to meet County's employment criteria and that his dismissal was not related to any disability. County has filed a motion to dismiss the compliant and is vigorously defending this litigation.

CERTAIN ENVIRONMENTAL MATTERS

         In 1993, Carney took title to the premises of a former dry cleaner located in Coral Springs, Florida pursuant to a foreclosure sale. Carney then arranged to sell the property to a third party. The purchaser required that an environmental study be performed after the closing and that Carney indemnify the purchaser against any expenses that might result from the presence of hazardous substances on the property. After the sale, Carney engaged an independent consultant to perform an environmental study of the property. This study indicated that hazardous substances were located at the property. Based on this study, Carney's environmental consultant prepared a remedial action plan (the "RAP") and submitted it to the Broward County Department of Natural Resource Protection ("Broward County"). The RAP sets forth a plan to clean up the hazardous substances over a period of two years. Carney's consultant has estimated that the cost of the plan of clean up will not exceed the estimate made by Carney's consultant. The RAP has received final approval from Broward County.

         In 1994, the State of Florida established a Dry Cleaning Solvent Superfund program (the "Program") under which the State of Florida will pay for the clean-up of certain contaminated dry cleaning sites. In May 1996, the site was accepted by the State of Florida for inclusion of the Program. The Program preempts local government and private enforcement actions to compel the cleanup of contaminated sites which have been determined to be eligible to participate in the Program.

         During 1995, Broward County requested Carney to proceed with the RAP at Carney's expense. Carney resisted this request because it would jeopardize its right to receive benefits of the Program. In October 1995, Carney met with officials of Broward County to discuss this matter. Based on these discussions, Carney concluded that it was unlikely that Broward County would institute an enforcement action with respect to the property.

         If Broward County institutes enforcement action against CFC with respect to the property, CFC intends to vigorously defend such actions based on applicable provisions of Florida law. Although there can be no assurance that those defenses would be successful or that CFC would not be required to pay for the clean up of the Property, CFC believes that any enforcement action against CFC will not have a material adverse effect on the business or financial position of CFC.


        CFC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


            COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                              RESULTS OF OPERATIONS

         CFC's consolidated net income for the first six months of 1997 was $1,898,000 or 11.5% more than the $1,702,000 earned in the same period in 1996. Net income per common share was $1.50 in 1997 compared to $1.35 in 1996.

         CFC's performance in the first six months of 1997 resulted in a return on average stockholders' equity of 17.6%, compared to 16.5% in 1996. The return on average assets was 1.62% in 1997, compared to 1.49% in 1996.

         The improvement in CFC's performance is due to increased net interest income, higher non-interest income (which was primarily from the sale of OREO), and the tax benefit resulting from payment of a litigation settlement. The positive impact of these items was partially offset by increased operating expenses.

NET INTEREST INCOME

         Net interest income is defined as the total of interest income on earning assets less interest expense on deposits and other interest-bearing liabilities. Earning assets, which consist of loans, investment securities and federal funds sold are financed by a large base of interest-bearing funds in the form of money-market, NOW, savings and time deposits. Earning assets are also funded by the net amount of non-interest related funds, which consist of non-interest bearing demand deposits, the allowance for loan losses and stockholders' equity, reduced by non-interest bearing assets such as cash and due from banks, and premises and equipment, and other real estate owned ("OREO").

         The following table sets forth CFC's average balance sheets and related interest, yield and rate information for the first six months of 1997 and 1996.



                             AVERAGE BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                                                                             JUNE 30,
                                                          1997                                       1996
                                         --------------------------------------------------------------------------------------

                                         AVERAGE                       YIELD/     AVERAGE                          YIELD/
                                         BALANCE        INTEREST       RATE       BALANCE           INTEREST       RATE
                                                                     ANNUALIZED                                 ANNUALIZED
ASSETS
EARNING ASSETS:
Loans, net of unearned income           $142,286         $ 7,134       10.11%    $ 136,543            $6,746       9.94%
Investment Securities                     60,156           1,861        6.24%       63,300             1,857       5.90%
Federal funds sold                        11,105             298        5.41%        9,656               254       5.29%
                                        ---------        -------       -----     ---------            ------       ----

   Total earning assets                  213,547           9,293        8.78%      209,499             8,857       8.50%
                                        ---------        -------       -----     ---------            ------       ----
NON-INTEREST EARNING
   ASSETS:
Cash and due from banks                   13,490                                    12,785
Premises and equipment, net                4,299                                     4,223
Other Real Estate Owned, net               3,603                                     3,317
Other assets                               3,069                                     2,688
Allowance for loan losses                 (2,258)                                   (2,647)
                                        ---------                                ---------
   Total non-interest
   earning assets                         22,203                                    20,366
                                        ---------                                ---------
     TOTAL ASSETS                       $235,750                                  $229,865
                                        =========                                =========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
Savings accounts                        $ 23,915          $  355        2.99%      $23,815            $  338       2.85%
Money market/NOW accounts                 69,269             785        2.29%       72,897               854       2.36%
Time deposits                             54,701           1,487        5.48%       51,451             1,370       5.35%
Repurchase agreements                      1,938              31        3.23%        1,862                34       3.67%
Other borrowings                             813              41       10.17%          913                46      10.13%
                                        ---------        -------       -----     ---------            ------       ----
  Total interest
  bearing liabilities                    150,636           2,699        3.61%      150,938             2,642       3.52%
                                        ---------        -------       -----     ---------            ------       ----
NON-INTEREST BEARING
  LIABILITIES:
Demand deposits                           61,344                                    56,473
Other liabilities                          2,033                                     1,767
                                        ---------                                ---------
  Total non-interest
  bearing liabilities                     63,377                                    58,240
                                        ---------                                ---------
 Total liabilities                       214,013                                   209,178

STOCKHOLDERS' EQUITY                      21,737                                    20,687
                                        ---------                                ---------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                  $235,750                                  $229,865
                                        =========                                =========            ------       ----

Net interest Income/Spread                                $ 6,594       5.17%                         $6,215       4.98%
                                                         =======       ------                         ======       ----

Net Interest Yield                                                      6.23%                                      5.97%

Notes:
- The amounts set forth as average balances are based on daily averages for each period.
- Loan fees, which are included in interest income and in the calculation of average yields, were $323,000 and $124,000 in the first six months of 1997 and 1996, respectively.
-        Tax exempt income is not calculated on a tax equivalent basis.
-        Non-accruing loans are included in average loans.
- Net interest income is primarily affected by changes in the amounts and types of earning assets, interest-bearing funds and net non-interest related funds, as well as their relative sensitivity to interest rate movements.

         Net interest income for the six months of 1997 was $6,594,000, up 6.1% from $6,215,000 in 1996. This increase was due to higher yields on all earning assets, as well as higher balances for loans and federal funds sold (which offset a slight decline in investment securities). In this connection, average loans increased from $136,543,000 in 1996 to $142,286,000 in 1997, or
$5,743,000. The increase in average loans was also accompanied by an increase in the yield, which grew from 9.94% in 1996 to 10.11% in 1997. Federal funds sold increased from $9,656,000 in 1996 to $11,105,000 in 1997 or $1,449,000. The
yield on these earning assets rose from 5.29% in 1996 to 5.41% in 1997. In contrast to other earning assets, investment securities declined from $63,300,000 in 1996 to $60,156,000 in 1997, or $3,144,000. During the same period, the yield on investment securities increased from 5.90% to 6.24%. In general, the higher yields on CFC's earning assets were a reflection of increasing interest rates in the economy at large. The effect of the foregoing items was to increase the yield on CFC's earnings assets from 8.50% for the first six months of 1996 to 8.78% for the first six months of 1997.

         CFC's net interest margin for the first six months of 1997 was positively impacted by the relatively small increase in CFC's interest expense during the first six months of 1996. Interest expense grew from $2,642,000 in 1996 to $2,699,000 in 1997, or only $57,000. This modest increase was attributable to a drop in the total amount of interest bearing liabilities, which declined from $150,938,000 in 1996 to $150,636,000 in 1997. The positive impact of this decline was offset by a small increase in the average rate for interest bearing liabilities, which grew from 3.52% to 3.61%.

         The improvement in CFC's net interest margin was also supported by the increase in CFC's non-interest bearing demand deposits, which grew from $56,473,000 in 1996 to $61,344,000 in 1997.

         The cumulative effect of the foregoing changes was to increase CFC's net interest spread from 4.98% in 1996 to 5.17% in 1997.

NON-INTEREST INCOME

         Non-interest income in the first six months of 1997 totaled $1,528,000, compared with $1,405,000 in 1996. Gains on the sale of O.R.E.O. for the first six months of 1997 totaled $130,000 as compared to $1,000 in gains for 1996.

INVESTMENT SECURITIES GAINS AND LOSSES

         At June 30, 1997, CFC held investment securities with a market value of $58,993,000, which was $107,000 lower than the amortized cost of the portfolio. This difference consisted of $182,000 of gross unrealized gains and $289,000 of gross unrealized losses. There were net losses of $12,000 from the sale of securities in the first six months of 1997, versus net losses of $7,000 for the same period of 1996.

PROVISION FOR LOAN LOSSES

         The provision for loan losses totaled $12,000 in both the first six months of 1997 and 1996. See "Allowance and Provision for Loan Losses."

NON-INTEREST EXPENSES

         Non-interest expenses for the first six months of 1997 totaled $6,212,000, which was up 6.2% from $5,852,000 in 1996. Non-interest expenses are discussed below in more detail.

         PERSONNEL. Personnel expense (which includes salaries and benefits) represented 48.5% of total non-interest expenses in 1997. Personnel expenses increased 4.8% to $3,014,000 in 1997 from $2,874,000 in 1996. Staff on a full-time equivalent basis averaged 170 in 1997 compared to 161 in 1996. The increase in personnel expenses was the result of salary increases, bonuses and additional staffing for a new branch, which opened in February, 1997.

         OCCUPANCY EXPENSE. Net occupancy expense in 1997 totaled $898,000, up 12.1% from $801,000 in 1996. The increase was due to the opening of a new branch in Boca Raton, Florida in February 1997, and higher maintenance and rent at existing branch locations due to inflation increases.

         PREMISES AND EQUIPMENT EXPENSE. Premises and equipment expense, which includes furniture and equipment depreciation, rental and maintenance, totaled $336,000 in 1997, up 16.3% from $289,000 in 1996. The increase is due to additional depreciation and maintenance costs on computer equipment, equipment furniture and fixture purchases together with technological upgrades.

         OTHER NON-INTEREST EXPENSES. Other non-interest expenses for the first six months of 1997 totaled $1,964,000, up 4.0% from $1,888,000 in 1996. The principal reasons for the increase were reductions in the carrying value for OREO, higher management expenses for existing OREO properties and higher pre-foreclosure expenses. These items increased from $108,000 in 1996 to $508,000 in 1997. CFC also incurred increases in other expense categories due to the growth of County. The foregoing increases were partially offset by a drop in legal and professional fees, which decreased from $748,000 for the first six months of 1996 to $333,000 for the same period of 1997. This decrease was due to the settlement of several legal proceedings related to the Premium Sales matter.

CAPITAL EXPENDITURES

         CFC's capital expenditures are reviewed by its Board of Directors. CFC makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures for the first six months of 1997 equaled $560,000 compared to $187,000 in 1996, and were principally related to expenditures for two new branch offices and changes in equipment due to technological advances. Capital expenditures through June 30, 1997 for the new branch opened February 1997 in Boca Raton, Florida totaled $109,000. On August 30, 1997, CFC received approval from the OCC for the opening of a new branch in Pembroke Pines, Florida. CFC opened this branch on September 8, 1997 at a cost of approximately $481,000. CFC also expects to incur other start up costs and expenses in connection with the opening of this branch.

ASSET QUALITY AND CREDIT RISK

         INVESTMENT SECURITIES. CFC maintains a high quality investment portfolio including U.S. Treasury securities, securities of other U.S. government entities and other securities such as Federal Reserve Bank stock. Securities issued by the U.S. Treasury or other U.S. government entities constitute approximately 99.1% of CFC's investment portfolio at June 30, 1997. CFC believes that these securities have very little risk of default. At June 30, 1997, 100% of the securities held in CFC's investment portfolio were classified available for sale. Of those securities, 99.9% were rated "AAA", the highest assigned rating. A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. Approximately 29.3% of these securities mature or reprice in one year or less and 93.5% in five years or less. As a result, the risk of significant fluctuations in value due to changes in the general level of interest rates is limited.

         The following table sets forth information regarding the composition of the investment portfolio at June 30, 1997 and 1996 (amounts in thousands).


                                    INVESTMENT PORTFOLIO

                                                                  June 30,
                                                               1997                 1996
                                                               ----                 ----
                                                                 (amounts in thousands)
U.S. Treasury Securities                                      $34,028             $ 34,353
Securities of other U.S. Government
agencies and corporations                                      24,440               25,112
Obligations of states and political
subdivisions                                                      -0-                   96
Other Securities                                                  525                  525
                                                   ------------------  -------------------
Total investments                                             $58,993              $60,086
                                                   ==================  ===================


         CFC's investment portfolio decreased by 1.8% from the period of June 30, 1996 to June 30, 1997, primarily due to principal repayment on U.S. government agency mortgage backed securities.


         LOANS. CFC maintains a portfolio of real estate, commercial and consumer loans. All loans are reviewed and approved by CFC's loan committee, which ensures that loans comply with applicable credit standards. In most cases, CFC requires collateral from the borrower. The type and amount of collateral varies but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at proper levels.

         As of June 30, 1997, approximately 74% of all CFC's loans were real estate loans secured by real estate in South Florida. This level of concentration could present a potential credit risk to CFC because the ultimate collectibility of these loans are susceptible to adverse changes in real estate market conditions in this market. CFC has addressed this risk by limiting most loans to a maximum of 70% of the appraised value of the underlying real estate and maximum amortization schedules of 20 years.

         Most of the loans have a stated maturity of five to ten years and may be renewed or rolled over at maturity. At that time, CFC undertakes a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, CFC will generally renew the loan at prevailing interest rates. The following table divides CFC's loan portfolio into five categories.

                                                  TYPES OF LOANS

                                                                       JUNE 30,
                                                     -----------------------------------------
                                                     1997                               1996
                                                     ----                               ----
                                                              (amounts in thousands)

Commercial, financial and agricultural              $ 34,755                          $ 35,387


Real estate - construction                             9,031                             9,714


Real estate - mortgage                                95,744                            98,000

Installment loans                                      1,531                             1,640

Overdrafts                                               238                              226
                                                    --------                          --------
      Total loans                                   $141,299                          $144,967
                                                    ========                          ========




         COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. CFC makes commercial, financial and agricultural loans to businesses located in South Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled approximately $34,755,000 at June 30, 1997, and $35,387,000 at June 30, 1996. Legally binding commitments to extend credit and letters of credit for these borrowers totaled $16,512,000 at June 30, 1997 compared to $15,663,000 at June 30, 1996.

         REAL ESTATE CONSTRUCTION LOANS. CFC makes real estate construction loans from time to time for real estate projects located in South Florida. CFC generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. CFC attempts to limit its credit exposure to 70% of the appraised value of the underlying real property. On June 30, 1997, construction loans totaled $9,031,000. Risks associated with construction loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and costs overruns.


         REAL ESTATE MORTGAGE LOANS. CFC makes both commercial and residential real estate loans. These loans were $95,744,000 at June 30, 1997. Risks associated with real estate mortgage loans include reliability of appraisals, deterioration of market value, environmental contamination, and accelerated depreciation of property due to deferred maintenance.

         CFC makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. At June 30, 1997, these loans totaled $78 million, or 55.3% of total loans. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in South Florida. These loans generally require a loan-to-collateral value of not more that 70%. At June 30, 1997, CFC had $2.9 million in legally binding commitments to extend credit or standby letters of credit involving commercial real estate borrowers, compared to $1.6 million at June 30, 1996.

         Residential real estate loans totaled $18 million, or 12.6% of total loans at June 30, 1997, compared with $21 million, or 14.8% at June 30, 1996. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 70% and equity credit lines, which generally limit the loan-to-collateral value to not more than 70% to 80%. Most loans have a maximum term of five to seven years. CFC does not ordinarily charge any points on its real estate loans. Almost all of the residential real estate loans are secured by homes in South Florida. Legally binding commitments to extend credit secured by residential mortgages totaled $2,000,000 as of June 30, 1997 compared to $2,068,000 as of June 30, 1996.

         INSTALLMENT LOANS. CFC offers consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled approximately $1.5 million, or 1.1% of total loans, on June 30, 1997, compared with $1.6 million, or 1.1% of total loans, on June 30, 1996. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans, which are known as "other real estate owned", or "OREO." Past due loans are loans that are delinquent 30 days or more, which are still accruing interest.

         Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. CFC's credit review and approval process is critical to CFC's ability to minimize non-performing assets on a long-term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is CFC's policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis.

         The following table presents CFC's non-performing assets and past due loans for 1997 and 1996.

                 NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                                     JUNE   30,
                                              ----------------------
                                             1997              1996
                                              ------          ------
                                              (amounts in thousands)

Non-Accrual Loans                             $1,122          $1,988


OREO, net                                      2,885           3,394
                                              ------          ------

Total Non Performing Assets                   $4,007          $5,382
                                              ======          ======

Accruing Loans Past Due-90 Days               $    0          $    0
                                              ======          ======



         Of the total loan portfolio of $141.3 million at June 30, 1997, $4.0 million or 2.8%, was non-performing, a decrease of $1,375,000 from June 30, 1996. Non-performing loans at June 30, 1997 consisted of commercial and residential real estate loans. The decrease in non-accrual loans of $866,000 was the result of a reduction in the carrying value of three real estate loans in the process of foreclosure and one commercial loan pending restructure.

         Other real estate owned at June 30, 1997 consisted of $1,152,000 of residential real estate and $1,821,000 of commercial real estate, net of an $88,000 general reserve. OREO at June 30, 1996 consisted of $1,092,000 of residential real estate and $2,302,000 of commercial real estate. CFC believes that the carrying value of its OREO portfolio is realizable. The decrease in OREO was due to the sale of two properties in the first six months of 1997.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         CFC evaluates the adequacy of its allowance for loan losses as part of its ongoing credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by CFC's loan review officer, who recommends to the directors loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of non-accrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan committee's and review officer's analysis of the adequacy of the allowance for loan losses.

         While the largest portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve, which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         The overall credit quality of the loan portfolio has improved in recent years as evidenced by CFC's relatively low level of non-performing loans and net charge-offs. Management relied on these factors, as well as its assessment of the financial condition of specific clients facing financial difficulties, in deciding to permit the level of the allowance for loan losses to drop to $2,120,000 at June 30, 1997, from $2,587,000 at June 30, 1996. CFC's allowance for loan losses at June 30, 1997 represents approximately 1.50% of total loans.

         For the six months ended June 30, 1996, and the six months ended June 30, 1997, charge-offs decreased from 0.32% to 0.29% of the entire loan portfolio. Net charge-offs declined from $465,000 for the first six months of 1996 to $416,000 for 1997. The net amounts charged off in 1997 were: $405,000 in commercial loans, $12,000 in real estate loans and recoveries of $1,000 in installment loans.

FINANCIAL CONDITION

         CFC's goal is to maintain a high quality and liquid balance sheet. CFC seeks to achieve this objective through increases in collateralized loans, a strong portfolio of real estate loans and a stable portfolio of investment securities of high quality.

         INVESTMENT SECURITIES. For the six months ended June 30, 1997, investment securities averaged $60.2 million or 28.5% of total earning assets. CFC's management strategy for its investment account is to maintain a very high quality portfolio with generally short-term maturities. The average investment portfolio, all of which has been classified as available for sale, decreased 4.9% from $63.3 million for the six months ended June 30, 1996 to $ 60.2 million for the six months ended June 30, 1997.

         LOANS. Loans averaged $ 142.3 million in the first six months of 1997 compared to $136.5 million for the same period of 1996, or an increase of 4.2%. See "Asset Quality and Credit Risk - Loans," above.

         INTEREST-BEARING LIABILITIES. Average total interest-bearing liabilities decreased slightly from $151.0 million for the first six months of 1996 to $150.6 million for the same period in 1997. The composition of interest-bearing liabilities changed as funds shifted from money market/NOW accounts to higher yielding time deposits. As a result, average time deposits increased from 34.1% of total interest-bearing liabilities in 1996 to 36.3% in 1997. The yield on savings and time deposit increased while the yield on money market/NOW accounts deceased slightly. The effect of the changes in deposit mix and rates was to increase the rate on total interest bearing liabilities from 3.52% in the first six months of 1996 to 3.61% for the same period in 1997.


LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. CFC primarily utilizes cash, federal funds sold and securities purchased under repurchase agreements to meet its liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 30 days, 90 days, 180 days and one year is an integral part of CFC's rate-sensitivity management process. It is CFC's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one year basis, thus minimizing net interest income exposure to changes in interest rates. CFC's sensitivity position at June 30, 1997 was such that net interest income would be expected to increase modestly if there were an increase in short-term interest rates.

         CFC monitors the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to portray interest sensitivity accurately; however, it does provide a static reading of CFC's interest rate risk exposure.

         As of June 30, 1997, CFC remained asset sensitive (interest sensitive assets subject to repricing exceeded interest sensitive liabilities subject to repricing) on a 365-day basis to the extent of $5.0 million. This positive gap at June 30, 1997 was 2.1% of total assets compared with 1.4% at June 30, 1996. The primary cause for this increase in the gap was the increase in the percentage of variable rate loans to total loans, from 48.5% at June 30, 1996 to 61.8% at June 30, 1997, which represented an increase in the amount of interest sensitive loans maturing within one year of $8.0 million.

         CFC's targeted gap position is in the range of negative 5 percent to positive 10 percent. Therefore, the 2.1% interest sensitive gap position for June 30, 1997 is within established parameters. CFC measures its gap position as a percentage of its total assets.

         While the absolute level of gap is a measurement of interest rate risk, the quality of the assets and liabilities in the balance sheet must be analyzed in order to understand the degree of interest rate risk taken by CFC. CFC does not invest in any derivative products in order to manage or hedge its interest rate risk.

CAPITAL

         One of management's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and stockholders. A strong capital position helps CFC withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they arise. During the first six months of 1997, stockholders' equity increased by $1,894,000, or 9.0%, from December 31, 1996.

         Under the Federal Reserve's rules pertaining to risk-based capital, at June 30, 1997, CFC's tier one capital was 14.3% and the total capital was 15.5% of risk-based assets. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios. Both of these capital ratios increased during the second quarter of 1997 as equity capital increased by 4.1% and risk-based assets only increased by 0.7%. CFC's leverage ratio (tier one capital to total average quarterly assets) of 9.8% at June 30, 1997, is also well in excess of the minimum 4% requirement.


            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

RESULTS OF OPERATIONS

     CFC's consolidated net income for 1996 was $924,000, or 50% less than the $1,845,000 earned in 1995. Net income per common share was $.73 in 1996 and $1.46 in 1995. In 1996, CFC settled the Premium litigation for $3,000,000. Without this settlement, net income would have been $3,924,000, and net income per share would have been $3.10.

     CFC's performance in 1996 resulted in a return on average stockholders' equity ("ROE") of 4.3%, compared to 9.5% in 1995. The return on average assets ("ROA") was 0.40% in 1996, compared to 0.81% in 1995. In the absence of the Premium settlement, ROE would have been 18.2% and ROA 1.70%.

     CFC's average assets, which declined from $243 million in 1994 to $227 million in 1995, grew in 1996 to $231 million. Average liabilities followed this same pattern, with average liabilities declining from $226 million in 1994 to $208 million in 1995, and then increasing to $209 million in 1996. The decrease from 1994 to 1995 was caused by customers moving funds out of deposit accounts at County to other higher yield investment opportunities, such as mutual funds. The growth in 1996 was due to CFC's increase in its loan portfolio.

     The following ratios reflect CFC's operating results for 1996 and 1995.

                                                           DECEMBER 31
                                                     1996                 1995
                                                     ----               ------
Return on Assets                                     0.40%              0.81%
Return on Equity                                     4.28%              9.47%
Equity to Assets                                     9.34%              8.56%

NET INTEREST INCOME

         Net interest income is defined as the total of interest income on earning assets less interest expense on deposits and other interest-bearing liabilities. Earning assets, which consist of loans, investment securities, federal funds sold and securities purchased under agreements to resell, are financed by a large base of interest-bearing funds in the form of money market, NOW, savings and time deposits. Earning assets are also funded by the net amount of non-interest related funds, which consist of non-interest bearing demand deposits, the allowance for loan losses and stockholders' equity, reduced by non-interest earning assets such as cash and due from banks.

         The following table sets forth CFC's average balance sheets and related interest, yield and rate information for the last two fiscal years.

                          CFC'S AVERAGE BALANCE SHEETS

                                                              1996                                               1995
                                            -------------------------------------------------------------------------
                                            AVERAGE                       YIELD/            AVERAGE                        YIELD/
                                            BALANCE         INTEREST      RATE              BALANCE        INTEREST        RATE
                                                                                     (AMOUNTS IN THOUSANDS)
ASSETS
EARNING ASSETS:
Loans, net of unearned
    income                                  $133,726        $13,822        10.34%            $140,854       $14,004          9.94%
Investment Securities                         64,431          3,565         5.53%              59,649         3,580          6.00%
Federal funds sold                             9,402            552         5.87%              10,366           548          5.29%
                                           ---------       --------                         ---------      --------

   Total earning assets                     $207,559        $17,939         8.64%            $210,869       $18,132          8.60%
                                            --------        -------                          --------      --------

NON-INTEREST EARNING
 ASSETS:
Cash and due from banks                       11,978                                           12,589
Premises and equipment, net                    4,289                                            4,224
Other Real Estate Owned, net                   3,891                                            3,295
Other assets                                   2,672                                            2,646
Allowance for loan losses                     (2,874)                                          (2,591)
                                              -------
 Total non-interest
 earning assets                               19,956                                           20,163
                                           ---------                                        ---------
  TOTAL ASSETS                              $227,515                                         $231,032
                                            ========                                         ========

LIABILITIES AND
STOCKHOLDERS EQUITY
INTEREST BEARING LIABILITIES:
Savings accounts                            $ 25,666            754         2.94%             $23,697           679          2.87%
Money market/NOW accounts                     73,266          1,949         2.66%              73,617         1,689          2.29%
Time deposits                                 51,301          2,738         5.34%              51,026         2,725          5.34%
Repurchase agreements                            951             45         4.73%                 785            63          8.03%
Other borrowings                               1,000             99         9.90%                 889            89         10.01%
                                            --------         ------                          --------

Total interest bearing liabilities          $152,184          5,585         3.67%            $150,014         5,245          3.50%
                                            --------         ------                          --------         -----

NON-INTEREST BEARING LIABILITIES:
Demand deposits                              $53,993                                          $57,207
Other liabilities                              1,855                                            2,229
                                            --------                                          -------
  Total non-interest bearing
     liabilities                              55,848                                           59,436
                                            --------                                           ------
  Total liabilities                         $208,032                                         $209,450

STOCKHOLDERS' EQUITY                          19,483                                           21,582
                                            --------                                           ------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                      $227,515                                         $231,032
                                            ========                                         ========








Net Interest Income/Spread                                 $ 12,354         4.97%                           $12,887          5.10%
                                                           ========                                          ======
Net Interest Yield                                                          5.95%                                            6.11%

Notes:
 - The amounts set forth as average balances are based on daily averages for each fiscal year.
 -   Loan fees, which are included in
     interest income and in the
     calculation of average yields, were
     $318,000 and $299,000 in 1995 and
     1996, respectively.
 -   Tax exempt income is not calculated on a tax equivalent basis.
 -   Non-accruing loans are included in average loans.

         Net interest income is primarily affected by changes in the amounts and types of earning assets, interest-bearing funds and net non-interest related funds, as well as their relative sensitivity to interest rate movements. The following chart reflects these factors:


                                        CHANGES IN NET INTEREST INCOME


                                                            1994 VERSUS 1995                           1995 VERSUS 1996
                                            -------------------------------------------- ------------------------------------------

                                                         CHANGE DUE TO:                                    CHANGE DUE TO:
                                            VOLUME            RATE              TOTAL            VOLUME        RATE          TOTAL
                                                       (AMOUNTS IN THOUSANDS)
Increase (Decrease) in
 Interest Income:
 Loans                                       $  303         $1,082          $ 1,385              $717          $(535)          $182
 Investment Securities                         (505)           584               79              (288)           303             15
 Federal funds sold                             (90)           144               54               50             (54)            (4)
                                             -------        ------          -------               ---            ----            ---

     Total interest income                     (292)         1,810            1,518               479           (286)           193
                                             -------        ------          -------               ---          ------           ---
Increase (Decrease) in
  Interest Expense:
  Savings accounts                             (171)           129              (42)              (57)           (18)           (75)
  Money market/NOW accounts                    (253)           343               90                11           (271)          (260)
  Time deposits                                 393            286              679               (13)           ---            (13)
  Repurchase agreements                          16              7               23               (13)            31            18
  Other borrowings                              (10)             0              (10)              (10)           ---            (10)
                                             -------        ------           -------              ----           ---            ----
     Total Interest Expense                     (25)           765              740               (82)          (258)          (340)
                                             -------        ------           ------               ----          -----          -----
Increase (Decrease) in
Net Interest Income                         $  (267)       $ 1,045          $   778             $ 561           $(28)         $ 533
                                             =======        ======           ======               ===            ====           ===

Notes:

- To calculate volume change, multiply the change in volume from current year to prior year times the prior year's rate.

- To calculate rate change, multiply the change in rate from current year to prior year times the prior year's dollar volume.

- Changes which are not due only to volume changes or rate changes are included in the changes due to volume column.

         Net interest income for 1996 was $12,887,000 up 4.3% from $12,354,000 in 1995. The growth in net interest income in 1996 was attributable to an increase of $3,310,000 in average earning assets as well as a small improvement in CFC's net interest margin, which grew from 5.0% in 1995 to 5.1% in 1996. Average loans (which are County's highest yielding earning assets) grew 5.3%, while investment securities dropped 7.4%.

NON-INTEREST INCOME

         Non-interest income in 1996 totaled $2,783,000, compared with $2,925,000 in 1995. Customer service charges totaled $2,425,000 in 1996, down 4.2% from $2,526,000 in 1995 due to declining deposit balances.

INVESTMENT SECURITIES GAINS AND LOSSES

         At December 31, 1996, CFC held investment securities with a market value of $56,460,000, which was $91,000 lower than the amortized cost of the portfolio. This difference consisted of $198,000 of gross unrealized gains and $289,000 of gross unrealized losses. There were net losses of $11,000 from sales of securities available for sale in 1996.

PROVISION FOR LOAN LOSSES

         The provision for loan losses totaled $24,000 in 1996 and $259,000 in 1995. See "Allowance and Provision for Loan Losses."

NON-INTEREST EXPENSES

         Non-interest expenses for 1996 totaled $14,722,000, which was up 20.7% from $12,195,000 in 1995. The increase in 1996 was primarily due to the establishment of a $3,000,000 provision related to the settlement of the Premium litigation. Non-interest expenses are discussed below in more detail.

         PERSONNEL. Personnel expense (which includes salaries and benefits) represented 37.6% of total non- interest expenses in 1996. Personnel expenses decrease 2.7% to $5,541,000 in 1996 from $5,693,000 in 1995. Staff on a full-time equivalent basis averaged 158 in 1996 compared to 138 in 1995.

         OCCUPANCY EXPENSE. Net occupancy expense in 1996 totaled $1,604,000, down 5.0% from $1,689,000 in 1995. The principal reason for the decrease was due to a reduction in maintenance and utilities expenses.

         PREMISES AND EQUIPMENT EXPENSE. Premises and equipment expense, which includes depreciation, and rental, totaled $596,000 in 1996, down 33.7% from $899,000 in 1995. The decrease was due to a reduction in depreciation expense on equipment fully depreciated in 1995.

         OTHER NON-INTEREST EXPENSES. Other non-interest expenses for 1996 totaled $3,981,000, up 1.7% from $3,914,000 in 1995. Other non-interest expenses in 1996 were impacted by relatively high legal and professional services fees. Legal fees for the Premium Group matter were $671,000 in 1996, compared to $340,000 in 1995. In 1996, losses on the sale of OREO were $13,000, compared to $148,000 in 1995, while the write-down of OREO was $50,000 in 1996 compared to $100,000 in 1995.

PROVISION FOR INCOME TAXES

         The income tax provision totaled $-0- in 1996 compared with $980,000 in 1995. The absence of a provision in 1996 was primarily due to utilization of Carney's $2,997,000 of net operating losses. See Note 11 to the Consolidated Financial Statements for CFC for more information regarding the income tax provision.

CAPITAL EXPENDITURES

         CFC's capital expenditures are reviewed by its Board of Directors. CFC makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures for 1996 equaled $406,000 compared to $661,000 in 1995, and were principally related to equipment purchased for various branch sites and changes in equipment due to technological advances.

ASSET QUALITY AND CREDIT RISK

         INVESTMENT SECURITIES. CFC maintains a high quality investment portfolio including U.S. Treasury securities, securities of other U.S. government entities, state and municipal securities, and other securities such as Federal Reserve Bank stock. Securities issued by the U.S. Treasury, other U.S. government entities and states constitute approximately 99% of CFC's investment portfolio. CFC believes that the securities have very little risk of default. At December 31, 1996, all of the securities held in CFC's investment portfolio were classified available for sale and were rated "A" or better (with a majority rated triple "A"). A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. Approximately 42.0% of these securities mature in one year or less and 96.4% in five years or less. As such, the risk of significant fluctuations in value due to changes in the general level of interest rates is limited.

         The following table sets forth information regarding the composition of the investment portfolio for the last two years, (amounts in thousands).

                              INVESTMENT PORTFOLIO


                                          DECEMBER 31,
                                          ------------
                                             1995                     1995                 1996
                                             ----                     ----                 ----
                                        (HELD TO MATURITY)               (AVAILABLE FOR SALE)
U.S. Treasury Securities                                               $41,554              $32,602
Securities of other U.S. Government
  agencies and corporations                           $938              14,711               23,238
Obligations of states and political
  subdivisions                                          95               2,197                   95
Other securities                                       602                 257                  525
                                                  --------           ---------            ---------
Total investments                                   $1,635             $58,719              $56,460
                                                    ======             =======              =======


         During 1996, CFC's investment portfolio dropped by 6.3% due to a decline in CFC's deposits. In recent years, CFC has adjusted the mix of its investment securities from U.S. Treasury securities to securities of U.S. Government agencies and municipals to obtain higher yields. U.S. Treasury securities represented 57.7% in 1996, and 70.8% in 1995, while securities of U.S. Government agencies and municipals represented 41.2% in 1996, and 25.9% in 1995.

         LOANS. CFC maintains a portfolio of real estate, commercial and consumer loans. All loans are reviewed and approved by CFC's loan committee, which ensures that loans comply with applicable credit standards. In most cases, CFC requires collateral from the borrower. The type and amount of collateral varies but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at proper levels.

         As of December 31, 1996, approximately 75% of CFC's loans were real estate loans secured by real estate in South Florida. This level of concentration could present a potential credit risk to CFC because the ultimate collectible of these loans is susceptible to adverse changes in real estate market conditions in this market. CFC has addressed this risk by limiting most loans to a maximum of 70% of the appraised value of the underlying real estate and maximum amortization schedules of twenty (20) years.

         The following table divides CFC's loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at maturity. At that time, CFC undertakes a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, CFC will generally renew the loan at prevailing interest rates.

                                 TYPES OF LOANS


                                                          DECEMBER 31,
                                                          ------------
                                                1995                       1996
                                              --------                     ----

                                                   (AMOUNTS IN THOUSANDS)
Commercial, financial and agricultural     $ 35,804                        $35,203

Real estate - construction                    8,508                          9,868

Real estate - mortgage                       92,522                         99,415

Installment loans                             2,344                          1,572

Overdrafts                                      107                            213
                                          ---------                      ---------

     Total loans                           $139,285                       $146,271
                                            =======                        =======


      The following table sets forth information regarding the maturities of CFC's commercial and real estate construction loans. For purposes of the table, loans are treated as maturing on the final maturity date provided for in the loan agreement, regardless of whether payments are amortized over a period of time. Thus, for example, all amounts payable under a three year loan which is amortized on a monthly basis will be shown in the table as being payable in the Over One to Five Years column even though some payments will be made in the first year. Demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due.

                          MATURITIES OF SELECTED LOANS

                                DECEMBER 31, 1996
                                                      ONE YEAR      OVER ONE TO   OVER FIVE
                                                       OR LESS       FIVE YEARS      YEARS           TOTAL
                                                                     (AMOUNTS IN THOUSANDS)

COMMERCIAL, FINANCIAL AND AGRICULTURAL:

FIXED                                                   $ 2,876       $ 2,796      $     9        $ 5,681

VARIABLE                                                 16,464        11,804        1,254         29,522


REAL ESTATE - CONSTRUCTION:

FIXED                                                     -             1,805         -             1,805

VARIABLE                                                $ 4,251       $ 3,812         -           $ 8,063


         Commercial, financial and agricultural loans are segmented by fixed and variable interest rates. At December 31, 1996, the amount of such loans with a maturity of more than one year which had fixed interest terms was $2,805,000 and the amount which had variable interest terms was $13,058,000.

         COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. CFC makes commercial, financial and agricultural loans to businesses located in South Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower' cash position resulting in a liquidity problem, and decreasing revenues or profitability due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled approximately $35,203,000 at December 31, 1996, and $35,804,000 at December 31, 1995. Legally binding commitments to extend credit and letters of credit for these borrowers totaled $16,588,000 on December 31, 1996.

         REAL ESTATE CONSTRUCTION LOANS. CFC makes real estate construction loans from time to time for real estate projects located in South Florida. CFC generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. It attempts to limit its credit exposure to 70% of the appraised value of the underlying real property. On December 31, 1996, construction loans totaled $9,868,000 to thirty borrowers, including experienced residential builders, and other financially strong borrowers. Risks associated with construction loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and costs overruns.

         REAL ESTATE MORTGAGE LOANS. CFC makes both commercial and residential real estate loans. These loans totaled $99,415,000 at December 31, 1996. Risks associated with real estate mortgage loans include reliability of appraisals, deterioration of market values, environmental contamination, and accelerated depreciation of property due to deferred maintenance.

         CFC makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. At December 31, 1996, these loans totaled $81,000,000, or 55.0 % of total loans. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in South Florida. These loans generally require a loan-to-collateral value of not more than 70%. At December 31, 1996, CFC had $4.0 million in legally binding commitments to extend credit or standby letters of credit involving commercial real estate borrowers, compared to $1.6 million at December 31, 1995.

         Residential real estate loans totaled $19 million, or 12.8% of total loans at December 31, 1996, compared with $23 million, or 16.2% at December 31, 1995. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 70% and equity credit lines which generally limit the loan-to-collateral value to not more than 70% to 75%. Most loans have a maximum term of five to seven years. CFC does not ordinarily charge any points on its real estate loans. Almost all of the residential real estate loans are secured by homes in South Florida. Legally binding commitments to extend credit secured by residential mortgages totaled $2,064,000 as of December 31, 1996 and $964,000 as of December 31, 1995.

         INSTALLMENT LOANS. CFC offers consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled approximately $1.6 million, or 1.1% of total loans, on December 31, 1996, compared with $2.3 million, or 1.7% of total loans, on December 31, 1995. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

         Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. CFC credit review and approval process is critical to CFC's ability to minimize non-performing assets on a long term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is CFC's policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis.

         The following table presents CFC's non-performing assets and past due loans for 1995 and 1996.

                 NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                            DECEMBER 31,
                                            ------------
                                        1995           1996
                                      --------         ----
                                       (AMOUNTS IN THOUSANDS)

Non-Accrual Loans                      $2,441          $2,670

OREO, net                               3,329           3,338
                                       ------          ------


Total Non-Performing Assets            $5,770          $6,008
                                       ======          ======

Accruing Loans Past Due
  90 Days                              $  104         $     0
                                       ======         =======

         Of the total assets of $245,946,000 at December 31, 1996, $6,008,000 or 2.4%, was non-performing, or an increase of $238,000 from year end 1995. Non-performing loans at December 31, 1996 consisted of commercial and residential real estate loans. Non-accrual loans increased by $229,000 and are comprised of five mortgage loans in foreclosure and one past due commercial loan.

         Other real estate owned at December 31, 1996 consisted of $1,147,000 of residential real estate and $2,191,000 of commercial real estate. OREO at December 31, 1995 consisted of $1,367,000 of residential real estate and $1,962,000 of commercial real estate. CFC believes that the carrying value of its OREO portfolio is realizable.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         CFC evaluates the adequacy of its allowance for loan losses as part of its ongoing credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by CFC's loan review officer, who recommends to the loan committee of the Board of Directors the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of non-accrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan committee's review of the officer's analysis of the adequacy of the allowance for loan losses.

         While the largest portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         Management relied on its assessment of the overall quality of the loan portfolio, as well as its assessment of the financial condition of specific clients facing financial difficulties, in permitting the allowance for loan losses to decline to $2,524,000 at December 31, 1996, from $3,040,000 at December 31, 1995. The major part of this decline was the result of $761,000 in charge offs (which primarily relate to former Carney loans)

         Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payment expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         At December 31, 1996 and 1995, the recorded investment in loans that are considered impaired under SFAS No. 114 was approximately $2,449,000 and $1,780,000, respectively. These impaired loans required a SFAS No. 114 allowance for loan losses of approximately $364,000 and $368,000, respectively. The average recorded investment in impaired loans during the years December 31, 1996 and 1995 was approximately $1,908,000 and $909,000, respectively. For the years ended December 31, 1996 and 1995, Republic Security recognized interest income on these impaired loans of approximately $166,000 and $153,000, respectively.

         The following table summarizes the allowance for loan losses for 1995 and 1996:

                           ALLOWANCE FOR LOAN LOSSES

                                                         DECEMBER 31,
                                                         ------------
                                                     1995            1996
                                                   --------          -----

                                                    (AMOUNTS IN THOUSANDS)


Balance at beginning of period                      $2,791           $3,040

Charge-offs:

  Commercial, financial and agricultural                11              547

  Real estate - nonfarm, nonresidential                132                0

  Real estate - residential                             40              211

  Installment loans                                      7                3
                                                   -------         --------

       Total charge-offs                               190              761
                                                     -----           ------

Recoveries:

  Commercial, financial and agricultural               161              124

  Real estate - construction                             3               18

  Real estate - nonfarm, nonresidential                 11               16

  Real estate - residential                              2               62

  Installment loans                                      3                1
                                                 ---------        ---------

      Total recoveries                                 180              221
                                                    ------          -------

         Net charge-offs                                 9              540

Provision charged to operations                        259               24
                                                    ------          -------

Balance at end of period                            $3,040           $2,524
                                                     =====            =====

Ratio of net charge-offs during
  period to average loans outstanding
  during period                                       .01%            0.38%
                                                    ======           ======


         In 1996, net charge offs were $540,000 representing .38% of the average loan portfolio. In 1995, net charge-offs were $9,000, representing .01% of the average loan portfolio.

         CFC's allowance for loan losses decreased to $2,524,000 in 1996 which was approximately 1.7% of total loans ($146.3 million).

         During 1996, CFC experienced a higher level of charge-offs than in prior years due to the Carney Bank merger. The net amounts charged-off were $758,000 in commercial and real estate loans and $3,000 in installment loans. In addition, CFC had net recoveries of $124,000 in commercial loans, and $96,000 in real estate loans.

         The following table further summarizes the allocation of the allowance for loan losses by type of loan.




                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                                        DECEMBER 31, 1995                             DECEMBER 31, 1996
                                                   ---------------------------                 ------------------------

                                                                   PERCENT                                             PERCENT
                                                                   OF LOANS                                            OF LOANS
                                                                   IN EACH                                             IN EACH
                                                                   CATEGORY                                            CATEGORY
                                                                   TO TOTAL                                            TO TOTAL
                                                  AMOUNT           LOANS                       AMOUNT                  LOANS
                                                  ------           -----                       ------                  -----
                                                                            (AMOUNTS IN THOUSANDS)
Commercial, financial and
 agricultural                                       $262              25.8%                      $175                      24.2%

Real Estate - Construction                            29               6.1%                       183                       6.7%

Real Estate - Mortgage                               729              66.4%                       522                      68.0%

Installment loans and overdrafts                       1               1.7%                         0                       1.1%

Unallocated general reserves                       2,019                N/A                     1,644                        N/A
                                                   -----             ------                     -----                   --------

Total allowance for
  loan losses                                    $3,040                100%                     $2,524                     100%
                                                  =====                ====                     ======                     ====



FINANCIAL CONDITION

         CFC's goal is to maintain a high quality and liquid balance sheet. CFC seeks to achieve this objective through increases in collateralized loans, a strong portfolio of real estate loans and a stable portfolio of investment securities of high quality.

         INVESTMENT SECURITIES. In 1996, investment securities averaged $60.0 million or 28.3% of total earning assets. CFC's management strategy for its investment account is to maintain a very high quality portfolio with generally short-term maturities. To maximize after tax income, investments in municipal securities are utilized but with somewhat longer maturities. The investment portfolio, all of which has been classified as available for sale in 1996, decreased 6.5% from $60.4 million in 1995 to $56.5 million at December 31, 1996. The decrease, resulting primarily from maturities, which were not reinvested, was due to cash requirements arising from a decrease in deposits. The following table sets forth information regarding the investment portfolio at December 31, 1996, all of which is available for sale.

          REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES

                                                        (DECEMBER 31, 1996)

                                                      ($ AMOUNTS IN THOUSANDS)

                    ONE YEAR OR LESS      ONE TO FIVE YEARS      FIVE TO TEN YEARS        OVER TEN YEARS

                   BOOK         YIELD      BOOK        YIELD       BOOK      YIELD        BOOK       YIELD          TOTAL     YIELD
                   ----         -----      ----        -----       ----      -----        ----       -----          -----     -----
U.S. Treasury
 Securities        $12,555       6.41%     $20,048      5.94%                                                     $32,603      6.12%

Securities of
 other U.S.
 Governmental
 agencies and
 corporations       11,080       6.46%      10,653      6.07%      1,504      6.97%                                23,237      6.31%

Obligations of
 states and
 political
 subdivisions           95       8.12%        --        --          --         --          --           --             95      8.12%

Other securities                                                                           $525       5.19 %          525      5.19%
                  --------    --------    --------   --------    -------   --------        ----      ------       -------      -----

 Total             $23,730       6.44%     $30,701      5.99%     $1,504      6.97%        $525      5.19%        $56,460      6.19%
                    ======       =====      ======      =====      =====      =====         ===      =====         ======      =====



Note:  Yield on tax exempt bonds has not been computed on a equivalent basis.



         LOANS. Loans averaged $140.9 million in 1996 and increased 5.3% from the prior year. The increase in the loan portfolio reflects an expanded customer base, favorable economic conditions and increased business development.
See "Asset Quality and Credit Risk -- Loans," above.

         INTEREST-BEARING LIABILITIES. Total interest-bearing liabilities averaged $150.0 million in 1996, down from $152.2 million in 1995. The decline in average savings of $2.0 million or 7.7% was due to lower interest rates which resulted in customers shifting their funds into higher yielding investments, and increased competition from mutual funds and credit unions.

         The following table sets forth information regarding CFC's average deposits for the last two years.

                                AVERAGE DEPOSITS

                                                    1995                                    1996
                                         -------------------------------------   -----------------------
                                         AVERAGE                                 AVERAGE
                                         BALANCE             RATE                BALANCE            RATE
                                         -------             ----                -------            ----

                                                             (AMOUNTS IN THOUSANDS)
Demand deposits-
 non-interest bearing                      $53,993                                $57,207

Savings accounts                            25,666            2.94%                23,697            2.87%

Money market and
 NOW accounts                               73,266            2.66%                73,617            2.29%

Time deposits                               51,301            5.34%                51,026            5.34%
                                            ------                                 ------


Total deposits                            $204,226            2.66%              $205,547            2.48%
                                          ========                               ========




         The following table summarizes the maturity of time deposits over $100,000:

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY

                                 DECEMBER 31, 1996

                              (AMOUNTS IN THOUSANDS)


   Three months or less                $3,698

   Three to Six months                  2,456

   Six to Twelve months                 4,668

   Over Twelve months                   3,615
                                      -------
            Total                     $14,437
                                      =======

LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. CFC primarily utilizes cash, federal funds sold and securities purchased under repurchase agreements to meet its liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 30 days, 90 days, 180 days and one year is an integral part of CFC's rate-sensitivity management process. It is CFC's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one year basis, thus minimizing net interest income exposure to changes in interest rates. CFC's sensitivity position at December 31, 1996 was such that net interest income would decline modestly if there were an increase in short-term interest rates.

         CFC monitors the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of CFC's interest rate risk exposure.

         CFC's gap table at December 31, 1996 is shown on the following table. This table shows the repricing structure of CFC's balance sheet with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next reset date) for each asset and liability. As of that date, CFC remained asset sensitive (interest sensitive assets subject to repricing exceeded interest sensitive liabilities subject to repricing) on a 365- day basis to the extent of $25.2 million. This positive gap at December 31, 1996 was 10.3 percent of total assets compared with 7.5 percent at December 31, 1995. The primary cause for this increase in the gap was the amount of federal funds sold at December 31, 1996, which were up $7.5 million from 1995. CFC's targeted gap position is in the range of negative 5 percent to positive 15 percent. CFC measures its gap position as a percentage of its total assets.

         While the absolute level of gap is a measurement of interest rate risk, the quality of the assets and liabilities in the balance sheet must be analyzed in order to understand the degree of interest rate risk taken by CFC. CFC does not invest in any derivative products in order to manage or hedge its interest rate risk.

                                            INTEREST SENSITIVITY TABLE
                                              AS OF DECEMBER 31, 1996
                                              (AMOUNTS IN THOUSANDS)



                                                                                                        OVER ONE
                                                                                            TOTAL        YEAR AND
                                  0-30           30-90          90-180      180-365        INTEREST    NON-INTEREST
                                  DAYS           DAYS           DAYS          DAYS        SENSITIVE     SENSITIVE         TOTAL
                                --------       --------       --------      --------      ---------    ------------    --------
Interest Earning Assets:

Loans                         $92,837            $1,646         $3,944          $5,635         $104,062        $42,209   $146,271
Investment Securities           6,285             2,035          4,167           9,250           21,737         34,723     56,460
Federal funds sold             19,585                 0              0               0           19,585              0     19,585
                              -------           -------        -------        --------          -------      ---------   --------
                             $118,707            $3,681         $8,111         $14,885         $145,384        $76,932  $ 222,316
                              =======             =====          =====          ======          =======         ======   ========
Interest Earning
Liabilities:
Deposits and Repos            $87,139            $8,055        $10,406         $14,484         $120,084        $33,026   $153,110
Borrowings                         25                 0             25              50              100            750        850
                             --------
                              $87,164           $ 8,055        $10,431         $14,534         $120,184        $33,776   $153,960
                               ======            ======         ======          ======          =======         ======    =======
Gap                            31,543           (4,374)        (2,320)             351           25,200
Cumulative Gap                 31,543            27,169         24,849          25,200           25,200
Gap as % of Total Assets       12.83%            11.05%         10.10%          10.25%           10.25%



CAPITAL

         One of management's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and stockholders. A strong capital position helps CFC withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they raise. During 1996, stockholders' equity increased by $652,000, or 3.2% over 1995.

         Under the Federal Reserve's rules pertaining to risk-based capital at December 31, 1996, CFC's Tier I capital was 12.73% and the Total capital was 13.98% of risk-based assets. These risk-based capital ratios are well in excess of the minimum requirements of 4% for Tier I and 8% for Total risk-based capital ratios.

         CFC's leverage ratio (Tier I capital to total average adjusted quarterly assets) of 9.2% on December 31, 1996, is also well in excess of the minimum 4% requirement. During 1996, equity capital increased 3.2% and assets increased by 5.1%.

         The following table sets forth CFC's required and actual capital amounts and ratios for 1996 and 1995.

                          COUNTY FINANCIAL CORPORATION

                                 DECEMBER 31, 1996                                   DECEMBER 31, 1995
                          -----------------------------------          ------------------------------------------
                               REQUIRED              ACTUAL                 REQUIRED                 ACTUAL
                          -----------------    -------------------     ------------------       -----------------
                          AMOUNT      RATIO    AMOUNT        RATIO     AMOUNT       RATIO       AMOUNT      RATIO

Tier 1 Capital
(to Risk Weighted
Assets)                  $6,660,000   4.0%     $21,196,000   12.7%     $6,251,000    4.0%       $20,265,000  13.0%

Total Capital
(to Risk Weighted
Assets)                 $13,320,000   8.0%     $23,283,000   14.0%    $12,502,000    8.0%       $22,232,000  14.2%

Tier 1 Capital
(to Average
Assets)                  $9,241,000   4.0%     $21,196,000    9.2%     $9,025,000    4.0%       $20,265,000   9.0%


         In October 1996, CFC agreed to settle all of the outstanding litigation arising from the failure of the Premium Sales Corporation and certain of its affiliates (the "Premium Group"). Under the terms of the settlement, County paid $3,000,000 to the plaintiffs in January 1997.

         CFC has expensed the entire amount of the settlement for accounting purposes during the fiscal year ended December 31, 1996. As a result, most of CFC's net income for 1996 was entirely offset by the amount of the settlement. The settlement is also expected to reduce interest income in 1997 due to the decrease in earning assets of CFC. However, this drop is expected to be substantially offset by reduced legal and professional fees resulting from the settlement of the case.

         For income tax purposes, CFC expects to expense the settlement at the time of payment (i.e., in January 1997). Assuming that CFC continues its current level of operating profitability, the $3 million settlement will, for tax purposes, offset a substantial portion of CFC's anticipated taxable income for 1997.

         CFC funded the settlement from its existing cash reserves, which have been maintained at relatively high levels. As a result, the settlement did not have a significant impact on CFC's liquidity level.

                                   PROPOSAL 2

                    TERMINATION PAYMENT TO GEORGE M. APELIAN

         At the CFC Special Meeting, the shareholders of CFC will be asked to approve a payment in the amount of $567,000, the Termination Payment to be made by Republic Security to George M. Apelian, the President and Chief Executive Officer of CFC and County. Republic Security's obligation to make the Termination Payment is contingent upon the consummation of the Merger and the approval of the payment by the holders of more than 75% of the shares of CFC Common Stock (excluding shares held by Mr. Apelian and his spouse) after adequate disclosure to the shareholders of all material facts concerning the payment. If the Termination Payment is not approved by the shareholders of CFC, the Termination Payment will not be made.

BACKGROUND

         Republic Security's obligation to make the Termination Payment is set forth in the New Employment Agreement dated August 8, 1997 between Republic Security and Mr. Apelian, as amended. Under this agreement, Republic Security has agreed to make the Termination Payment (if certain conditions are met, as described below), in consideration of the termination of the Prior Employment Agreement dated June 15, 1988 between CFC, County and Mr. Apelian and the waiver by Mr. Apelian of his right to certain severance benefits under the Prior Employment Agreement.

         CFC and County originally entered into the Prior Employment Agreement with Mr. Apelian for the purpose of providing for the continuation of Mr. Apelian's services after a change of control of CFC or County. The Prior Employment Agreement provided that it would become effective on the date immediately preceding any change of control of CFC or County. On that date, CFC and County would become obligated to employ Mr. Apelian as President and Chief Executive Officer for a period of three years. During this period, CFC and County would be obligated to pay Mr. Apelian a salary which equaled or exceeded the salary which he had received prior to the change of control. In the event that the person acquiring a controlling interest in either CFC or County refused to abide by the terms of the Prior Employment Agreement, then Mr. Apelian would be entitled to receive a termination payment on the date of the change of control equal to three times his current annual salary. Based upon Mr. Apelian's current annual salary of $189,000, this payment would be equal to $567,000. Under the Prior Employment Agreement, this payment was not subject to the approval of CFC's shareholders.


         During the negotiation of the Merger Agreement, Republic Security indicated that it would not assume the Prior Employment Agreement. In lieu thereof, Republic Security and Mr. Apelian agreed to enter into the New Employment Agreement, pursuant to which Republic Security agreed to employ Mr. Apelian as Executive Vice President and Dade County Executive. The New Employment Agreement provides that Republic Security will make the Termination Payment to Mr. Apelian in consideration of the termination of the Prior Employment Agreement (and his waiver of all benefits under such agreement) upon the approval of the shareholders after adequate disclosure, as described herein. The New Employment Agreement will become effective upon the consummation of the Merger.

         Under the New Employment Agreement, the Termination Payment is contingent upon the approval by CFC Shareholders, holding, immediately before the consummation of the Merger, more than 75% of the outstanding CFC Common Stock (and, for this purpose, the shares of CFC Common Stock owned by Mr. Apelian and his spouse are not counted as outstanding) after adequate disclosure to the shareholders of all material facts concerning the payment. If the Termination Payment was not contingent upon shareholder approval, (i) under
Section 280G of the Internal Revenue Code, as amended (the "Code"), approximately $417,000 of the Termination Payment would be treated as an "excess parachute payment", (ii) under Code Section 4999, Mr. Apelian would be obligated to pay a non-deductible excise tax of 20% on the excess parachute payment and
(iii) under Code Section 280G, Republic Security would not be able to deduct the amount of the excess parachute payment.

         The term "excess parachute payment" is defined in Section 280G. This definition is based upon the term "parachute payment" which (in the absence of certain conditions) means any payment in the nature of compensation to an officer of a corporation, when such payment is contingent upon (and would not be made except for) a change in the ownership or effective control of such corporation. A "parachute payment" exists if the proposed parachute payment equals or exceeds an amount equal to three times the recipient's average annual compensation for the immediately preceding five years (the "Base Amount"). In the case of Mr. Apelian, the Base Amount for the preceding five years is approximately $150,000. Accordingly, the proposed Termination Payment of $567,000 is a parachute payment because it exceeds three times Mr. Apelian's Base Amount. In such instance, the "excess parachute payment" is an amount equal to the excess of the parachute payment ($567,000) over the Base Amount (approximately $150,000), or $417,000.

         Notwithstanding the foregoing, under Section 280G, a payment to an officer of a corporation (such as Mr. Apelian) will not be considered a parachute payment if the following conditions are met:

         (a) Immediately before the change of control, no stock in the corporation was readily tradeable on an established securities market or otherwise; and


         (b) The payment is approved by persons who hold, immediately before the change of control, more than 75% of the voting power of all outstanding stock of such corporation after adequate disclosure to the shareholders of all material facts concerning the payment. For purposes of this vote, the shares of CFC Common Stock owned by Mr. Apelian and his spouse will not be counted as outstanding.




         As such, having made adequate disclosure of all material facts concerning the payment to the shareholders of CFC, approval of the Termination Payment by shareholders holding the requisite number of shares will be sought at the special meeting of shareholders.



         There is no established trading in the shares of CFC Common Stock. See "Market Price and Dividend Data."

RECOMMENDATION OF CFC BOARD OF DIRECTORS REGARDING TERMINATION PAYMENT

         The Board of Directors of CFC recommends that the shareholders of CFC vote in favor of the approval of the Termination Payment to be made to Mr. Apelian. In this connection, the Board believes that Mr. Apelian is entitled to receive the Termination Payment due to his faithful service to CFC and County.

         The directors and executive officers have informed CFC that they intend to vote the shares of CFC Common Stock which they are entitled to vote (presently 628,993 shares or approximately 49.7% of the total outstanding) for the approval of the Termination Payment for Mr. Apelian. See "Management of CFC
- Beneficial Ownership Management."

CONFLICT OF INTEREST

         The shareholders of CFC should be aware that Mr. Apelian, a member of the Board of Directors of CFC, has a conflict of interest with respect to the Termination Payment. The Board of Directors of CFC was aware of this conflict and considered it in making its recommendation to the shareholders of CFC to vote in favor of the Termination Payment. Mr. Apelian abstained from voting as a director on the recommendation regarding the Termination Payment.

                               PROXY SOLICITATION


         Proxies are being solicited from RSFC and CFC shareholders by and on behalf of the respective Boards of Directors of each of RSFC and CFC. Each of RSFC and CFC will bear their own expenses for the solicitations, including the costs of preparing and mailing this Joint Proxy Statement/Prospectus to their respective shareholders. In addition to solicitation by mail, proxies may be solicited from RSFC and CFC shareholders by directors, officers and regular employees of RSFC and CFC, respectively, in person, by telecopy or by telephone. Such directors, officers and employees will not receive any additional compensation for such services but may be reimbursed for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of RSFC Common Stock and CFC Common Stock. Although there is no formal agreement to do so, RSFC and CFC, respectively, will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of RSFC Common Stock and CFC Common Stock held of record by such persons.


                                  LEGAL MATTERS

         The validity of the RSFC Common Stock issuable in the Merger will be passed upon by Morgan, Lewis & Bockius LLP, Miami, Florida. The opinion of counsel as described under "The Merger--Certain Federal Income Tax Consequences" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current law.


                                     EXPERTS

         The consolidated financial statements of RSFC at December 31, 1996, and for the year then ended, at December 31, 1995, and for the nine-month transition period then ended, and at March 31, 1995, and for the year then ended, appearing in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of CFC at December 31, 1996 and 1995 and for each of years then ended, included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    REPUBLIC SECURITY FINANCIAL CORPORATION

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

REPUBLIC SECURITY FINANCIAL CORPORATION

Condensed Consolidated Statements of Financial Condition at
  June 30, 1997 (unaudited) and December 31, 1996...............................................................F-4

Condensed Consolidated Statements of Income for the three
  months ended June 30, 1997 and 1996 (unaudited)...............................................................F-5

Condensed Consolidated Statements of Income for the six
  months ended June 30, 1997 and 1996 (unaudited)...............................................................F-6

Condensed Consolidated Statements of Shareholders' Equity
  for the six months ended June 30, 1997 (unaudited)
  and the year ended December 31, 1996..........................................................................F-7

Condensed Consolidated Statements of Cash Flows for the
  six months ended June 30, 1997 and 1996 (unaudited)...........................................................F-8

Notes to Condensed Consolidated Financial Statements (unaudited)................................................F-9

Report of Independent Certified Public Accountants.............................................................F-12

Consolidated Statements of Financial Condition at
  December 31, 1996 and 1995...................................................................................F-13

Consolidated Statements of Income for the year ended December 31, 1996, the nine-month transition period ended December 31, 1995 and for the year ended
  March 31, 1995...............................................................................................F-14

Consolidated Statements of Shareholders' Equity for the year ended December 31,
  1996, the nine-month transition period ended December 31, 1995 and for the year ended  March 31, 1995...................................................................................F-15

Consolidated Statements of Cash Flows for the year ended December 31, 1996, the nine-month transition period ended December 31, 1995 and for the year ended  March 31, 1995...................................................................................F-16

Notes to Consolidated Financial Statements.....................................................................F-17

COUNTY FINANCIAL CORPORATION

Consolidated Balance Sheets at June 30, 1997
  (unaudited) and December 31, 1996............................................................................F-45

Consolidated Statements of Income for the three and six months ended
 June 30, 1997 and 1996 (unaudited)............................................................................F-46

Consolidated Statements of Stockholders' Equity for the three and six months ended June 30, 1997 (unaudited).......................................................................F-47

Consolidated Statements of Cash Flows for the six months ended
  June 30, 1997 and 1996 (unaudited)...........................................................................F-48

Notes to Unaudited Consolidated Financial Statements...........................................................F-49

Independent Auditors' Report...................................................................................F-50


Consolidated Balance Sheets at December 31, 1996 and 1995......................................................F-51

Consolidated Statements of Income for the years ended
  December 31, 1996 and 1995 ..................................................................................F-52

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996 and 1995 ............................................................................F-53

Consolidated Statements of Cash Flows for the years
  ended December 31, 1996 and 1995 ............................................................................F-54

Notes to Consolidated Financial Statements.....................................................................F-55

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
======================================================================================================================
                                                                                         JUNE 30,         DECEMBER 31,
                                                                                             1997                 1996
(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                                                        (NOTE 1)
----------------------------------------------------------------------------------------------------------------------
Assets                                                                                (Unaudited)
Cash and amounts due from depository institutions                                         $17,633              $17,642
Interest-bearing deposits in other financial institutions                                  28,351               34,430
Federal funds sold                                                                          8,000               13,025
                                                                                            -----               ------
     Cash and cash equivalents                                                             53,984               65,097
Investments available-for-sale                                                             81,782               49,670
Investments held-to-maturity (market value of $13,348 and $46,003 at
  June 30, 1997 and December 31, 1996, respectively)                                       13,377               45,818
Loans receivable - net                                                                    434,653              400,574
Loans held for sale (market value of $7,850)                                                                     7,773
Property and equipment - net                                                               15,191               14,289
Other real estate owned - net                                                                 517                1,499
Goodwill - net                                                                              7,391                7,675
Loan servicing rights - net                                                                 1,776                2,032
Accrued interest receivable                                                                 3,661                3,572
Other assets                                                                               12,527                9,160
----------------------------------------------------------------------------------------------------------------------
Total                                                                                    $624,859             $607,159
======================================================================================================================
Liabilities and Shareholders' Equity
Liabilities:
Deposits                                                                                 $488,206             $489,056
Federal Home Loan Bank Advances                                                            41,000               30,000
Securities Sold Under Agreements to Repurchase                                             13,207                8,633
Advances from Borrowers for Taxes And Insurance                                             4,055                1,613
Bank Drafts Payable                                                                         5,300                3,778
Other Liabilities                                                                           8,489                7,915
----------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                         560,257              540,995
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies
Shareholders' Equity:
Preferred Stock $10.00 Stated Value; 20,000,000 Shares Authorized:
  Series "C" -  1,035,000 Shares Issued and Outstanding at June 30, 1997
     and December 31, 1996                                                                 10,350               10,350
Common Stock $.01 Par Value; 100,000,000 And 20,000,000 Shares Authorized
     at June 30, 1997 And December 31, 1996, respectively;
     16,147,107 and 15,532,664  Shares Issued and Outstanding At
     June 30, 1997 and December 31, 1996, respectively                                        161                  155
Additional Paid-in Capital                                                                 38,647               37,350
Retained Earnings                                                                          15,438               18,306
Unrealized Gain on Investments Available-for-sale, Net of Taxes                                 6                    3
----------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                 64,602               66,164
----------------------------------------------------------------------------------------------------------------------
Total                                                                                    $624,859             $607,159
======================================================================================================================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.
                                      F-4


CONDENSED CONSOLIDATED STATEMENTS OF INCOME
===================================================================================================================
                                                                                        THREE MONTHS ENDED JUNE 30,
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)                                                    1997           1996
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:                                                                                   (Unaudited)
  Interest and fees on loans                                                                  $9,872         $9,282
  Interest and dividends on investments                                                        1,769          1,194
-------------------------------------------------------------------------------------------------------------------
                                                                                              11,641         10,476
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

  Interest on deposits                                                                         4,156          3,911
  Interest on borrowings                                                                         622             69
-------------------------------------------------------------------------------------------------------------------
                                                                                               4,778          3,980
-------------------------------------------------------------------------------------------------------------------
  Net interest income                                                                          6,863          6,496
  Provision for loan losses                                                                      800             80
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                                          6,063          6,416
-------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:

  Gain on sale of loans                                                                          137            266
  Service charges on deposit accounts                                                          1,043          1,014
  Other income                                                                                   536            397
-------------------------------------------------------------------------------------------------------------------
                                                                                               1,716          1,677
-------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Employee compensation and benefits                                                           3,085          2,805
  Occupancy and equipment                                                                      1,073            880
  Professional fees                                                                              274            308
  Advertising and promotions                                                                     187            170
  Communications                                                                                 201            153
  Data processing                                                                                191            207
  Insurance                                                                                       99            200
  Other                                                                                        1,159            765
  Merger expenses                                                                              3,979
-------------------------------------------------------------------------------------------------------------------
                                                                                              10,248          5,488
-------------------------------------------------------------------------------------------------------------------
 (Loss) income before taxes                                                                  (2,469)          2,605
 (Benefit) provision for income taxes                                                          (818)            975
-------------------------------------------------------------------------------------------------------------------
  Net (loss) income                                                                         $(1,651)         $1,630
===================================================================================================================
PER SHARE DATA:

  Primary (loss) earnings per common share                                                    $(.11)           $.09
  Dividends per common share                                                                  $  .04           $.03
  Avg. common shares and common stock equivalents outstanding                                 16,008         15,526
===================================================================================================================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
===================================================================================================================
                                                                                          SIX MONTHS ENDED JUNE 30,
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)                                                    1997           1996
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:                                                                                  (Unaudited)
  Interest and fees on loans                                                                 $19,213        $18,295
  Interest and dividends on investments                                                        3,583          2,556
-------------------------------------------------------------------------------------------------------------------
                                                                                              22,796         20,851
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

  Interest on deposits                                                                         8,227          7,818
  Interest on borrowings                                                                       1,081            182
-------------------------------------------------------------------------------------------------------------------
                                                                                               9,308          8,000
-------------------------------------------------------------------------------------------------------------------
  Net interest income                                                                         13,488         12,851
  Provision for loan losses                                                                      825            155
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                                         12,663         12,696
-------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:

  Gain on sale of loans                                                                          183            281
  Gain on sale of investments available-for-sale                                                 163
  Service charges on deposit accounts                                                          2,003          1,859
  Other income                                                                                   976            983
-------------------------------------------------------------------------------------------------------------------
                                                                                               3,325          3,123
-------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Employee compensation and benefits                                                           5,588          5,389
  Occupancy and equipment                                                                      2,012          1,738
  Professional fees                                                                              488            556
  Advertising and promotions                                                                     323            316
  Communications                                                                                 380            339
  Data processing                                                                                382            356
  Insurance                                                                                      160            320
  Other                                                                                        1,883          1,576
  Merger expenses                                                                              3,979
-------------------------------------------------------------------------------------------------------------------
                                                                                              15,195         10,590
-------------------------------------------------------------------------------------------------------------------
  Income before taxes                                                                            793          5,229
  Provision for income taxes                                                                     297          1,898
-------------------------------------------------------------------------------------------------------------------
  Net income                                                                                    $496         $3,331
===================================================================================================================
PER SHARE DATA:

  Primary earnings per common share                                                             $.01           $.18
  Dividends per common share                                                                    $.09           $.06
  Avg. common shares and common stock equivalents outstanding                                 16,635         15,493
===================================================================================================================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
===================================================================================================================================
                                                                                                                         UNREALIZED
                                                                                        ADDITIONAL              GAIN ON INVESTMENTS
                                                             PREFERRED       COMMON        PAID-IN    RETAINED  AVAILABLE-FOR-SALE,
                                                                 STOCK        STOCK        CAPITAL    EARNINGS         NET OF TAXES
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 (Restated--Note 2)                  $14,365         $141        $32,058     $15,262                 $150
Exercise of warrants - 268,126 shares                                             3          1,039
Conversion of preferred stock series "A"
   into common stock - 982,995 shares                          (3,980)           10          3,970
Issuance of stock grants - 9,000 shares                                                         32
Issuance of stock for dividend reinvestment and
  optional stock purchase plan - 2,586 shares                                                   13
Exercise of stock options - 4,622 shares                                                        12
Cash redemption of preferred stock series "A"                     (35)
Issuance of common stock - 110,812                                                1            226
Cash dividends - common stock                                                                            (847)
Cash dividends paid by
   pooled company - common stock                                                                       (2,063)
Cash dividends - preferred stock series "A" and "C"                                                      (886)
Net income                                                                                               6,840
Change in unrealized gain on investments
   available-for-sale, net of taxes                                                                                           (147)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                      10,350          155         37,350      18,306                    3
Exercise of options - 614,228 shares                                              6          1,270
Issuance of stock grants - 3,000 shares                                                         27
Cash dividends - common stock                                                                            (546)
Cash dividends paid by pooled company - common stock                                                   (2,456)
Cash dividends - preferred stock series "C"                                                              (362)
Net income                                                                                                 496
Change in unrealized gain on investments
    available-for-sale, net of taxes                                                                                              3
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1997                                         $10,350         $161        $38,647     $15,438                   $6
===================================================================================================================================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(AMOUNTS IN THOUSANDS)
===================================================================================================================
                                                                                             SIX MONTHS JUNE 30,
                                                                                               (UNAUDITED)
                                                                                          1997                 1996
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                                $496               $3,331
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
Provision for Loan Losses                                                                  825                  155
Depreciation                                                                               624                  528
Amortization of goodwill                                                                   284                  180
Gain on sale of loans -trading, loans and servicing                                      (183)                (281)
Loan costs deferred                                                                        166                  145
Loans originated for sale                                                              (7,808)              (7,014)
Sale of loans and loan participation certificates                                       22,583               15,313
Other - net                                                                              3,568              (2,070)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               20,555               10,287
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Cash and cash equivalents acquired in merger-net                                                             15,235
Purchases of investments available-for-sale                                           (11,665)              (2,086)
Proceeds from sale and maturities of investments available-for-sale                     17,305                1,457
Maturities and calls  of investments held-to-maturity                                    3,492               12,020
Purchases of investments held-to-maturity                                              (8,944)             (13,768)
Net increase in loans                                                                 (41,787)              (4,903)
Purchases of property and equipment                                                    (2,531)              (1,139)
Other - net                                                                              (201)                1,217
-------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                   (44,331)                8,033
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:

Net (decrease) increase in demand deposits, NOW accounts,
  Money Market accounts and savings accounts                                             (824)                9,401
Net decrease in certificates of deposit                                                   (26)             (17,942)
Increase (decrease) in FHLB advances                                                    11,000             (20,000)
Increase (decrease) in securities sold under agreements to repurchase                    4,574              (2,265)
Cash dividend payments                                                                 (3,364)              (2,945)
Other - net                                                                              1,303                1,274
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                     12,663             (32,477)
-------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                                 (11,113)             (14,157)
Cash and cash equivalents at beginning of period                                        65,097               69,647
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $53,984              $55,490
===================================================================================================================
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company paid $1,678,000 and
$1,880,000 in income taxes during the six months ended June 30, 1997 and 1996, respectively. The Company paid $9,220,000 and $6,256,000 in interest on deposits and other borrowings during the six months ended June 30, 1997 and 1996, respectively. The Company had $895,000 and $736,000 of transfers from loans to
OREO during the six months ended June 30, 1997 and 1996, respectively. Assets of
$62 million were acquired and $57 million liabilities assumed related to the merger of Banyan Bank during the six months ended June 30, 1996.
===================================================================================================================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1997

1.       BASIS OF PRESENTATION

                  The accompanying unaudited condensed consolidated financial statements include the accounts of Republic Security Financial Corporation (the "Company" or "RSFC") and its wholly-owned subsidiary, Republic Security Bank (the "Bank"). In the opinion of the Company's management, the financial statements contain all adjustments (consisting of normal recurring accruals except for merger expenses (See Note 2)) considered necessary to present fairly the consolidated financial position of Republic Security Financial Corporation and its subsidiary as of June 30, 1997 and December 31, 1996, and the results of operations for the three and six months ended June 30, 1997 and 1996, and changes in cash flows for the six months then ended. The unaudited condensed consolidated financial statements have been restated to include the accounts and results of operations of Family Bank (see Note 2).

                  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three and six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes of Republic Security Financial Corporation for the year ended December 31, 1996 included elsewhere herein.

                  The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

2.       MERGER

                  On June 30, 1997, RSFC issued 8,289,125 shares of its common stock in exchange for all outstanding common stock of Family Bank ("Family") a Florida commercial bank. This business combination has been accounted for as a pooling-of-interests combination and, accordingly, the unaudited condensed consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Family. In connection with the Family merger the Company incurred approximately $4 million in merger expenses.

                  The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying unaudited condensed consolidated financial statements are summarized below.

===========================================================================================================
                                                      THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                            JUNE 30,                          JUNE 30,
                                                      1997            1996              1997           1996
-----------------------------------------------------------------------------------------------------------
REVENUE:                                                 (Unaudited)                       (Unaudited)
         RSFC                                       $7,796          $7,310           $15,351        $14,429
         Family                                      5,561           4,843            10,770          9,545
-----------------------------------------------------------------------------------------------------------
         Combined                                  $13,357         $12,153           $26,121        $23,974
===========================================================================================================
NET INCOME (LOSS):
         RSFC (1)                                 $(2,911)            $655          $(2,045)         $1,324
         Family                                      1,260             975             2,541          2,007
-----------------------------------------------------------------------------------------------------------
         Combined                                 $(1,651)          $1,630              $496         $3,331
===========================================================================================================

         (1) The three and six months ended June 30, 1997, includes merger costs of $2.5 million, net of taxes, related to the Family Bank acquisition. The merger costs consist of approximately $1.6 million in professional fees, $1 million in data processing conversion costs and $1.4 million in costs associated with the integration of operations and other expenses.

                  Securities held by Family with a book value of approximately $39.4 million and a market value of approximately $39.5 million at June 30, 1997, were transferred from held-to-maturity to available-for-sale to maintain RSFC's existing interest rate risk position for the combined company.

3.       POTENTIAL MERGER

                  On August 8, 1997, the Company and the Bank entered into a definitive agreement with County Financial Corporation ("CFC") and County National Bank of South Florida ("County") whereby County, a national chartered, commercial bank, will merge with Republic Security Bank. The definitive agreement provides for a fixed exchange ratio whereby shareholders of County will receive 4.807 shares of Republic Security Financial Corporation common stock for each share of County common stock. The Company will issue approximately 6.1 million shares of Republic Security Financial Corporation common stock for all outstanding common shares of County stock in a tax free exchange. Management anticipates the transaction will be accounted for as a pooling-of-interests. County is headquartered in North Miami Beach, Florida with 14 branch locations in Northern Dade, Broward and Palm Beach counties. County has total assets, loans, deposits and equity of approximately $238 million, $139 million, $210 million and $23 million, respectively, at June 30, 1997. The transaction is subject to regulatory approvals and approval by the Companies' shareholders.

4.       NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

                  At June 30, 1997, the Bank had $6.2 million in non-performing assets (loans 90 days or more past due, other real estate owned and repossessed assets). The provision for loan losses was $825,000 and $155,000 for the six months ended June 30, 1997 and 1996, respectively. The increase in the provision for loan losses from the six months ended June 30, 1996 compared to the six months ended June 30, 1997 is due to the realignment of Family's loan loss reserve policy to that of the Bank, an increase from December 31, 1996 of $1.6 million in non performing loans associated with one single family residential loan and a downgrade of a $330,000 commercial loan in the quarter ended June 30, 1997.

                  Although management uses its best judgement in underwriting each loan, industry experience indicates that a portion of the Bank's loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the Bank's collateral.

                  In the normal course of business, the Bank has recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, management has established an allowance for loan losses, which totaled $4.8 million at June 30, 1997.

                  The allowance for credit losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

5.       COMMITMENTS AND CONTINGENCIES

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The total commitment amounts do not necessarily represent future cash requirements as some commitments expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counter party.

                  At June 30, 1997, the Bank had adjustable rate commitments to extend credit of approximately $60 million excluding the undisbursed portion of loans-in-process. These commitments are primarily for commercial lines of credit secured by commercial real estate or other business assets, and for one-to-four family residential properties .

                  In addition to the above commitments and contingencies, there are various matters of litigation pending against the Company that management has reviewed with legal counsel. In the opinion of the Company's management, amounts accrued for awards or assessments in connection with these matters are adequate and ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations or cash flow.

                  On August 6, 1997, a final judgement was ordered on a pending litigation matter against the Company whereby the Company will pay approximately $400,000 to the plaintiff in the matter. The Company had accrued approximately $400,000 related to this pending litigation at June 30, 1997.

6.        INCOME PER COMMON SHARE

                  Primary income per common share is computed by dividing net income less preferred stock dividends by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted net income per common share is calculated by dividing net income by the average number of common stock and common stock equivalents outstanding during the year, plus the assumed conversion of all outstanding convertible preferred shares to common shares to the extent those shares are dilutive. Common stock equivalents for both primary and fully diluted net income per share include stock options, warrants, and equity contracts and are included in the computation of earnings per share using the treasury stock method. Convertible preferred stock is computed using the "if converted" method, which assumes the conversion of all outstanding convertible preferred shares into common shares.

                  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"), "Earnings Per Share". Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS (previously referred to as fully diluted EPS) is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS 128 in fiscal 1998 will have a significant impact on the Company's reported EPS.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

-------------------------------------------------------------------------------


The Board of Directors and Shareholders
Republic Security Financial Corporation


         We have audited the accompanying consolidated statements of financial condition of Republic Security Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1996 , the nine-month transition period ended December 31, 1995 and for the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Republic Security Financial Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the year ended December 31, 1996, the nine-month transition period ended December 31, 1995, and for year ended March 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP



West Palm Beach, Florida
March 28, 1997, except for paragraph 1 of Note 2 as to which the date is June 30, 1997 and
Note 20 as to which the date is August 8, 1997


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
======================================================================================================================
                                                                                        DECEMBER 31,      DECEMBER 31,
(amounts in thousands except share and per share data)                                          1996              1995
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and amounts due from depository institutions                                            $17,642           $12,435
Interest-bearing deposits in other financial institutions                                     34,430            51,162
Federal funds sold                                                                            13,025             6,050
                                                                                              ------             -----
     Cash and cash equivalents                                                                65,097            69,647
Investments available-for-sale                                                                49,670            12,550
Investments held to maturity (Market value of $46,003 and $36,066 at
     December, 31, 1996 and 1995, respectively)                                               45,818            35,600
Loans receivable - net                                                                       400,574           360,803
Loans held for sale (Market value of $7,850)                                                   7,773
Property and equipment - net                                                                  14,289            12,733
Other real estate owned - net                                                                  1,499             1,736
Goodwill - net                                                                                 7,675             2,994
Loan servicing rights, net                                                                     2,032             2,546
Accrued interest receivable                                                                    3,572             3,216
Other assets                                                                                   9,160             7,337
----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                       $607,159          $509,162
======================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                                                                    $489,056          $402,448
Federal Home Loan Bank advances                                                               30,000            25,000
Securities sold under agreements to repurchase                                                 8,633             7,280
Advances from borrowers for taxes and insurance                                                1,613             2,105
Bank drafts payable                                                                            3,778             3,155
Other liabilities                                                                              7,915             7,198
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                            540,995           447,186
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies
Shareholders' equity:

Preferred stock $10.00 stated value; 10,000,000 shares authorized:
  SERIES "A" - 401,500 shares issued and outstanding at December 31, 1995                                        4,015
  SERIES "C" - 1,035,000 shares issued and outstanding at December 31, 1996 and 1995,         10,350            10,350
  respectively

Common stock $.01 par value; 20,000,000 shares authorized; 15,531,664 and
 14,153,523 shares issued and outstanding at
  December 31, 1996 and 1995, respectively                                                       155               141
Additional paid-in capital                                                                    37,350            32,058
Retained earnings                                                                             18,306            15,262
Unrealized gain on investments available for sale, net of taxes                                    3               150
----------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    66,164            61,976
----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                       $607,159          $509,162
======================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF INCOME
=======================================================================================================================
                                                                          YEAR              NINE MONTHS         YEAR
                                                                          ENDED               ENDED             ENDED
                                                                        DECEMBER 31,       DECEMBER 31,       MARCH 31,
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)                                    1996               1995            1995
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                   $36,793            $25,272         $26,298
Interest and dividends on investments                                          5,438              2,987           2,961
-----------------------------------------------------------------------------------------------------------------------
                                                                              42,231             28,259          29,259
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

Interest on deposits                                                          15,985             10,677           9,859
Interest on borrowings                                                           444                941           1,267
-----------------------------------------------------------------------------------------------------------------------
                                                                              16,429             11,618          11,126
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                                           25,802             16,641          18,133
Provision for loan losses                                                        355                241              81
-----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           25,447             16,400          18,052
-----------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:

Service charges on deposit accounts                                            3,714              2,378           2,285
Gain on sale of loans and servicing                                            1,053                625             847
Mortgage trading income                                                                             290             329
Net gain (loss)  on sale of investments available-for-sale                       179               (12)            (13)
Loss on sale of investments - trading                                                                             (200)
Other income                                                                   1,993              1,350           1,201
-----------------------------------------------------------------------------------------------------------------------
                                                                               6,939              4,631           4,449
-----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

Employee compensation and benefits                                            10,161              6,659           8,007
Occupancy and equipment                                                        3,733              2,385           2,403
Professional fees                                                                963                773             842
Advertising and promotion                                                        603                389             469
Communications                                                                   678                463             515
Data processing                                                                  731                359             541
Insurance                                                                      1,755                456           1,021
Other real estate owned - net                                                    268                187             123
Goodwill amortization                                                            471                165              73
Other                                                                          2,309              1,624           2,234
-----------------------------------------------------------------------------------------------------------------------
                                                                              21,672             13,460          16,228
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    10,714              7,571           6,273
Income taxes                                                                   3,874              2,697           2,119
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $6,840             $4,874          $4,154
-----------------------------------------------------------------------------------------------------------------------
Income applicable to common stock                                             $5,954             $4,545          $3,852
-----------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:

Primary earnings per common share                                               $.37               $.34            $.32
Fully diluted earnings per common share                                         $.37               $.33            $.32
Dividends                                                                       $.12               $.07            $.07
-----------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES AND COMMON STOCK EQUIVALENTS OUTSTANDING:

    Primary                                                                   15,952             13,434          11,973
    Fully diluted                                                             15,952             14,693          13,097
=======================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
==========================================================================================================================
                                                                                                                UNREALIZED
                                                                                                              APPRECIATION
                                                                              ADDITIONAL                    ON INVESTMENTS
                                                   PREFERRED       COMMON        PAID-IN      RETAINED  AVAILABLE-FOR-SALE,
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)               STOCK        STOCK        CAPITAL      EARNINGS        NET OF TAXES
--------------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1994                               $4,025         $104        $18,962       $10,653
Issuance of common stock
  for fixed asset purchase - 7,701 shares                                             27
Stock grants -  9,196 shares                                                          38
Exercise of stock options - 4,337 shares                                              10
Exercise of equity contracts - 13,786 shares                            1             39
401(k) plan - 7,744 shares                                                            35
Stock dividends - 686,621 shares                                        7          1,274       (1,281)
Cash dividends - common stock                                                                    (217)
Cash dividends paid by pooled company - common                                                   (533)
  stock
Cash dividends - preferred stock                                                                 (302)
Net income                                                                                       4,154
 change in appreciation on investments
   available-for-sale, net of taxes                                                                                 $(137)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1995                                4,025          112         20,385        12,474               (137)
Exercise of equity contracts - 634,476 shares                           6          1,745
Exercise of warrants - 211,300 shares                                   2            818
Exercise of stock options - 2,668 shares                                               7
Issuance of stock grants - 12,000 shares                                              52
Conversion of preferred stock into common stock -
  2,469 shares                                          (10)                          10
401(K) plan - 1,997 Shares                                                             8
Issuance of series "C" preferred stock -
  1,035,000 shares                                    10,350                       (850)
Issuance of common stock - 2,070,000 shares                            21          9,883
Cash dividends - common stock                                                                    (302)
Cash dividends paid by pooled company - common                                                 (1,455)
stock
Cash dividends - preferred stock series "A" and "C"                                              (329)
Net income for nine months ended
  December 31, 1995                                                                              4,874
Change in appreciation on investments
   available-for-sale, net of taxes                                                                                    287
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                            14,365          141         32,058        15,262                 150
Exercise of warrants - 268,126 shares                                   3          1,039
Conversion of preferred stock series "A"
   into common stock - 982,995 shares                (3,980)           10          3,970
Issuance of stock grants - 9,000 shares                                               32
Issuance of stock for dividend reinvestment and
optional stock
   Purchase plan - 2,586 shares                                                       13
Exercise of stock options - 115,434 shares                              1            238
Cash redemption of preferred stock series "A"           (35)
Cash dividends - common stock                                                                    (847)
Cash dividends paid by pooled company - common                                                 (2,063)
stock
Cash dividends - preferred stock series "A" and "C"                                              (886)
Net income                                                                                       6,840
Change in appreciation on investments available for
 sale, net of taxes                                                                                                   (147)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                           $10,350         $155        $37,350       $18,306                  $3
==========================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
===================================================================================================================
                                                                                       NINE MONTHS
                                                                     YEAR ENDED              ENDED       YEAR ENDED
                                                                   DECEMBER 31,       DECEMBER 31,        MARCH 31,
(AMOUNTS IN THOUSANDS)                                                     1996               1995             1995
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                               $6,840             $4,874           $4,154
Adjustments to reconcile net income to net cash
   provided by operating activities, net of effects of purchase
Provision for loan losses                                                   355                241               81
Depreciation and amortization                                             2,145              1,224            1,280
Deferred income taxes                                                        73                324              336
Amortization of deferred loan fees and costs                              (329)              (438)            (320)
Gain on sale of loans and servicing                                     (1,053)              (625)            (847)
Loans originated for sale                                              (10,372)           (28,280)         (48,157)
Purchase of loans for sale                                              (7,773)            (8,572)          (5,140)
Sale of loans and loan participation certificates                        43,040             48,192           55,102
Proceeds from the sale of investments - trading                                                              24,000
Loss on sale of investments - trading                                                                           200
Gain on sale of investments available-for-sale                            (191)
Other - net                                                             (1,676)              (798)            1,471
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                31,059             16,142           32,160
-------------------------------------------------------------------------------------------------------------------
Investing Activities:
Cash and cash equivalents acquired in branch purchase, net                                  16,917
Cash and cash equivalents acquired in merger-net                         15,235                               1,819
Purchase of investments available-for-sale                             (60,974)            (2,589)          (7,729)
Proceeds from sale of investments available- for- sale                   23,613              1,696            1,664
Maturities and calls of investments held to maturity                     17,102              8,766            8,863
Purchases of investments held to maturity                              (27,248)            (7,254)          (8,089)
Loans purchased for investment                                          (2,014)            (1,861)          (1,053)
Net increase in loans                                                  (35,274)              (312)         (38,727)
Purchase of property and equipment                                      (2,474)            (1,985)          (5,145)
Purchase of loan servicing rights                                                                           (2,322)
Other - net                                                               2,421                493            1,596
-------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                    (69,613)             13,871         (49,123)
-------------------------------------------------------------------------------------------------------------------
Financing Activities:
Net increase in demand deposits, now accounts,
  Money market accounts and savings accounts                             37,455              7,258          (2,649)
Net (decrease) increase in time deposits                                (7,286)           (35,660)           37,211
Proceeds from common and preferred stock offering - net of stock
  issuance                                                                                  19,404
Costs
Increase (decrease) in fhlb advances                                      5,227             10,000          (5,000)
Cash dividends                                                          (3,796)            (2,086)          (1,052)
Other - net                                                               2,404              3,422            (396)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                34,004              2,338           28,114
-------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                        (4,550)             32,351           11,151
Cash and cash equivalents at beginning of period                         69,647             37,296           26,145
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                              $65,097            $69,647          $37,296
===================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Republic Security Financial Corporation (the "Company" or "RSFC") is a commercial bank holding company, the principal business of which is the operation of a commercial bank business through Republic Security Bank (the "Bank"), its wholly owned subsidiary, a State chartered commercial bank. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank System ("FHLB"). Its deposits are insured by the FDIC up to applicable limits. The Bank has seventeen full-service branches, nine of which are located in Palm Beach County, seven located in Broward County and one in Dade County, Florida. The Bank's main business activities are attracting deposits, originating loans, making investments and servicing loans for the Bank and for others.

                  The accounting and reporting policies of Republic Security Financial Corporation and its subsidiary conform to generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, and have been retroactively restated to include the accounts and results of operations of Family Bank that merged with the Bank on June 30, 1997 (See Note 2).

                  The following is a summary of the significant accounting policies:

         CHANGE IN FISCAL YEAR

                  During 1995, the Company changed its fiscal year end from March 31 to December 31. Accordingly, the accompanying consolidated financial statements present the audited consolidated statements of income and cash flows for the nine month transition period ended December 31, 1995, as well as for the years ended December 31, 1996 and March 31, 1995.

         PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of Republic Security Financial Corporation (the "Company" or "RSFC") and its wholly-owned subsidiary, Republic Security Bank, (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

         STATEMENTS OF CASH FLOWS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits in other financial institutions. The Company paid income taxes of $3,734,000 during the year ended December 31, 1996, $2,513,000 during the nine months ended December 31, 1995, and $1,995,000 during the year ended March 31, 1995. The Company paid interest on deposits and other borrowings of $16,601,000 for the year ended December 31, 1996, $12,752,000 for the nine months ended December 31, 1995 and $9,737,000 for the year ended March 31, 1995.
         Approximately $1,396,000, $1,435,000 and $1,681,000 was transferred from loans to OREO during the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, respectively. Assets of approximately $62,000,000 were acquired and approximately $57,000,000 of liabilities were assumed related to the merger of Banyan Bank during the year ended December 31, 1996 (see Note
         2). As a result of the conversion of the redeemable subordinated debentures, equity increased $1,751,000 in the nine months ended December 31, 1995. During the nine months ended December 31, 1995, the Bank received $12,300,000 in loans and assumed $30,300,000 in deposits related to the Century Bank branch purchase (see Note 2). In addition, assets of $64,307,000 were acquired and $62,310,000 liabilities assumed related to the merger of Governors Bank during the year ended March 31, 1995 (see Note 2). As a result of the redemption of the Company's 7.5% cumulative convertible preferred stock, Series "A", 982,995 shares of the Company's common stock were issued in exchange for 398,000 shares of the Series "A" preferred stock in the amount of $3,980,000.

         INVESTMENTS-TRADING

                  During the year ended March 31, 1995, certain investments were held for resale in anticipation of short-term market movements. These investments, which consisted of adjustable rate mortgage funds, were stated at fair value and were all sold in the year ended March 31, 1995. Realized gains and losses on trading securities were included in other non-interest income.

         INVESTMENTS

                  Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Securities classified as available-for-sale are to be held for indefinite periods of time and may be sold in response to movements in market interest rates, changes in the maturity mix of bank assets and liabilities or demand on liquidity. Securities classified as available-for-sale are carried at fair value. Unrealized gains and losses on these securities are excluded from earnings and are reported as a separate component of shareholders' equity net of tax.

                  Interest income on debt securities is included in income using the level yield method. Gains and losses on sales of securities are determined on a specific identification basis.

         LOANS RECEIVABLE-NET AND LOANS HELD FOR SALE

                  Loans receivable-net are stated at the principal amount outstanding and are net of unearned purchased premiums or discounts, deferred loan origination fees and costs, and the allowance for loan losses. Certain loans are held for sale and are carried at the lower of cost or market.

                  Interest on loans is accrued as earned. Amortization of premiums and accretion of discounts are recognized as adjustments to interest income over the lives of the related loans. The Bank defers substantially all loan fees and direct costs associated with loan originations. Deferred loan fees and costs are amortized as a yield adjustment over the life of the loans.

         NON-ACCRUAL LOANS

                  Generally, loans contractually past due 90 days or more are placed on non-accrual and any previously accrued and unpaid interest is charged against interest income. Loans remain on non-accrual status until the obligation is brought current and has performed in accordance with the terms of the loan for a reasonable period of time. In addition, accrual of interest on loans less than 90 days past due is discontinued when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. Interest income, at the effective rate of the loan, is recognized when cash is received on impaired loans.

         ALLOWANCE FOR LOAN LOSSES

                  The allowance for loan losses is established by provision for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.

                  The allowance for credit losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

                  Effective April 1, 1995, the Company adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). This standard requires impaired loans within the scope of SFAS No.114 be measured based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for collateral dependent loans. The adoption of this statement did not have a material impact on the operations of the Company.

                  All non-accrual loans, excluding smaller balance, homogeneous loans (defined as consumer loans less than $100,000 and residential mortgage loans), are considered to be impaired. In addition, management may determine a performing loan to be impaired if, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

                  In accordance with the Bank's classification policy, impaired loan amounts in excess of the fair market value of the underlying collateral for collateral dependent loans or the net present value of future cash flows are charged off against the allowance for loan losses.

         PROPERTY AND EQUIPMENT

                  Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from five to twelve years for furniture and equipment and twenty-five years for office buildings. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful lives of the assets. Repairs and maintenance are charged to expense and gains or losses on disposals are credited or charged to earnings.

         OTHER REAL ESTATE OWNED

                  In accordance with Statement No. 114, a loan is classified as foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Property acquired by foreclosure, or deed in lieu of foreclosure, is recorded at the lower of the loan balance or estimated fair value less estimated disposal costs at the time of foreclosure. Costs related to the development and improvement of the property are capitalized, whereas costs related to maintaining the property, net of income received, are charged to other real estate owned expense. In addition, any subsequent reductions in the valuation of the property is included in other real estate owned expense.

                  The Bank follows the practice of reducing the carrying value of individual properties in other real estate owned for any amounts in excess of the fair value of properties less estimated disposal costs. Provision for other real estate owned losses during the year ended December 31, 1996, totaled $98,000, and is included in other real estate owned expense in the consolidated statement of income. No provisions for other real estate owned was recorded during the nine months ended December 31, 1995 and $141,000 was recorded during the year ended March 31, 1995.

         GOODWILL

                  The Company assesses long lived assets and related goodwill for impairment under FASB Statement No. 121. "ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS AND FOR LONG LIVED ASSETS TO BE DISPOSED OF". Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. The Company amortizes goodwill over 15 years using the straight-line method. Accumulated amortization was $739,000 and $268,000 at December 31, 1996 and 1995, respectively.

         INCOME PER COMMON SHARE

                  Primary income per common share is computed by dividing net income, less preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted income per common share is calculated by dividing net income by the average number of common stock and common stock equivalents outstanding during the year, plus the assumed conversion of all outstanding convertible preferred shares, if dilutive, into common shares. Common stock equivalents for both primary and fully diluted net income per share include stock options, warrants, and equity contracts and are included in the computation of earnings per share using the treasury stock method. Convertible preferred stock is computed using the "if converted" method, which assumes the conversion of all outstanding convertible preferred shares into common shares.

         INCOME TAXES

                  Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes".

         STOCK BASED COMPENSATION

                  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and, accordingly, recognizes no compensation expense for the stock option grants.

         RECLASSIFICATION

                  Certain amounts presented in the consolidated financial statements for prior periods have been reclassified for comparative purposes.

         NEW ACCOUNTING PRONOUNCEMENTs

                  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"), "Earnings Per Share". Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS (previously referred to as fully diluted EPS) is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS 128 in fiscal 1998 will have a significant impact on the Company's reported EPS.

                  The Financial Accounting Standards Board issued Statement No.125, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES"(SFAS No. 125), which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. In accordance with SFAS No. 125, the Company will apply the new rules prospectively to transactions beginning in the first quarter of 1997. Based on current circumstances, the Company believes the application of the new rules will not have a material impact on the consolidated financial statements.

                  In October 1995, the Financial Accounting Standard Board issued Statement No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" (SFAS No. 123). The effect of applying the SFAS No. 123 fair value method to the Company's stock options issued after December 15, 1994, results in net income and earnings per share that are not materially different from the amounts reported.

                  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" (SFAS No. 121), which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996. The adoption of this statement did not have a material impact on the financial condition, operations or cash flows of the Company.

2.       MERGERS AND BRANCH ACQUISITION

                  On June 30, 1997, the Company acquired Family Bank, a commercial bank headquartered in Hallandale, Florida, with six branch locations in Broward County, Florida. Family Bank was mergered into the Bank on June 30, 1997. The acquisition was accounted for as a pooling-of-interest and resulted in the Bank acquiring assets of $256.0 million, liabilities of $234.2 million and equity of $21.8 million. All information contained herein has been retroactively restated to include the accounts and results of operations of Family Bank.

                  The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

-----------------------------------------------------------------------------------------------------
                                     YEAR ENDED           NINE MONTHS ENDED          YEAR ENDED
(in thousands)                   DECEMBER 31, 1996        DECEMBER 31, 1995        MARCH 31, 1995
-----------------------------------------------------------------------------------------------------
REVENUE:
         RSFC                                  $29,480                 $19,463                $19,287
         Family                                 19,690                  13,427                 14,421
-----------------------------------------------------------------------------------------------------
         Combined                              $49,170                 $32,890                $33,708
-----------------------------------------------------------------------------------------------------
NET INCOME:
         RSFC                                   $2,400                  $1,977                 $1,167
         Family                                  4,440                   2,897                  2,987
-----------------------------------------------------------------------------------------------------
         Combined                               $6,840                  $4,874                 $4,154
-----------------------------------------------------------------------------------------------------

                  On January 19, 1996, the Company acquired Banyan Bank ("Banyan") for $9,701,320, plus $60,000 in merger related costs. The purchase price, which was paid in the form of cash, was determined based upon a multiple of Banyan's shareholders' equity balance, limited to a specified amount, as of the last day of the month prior to closing. Banyan was a state chartered commercial bank headquartered in Boca Raton, Florida, with one full service branch located in Boynton Beach, Florida.

                  The acquisition was accounted for as a purchase. Accordingly, operations of Banyan Bank are included since the acquisition date. Approximately $5,000,000 in goodwill was recorded, representing the purchase price in excess of the fair value of the net assets acquired, and is being amortized over 15 years using the straight-line method.

                  The following summarizes the fair value of the Banyan assets acquired and liabilities assumed:

==========================================================================================================
(IN THOUSANDS)
----------------------------------------------------------------------------------------------------------
Cash                                                                                               $24,936
Loans, net                                                                                          35,704
Other assets                                                                                         1,061
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                        61,701
Deposits                                                                                            56,439
Other liabilities                                                                                      527
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                   56,966
----------------------------------------------------------------------------------------------------------
NET ASSETS ACQUIRED                                                                                 $4,735
==========================================================================================================

Pro forma financial information for Republic Security Financial Corporation including the pre-merger results of operation of Family Bank for the nine months ended December 31, 1995 and the year ended March 31, 1995, as if the Banyan Bank merger had taken place as of January 1, 1995 and April 1, 1994 for income and per share data is as follows:

=========================================================================================================
                                                          NINE MONTHS ENDED                    YEAR ENDED
(IN THOUSANDS EXCEPT PER SHARE DATA)                      DECEMBER 31, 1995                MARCH 31, 1995
---------------------------------------------------------------------------------------------------------
Total interest income                                               $31,376                       $32,144
=========================================================================================================
Net interest income after provision for  loan losses                $18,061                       $19,901
=========================================================================================================
Income before taxes                                                  $8,555                        $6,955
=========================================================================================================
Net income                                                           $5,292                        $4,494
=========================================================================================================
Net income per common share                                            $.37                          $.35
=========================================================================================================


         The pro forma data is for information purposes only and may not be indicative of the results that actually would have occurred if the transaction had been consummated on the dates indicated and should not be construed as being representative of future periods.

         In December, 1995 the Bank acquired the West Palm Beach branch office of Century Bank, an unaffiliated thrift. In connection with the acquisition, the Bank assumed approximately $30,300,000 of deposit liabilities and acquired $29,200,000 of assets, including $12,300,000 of adjustable rate single family residential loans and $16,900,000 in cash, net of $1,125,000 paid to the seller for the transfer of such assets and liabilities to the Bank. The amount paid to the seller is included in other assets in the consolidated statement of financial condition at December 31, 1995 and is being amortized over seven years using the straight-line method.

         On November 30, 1994, the Bank acquired Governors Bank Corporation (Governors) for $5,154,000, plus $153,000 in merger related costs. Governors was a state chartered commercial bank headquartered in West Palm Beach, Florida. The acquisition was accounted for as a purchase and approximately $3,300,000 in goodwill was recorded, representing the purchase price in excess of the fair value of the net assets acquired, and is being amortized over 15 years using the straight-line method.

                  The following summarizes the fair value of the Governors' assets acquired and liabilities assumed:

===========================================================================================================
(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------
Cash                                                                                                 $6,973
Investment securities                                                                                15,160
Loans, net                                                                                           40,283
Other assets                                                                                          1,891
-----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                         64,307
-----------------------------------------------------------------------------------------------------------
Deposits                                                                                             58,140
Securities sold under repurchase agreements                                                           2,515
Other liabilities                                                                                     1,655
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                    62,310
-----------------------------------------------------------------------------------------------------------
NET ASSETS ACQUIRED                                                                                  $1,997
===========================================================================================================

                           Pro forma financial information for RSFC, including
                  the pre-merger results of operation of Family Bank for the year ended March 31, 1995, as if the merger had taken place as of April 1, 1994, for income and per share data is as follows:

==========================================================================================================
                                                                                      YEAR ENDED MARCH 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                                  1995
----------------------------------------------------------------------------------------------------------
Total interest income                                                                              $32,447
==========================================================================================================
Net interest income after provision for loan losses                                                $19,761
==========================================================================================================
Income before taxes and cumulative effect of accounting change                                      $6,800
==========================================================================================================
Net income                                                                                          $4,494
==========================================================================================================
Net income per common share                                                                           $.35
==========================================================================================================

3.       INVESTMENTS

                  The following is a summary of available-for-sale and held to maturity securities at December 31, 1996 and 1995 and March 31, 1995:

AVAILABLE-FOR-SALE
================================================================================================================
                                                                 GROSS                 GROSS
(IN THOUSANDS)                        AMORTIZED       UNREALIZED GAINS     UNREALIZED LOSSES        MARKET VALUE
                                           COST
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $11,179                   $104                   $58             $11,225
securities
Corporate and other debt                  2,500                                                            2,500
securities
Foreign Government securities               150                                                              150
Mortgage backed securities               35,835                     81                   121              35,795
----------------------------------------------------------------------------------------------------------------
Total at December 31, 1996              $49,664                   $185                  $179             $49,670
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $10,279                   $251                   $36             $10,494
securities
Corporate and other debt
securities
Foreign Government securities                75                                                               75
Mortgage backed securities                1,969                     18                     6               1,981
----------------------------------------------------------------------------------------------------------------
Total at December 31, 1995              $12,323                   $269                   $42             $12,550
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $10,112                    $10                   $86             $10,036
securities

Other Equity securities                     189                                                              189
Mortgage backed securities                1,234                                           33               1,201
----------------------------------------------------------------------------------------------------------------
Total at March 31, 1995                 $11,535                    $10                  $119             $11,426
================================================================================================================


HELD-TO-MATURITY
================================================================================================================
                                                                 GROSS                 GROSS
(IN THOUSANDS)                        AMORTIZED       UNREALIZED GAINS     UNREALIZED LOSSES        MARKET VALUE
                                           COST
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $24,901                   $148                   $71             $24,978
securities
Foreign Government securities               500                                                              500
State and Municipal Securities           16,818                    112                    32              16,898
Mortgage backed securities                3,599                     59                    31               3,627
----------------------------------------------------------------------------------------------------------------
Total at December 31, 1996              $45,818                   $319                  $134             $46,003
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $18,077                   $348                   $11             $18,414
securities
Foreign Government securities               500                                                              500
State and Municipal Securities           12,267                     82                    26              12,323
Mortgage backed securities                4,756                     83                    10               4,829
----------------------------------------------------------------------------------------------------------------
Total at December 31, 1995              $35,600                   $513                   $47             $36,066
----------------------------------------------------------------------------------------------------------------
U.S. Government and agency              $21,533                    $78                   $10             $21,601
securities
Foreign Government securities               500                                                              500
State and Municipal Securities            9,678                     54                   164               9,568
Other debt securities                       500                                            2                 498
Mortgage backed securities                4,536                     15                    87               4,464
----------------------------------------------------------------------------------------------------------------
Total at March 31, 1995                 $36,747                   $147                  $263             $36,631
================================================================================================================

                  The amortized cost and estimated market value of debt securities at December 31, 1996 by contractual maturity are shown below:

HELD TO MATURITY
==============================================================================================================
                                                                                 AMORTIZED              MARKET
(IN THOUSANDS)                                                                        COST               VALUE
--------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                                               $7,626              $7,635
Due after 1 through 5 years                                                         27,378              27,473
Due after 5 years through 10 years                                                   7,116               7,165
Due after 10 years                                                                      99                 103
--------------------------------------------------------------------------------------------------------------
                                                                                   $42,219             $42,376
--------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                                           3,599               3,627
--------------------------------------------------------------------------------------------------------------
Total                                                                              $45,818             $46,003
==============================================================================================================


AVAILABLE-FOR-SALE
==============================================================================================================
                                                                                  AMORTIZED             MARKET
(IN THOUSANDS)                                                                         COST              VALUE
--------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                                                $8,045             $8,032
Due after 1 through 5 years                                                           5,634              5,693
Due after 5 years through 10 years                                                       75                 75
Due after 10 years                                                                       75                 75
--------------------------------------------------------------------------------------------------------------
                                                                                    $13,829            $13,875
--------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                                           35,835             35,795
--------------------------------------------------------------------------------------------------------------
TOTAL AT DECEMBER 31, 1996                                                     $     49,664       $     49,670
==============================================================================================================

                  The anticipated maturities for mortgage-backed securities are not readily determinable since they may be prepaid without penalty.

                  At December 31, 1996 and 1995 securities with a book value of $49,737,000 and $21,779,000 respectively, were pledged to collateralize Federal Home Loan Bank advances, repurchase agreements, public deposits and other items.

                  Realized losses on trading securities for the year ended March 31, 1995, amounted to $200,000 and is included in other non-interest income. Gross realized gains on securities available-for-sale amounted to $191,000 for the year ended December 31, 1996. Gross realized losses on securities available-for-sale amounted to $12,000, $12,000 and $13,000 for the year ending December 31, 1996, the nine months ended December 31, 1995, and the year ended March 31, 1995, respectively.

4.       LOANS RECEIVABLE - NET

         Loans receivable - net is summarized as follows:


=============================================================================================================
                                                                DECEMBER 31,                     DECEMBER 31,
(IN THOUSANDS)                                                          1996                             1995
-------------------------------------------------------------------------------------------------------------
Residential mortgage                                                $150,911                         $164,999
Commercial mortgage                                                  138,674                           90,648
Real estate construction                                              33,785                           40,340
Installment loans to individuals                                      58,326                           51,284
Commercial and financial                                              37,895                           30,916
-------------------------------------------------------------------------------------------------------------
   TOTAL LOANS                                                       419,591                          378,187
-------------------------------------------------------------------------------------------------------------
Deferred loan fees                                                     (679)                          (1,219)
Undisbursed portion of loans-in-process                             (14,462)                         (12,420)
Allowance for loan losses                                            (3,876)                          (3,745)
-------------------------------------------------------------------------------------------------------------
LOANS RECEIVABLE - NET                                              $400,574                         $360,803
=============================================================================================================

=============================================================================================================


5.       NON-PERFORMING LOANS AND ALLOWANCE FOR LOAN LOSSES

                  At December 31, 1996, 1995 and March 31, 1995, the Bank had $4,472,000, $3,533,000, and $3,228,000, respectively, in non-performing loans. Interest income not recognized on non-performing loans was $173,000 during the year ended December 31, 1996, $221,000 during the nine months ended December 31, 1995 and $74,000 for the year ended March 31, 1995, respectively.

                  At December 31, 1996, 1995, and March 31, 1995 the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,569,000, $1,674,000, and $2,372,000, respectively. The related allowance for credit losses for such loans is $175,000, $85,000, and $146,000 at December 31, 1996, 1995 and March 31, 1995,
         respectively. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $2,500,000. The average recorded investment in impaired loans for the nine months ended December 31, 1995 and year ended March 31, 1995 is $2,476,000 and $1,668,000, respectively. For the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, the Company recognized $137,500, $105,600, and $100,000, respectively, in interest income on impaired loans.

                  Although management uses its best judgement in underwriting each loan, industry experience indicates that a portion of the Bank's loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the Bank's collateral.

                  An analysis of changes in the allowance for loan losses is summarized as follows:

==============================================================================================================
                                                                     YEAR ENDED             NINE MONTHS ENDED
                                                                   DECEMBER 31,                  DECEMBER 31,
(IN THOUSANDS)                                                             1996                          1995
-------------------------------------------------------------------------------------------------------------
Beginning balance                                                        $3,745                        $3,845
Reserves acquired in connection with merger                                 374
Provision for losses                                                        355                           241
Recoveries                                                                  297                           651
Charge-offs                                                               (895)                         (992)
-------------------------------------------------------------------------------------------------------------
ENDING BALANCE                                                           $3,876                        $3,745
==============================================================================================================

6.       CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS

                  The Bank is required to maintain a non-interest-bearing reserve balance with the Federal Reserve Bank. The average reserve balance requirement was approximately $4,113,000 for the year ended December 31, 1996.

7.       PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:

==============================================================================================================
                                                                  DECEMBER 31,                    DECEMBER 31,
(IN THOUSANDS)                                                            1996                            1995
--------------------------------------------------------------------------------------------------------------
Land and buildings                                                     $10,572                          $9,871
Furniture and equipment                                                  5,932                           4,310
Leasehold improvements                                                   1,703                           1,411
--------------------------------------------------------------------------------------------------------------
TOTAL                                                                   18,207                          15,592
Less accumulated depreciation and amortization                           3,918                           2,859
--------------------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT-NET                                             $14,289                         $12,733
==============================================================================================================


                  Rent expense for the year ended December 31, 1996 was $1,050,000. Rent expense for the nine months ended December 31, 1995 and the year ended March 31, 1995 was $635,000 and $634,000, respectively. (See Note 14 for rent expense to related parties).

8.       MORTGAGE BANKING ACTIVITIES

                  The Bank is engaged in the business of acquiring the rights to service mortgage loans for others. The costs incurred to acquire such rights are capitalized and amortized in proportion to, and over the period of, the estimated net servicing income (servicing revenue in excess of servicing costs) and are reflected on the consolidated statements of financial condition as loan servicing rights.

                  On May 12, 1995, the Financial Accounting Standards Board issued Statement No. 122 "Accounting for Mortgage Servicing Rights", an amendment to Statement No. 65. The Company elected to adopt this standard for financial statement reporting as of April 1, 1995, for the nine months ended December 31, 1995. Statement No. 122 prohibits retroactive application to prior years.

                  Statement No. 122 requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing right based on its fair value relative to the loan as a whole. To determine the fair value of servicing rights created after the adoption of Statement No. 122, the Company used a valuation model that calculates the present value of estimated future cash flows. This valuation method incorporates assumptions determined by the Company about the discount rate, prepayment speeds, default and interest rates. No servicing rights were recorded during the year ended December 31, 1996 and the nine months ended December 31, 1995 as mortgage banking activities during the period were insignificant.

                  In determining servicing value impairment at December 31, 1996 and 1995, the mortgage servicing rights were disaggregated into predominant risk characteristics. The company has determined those risk characteristics to be loan interest rate, loan type and investor type. These segments of the portfolio were then valued using a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights using current assumptions. The calculated value was then compared with the book value of each segment to determine if a reserve for impairment was required. The fair value of mortgage servicing rights at December 31, 1996 and 1995 is $2,253,000 and $2,670,000, respectively.

                  At December 31, 1996 and 1995, the Bank serviced mortgage loans for others in the amount of $277,000,000 and $307,000,000, respectively. Accumulated amortization relating to loan servicing rights was $5,740,000, $5,226,000, and $4,976,000 at December 31, 1996,
         1995, and March 31, 1995, respectively.

                  The amount capitalized and amortized relating to loan servicing rights for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, are shown below:

===========================================================================================================
(in thousands)
-----------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1994                                                                             $    775
  Amount capitalized                                                                                  2,322
  Amortization                                                                                        (301)
-----------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1995                                                                                2,796
  Amortization                                                                                        (250)
-----------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                                                                             2,546
Amortization                                                                                          (514)
-----------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                                                                            $2,032
===========================================================================================================


                  There were no sales of servicing during the year and nine months ended December 31, 1996 and December 31, 1995. The amount of aggregate gains on sales of servicing included in operations for the year ended March 31, 1995 was $299,000.

9.       DEPOSITS

                  Components of deposits were as follows:

=============================================================================================================
                                                                          DECEMBER 31,           DECEMBER 31,
(IN THOUSANDS)                                                                    1996                   1995
-------------------------------------------------------------------------------------------------------------
Non-interest bearing accounts                                               $   85,925               $ 70,519
NOW and money market accounts                                                  128,121                 94,749
Saving deposits                                                                 58,812                 42,525
Time certificates less than $100,000                                           160,779                158,391
Time certificates $100,000 or more                                              55,419                 36,264
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                         $489,056               $402,448
=============================================================================================================

         The Bank incurred interest on deposits as follows:

==============================================================================================================
                                                            YEAR ENDED,          NINE MONTHS        YEAR ENDED
                                                                                       ENDED
                                                           DECEMBER 31,         DECEMBER 31,         MARCH 31,
(IN THOUSANDS)                                                     1996                 1995              1995
--------------------------------------------------------------------------------------------------------------
Savings accounts                                                 $1,724                 $660              $838
NOW accounts                                                        962                  825               923
Money market deposit accounts                                     1,875                1,015             1,310
Certificate accounts                                             11,424                8,177             6,788
--------------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                  $15,985              $10,677            $9,859
==============================================================================================================

         The amounts and maturities of certificate accounts at December 31, 1996 are as follows:

==============================================================================================================
(IN THOUSANDS):
--------------------------------------------------------------------------------------------------------------
Within 12 months                                                                                    $183,213
12 to 24 months                                                                                       20,864
24 to 36 months                                                                                        4,165
36 to 48 months                                                                                        6,791
Over 48 months                                                                                         1,165
--------------------------------------------------------------------------------------------------------------
TOTAL                                                                                               $216,198
==============================================================================================================

                  The amounts and scheduled maturities of certificate accounts in the amount of $100,000 or more at December 31, 1996 are as follows (IN THOUSANDS):

===========================================================================================================
Within 3 months                                                                                     $31,103
3 to 6 months                                                                                         7,935
6 to 12 months                                                                                       11,579
Over 12 months                                                                                        4,802
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                                               $55,419
===========================================================================================================

10.      BORROWED MONEY

                  The Bank has entered into an agreement with the Federal Home Loan Bank ("FHLB") which enables the Bank to obtain advances that are collateralized by FHLB stock and mortgage loans. In accordance with the agreement, the Bank has pledged, as collateral, loans with principal balances of approximately $35,000,000 and $42,000,000 at December 31, 1996 and 1995, respectively and mortgage-backed securities of $25,600,000 at December 31, 1996. Based on the current pledged loan amount, the Bank's borrowing limit is approximately $39 million with a remaining borrowing capacity of $9,000,000 at December 31, 1996. The Bank also has the ability to draw on existing lines of credit with two commercial banks for an aggregate amount of $6.5 million. No amounts were drawn on these lines at December 31, 1996 and 1995. Outstanding advances from the Federal Home Loan Bank consisted of the following:

========================================================================================================
                                                DECEMBER 31,        DECEMBER 31,
(IN THOUSANDS)                                          1996                1995         INTEREST RATE
--------------------------------------------------------------------------------------------------------
MATURE DURING
1996                                                                     $25,000         5.91% variable
1997                                                  $5,000                             6.95% variable
2001                                                  25,000                              5.61% fixed
--------------------------------------------------------------------------------------------------------
Total                                                $30,000             $25,000
========================================================================================================

                  Effective December 20, 1999 and each quarter thereafter, the FHLB has the option to convert the $25,000,000 fixed rate advance to a three month LIBOR-based floating rate advance at the then current three month LIBOR. If the FHLB elects to convert the advance, then the Bank will have the option to terminate the advance without a prepayment fee.

                  Notes payable of $380,000 included in other liabilities consists of capital notes, bearing interest at 9% per annum, payable semi-annually. The notes become due and payable on January 1, 2004 and are subordinate to existing and future indebtedness of the Bank.

                  On March 29, 1995, the Company's outstanding redeemable subordinated debentures and cancelable mandatory stock purchase contracts were called for redemption. Upon surrender of the Debentures, and at the option of the Bondholder, the Bondholder received a number of shares of the Company's Common Stock equal to the principal amount of the Debenture divided by the adjusted per share price of $2.90 or cash equal to 104% of the principal amount of the Debenture. As a result of the conversion, 634,476 shares of Common Stock were issued, and shareholders' equity increased by $1,751,000.

                  The Bank enters into sales of securities under agreements to repurchase. Variable rate reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated statement of financial condition at December 31, 1996 and 1995. Securities sold under agreements to repurchase are collateralized by U.S. Government Treasury notes and U.S. Government agency notes with an aggregate carrying value of $12,434,000, accrued interest of $199,000, and a market value of $13,068,000 at December 31, 1996. The aggregate carrying value of securities pledged at December 31, 1995 was $11,558,000, accrued interest of $99,000 with a market value of $11,797,000. All agreements mature daily and have a weighted interest rate of 4.49% at December 31, 1996. All securities underlying agreements are held by an independent safekeeping agent and all agreements are to repurchase the same securities. Securities sold under agreements to repurchase averaged $5,887,000 during the year ended December 31, 1996 and $4,979,000 during the nine months ended December 31, 1995. The maximum amount outstanding at any month-end during the year ended December 31, 1996 was $8,909,000 and the maximum outstanding at any month-end during the nine months ended December 31, 1995 was $7,581,000.

11.      SHAREHOLDERS' EQUITY

                  The Company's ability to pay cash dividends on its Common Stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents. At December 31, 1996, these amounts were $15,644,000 and $9,068,000, respectively. The amount of dividends the Bank is permitted to pay to the Company is restricted by regulation to 100% of its calendar year to date net income plus net profits for the preceding two years. With the approval of the Florida Department of Banking and Finance (the "Department"), the Bank may declare a dividend from retained net profits which accrued prior to the preceding two years, but, first, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of the Bank until the fund at least equals the amount of the Bank's Common Stock then issued and outstanding. In addition, the Bank shall not declare any dividend if its net income from the current year, combined with the retained net income for the preceding two years, is a loss or if the dividend would cause the capital account of the Bank to fall below the minimum amount required by law, regulation, order, or any written agreement with the Department or a federal regulatory agency. The Bank paid $3,796,000, and $2,086,000 in dividends to the Company during the year ended December 31, 1996 and nine months ended December 31, 1995, respectively.

                  The balance, activity, exercise price, and expiration dates of the Company's options for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995 are as follows:

===================================================================================================================================
                                                                      OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1994         1,334     80,707     97,024      35,750     57,200     42,000                                19,390
Issued             6,000                                                                         1,199,627
Expired                                                                                                                     (3,622)
Exercised                     (1,334)    (2,003)                                                                            (1,000)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31,
1995               6,000           0     78,704     97,024      35,750     57,200     42,000     1,199,627                  14,768
Issued
Exercised                                (2,668)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31,
1995               6,000           0     76,036     97,024      35,750     57,200     42,000     1,199,627                  14,768
Issued                                                                                                          95,810
Exercised                                                                  (7,150)                (103,662)                 (4,622)
Forfeited                                                                                           (9,880)
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31,
1996               6,000           0     76,036     97,024      35,750     50,050     42,000     1,086,085     95,810       10,146
===================================================================================================================================
Exercise Price     $5.00       $2.08      $2.62      $2.48       $1,14      $1.65      $3.33         $2.08      $2.46        $2.50
Expiration
Date            12/31/97     2/24/98    2/24/98    9/25/01    10/24/01    3/14/03    6/1//03    4//14/0414   9/266/06            *
-----------------------------------------------------------------------------------------------------------------------------------
*  4,622 options expire annually
===================================================================================================================================

                  The balance, activity, exercise price, and expiration dates of the Company's warrants, and equity contracts for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995 are as follows:

===============================================================================================================
                                                                                               EQUITY
                                                           WARRANTS                           CONTRACTS
---------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1994                                  165,216               511,153                   674,754
Issued
Expired
Exercised                                                                                              (13,786)
---------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1995                                  165,216               511,153                   660,968
Issued
Exercised                                                                   (211,300)                 (634,476)
Canceled                                                                                               (26,492)
---------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                               165,216               299,853                         0
Expired                                                                      (31,727)
Exercised                                                                   (268,126)
---------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                               165,216                     0                         0
===============================================================================================================
Exercise Price                                            $5.00                 $3.90                     $2.90
Expiration Date                                         11/1/00               1/22/96                    5/1/96
===============================================================================================================

                  In addition to the stock options listed above, options to purchase 10,000 shares at $6.50 per share are outstanding at December 31, 1996 for which the vesting terms had not been met.

                  All the warrants and equity contracts listed in the table above were exercisable from the date issued. Options with exercise prices of $2.48, $2.62, $2.08 and $3.33 were exercisable from the date issued. Options with an exercise price of $2.50 are exercisable at various dates in accordance with an employment contract.

           Options with exercise prices of $1.14, $1.65, $2.08 (expiration 2004) and $2.46 were exercisable one year from the date issued.

                  The price of all options, warrants and equity contracts issued was equal to the market value of the stock at the time of issuance. Accordingly, no compensation expense was recognized.

                  The Company issued 10%, 5% and 10% stock dividends in June 1994, January 1994, and April 1993, respectively. All references in the consolidated financial statements and notes to amounts per common share and to number of common shares have been restated to give retroactive effect for these stock dividends.

                  As of December 20, 1995, the Company awarded stock appreciation rights ("SARs") to two executives and to its non-employee directors. The SARs vest and become exercisable as follows:

===================================================================================================================================
                                                                                                                   BASE PRICE
             DATE                                                  SARS
-----------------------------------------------------------------------------------------------------------------------------------
        JANUARY 1, 1997                                           220,000                                             $5.75
        JANUARY 1, 1998                                           620,000                                             $8.00
===================================================================================================================================


                  All unexercised SARs expire on January 1, 2006. Compensation expense, equal to the difference in the market price of the Company's common stock and the base price of the SARs, will be recognized on the vesting date and adjusted in subsequent periods for changes in the market price.

                  In November 1995, the Company issued 2,070,000 and 1,035,000 shares of Common and non-voting Series C Preferred Stock, respectively. Each share of Series C Preferred Stock can be converted at any time, at the option of the holder, into 1.55 shares of the Company's Common Stock at a conversion price of $6.45 per common share. The Series C Preferred Stock bears a dividend rate of 7.0% on its stated value of $10.00 per share. The Series C Preferred Stock can be redeemed at the Company's option any time after November 30, 1999 at a redemption price ranging from $10.00 per share to $10.42 per share, subject to certain events. The Series C Preferred Stock can also be redeemed by the Company prior to November 30, 1999 if the Common Stock has a closing bid price which is at least 140% of the conversion price for 20 consecutive trading days prior to the date of the notice of redemption.

                  On June 21, 1996, the Company called the 7.5% Cumulative Convertible Preferred Stock Series A (the "Preferred Stock") for redemption on July 26, 1996 ("Redemption Date"). The Preferred Stock became payable and ceased to accrue dividends on that date, and upon surrender of the stock certificates for redemption, the holders received the redemption price of $10 per share, or alternatively, the holders surrendered each of their shares of Preferred Stock for conversion into 2.47 shares of the Company's common stock. In connection with the redemption, 982,995 shares of the Company's common stock were issued.

                  In the year ended March 31, 1995, the Company adopted a shareholder rights plan. Under the terms of the plan, preferred share purchase rights will be distributed as a dividend at the rate of one right for each share of Common Stock. Each right will entitle the holder to buy 1/100th of a share of Series B Junior Participating Preferred Stock at an exercise price of $18.00 per share. Each preferred share fraction will have voting and dividend rights equivalent to one common share. The rights become exercisable upon the occurrence of certain events as defined in the Shareholder Rights Plan and expire April 4, 2005. As of December 31, 1996, the Shareholder Rights Plan requires 6,587,653 shares of Common Stock.

12.      CAPITAL COMPLIANCE

                  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to quantitative judgements by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1996, the Company and the Bank exceeded all capital adequacy requirements to which it is subject.

                  As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no actual conditions or events since that notification that management believes have changed the Bank's category.

                  The following table shows the actual capital amounts and ratios of the Bank, minimum capital requirements and well capitalized requirements:

=====================================================================================================================
                                                                 MINIMUM FOR                     MINIMUM FOR
                                     ACTUAL                   CAPITAL ADEQUACY                WELL CAPITALIZED
(DOLLARS IN THOUSANDS)          AMOUNT          RATIO            AMOUNT          RATIO             AMOUNT      RATIO
--------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
     Total risk based          $52,729          13.4%           $31,440           8.0%            $39,300      10.0%
     capital
     Tier 1 risk based          48,472           12.3            15,720            4.0             23,580        6.0
     capital
     Leverage capital           48,472            9.0            21,485            4.0             26,855        5.0
As of December 31, 1995:
     Total risk based           44,902           13.1            27,455            8.0             34,320       10.0
     capital
     Tier 1 risk based          40,846           11.9            13,725            4.0             20,590        6.0
     capital
     Leverage capital           40,846            8.7            18,705            4.0             23,380        5.0
=====================================================================================================================

        The following table shows the capital amounts and ratios of the Company:

===============================================================================================================
                                                                       ACTUAL
(DOLLARS IN THOUSANDS)                                                 AMOUNT                            RATIO
---------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
     Total risk based capital                                         $61,530                            14.8%
     Tier 1 risk based capital                                         57,276                             13.8
     Leverage capital                                                  57,276                             10.7
As of December 31, 1995:
     Total risk based capital                                          62,966                             18.3
     Tier 1 risk based capital                                         54,302                             15.8
     Leverage capital                                                  54,302                             11.6
===============================================================================================================

13.  COMMITMENTS AND CONTINGENCIES

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The total commitment amounts do not necessarily represent future cash requirements as some commitments expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

        At December 31, 1996, the Bank had adjustable rate commitments to extend credit and standby letters of credit of $52,244,000, excluding the undisbursed portion of loans-in-process. These commitments are primarily for commercial lines of credit secured by commercial real estate or other business assets and one-to-four family residential properties.

        The Company and its subsidiaries have entered into noncancellable operating leases (See Note 14 for related party transactions) with future minimum lease payments of the following:


===============================================================================================================
        (IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------
        1997                                                                                            $1,051
        1998                                                                                               817
        1999                                                                                               545
        2000                                                                                               345
        2001                                                                                               310
        THEREAFTER                                                                                       2,231
--------------------------------------------------------------------------------------------------------------
                                                                                                        $5,299
===============================================================================================================


                  Certain leases contain provisions for renewal and for rents to adjust with the consumer price index. In addition, the Company subleases portions of the leased space. Future minimum lease payments to be received by the Company amounts to $54,000, $54,000 and $22,000 in 1997, 1998 and 1999, respectively.

                  The Company has a non-qualified unfunded retirement plan for three present executives and one former executive of the Company. Pension costs, consisting of service costs and interest costs, amounted to $141,000, $90,000, and $90,000, for the year ended December 31, 1996, the nine months ended December 31, 1995 and for the year ended March 31, 1995, respectively. The retirement benefit to the employee will range between 30% to 70% of his or her average base salary for the last three years of employment and will commence no earlier than age 55 nor later than age 62. A discount rate of 7% and a rate of compensation increase of 4% is used to measure the projected benefit obligation. The net pension liability (all vested) at December 31, 1996 and 1995 was $821,000 and $645,000, respectively.

                  In October 1991, the Company established a 401(k) plan covering substantially all employees. The employer contribution to the 401(k) plan is determined annually by the Board of Directors. Expense under the plan for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995 amounted to $228,000, $134,000, and $174,000, respectively.

                  The Company has employment agreements with two executives which provide for severance arrangements in the event of involuntary termination from a change in control (as defined) of the Company.

                  In addition to the above commitments and contingencies, there are various matters of litigation pending against the Company that management has reviewed with legal counsel. In the opinion of management of the Company, amounts accrued for awards or assessments in connection with these matters are adequate and ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations or cash flow.

14.      RELATED PARTY TRANSACTIONS

                  A Director of the Company and the Bank owns an appraisal firm which receives fees from the Bank for appraisals of real estate relating to various residential loan transactions. During the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, such fees aggregated approximately $50,000, $58,000, and $140,000, respectively.

                  The Bank leases two of its branch locations from entities with which board members are directly affiliated. The leases have been accounted for as operating leases. These leases provide for agreed-upon rent increases over the lease terms, expire through 2018, and generally contain renewal options. During the year ended December 31, 1996, the nine months ended December 31, 1995, and the year ended March 31, 1995, the Bank paid the related parties approximately $165,000, $115,000 and $150,000, respectively, under the terms of the leases. The Bank leases one other branch under a lease which has been accounted for as an operating lease. This lease provides for scheduled rent increases over the lease term, expires in 2000, and contains a renewal option.

                  An analysis of the activity of the aggregate loans to officers and directors is as follows:

============================================================================================================
(IN THOUSANDS)
------------------------------------------------------------------------------------------------------------
Balance March 31, 1994                                                                               $2,307
Additions                                                                                               567
Principal Reductions                                                                                  (463)
-----------------------------------------------------------------------------------------------------------
Balance March 31, 1995                                                                               $2,411
Additions                                                                                               796
Principal Reductions                                                                                  (473)
-----------------------------------------------------------------------------------------------------------
Balance December 31, 1995                                                                            $2,734
Additions                                                                                               470
Principal Reductions                                                                                (1,098)
-----------------------------------------------------------------------------------------------------------
Balance December 31, 1996                                                                            $2,106
===========================================================================================================


15. FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

                  On September 30, 1996, President Clinton signed into law a bill which called for a one-time Federal Deposit Insurance Fund (FDIC) premium for deposits insured by the Savings Association Insurance Fund.

         Republic Security Bank's one-time premium expense associated with the bill was $1,154,000, which is reflected in insurance expense in the December 31, 1996 consolidated statement of income.

16.      INCOME TAXES

                  Net deferred tax assets are included in other assets on the consolidated balance sheets at December 31, 1996 and 1995. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

=============================================================================================================
                                                                             DECEMBER 31,        DECEMBER 31,
(IN THOUSANDS)                                                                       1996                1995
-------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:

Net Operating Loss                                                                   $878                $993
Loan Loss Provision                                                                   594                 399
Deferred Compensation                                                                 165                 128
Accrued Expenses                                                                                            9
Investment Basis                                                                                           33
Oreo Expenses                                                                          90                 149
Other                                                                                  13                  42
-------------------------------------------------------------------------------------------------------------
                                                                                    1,740               1,753
Valuation Allowance                                                                 (699)             (1,136)
-------------------------------------------------------------------------------------------------------------
Deferred Tax Assets, Net Of Allowance                                               1,041                 617
Deferred Tax Liabilities:

Excess Servicing Rights                                                               107                 197
Depreciation                                                                          106                  56
Deferred Loan Fees                                                                     49                  24
-------------------------------------------------------------------------------------------------------------
Total                                                                                 262                 277
-------------------------------------------------------------------------------------------------------------
Net Deferred Tax Asset                                                               $779                $340
=============================================================================================================

                  Significant components of the provision for income taxes for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995, are as follows:

==============================================================================================================
                                              YEAR ENDED            NINE MONTHS ENDED               YEAR ENDED
                                             DECEMBER 31,                DECEMBER 31,                MARCH 31,
(IN THOUSANDS)                                      1996                         1995                     1995
--------------------------------------------------------------------------------------------------------------
Current:

         Federal                                  $3,256                       $2,036                   $1,576
         State                                       545                          337                      207
--------------------------------------------------------------------------------------------------------------
                                                   3,801                        2,373                    1,783
--------------------------------------------------------------------------------------------------------------
Deferred (benefit):

         Federal                                      63                          308                      298
         State                                        10                           16                       38
--------------------------------------------------------------------------------------------------------------
                                                      73                          324                      336
                                                  $3,874                       $2,697                   $2,119
==============================================================================================================

                  A reconciliation of income tax expense with the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995:

==============================================================================================================
                                                          YEAR ENDED      NINE MONTHS ENDED        YEAR ENDED
                                                        DECEMBER 31,           DECEMBER 31,         MARCH 31,
(IN THOUSANDS)                                                  1996                   1995              1995
-------------------------------------------------------------------------------------------------------------
Income Taxes At Federal Rate                                  $3,642                 $2,574            $2,133
Differences Resulting From:
       State Income Taxes, Net Of Federal Tax Benefit            360                    263               163
       Amortization Of Goodwill                                  160                     56                10
       Tax Exempt Investment Income                            (253)                  (153)             (234)
       Other, Net                                               (35)                   (43)                47
-------------------------------------------------------------------------------------------------------------
Income Taxes                                                  $3,874                 $2,697            $2,119
==============================================================================================================

                  As of December 31, 1996, the Company had net operating loss carryforwards, acquired in connection with mergers, of approximately $2,334,000 for income tax purposes that expire over various time periods through the year 2008. As a result of the ownership changes, the utilization of these net operating loss carryforwards is limited annually to specified amounts determined in accordance with the Internal Revenue Code. At December 31, 1996, a valuation allowance of approximately $699,000 is recorded primarily to offset the deferred tax assets related to the net operating loss carryforwards resulting from the Governors merger. If realized, the tax benefit for these operating loss carryforwards will be applied to reduce goodwill related to this merger. Goodwill was reduced $320,000 in 1996 due to the tax benefit from the utilization of the Governors net operating loss carryforward.

17.      PARENT COMPANY FINANCIAL INFORMATION

=============================================================================================================
STATEMENTS OF FINANCIAL CONDITION                                     DECEMBER 31,               DECEMBER 31,
(IN THOUSANDS)                                                                1996                       1995
-------------------------------------------------------------------------------------------------------------
Assets:
Investments In And Advances To Subsidiaries                                $57,335                    $43,705
Cash And Cash Equivalents                                                    9,068                     18,505
Other Assets                                                                    81                         45
-------------------------------------------------------------------------------------------------------------
Total                                                                      $66,484                    $62,255
-------------------------------------------------------------------------------------------------------------
Liabilities And Shareholders' Equity:

Accounts Payable And Accrued Expenses                                         $323                       $429
Shareholders' Equity:
Preferred Stock                                                             10,350                     14,365
Common Stock                                                                   155                        141
Additional Paid-in-capital                                                  37,350                     32,058
Retained Earnings                                                           18,306                     15,262
-------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                  66,161                     61,826
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $66,484                    $62,255
=============================================================================================================


==============================================================================================================
STATEMENTS OF INCOME                                     YEAR ENDED           NINE MONTHS           YEAR ENDED
                                                       DECEMBER 31,    ENDED DECEMBER 31,            MARCH 31,
(IN THOUSANDS)                                                 1996                  1995                 1995
--------------------------------------------------------------------------------------------------------------
Income:
Interest                                                       $447                  $196                 $410
Other                                                           123                   134                   96
--------------------------------------------------------------------------------------------------------------
Total                                                           570                   330                  506
--------------------------------------------------------------------------------------------------------------
Expenses:
Interest                                                                               31                  240
General And Administrative                                      293                   207                  278
--------------------------------------------------------------------------------------------------------------
Total                                                           293                   238                  518

Income (Loss) Before Equity In Undistributed
 Earnings Of Subsidiaries And Income Tax
 Expense (Benefit)                                              277                    92                 (12)

Income Tax Expense (Benefit)                                    101                    33                  (5)
--------------------------------------------------------------------------------------------------------------
Income (Loss) Before Equity In Undistributed Earnings
  Of Subsidiaries                                               176                    59                  (7)

Equity In Undistributed Earnings Of
  Subsidiaries                                                6,664                 4,815                4,161
--------------------------------------------------------------------------------------------------------------
Net Income                                                   $6,840                $4,874               $4,154
==============================================================================================================


====================================================================================================================
STATEMENTS OF CASH FLOWS                            YEAR ENDED                  NINE MONTHS ENDED         YEAR ENDED
(in thousands)                                    DECEMBER 31,                  DECEMBER 31, 1995     MARCH 31, 1995
                                                          1996
--------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                              $6,840                             $4,874             $4,154
Adjustments to reconcile net income to net
cash provided by operating activities:

Dividends received from Bank                             3,673                              1,985              1,068
Other                                                    (104)                                472              (256)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities               10,409                              7,331              4,966
--------------------------------------------------------------------------------------------------------------------
Investing Activities:

Additional investment in subsidiary                   (17,082)                            (7,815)            (5,661)
Purchase of Governors Bank subsidiary                                                                        (5,154)
Other, net                                                                                                     (148)
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                 (17,082)                            (7,815)           (10,963)
--------------------------------------------------------------------------------------------------------------------
Financing Activities:
Sale of common and preferred
  stock, net of stock issuance costs                                                       19,404
Cash dividends                                         (3,796)                            (2,086)            (1,052)
Other, net                                               1,032                                653                113
--------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing               (2,764)                             17,971              (939)
activities
--------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash                   (9,437)                             17,487            (6,936)
equivalents

Cash and cash equivalents at beginning of               18,505                              1,018              7,954
period
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $9,068                            $18,505             $1,018
====================================================================================================================

18.      FAIR VALUES OF FINANCIAL INSTRUMENTS

                  The following is a disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from its disclosure requirements. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company.

                  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for these assets approximate their fair values.

         INVESTMENTS AVAILABLE-FOR-SALE AND HELD TO MATURITY: Fair value for investments are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain fixed rate mortgage loans (e.g., one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values of mortgage-backed securities are based on quoted market prices.

         LOANS HELD FOR SALE: The fair value represents the anticipated proceeds from sale of the loans.

         OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's loan commitments are based on estimated market prices of comparable instruments taking into account the remaining terms of the agreements and the counterparties' credit standing. The aggregate fair value of loan commitments is not material.

         DEPOSITS: The fair value disclosed for demand deposits (e.g., interest and non-interest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (e.g., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair value for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual monthly maturities on time deposits. The fair value of demand deposits is the amount payable on demand, without adjusting for any value derived from retaining those deposits for an expected future period of time. That component, commonly referred to as a deposit base intangible, is not considered in the above fair value amount nor is it recorded as an intangible asset in the balance sheet.

         OTHER BORROWINGS: The fair values of FHLB advances, securities sold under agreement to repurchase and notes payable are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         BANK DRAFTS PAYABLE: The fair value of bank drafts payable is assumed to equal its carrying value due to its short maturity.

         The estimated fair values of the Company's financial instruments at December 31 are as follows:

=================================================================================================================
                                                       1996                                  1995
                                        CARRYING              FAIR              CARRYING            FAIR
(IN THOUSANDS)                           AMOUNT               VALUE              AMOUNT            VALUE
-----------------------------------------------------------------------------------------------------------------
Financial Assets:
Cash And Cash Equivalents                   $65,097                  $65,097        $69,647              $69,647
Investments Available-for-sale               49,670                   49,670         12,550               12,550
Investments Held For Maturity                45,818                   46,003         35,600               36,066
Loans Receivable - Net                      400,574                  401,223        360,803              364,000
Loans Held For Sale                           7,773                    7,850
Financial Liabilities:
Deposits                                   $489,056                 $492,206       $402,448             $403,244
Other Borrowings                             39,013                   39,053         32,660               32,701
Bank Drafts Payable                           3,778                    3,778          3,155                3,155

=================================================================================================================

19.      SEGMENT INFORMATION

                  As of April 1, 1995 all mortgage banking activities were included as part of banking activities. Mortgage banking related activities are considered incidental to the Bank's strategic plan and are performed in order to accommodate banking customer and market needs.

                  During the year ended March 31, 1995, the Company operated in two industry segments (as defined by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise"). The two industry segments were banking and mortgage banking. However, due to the significant decline in the mortgage banking industry, the Company significantly reduced its operations in mortgage banking activities. As a result of the Company's reduction in mortgage banking activities, the Company no longer operates in the mortgage banking industry segment (as defined by SFAS No. 14).

                  Revenues in the banking segment consisted primarily of interest on mortgage loans and investment securities. Mortgage banking activities derive revenues primarily from interest on loans held for sale, sales of loans in the secondary mortgage market, sale of loan servicing rights, and fees on loans serviced. Intercompany transactions have been eliminated from the industry segments and consolidated financial data presented below. The following is a presentation of the revenues and operating income (losses) for the year ended March 31, 1995:


==================================================================================================================
(IN THOUSANDS)                                      BANKING         MORTGAGE BANKING                  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------
Net Interest Income After
   Provision For Loan Losses                        $16,755                   $1,297                       $18,052
Non-interest Income                                   2,661                                                  2,661
Mortgage Banking Income                                                        1,788                         1,788
Depreciation                                            549                      179                           728
Non-interest Expense                                 11,464                    4,036                        15,500
------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Taxes                           $7,403                 $(1,130)                        $6,273
==================================================================================================================

20.      SUBSEQUENT EVENT

                  On August 8, 1997, the Company and the Bank entered into a definitive agreement whereby County National Bank of South Florida ("County"), a national chartered, commercial bank, will merge with Republic Security Bank. The definitive agreement provides for a fixed exchange ratio whereby shareholders of County will receive 4.807 shares of Republic Security Financial Corporation common stock for each share of County common stock, subject to adjustment as defined in the Merger Agreement. The Company will issue approximately 6.1 million shares of Republic Security Financial Corporation common stock for all outstanding common shares of County stock in a tax free exchange. Management anticipates the transaction will be accounted for as a pooling-of-interests. County is headquartered in North Miami Beach, Florida with 14 branch locations in Northern Dade, Broward and Palm Beach counties. County has total assets, loans, deposits and equity of approximately $238 million, $139 million, $210 million and $23 million, respectively, at June 30, 1997. The transaction is subject to regulatory approvals and approval by the Companies' shareholders.

                          COUNTY FINANCIAL CORPORATION

                              FINANCIAL STATEMENTS

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

----------------------------------------------------------------------------------------------------------------------

ASSETS                                                                        JUNE 30,                 DECEMBER 31,
                                                                                1997                       1996
                                                                            (UNAUDITED)
                                                                            -----------                ------------
EARNING ASSETS:                                                          $            141,299      $           146,271
Loans                                                                                                              (1)
Less:    Unearned Income                                                               (2,120)                 (2,524)
                                                                       -----------------------   ---------------------
         Allowance for loan losses

         Total loans, net                                                             139,179                  143,746

Securities available for sale                                                          58,993                   56,460
Federal funds sold                                                                     14,720                   19,585
                                                                       ----------------------    ---------------------
         Total earning assets                                                         212,892                  219,791

CASH AND DUE FROM BANKS                                                                14,705                   15,617
PREMISES AND EQUIPMENT, Net                                                             4,449                    4,186
OTHER REAL ESTATE OWNED, Net                                                            2,885                    3,338
INTEREST RECEIVABLE                                                                     1,478                    1,450
OTHER ASSETS                                                                            1,723                    1,564
                                                                       ----------------------    ---------------------
TOTAL                                                                   $             238,132     $            245,946
                                                                        =====================     ====================
LIABILITIES AND STOCKHOLDERS' EQUITY

INTEREST BEARING LIABILITIES

 Savings accounts                                                       $              24,456    $              24,360
 Interest checking, interest checking plus and moneyfund accounts                      68,266                   71,288
 Certificate of deposit, $100,000 and over                                             19,542                   14,437
 Other certificates of deposit                                                         38,967                   38,275
                                                                       ----------------------    ---------------------
         Total interest bearing deposits                                              151,231                  148,360

Securities sold under repurchase agreement                                              1,753                    4,750
Other borrowings                                                                          800                      850
                                                                       ----------------------    ---------------------
         Total interest bearing liabilities                                           153,784                  153,960

Demand deposits                                                                        58,752                   64,950
                                                                       -----------------------   ---------------------
         Total                                                                        212,536                  218,910

Interest payable                                                                          928                      775
Other liabilities                                                                       1,635                    5,122
                                                                       ----------------------    ---------------------
         Total liabilities                                                            215,099                  224,807
                                                                       ----------------------    ---------------------
STOCKHOLDERS' EQUITY:
 Common stock $0.01 par value; 1,500,000 shares
   authorized; 1,265,081, issued and outstanding                                           13                       13
 Capital Surplus                                                                       13,568                   13,562
 Retained earnings                                                                      9,519                    7,621
 Net unrealized loss on securities available for sale,
   net of taxes                                                                           (67)                     (57)
                                                                       -----------------------   ---------------------
Total stockholders' equity                                                             23,033                   21,139
                                                                       -----------------------   ---------------------
TOTAL                                                                   $             238,132     $            245,946
                                                                        =====================     ====================

See accompanying notes to unaudited consolidated financial statements

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                  FOR THE QUARTER ENDED            FOR THE SIX MONTHS ENDED
                                                                         JUNE 30,                           JUNE 30,
                                                                 1997              1996              1997             1996
                                                              (UNAUDITED)      (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
                                                           ---------------  ----------------- ----------------   ---------------
INTEREST INCOME:
   Interest and fees on loans                                    $   3,568        $     3,457       $    7,134        $    6,746
   Interest on investment securities:
      Taxable                                                          931                986            1,861             1,846
      Non-taxable                                                                           2                                 11
   Interest on federal funds sold                                      167                 76              298               254
                                                           ---------------  ----------------- ----------------   ---------------

           Total interest income                                     4,666              4,521            9,293             8,857

INTEREST EXPENSE:
   Savings                                                             180                166              355               338
   Interest checking, interest checking plus
    and moneyfund accounts                                             390                413              785               854
   Certificates of deposit, $100,000 and over                          248                191              467               360
   Other certificates of deposit                                       518                505            1,020             1,010
   Interest on other borrowings                                         35                 34               72                80
                                                           ---------------  ----------------- ----------------   ---------------

           Total interest expense                                    1,371              1,309            2,699             2,642
                                                           ---------------  ----------------- ----------------   ---------------

NET INTEREST INCOME                                                  3,295              3,212            6,594             6,215
   Provision for loan losses                                             6                  6               12                12
                                                           ---------------  ----------------- ----------------   ---------------
Net interest income after provision for loan losses                  3,289              3,206           6,582              6,203
                                                           ---------------  ----------------- ----------------   ---------------

NON-INTEREST OPERATING INCOME:
   Service charges on deposit accounts                                 617                601            1,228             1,220
   Net loss on sale of investment securities                          (16)               (20)             (12)               (7)
   Other                                                               199                 91              312               192
                                                           ---------------  ----------------- ----------------   ---------------

           Total non-interest operating income                         800               672            1,528              1,405
                                                           ---------------  ----------------- ----------------   ---------------

NON-INTEREST OPERATING EXPENSE:
   Personnel expense                                                 1,523              1,385            3,014             2,874
   Occupancy expense, net                                              460                417              898               801
   Premises and equipment expense                                      172                149              336               289
   Other                                                               973              1,033            1,964            1,888
                                                           ---------------  ----------------- ----------------   ---------------

           Total non-interest operating expense                      3,128              2,984            6,212            5,852
                                                           ---------------  ----------------- ----------------   ---------------

INCOME BEFORE INCOME TAXES                                             961                894            1,898             1,756
PROVISION OR INCOME TAXES                                                                                                     54
                                                            ---------------  ----------------- ----------------   ---------------

NET INCOME                                                 $            961  $            894   $        1,898    $       1,702
                                                           ================  ================   ==============    =============
NET INCOME PER COMMON SHARE
AND COMMON EQUIVALENT                                      $           0.76  $           0.71  $          1.50  $          1.35
                                                           ================  ================   ==============    =============
AVERAGE SHARES OUTSTANDING                                        1,264,048         1,263,617        1,264,895        1,263,617
                                                           ================  ================   ==============    =============


See accompanying notes to unaudited consolidated financial statements

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                NET
                                                                                             UNREALIZED
                                                                                              LOSS ON
                                                                                             SECURITIES
                                               COMMON         CAPITAL        RETAINED        AVAILABLE
                                               STOCK          SURPLUS        EARNINGS         FOR SALE          TOTAL
                                               ------         -------        --------        ----------         ----
BALANCE, DECEMBER 31, 1996                      $      13        $ 13,562       $  7,621        $     (57)        $ 21,139
EMPLOYEE STOCK OPTION                                                   6                                                6
NET CHANGE IN UNREALIZED LOSS
  ON SECURITIES AVAILABLE FOR SALE,
  NET OF TAXES.                                                                                       (10)            (10)
NET INCOME FOR THE SIX MONTHS                                                      1,898                             1,898
ENDED.
                                            -------------  --------------      ---------     -------------       ---------

BALANCE JUNE 30, 1997
(UNAUDITIED)                                   $       13        $ 13,568       $  9,519        $     (67)         $23,033
                                             ============   =============      =========      ============        ========


See accompanying notes to unaudited financial statements.

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

-------------------------------------------------------------------------------------------------------------------
                                                                                  For the Six Months Ended
                                                                                          June 30,
                                                                                1997                    1996
                                                                            (unaudited)              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Income                                                            $                1,898    $               1,702
  Adjustments to reconcile net income to net
    cash (used) provided by operating activities:

    Provision for loan losses                                                               12                       12
    Depreciation and Amortization                                                          304                      224
    Deferred income tax benefit                                                              0                     (17)
    Net loss on sale of investment securities                                               12                        7
    (Increase) Decrease in interest receivable                                            (28)                       39
    (Increase) decrease in other assets                                                  (153)                       10
    Increase (Decrease) in interest payable                                                153                     (46)
    (Decrease) Increase in other liabilities                                           (3,487)                      686
                                                                          --------------------      -------------------
   Net cash (used) provided by operating activities                                    (1,289)                    2,617
                                                                          --------------------      -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales and maturities of securities available for sale                  9,732                   22,133
    Purchase of securities available for sale                                         (12,299)                 (22,710)
    Decrease in loans, net                                                               4,971                  (6,099)
    Proceeds from sale of other real estate owned                                           37                       29
    Purchases of premises and equipment, net                                             (560)                    (187)
                                                                          --------------------      -------------------
   Net cash provided (used) in provided by investing activities                          1,881                  (6,834)
                                                                          --------------------      -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    (Decrease) Increase in savings accounts                                                 96                    1,150
    (Decrease) in interest checking, checking plus
       and money fund                                                                  (3,023)                  (3,415)
    Increase (Decrease) in certificate of deposit                                        5,797                  (1,446)
    Decrease in securities sold under repurchase agreements                            (2,997)                    (845)
    (Decrease) Increase in demand deposits                                                (50)                     (50)
    Proceeds from Employee Stock Options                                               (6,198)                  (2,542)
                                                                                             6                        0
                                                                          --------------------      -------------------
   Net cash used in financing activities                                               (6,369)                  (7,148)
                                                                          --------------------      -------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                              (5,777)                 (11,365)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                        35,302                   26,868
                                                                          --------------------      -------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $            29,425      $            15,503
                                                                          ====================      ===================
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid during the period for:

     Interest                                                             $             2,695       $             2,596
                                                                          ===================       ===================
  Income Taxes                                                            $               185                         0
                                                                          ===================       ===================


See accompanying notes to unaudited consolidated financial statements

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES

County Financial Corporation ("C.F.C."), a one Bank holding company, its wholly-owned banking subsidiary, County National Bank of South Florida (the "Bank") and its inactive wholly-owned non-banking subsidiary, Carnco Corporation ("Carnco") are primarily engaged in the traditional banking practices of gathering deposits and investing in loans and investment securities. The Bank offers these services through its main office and twelve branches located in Dade, Broward, and Palm Beach County, Florida. Substantially all of the Bank's activities are conducted with customers in South Florida.

The accounting and reporting policies and practices of C.F.C., the Bank, and Carnco conform to the practices in the banking industry and generally accepted accounting principles.

The accounting policies followed for quarterly reporting purposes are the same as those disclosed in the 1996 Annual Report to Stockholders of County Financial Corporation. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the information provided. These statements have been prepared by C.F.C. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnotes have been omitted pursuant to such rules and regulations. Although C.F.C. believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these unaudited consolidated financial statements be read in conjunction with C.F.C.'s audited 1996 consolidated financial statements and the notes thereto.

2.  NEW ACCOUNTING PRONOUNCEMENT

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings Per Share. This statement is effective for financial statement for periods ending after December 15, 1997, and changes the method in which earnings per share will be determined. Adoption of SFAS No. 128 by C.F.C. will not have a material impact on earnings per share.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
   County Financial Corporation:

We have audited the accompanying consolidated balance sheets of County Financial Corporation and subsidiaries (the "Company"), as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Miami, Florida

February 21, 1997

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995 (In thousands)
-----------------------------------------------------------------------------------
                                                           1996             1995
                                                           ----             ----
ASSETS

EARNING ASSETS:
  Loans                                                 $ 146,271         $ 139,285
  Less:  Unearned income                                       (1)               (8)
            Allowance for loan losses                      (2,524)           (3,040)
                                                        ---------         ---------
            Total loans, net                              143,746           136,237

  Securities available for sale                            56,460            58,719
  Securities held to maturity                                                 1,635
  Federal funds sold                                       19,585            12,136
                                                        ---------         ---------
           Total earning assets                           219,791           208,727

CASH AND DUE FROM BANKS                                    15,617            14,732

PREMISES AND EQUIPMENT, Net                                 4,186             4,369

OTHER REAL ESTATE OWNED, Net                                3,338             3,329


INTEREST RECEIVABLE                                         1,450             1,865


OTHER ASSETS                                                1,564             1,000
                                                        ---------         ---------
TOTAL                                                   $ 245,946         $ 234,022
                                                        =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Savings accounts                                    $  24,360         $  23,479
    Interest checking, interest checking plus and
      moneyfund accounts                                   71,288            74,247
    Certificates of deposit, $100,000 and over             14,437            12,928
    Other certificates of deposit                          38,275            40,904
                                                        ---------         ---------
           Total interest-bearing deposits                148,360           151,558


  Securities sold under repurchase agreements               4,750             1,777
  Other borrowings                                            850               950
                                                        ---------         ---------
           Total interest-bearing liabilities             153,960           154,285

  Demand deposits                                          64,950            57,687
                                                        ---------         ---------
           Total                                          218,910           211,972

  Interest payable                                            775               730
  Other liabilities                                         5,122               833
                                                        ---------         ---------
           Total liabilities                              224,807           213,535
                                                        ---------         ---------
COMMITMENTS AND CONTINGENCIES (Notes 7,9)

STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value; 1,500,000 shares
    authorized; 1,264,328 issued and outstanding               13                13
  Capital surplus                                          13,562            13,555
  Retained earnings                                         7,621             6,697
  Net unrealized (loss) gain on securities available
   for sale, net of taxes                                     (57)              222
                                                        ---------         ---------
   Total stockholders' equity                              21,139            20,487
                                                        ---------         ---------
TOTAL                                                   $ 245,946         $ 234,022
                                                        =========         =========

See accompanying notes to consolidated financial statements.

 COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1996 AND 1995 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------
                                                                      1996           1,995
                                                                      ----           -----
 INTEREST INCOME:
   Interest and fees on loans                                   $    14,004     $    13,822
   Interest on investment securities:
     Taxable                                                          3,565           3,472
     Non-taxable                                                         15              93
   Interest on federal funds sold                                       548             552
                                                                -----------     -----------
            Total interest income                                    18,132          17,939
                                                                -----------     -----------

 INTEREST EXPENSE:
   Savings                                                              679             754
   Interest checking, interest checking plus and
     moneyfund accounts                                               1,690           1,949
   Certificates of deposit, $100,000 and over                           725             639
   Other certificates of deposit                                      2,000           2,099
   Interest on other borrowings                                         151             144
                                                                -----------     -----------
            Total interest expense                                    5,245           5,585
                                                                -----------     -----------
 NET INTEREST INCOME                                                 12,887          12,354

 PROVISION FOR LOAN LOSSES                                               24             259
                                                                -----------     -----------
            Net interest income after provision for
              loan losses                                            12,863          12,095
                                                                -----------     -----------

 NON-INTEREST OPERATING INCOME:
   Service charges on deposit accounts                                2,425           2,526
   Net loss on sale of investment securities                            (11)            (12)
   Other                                                                369             411
                                                                -----------     -----------
            Total non-interest operating income                       2,783           2,925
                                                                -----------     -----------

 NON-INTEREST OPERATING EXPENSE:
   Personnel expense                                                  5,541           5,693
   Occupancy expense, net                                             1,604           1,689
   Premises and equipment expense                                       596             899
   Other                                                              3,981           3,914
   Provision for litigation settlement                                3,000
                                                                -----------     -----------
            Total non-interest operating expense                     14,722          12,195
                                                                -----------     -----------
 INCOME BEFORE INCOME TAXES                                             924           2,825

 PROVISION FOR INCOME TAXES                                                             980
                                                                -----------     -----------
 NET INCOME                                                     $       924     $     1,845
                                                                ===========     ===========

 NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE              $      0.73     $      1.46
                                                                ===========     ===========

 AVERAGE SHARES OUTSTANDING                                       1,268,316       1,263,617
                                                                ===========     ===========



 See accompanying notes to consolidated financial statements.

 COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1996 AND 1995 (IN THOUSANDS)
--------------------------------------------------------------------------------
                                                                                                NET
                                                                                             UNREALIZED
                                                                                            GAIN (LOSS)
                                                                                           ON SECURITIES
                                                                                           AVAILABLE FOR
                                                          COMMON   CAPITAL   RETAINED        SALE, NET
                                                           STOCK   SURPLUS    EARNINGS       OF TAXES          TOTAL
                                                          ------   -------   ---------     -------------       -----
 BALANCE, DECEMBER 31, 1994 (as reported)                 $   10   $ 4,679    $10,362                          $15,051

   Merger with Carney Bank                                     3     8,876     (5,510)                           3,369
                                                          ------   -------    -------                          -------
 BALANCE, DECEMBER 31, 1994 (as restated)                     13    13,555      4,852                           18,420

   Net change in unrealized gain on
     securities available for sale                                                                 $222            222

   Net income                                                                   1,845                            1,845
                                                          ------   -------    -------            ------        -------
 BALANCE, DECEMBER 31, 1995                                   13    13,555      6,697               222         20,487

   Net change in unrealized gain on
     securities available for sale                                                                 (279)          (279)

   Employee stock options exercised                                      7                                           7

   Net income                                                                     924                              924
                                                          ------   -------    -------            ------        -------
 BALANCE, DECEMBER 31, 1996                               $   13   $13,562    $ 7,621            $  (57)       $21,139
                                                          ======   =======    =======            ======        =======


 See accompanying notes to consolidated financial statements.


COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995 (IN THOUSANDS)
--------------------------------------------------------------------------------
                                                                     1996            1995
                                                                     ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $    924       $   1,845
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision for loan losses                                          24             259
    Provision for litigation settlement                             3,000
    Depreciation and amortization                                     687             800
    Deferred income tax benefit                                      (486)            (27)
    Net loss on sale of assets                                         11              36
    Net loss on sale of investment securities                          11              12
    Provision for other real estate owned losses                       50             102
    Decrease (increase) in interest receivable                        415              (1)
    Decrease (increase) in other assets                                59              (8)
    Increase in interest payable                                       45             213
    Increase (decrease) in other liabilities                        1,289            (229)
                                                                 --------       ---------
             Net cash provided by operating activities              6,029           3,002
                                                                 --------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of securities held
    to maturity                                                                    18,306
  Proceeds from sales and maturities of securities
    available for sale                                             31,117          12,016
  Purchase of securities held to maturity                                          (7,990)
  Purchase of securities available for sale                       (27,692)        (12,837)
  Increase in loans, net                                           (7,659)         (4,526)
  Proceeds from sale of other real estate owned                        56           1,457
  Purchases of premises and equipment, net                           (406)           (661)
                                                                 --------       ---------
             Net cash (used in) provided by investing
               activities                                          (4,584)          5,765
                                                                 --------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in savings                                      881          (5,144)
  Decrease in interest checking, interest checking
    plus and moneyfund                                             (2,959)         (3,329)
  (Decrease) increase in certificates of deposit                   (1,120)          9,101
  Increase in securities sold under repurchase agreements           2,973           1,407
  Repayment of long-term borrowings                                  (100)           (129)
  Increase (decrease) in demand deposits                           (7,263)         (1,122)
  Proceeds from employee stock options exercised                        7
  Payments to dissenting shareholders from merger                     (56)
                                                                 --------       ---------
           Net cash provided by financing activities                6,889             784
                                                                 --------       ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                           8,334           9,551

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     26,868          17,317
                                                                 --------       ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $ 35,202       $  26,868
                                                                 ========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

  Cash paid during the year for:
      Interest                                                   $  4,865       $   5,398
                                                                 ========       =========

      Income taxes                                                              $   1,187
                                                                                =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
  Other real estate owned received through foreclosure           $    233       $   1,113
                                                                 ========       =========


See accompanying notes to consolidated financial statements.

COUNTY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      County Financial Corporation ("C.F.C."), a one Bank holding company, its wholly-owned banking subsidiary, County National Bank of South Florida (the "Bank") and its inactive wholly-owned non-banking subsidiary, Carnco Corporation ("Carnco") are primarily engaged in the traditional banking practices of gathering deposits and investing in loans and investment securities. The Bank offers these services through its main office and eleven branches located in Dade, Broward and Palm Beach counties, Florida. Substantially all of the Bank's activities are conducted with customers in South Florida.

      MERGER - On January 12, 1996, Carney Bank was merged with and into the Bank with the Bank being the surviving corporation. The merger was made pursuant to an Agreement and Plan of Reorganization and related Agreement to Merge (the "Merger Agreement"), dated May 10, 1995. Under the terms of the Merger Agreement, the Company issued approximately 285,000 shares of its common stock in exchange for all outstanding common stock, stock options, and warrants of Carney Bank. The merger was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for periods prior to the merger have been restated to include the financial position and results of operations of Carney Bank.

      The following summarizes amounts previously reported by C.F.C. and Carney Bank prior to the merger:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                -----------
      Net interest income:
        C.F.C.                                                  $    9,794
        Carney Bank                                                  2,560
                                                                ----------
          Combined                                              $   12,354
                                                                ==========
      Net income:
        C.F.C.                                                  $    1,620
        Carney Bank                                                    225
                                                                ----------
          Combined                                                   1,845
                                                                ==========
      Net income per common and common equivalent share:
        C.F.C.                                                  $     1.28
        Carney Bank                                                   0.18
                                                                ----------
          Combined                                              $     1.46
                                                                ==========

      The accounting and reporting policies and practices of C.F.C., the Bank, and Carnco conform to the practices in the banking industry and generally accepted accounting principles. The following is a description of the more significant accounting policies.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

      CONSOLIDATION - The consolidated financial statements include the accounts of C.F.C., the Bank, and Carnco (inactive). All significant intercompany transactions and balances have been eliminated in consolidation.

      STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

      LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at principal amounts outstanding. Interest on loans is accrued at the applicable interest rate on the principal amount outstanding.

      The allowance for loan losses is established by charges to income through the provision for loan losses. Loans or portions thereof which are considered by management to be uncollectible are charged to the allowance and recoveries of amounts previously charged off are credited to the allowance. The allowance represents the amount which, in management's judgment, is adequate to absorb charge-offs of existing loans which may become uncollectible. The adequacy of the allowance is determined by management's continuing evaluation of the loan portfolio in light of past loan loss experience, regulatory examinations, present economic conditions and other factors considered relevant by management. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management's control.

      On January 1, 1995, C.F.C. adopted Financial Accounting Standards Board Statements of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - RECOGNITION AND DISCLOSURES, an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial, industrial, real estate commercial and real estate construction loans which are considered impaired under the provisions of SFAS No. 114.

      Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

      Commercial loans that are past due 90 days or more as to principal or interest or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired under SFAS No. 114, are generally classified as nonperforming loans unless based on the evaluation of management the loan is well secured and in the process of collection.

      Interest collections on nonperforming loans, including impaired loans, for which the ultimate collectibility of principal and interest is uncertain are applied as reductions in book value. Otherwise, such collections are credited to income when received.

      Installment loans that are past due 90 days or more are not generally classified as nonperforming assets. Generally, installment loans are liquidated or charged-off soon after becoming 90 days past due. Income is generally recognized on past due installment loans until the loan is charged-off.

      At December 31, 1996 and 1995, the recorded investment in loans that are considered impaired under SFAS No. 114 was approximately $2,449,000 and $1,780,000, respectively. These impaired loans required a SFAS No. 114 allowance for loan losses of approximately $364,000 and $368,000, respectively. The average recorded investment in impaired loans during the years December 31, 1996 and 1995 was approximately $1,908,000 and $909,000, respectively. For the years ended December 31, 1996 and 1995, the Bank recognized interest income on these impaired loans of approximately $166,000 and $153,000, respectively.

      LOAN FEES - Loan origination and commitment fees and costs are deferred and recognized as a yield adjustment.

      INVESTMENT SECURITIES - Investment securities are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, investment securities must be classified and accounted for under the following conditions:

           TRADING ACCOUNT SECURITIES - Trading account securities are held in anticipation of short-term sales or market movements. Trading account securities are stated at fair value. Gains or losses on the sale of trading account securities, as well as unrealized fair value adjustments, are included in operating income. At December 31, 1996 and 1995, the Bank held no trading account securities.

           SECURITIES AVAILABLE FOR SALE - Securities to be held for unspecified periods of time including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are carried at fair value. Unrealized gains or losses are reported as a net amount in a separate component of stockholders' equity until realized.

           SECURITIES HELD TO MATURITY - Securities that management has a positive intent and the ability to hold to maturity are carried at cost, adjusted for amortization of premiums and accretions of discounts over the life of the securities using a method which approximates the level yield method. At December 31, 1996, the Bank held no securities classified as securities held to maturity.

      OTHER REAL ESTATE OWNED - Real estate acquired through actual foreclosure is recorded at the fair value of the property. Subsequently, the property is carried at the lower of cost as determined above or fair value less disposal cost.

      Costs relating to the development and improvement of other real estate owned are capitalized, whereas those relating to holding the property are charged to expense in the period incurred.

      The amount the Bank will ultimately recover from other real estate owned could differ from the amounts used in arriving at the net carrying value of the property due to future market factors beyond the Bank's control. Allowance for losses on other real estate owned were approximately $283,000 and $233,000 at December 31, 1996 and 1995.

      PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized by the straight-line method over the remaining term of the applicable leases or their useful lives, whichever is shorter. Maintenance and repairs are charged to operating expenses as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to operating income.

      INCOME TAXES - In accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES, the Bank provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      STOCK-BASED COMPENSATION - SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. C.F.C. has chosen to continue to account for stock-based compensation to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options issued to employees are measured as the excess, if any, of the fair value of C.F.C.'s stock at the date of grant over the amount an employee must pay for the stock.

      RECLASSIFICATIONS - Formats and certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

      NEW ACCOUNTING PRONOUNCEMENT - In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a FINANCIAL-COMPONENTS APPROACH that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. C.F.C. is in the process of evaluating the impact of SFAS No. 125.

2.    LOANS OUTSTANDING AND LOANS TO RELATED PARTIES

      The distribution of loans outstanding, by type, is as follows (in thousands):


                                                      1996            1995
                                                      ----            ----

      Real estate loans                            $ 110,094       $ 97,455
      Commercial and industrial loans                 34,392         39,379
      Instalment loans                                 1,572          2,344
      Overdrafts                                         213            107
                                                   ---------       --------
      Total                                        $ 146,271       $139,285
                                                   =========       ========

      Substantially all of the Bank's loan activity is with borrowers located within South Florida. A substantial portion of the Bank's real estate loan portfolio is secured by various types of commercial real estate and land. A concentration of the Bank's commercial and industrial loans are to companies and individuals in the service and trade-related industries, with approximately 6% of these being unsecured. The collectibility of these loans is dependent to a large degree on the economic conditions within South Florida and these industries.

      Loans on which the accrual of interest has been discontinued amounted to $2,670,000 and $2,441,000 at December 31, 1996 and 1995, respectively. The unrecorded related interest on loans classified as non-accrual for the years ended December 31, 1996 and 1995 was $285,000 and $36,000, respectively. There are no commitments to lend additional funds to these borrowers.

      Included in loans at December 31, 1996 and 1995 are approximately $551,000 and $1,270,000, respectively, in loans to executive officers, directors, principal shareholders and their affiliates of C.F.C. and the Bank. In addition, legal fees totaling $379,000 and $371,000 for the years ended 1996 and 1995, respectively, were paid to the Bank's law firm, in which the principal owner is a director and shareholder of C.F.C.

3.    ALLOWANCE FOR LOAN LOSSES

      Transactions in the allowance for loan losses for the years ended December 31, 1996 and 1995 are as follows (in thousands):

                                                       1996          1995
                                                       ----          ----

      Balance, beginning of period                  $ 3,040       $  2,791
      Provision charged to operations                    24            259
      Loan recoveries                                   221            180
      Loan charge-offs                                 (761)          (190)
                                                    -------       --------
      Balance, end of period                        $ 2,524       $  3,040
                                                    =======       ========

4.    INVESTMENT SECURITIES

      The amortized cost and approximate fair values of investment securities at December 31, 1996 and 1995 are as follows (in thousands):


                                                                        1996
                                              -------------------------------------------------
                                                AMORTIZED    GROSS    UNREALIZED         FAIR
                                                   COST      GAINS      LOSSES           VALUE
      AVAILABLE FOR SALE:
        U.S. Treasury securities               $  32,553   $     125     $    76     $   32,602
        U.S. Government agencies                  23,378          73         213         23,238
        Municipals                                    95                                     95
        Other                                        525                                    525
                                              ----------   ---------     -------     ----------
                 Total                        $   56,551   $     198     $   289     $   56,460
                                              ==========   =========     =======     ==========

                                                                        1995
                                              -------------------------------------------------
                                                AMORTIZED    GROSS    UNREALIZED         FAIR
                                                   COST      GAINS      LOSSES           VALUE
      AVAILABLE FOR SALE:
        U.S. Treasury securities               $  41,278   $     346     $    70     $   41,554
        U.S. Government agencies                  14,654          74          17         14,711
        Municipals                                 2,186          20           9          2,197
        Other                                        257                                    257
                                              ----------   ---------     -------     ----------
                 Total                         $  58,375   $     440     $    96     $   58,719
                                              ==========   =========     =======     ==========

                                                                        1995
                                              -------------------------------------------------
                                                AMORTIZED    GROSS    UNREALIZED         FAIR
                                                   COST      GAINS      LOSSES           VALUE
      HELD TO MATURITY:
        U.S. Government agencies               $     938   $      14     $     4     $      948
        Municipals                                    95           2                         97
        Other                                        602                     103            499
                                              ----------   ---------     -------     ----------
                 Total                         $   1,635   $      16     $   107     $    1,544
                                              ==========   =========     =======     ==========

      In December 1995, the Bank transferred approximately $51,702,000 of securities held to maturity with net unrealized holding gains of approximately $277,000 to securities available for sale. This transfer was a result of the Bank adopting the provisions of FASB's Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES - QUESTIONS AND ANSWERS, issued in November 1995.

      In addition, in January 1996, the Bank transferred approximately $1,635,000 of securities held to maturity with net unrealized holding losses of approximately $91,000 to securities available for sale. The transfer was a result of the merger with Carney Bank as discussed in Note 1.

      U.S. Government agencies at December 31, 1996 and 1995 are GNMA (including FNMA and FHLMC in 1995) mortgage-backed securities and U.S. Government sponsored agency securities.

      At December 31, 1996 and 1995, investment securities with an approximate book value of $13,739,000 and $13,239,000, respectively, were pledged as collateral for repurchase agreements, letters of credit, public and bankruptcy deposits, federal funds purchased and U.S. Treasury tax and loan deposits as required by law.

      As of December 31, 1996, the amortized cost and fair value of investment securities, by contractual maturity, was as follows (in thousands):

                                                    AMORTIZED           FAIR
                                                      COST             VALUE
                                                    ---------         ------

       Within one year                              $ 23,672         $ 23,730
       One to five years                              30,845           30,701
       Five to ten years                               1,509            1,504
       Over ten years                                    525              525
                                                    --------         --------
       Total                                        $ 56,551         $ 56,460
                                                    ========         ========

      Proceeds from the sales of securities available for sale for the year ended December 31, 1996 were $14,346,000. Proceeds from the sales of securities held to maturity for the year ended December 31, 1995 were approximately $3,990,000. For the years ended December 31, 1996 and 1995, there were gross losses of $34,000 and $12,000, respectively, and for the year ended December 31, 1996, there were gross gains of $23,000 from sales of these securities. There were no gross gains in 1995. All securities held to maturity sold were within three months of their respective maturity date.

5.    CASH AND DUE FROM BANKS

      Included in cash and due from banks are required federal reserves of approximately $6,351,000 and $5,506,000 at December 31, 1996 and 1995,
      respectively. The required reserves are computed by applying prescribed ratios to the various classes of average deposit balances. These funds are held in the form of cash on hand and balances maintained directly with the Federal Reserve Bank.

6.    PREMISES AND EQUIPMENT

      Bank premises and equipment are summarized as follows (in thousands):

                                                            1996         1995
                                                            ----         ----

      Land                                               $    925     $    925
      Bank building and improvement                         3,631        3,564
      Furniture and equipment                               5,893        5,632
      Leasehold improvements                                1,733        1,709
                                                         --------     --------
      Total                                                12,182       11,830

      Less accumulated depreciation and amortization       (7,996)      (7,461)
                                                         --------     --------
      Total                                              $  4,186     $  4,369
                                                         ========     ========

      As of December 31, 1996 and 1995, certain land, building and improvements with an approximate net book value of $1,258,000 and $1,325,000, respectively, have been pledged as collateral for certain mortgages (see
      Note 8).

      Depreciation and amortization expense related to premises and equipment for the years ended December 31, 1996 and 1995 was $589,000 and $682,000, respectively.

7.    LEASE AND SUBLEASE COMMITMENTS

      The Bank leases certain premises and equipment under various operating lease agreements. Certain lease agreements provide for renewals and purchase options and rental escalations based upon the consumer price index, at specific intervals. Substantially all leases provide that the Bank pay executory costs such as insurance, maintenance, and taxes applicable to the lease properties.

      As of December 31, 1996, future minimum lease payments for all non-cancelable operating leases with initial or remaining terms of more than one year are as follows (in thousands):

                                                                 DECEMBER 31,
                                                                     1996
                                                                 -----------

      1997                                                       $  1,190
      1998                                                          1,232
      1999                                                            915
      2000                                                            745
      2001                                                            580
      2002 and thereafter                                           1,423
                                                                 --------
      Total                                                      $  6,085
                                                                 ========

      Lease expense amounted to $1,022,000 and $1,016,000 for the years ended December 31, 1996 and 1995, respectively.

      As of December 31, 1996, future minimum lease and sublease rental income for all non-cancelable leases and subleases with initial or remaining terms of more than one year are as follows (in thousands):

                                                               DECEMBER 31,
                                                                   1996
                                                               ------------

      1997                                                        $   175
      1998                                                             82
      1999                                                             51
      2000                                                             10
                                                                  -------
      Total                                                       $   318
                                                                  =======

      Sublease and rental income for the years ended December 31, 1996 and 1995 amounted to $178,000 and $173,000, respectively.

8.    OTHER BORROWINGS

      In March 1990, the Bank obtained permanent financing of $1,500,000 in the form of a 15-year first mortgage loan with an unaffiliated financial institution, at an interest rate of ten percent (10%) payable monthly and with quarterly principal reductions of $25,000. The mortgage loan is collateralized by certain Bank premises and contains certain prepayment restrictions. The proceeds from this borrowing were used to pay off the C.F.C. long-term credit agreement dated April 1985 and amended in 1989.

      Interest expenses on long-term borrowings for the years ended December 31, 1996 and 1995 amounted to $89,000 and $99,000, respectively.

      Securities sold under repurchase agreements generally mature within one day from the transaction date.

9.    COMMITMENTS AND CONTINGENCIES

      In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These off-balance sheet activities include commitments to fund loans and to extend letters of credit. The credit and market risks associated with these instruments are generally managed in conjunction with the Bank's balance sheet activities and are subject to normal credit policies and monitoring procedures. The Bank's exposure to loss is represented by the contractual amount of the commitments. Commitments to fund loans and standby letters of credit amounted to approximately $32,123,000 and $28,207,000 as of December 31, 1996 and 1995. Management
      does not anticipate any significant losses as a result of these transactions.

      The Bank was a party to several legal proceedings arising out of the alleged failure due to fraud of the food "diverting" business owned and operated by former deposit customers of the Bank, Premium Sales Corporation, Plaza Trading Corporation, and certain of their affiliates and associates (the "Premium Group"). These proceedings had been brought by the Chapter 11 trustee for certain members of the Premium Group and others as class actions on behalf of investors in the Premium Group. On October 9, 1996, the Bank reached a settlement in the case and agreed to pay $3,000,000 without any admission of fault. Such amount has been accrued as of December 31, 1996 and is included in other liabilities in the accompanying consolidated balance sheet.

10.   STOCK OPTION PLAN

      C.F.C. maintains an Employee Stock Option Plan (the "Plan") whereby 25,000 shares of C.F.C.'s common stock, which consists of authorized but previously unissued common stock, may be issued to certain key management employees pursuant to options granted under the Plan. The option price is the book value per share as of the end of C.F.C.'s fiscal year immediately preceding the date of exercise. Options are exercisable after one year and up to ten years after the date of grant. In July 1985, C.F.C. granted the first options of 18,200 shares which became exercisable during 1986. On January 18, 1995, the Board of Directors granted an extension of three (3) additional years to exercise the options at a fixed price of $12.00 per share which become effective January 1, 1996.

      During 1996, 5,400 stock options were granted, and 700 shares were exercised. During 1995, no stock options were granted and no shares were exercised. At December 31, 1996 and 1995, 21,064 and 16,364 options were outstanding and exercisable at an option price of $12.00 and $15.37, respectively.

      The Company applies APB No. 25 and related interpretations in accounting for its stock options plan to employees as described in Note 1. Accordingly, no compensation expense has been recognized in the year ended December 31, 1996, related to the granting of options during the current year. Compensation costs would have been increased by approximately $34,000 in 1996 had the fair value of stock options granted been recognized as compensation expense as prescribed by SFAS No. 123. The fair value of the stock option at the date of grant were estimated using the minimum value method prescribed by SFAS No. 123.

11.   INCOME TAXES

      The consolidated provision for income taxes is as follows (in thousands):

                                                          1996        1995
                                                          ----        ----
      Federal:
        Current                                          $ 456        $ 903
        Deferred                                          (456)         (25)
                                                         -----        -----
      Total                                                  -          878
                                                         =====        =====
      State:
        Current                                             30          104
        Deferred                                           (30)          (2)
                                                         -----        -----
      Total                                                  -          102
                                                         =====        =====
      Total                                              $   -        $ 980
                                                         =====        =====

      Deferred income taxes are provided for the temporary differences between financial reporting basis and tax basis of the Company's assets and liabilities under SFAS No. 109. Temporary differences are as follows (in thousands):

                                                               1996                       1995
                                                             DEFERRED TAX             DEFERRED TAX
                                                         ASSET     LIABILITY      ASSET     LIABILITY
      Net operating loss                                                        $   1,027     $   (53)
      Securities available for sale                    $      34      $    -                     (122)
      Depreciation                                           123                      159
      Deferred loan fees                                     323                      217
      Other real estate owned                                104                      251
      Provision for litigation settlement                  1,186
      Other                                                  290                      242
                                                       ---------      ------    ---------     -------
                 Total                                     2,060           -        1,896        (175)

                 Less valuation allowance                 (1,078)          -       (1,381)          -
                                                       ---------      ------    ---------     -------
                 Total                                       982      $    -          515     $  (175)
                                                       ---------      ======    ---------     =======
      Net deferred tax asset                           $     982                $     340
                                                       =========                =========

      A reconciliation of the income tax provision to the amount obtained by applying the effective federal tax rates is as follows (in thousands):

                                                                         1996        1995
                                                                         ----        ----
      Income tax at statutory rate                                      $  314      $ 960
      Tax-exempt interest, net of related expenses                          (5)       (31)
      State taxes net of benefit                                                       67
      Change in valuation allowance                                       (303)
      Other                                                                 (6)       (16)
                                                                        ------      -----
      Total taxes                                                       $    -      $ 980
                                                                        ======      =====

12.   "401(K)" SAVINGS PLAN

      The Bank maintains a contributory "401(k)" savings plan for substantially all of its employees. Employees are eligible to begin participating in the plan after one year of active employment. Employees participating in the plan may contribute from one to fifteen percent of their gross wages effective January 1, 1996. During 1995, employee contributions of up to five percent of their gross wages were matched by a contribution by the Bank of approximately fifty percent of the employees contribution. Starting July 1, 1996, the first one percent of the employee contribution has been matched by a Bank's contribution of one hundred percent of the employees contribution. The Bank will contribute fifty percent of employee contribution for contributions between two and six percent of the employee gross wages.

      The Bank's contribution to the "401(k)" savings plan for the years ended December 31, 1996 and 1995 were $101,000 and $78,000, respectively.

      Participants vest in the plan funds contributed by the Bank at a cumulative rate of 25% per year of active service after initial participation in the plan. Funds contributed by participants are 100% vested.

13.   REGULATORY MATTERS

      C.F.C. and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on C.F.C.'s consolidated financial statements. Under capital adequacy guidelines, C.F.C. and the Bank must meet specific capital guidelines that involve quantitative measures of C.F.C.'s and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. C.F.C.'s and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require C.F.C. and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that C.F.C. and the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      C.F.C.'s consolidated and the Bank's actual capital amounts and ratios are also presented in the table (in thousands):


                                                                                            TO BE CONSIDERED WELL
                                                                                               CAPITALIZED UNDER
                                                                         FOR CAPITAL           PROMPT CORRECTIVE
                                                    ACTUAL              ADEQUACY PURPOSES      ACTION PROVISIONS
                                                    ------------------  ------------------  ---------------------
                                                    AMOUNT       RATIO    AMOUNT     RATIO     AMOUNT       RATIO

      AS OF DECEMBER 31, 1996:
      C.F.C.

      Total Capital (to Risk Weighted Assets)       $  23,283    14.0 %  $  13,320   8.0 %
                                                    =========    ====    =========   ===

      Tier I Capital (to Risk Weighted Assets)      $  21,196    12.7 %  $   6,660   4.0 %         Not Applicable
                                                    =========    ====    =========   ===

      Tier I Capital (to Average Assets)            $  21,196     9.2 %  $   9,241   4.0 %
                                                    =========    ====    =========   ===

      BANK

      Total Capital (to Risk Weighted Assets)       $  23,283    14.0 %  $  13,320   8.0 %     $  16,650    10.0 %
                                                    =========    ====    =========   ===       =========    ====

      Tier I Capital (to Risk Weighted Assets)      $  21,196    12.7 %  $   6,660   4.0 %     $   9,990     6.0 %
                                                    =========    ====    =========   ===       =========    ====

      Tier I Capital (to Average Assets)            $  21,196     9.2 %  $   9,241   4.0 %     $  11,551     5.0 %
                                                    =========    ====    =========   ===       =========    ====

      AS OF DECEMBER 31, 1995:
      C.F.C.

      Total Capital (to Risk Weighted Assets)       $  22,232    14.2 %  $  12,502   8.0 %
                                                    =========    ====    =========   ===

      Tier I Capital (to Risk Weighted Assets)      $  20,265    13.0 %  $   6,251   4.0 %        Not Applicable
                                                    =========    ====    =========   ===

      Tier I Capital (to Average Assets)            $  20,265     9.0 %  $   9,025   4.0 %
                                                    =========    ====    =========   ===

      BANK

      Total Capital (to Risk Weighted Assets)       $  22,232    14.2 %  $  12,502   8.0 %     $  15,627    10.0 %
                                                    =========    ====    =========   ===       =========    ====

      Tier I Capital (to Risk Weighted Assets)      $  20,265    13.0 %  $   6,251   4.0 %     $   9,376     6.0 %
                                                    =========    ====    =========   ===       =========    ====

      Tier I Capital (to Average Assets)            $  20,265     9.0 %  $   9,025   4.0 %     $  11,282     5.0 %
                                                    =========    ====    =========   ===       =========    ====

      The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, approximately $4,495,000 of retained earnings were available for dividend declaration without prior regulatory approval. No dividends were declared and/or paid during the years ended December 31, 1996 and 1995.

14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



                                                                        AT DECEMBER 31 (IN THOUSANDS)
                                                              ------------------------------------------------
                                                                       1996                      1995
                                                              CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                               AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                               ------     ----------    --------    ----------
      Assets:
        Cash and cash equivalents                           $ 35,202      $ 35,202      $ 26,868    $ 26,868
        Securities available for sale                         56,460        56,460        58,719      58,719
        Securities held to maturity                                                        1,635       1,544
        Loans, net                                           143,746       135,813       136,237     132,261

      Liabilities:
        Savings, demand deposits and other deposits          160,598       160,598       155,413     155,413
        Time deposits                                         52,712        52,028        53,832      53,103
        Securities sold under repurchase agreements            4,750         4,750         1,777       1,777
        Other borrowings                                         850           723           950         808

        Off-balance-sheet unrealized gains:
          Standby letters of credit                                             20                        15
          Unused commitments                                                    23                        20

      The fair value of investment securities is based on quoted market prices obtained from independent pricing services. The fair value of fixed-rate loans, time deposits, and other financial instruments is estimated based on the present value method using current entry-value rates applicable to each category of such financial instruments with maturities more than one year. No adjustment entry was made to the entry-value interest rates for changes in credit of performing commercial loans for which there are no known credit concerns. The fair value of nonperforming loans with a recorded book value of $6,000,000 was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. Demand deposits are shown at their face value. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements.

      The fair value estimates presented herein are based on pertinent information available to management. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15.   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

      The following condensed balance sheets as of December 31, 1996 and 1995, and condensed statements of income and cash flows for the years ended December 31, 1996 and 1995, for County Financial Corporation should be read in conjunction with the consolidated financial statements and the notes herein:

                                                                DECEMBER 31,
                                                             1996          1995
                                                             ----          ----
       PARENT COMPANY ONLY
        BALANCE SHEETS
        (IN THOUSANDS):

      ASSETS:
        Cash                                           $      31       $     80
        Investments in subsidiaries                       21,108         20,407
                                                       ---------       --------
        Total                                          $  21,139       $ 20,487
                                                       =========       ========
       STOCKHOLDERS' EQUITY:
        Common stock                                   $      13       $     13
        Capital surplus                                   13,562         13,555
        Retained earnings                                  7,621          6,697
        Net unrealized gains on securities
           available for sale                                (57)           222
                                                       ---------       --------
         Total                                         $  21,139       $ 20,487
                                                       =========       ========

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             1996          1995
                                                             ----          ----
      PARENT COMPANY ONLY
        STATEMENTS OF INCOME
        (IN THOUSANDS):

       Equity in undistributed earnings of the
        Bank and net income                            $    924        $  1,845

      PARENT COMPANY ONLY
        STATEMENTS OF CASH FLOWS
        (IN THOUSANDS):

      Operating activities:
        Net income                                     $    924        $  1,845

        Less equity in earnings of the bank                (924)         (1,845)
                                                       --------        --------
             Net cash provided by operating                   -               -
               activities                              ========        ========

      Financing activities:
        Proceeds from issuance of common stock                7
        Payments to dissenting shareholders from
          merger                                            (56)
                                                       --------        --------
        Net cash used in financing activities               (49)
                                                       --------        --------
        Net decrease in cash                                (49)              -

        Cash at beginning of year                            80              80
                                                       --------        --------
        Cash at end of year                            $     31        $     80
                                                       ========        ========


                                   * * * * * *

                                                                         ANNEX A
--------------------------------------------------------------------------------
                          AGREEMENT AND PLAN OF MERGER
                         (as amended, October 16, 1997)
                                  by and among

                    REPUBLIC SECURITY FINANCIAL CORPORATION,

                             REPUBLIC SECURITY BANK,

                          COUNTY FINANCIAL CORPORATION

                                       and

                      COUNTY NATIONAL BANK OF SOUTH FLORIDA

                                 AUGUST 8, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
ARTICLE I
THE PARENT MERGER
                  1.1      Articles of Merger.....................................................................2
                  1.2      Conversion of Shares...................................................................2
                  1.3      Conversion Rate........................................................................2
                  1.4      CFC Options............................................................................4
                  1.5      The Closing............................................................................5
                  1.6      Stock Certificates.....................................................................5
                  1.7      Shares of Dissenting Holders...........................................................5

ARTICLE II
THE BANK MERGER
                  2.1      Plan of Merger and Merger Agreement....................................................6
                  2.2      Conversion of Shares...................................................................6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CFC AND COUNTY
                  3.1      Corporate Organization.................................................................7
                  3.2      Authorization and Enforceability; No Violation.........................................7
                  3.3      Capitalization; Stock Ownership........................................................8
                  3.4      Investments; No Subsidiary.............................................................8
                  3.5      County Corporate Organization..........................................................8
                  3.6      County Capitalization; Stock Ownership.................................................8
                  3.7      County Authorization and Enforceability; No Violation..................................9
                  3.8      Financial Statements..................................................................10
                  3.9      Loan Portfolio........................................................................10
                  3.10     Deposits..............................................................................11
                  3.11     No Undisclosed Liabilities, Etc.......................................................11
                  3.12     Absence of Certain Changes............................................................11
                  3.13     Real Properties.......................................................................13
                  3.14     Taxes and Fees........................................................................13
                  3.15     Contracts.............................................................................14
                  3.16     Litigation............................................................................15
                  3.17     Compliance with Laws and Regulations..................................................15
                  3.18     Employment Benefit Plans and Arrangements; Labor Matters..............................16
                  3.19     Accounting Practices..................................................................17
                  3.20     Minute Books..........................................................................17
                  3.21     Insurance.............................................................................17
                  3.22     Agreements with Regulators............................................................17
                  3.23     Environmental.........................................................................18

                                      A-ii



                  3.24     Community Reinvestment Act............................................................18
                  3.25     Transactions with Insiders............................................................18
                  3.26     Fidelity Bond.........................................................................18
                  3.27     Proxy Statement.......................................................................19
                  3.28     Brokers...............................................................................19
                  3.29     No Untrue Statements..................................................................19
                  3.30     Absence of Regulatory Communications..................................................19
                  3.31     Opinion of Financial Advisor..........................................................19

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RSFC AND REPUBLIC
                  4.1      RSFC Corporate Organization...........................................................19
                  4.2      RSFC Authorization and Enforceability; No Violation...................................20
                  4.3      RSFC Capitalization; Stock Ownership..................................................20
                  4.4      Investments; No Subsidiary............................................................21
                  4.5      Republic Corporate Organization.......................................................21
                  4.6      Republic Capitalization; Stock Ownership..............................................21
                  4.7      Republic Authorization and Enforceability; No Violation...............................22
                  4.8      SEC Filings...........................................................................22
                  4.9      Registration Statement................................................................23
                  4.10     Financial Statements..................................................................23
                  4.11     Loan Portfolio........................................................................23
                  4.12     Deposits..............................................................................24
                  4.13     No Undisclosed Liabilities, Etc.......................................................24
                  4.14     Absence of Certain Changes............................................................24
                  4.15     Real Properties.......................................................................26
                  4.16     Taxes and Fees........................................................................27
                  4.17     Contracts.............................................................................27
                  4.18     Litigation............................................................................28
                  4.19     Compliance with Laws and Regulations..................................................29
                  4.20     Employment Benefit Plans and Arrangements; Labor Matters..............................29
                  4.21     Accounting Practices..................................................................30
                  4.22     Minute Books..........................................................................30
                  4.23     Insurance.............................................................................31
                  4.24     Agreements with Regulators............................................................31
                  4.25     Environmental.........................................................................31
                  4.26     Community Reinvestment Act............................................................31
                  4.27     Transactions with Insiders............................................................31
                  4.28     Fidelity Bond.........................................................................31
                  4.29     Brokers...............................................................................32
                  4.30     No Untrue Statements..................................................................32
                  4.32     Opinion of Financial Advisor..........................................................32

                                      A-iii

ARTICLE V
COVENANTS OF CFC
                  5.1      Access, Information and Documents.....................................................32
                  5.2      No Other Transactions.................................................................33
                  5.3      Conduct of Business Prior to the Effective Time.......................................33
                  5.4      Negative Covenants....................................................................34
                  5.5      Current Information...................................................................35
                  5.6      Pursuit of Approvals..................................................................35
                  5.7      Meeting of CFC's Shareholders; Proxy Statement........................................36
                  5.8      CFC Future Financial Statements.......................................................36
                  5.9      Observer at Meetings..................................................................36
                  5.10     Pooling...............................................................................37
                  5.11     Coral Way Branch......................................................................37

ARTICLE VI
COVENANTS OF RSFC AND REPUBLIC
                  6.1      Access, Information and Documents.....................................................37
                  6.2      No Other Transactions.................................................................38
                  6.3      Conduct of Business Prior to the Effective Time.......................................38
                  6.4      Negative Covenants....................................................................38
                  6.5      Current Information...................................................................39
                  6.6      Pursuit of Approvals..................................................................39
                  6.7      Registration Statement; Meeting of RSFC's Shareholders................................39
                  6.8      Boards of Directors Election..........................................................40
                  6.9      Pooling...............................................................................40
                  6.10     County Employees......................................................................40
                  6.11     Indemnification.......................................................................40
                  6.12     Future Financial Information..........................................................42
                  6.13     Observer at Meetings..................................................................42
                  6.14     Pooling and Securities Law Matters....................................................43
                  6.15     Registration Rights...................................................................43

ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF RSFC, REPUBLIC, CFC AND COUNTY
                  7.1      Government Approvals..................................................................46
                  7.2      Shareholder Approval..................................................................46
                  7.3      No Litigation.........................................................................46

ARTICLE VIII
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF CFC AND COUNTY
                  8.1      Representations, Warranties and Covenants.............................................47

                                      A-iv


                  8.2      Material Change.......................................................................47
                  8.3      Accountants' Comfort Letter...........................................................47
                  8.4      Officers' Certificates................................................................47
                  8.5      Consents..............................................................................47
                  8.6      Tax Opinion...........................................................................48
                  8.7      Fairness Opinion......................................................................48

ARTICLE IX
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF RSFC AND REPUBLIC
                  9.1      Representations, Warranties and Covenants.............................................48
                  9.2      Material Change.......................................................................48
                  9.3      Financial Conditions..................................................................48
                  9.4      Demands for Appraisal.................................................................49
                  9.5      Accountants' Comfort Letter...........................................................49
                  9.6      Officers' Certificates................................................................49
                  9.7      Consents..............................................................................49
                  9.8      Employment Agreements.................................................................49
                  9.9      Tax Opinion...........................................................................49
                  9.10     CFC Affiliate Letters.................................................................50
                  9.11     Fairness Opinion......................................................................50

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
                  10.1     Termination by Mutual Consent.........................................................50
                  10.2     Termination by CFC....................................................................50
                  10.3     Termination by RSFC...................................................................50
                  10.4     Effect of Termination.................................................................51
                  10.5     Alternate CFC or County Transaction...................................................51
                  10.6     Alternate RSFC or Republic Transaction................................................52
                  10.7     Extension or Waiver...................................................................52

ARTICLE XI
MISCELLANEOUS
                  11.1     Certain Terms.........................................................................52
                  11.2     Expenses..............................................................................53
                  11.3     Legal Fees............................................................................53
                  11.4     Entire Agreement; Amendment; Waiver...................................................53
                  11.5     Notices...............................................................................53
                  11.7     Rights Under this Agreement; Nonassignability.........................................55
                  11.8     Form of This Agreement................................................................55
                  11.9     Governing Law.........................................................................55
                  11.10    Public Announcements..................................................................55

                                       A-v


                  11.11    Counterparts..........................................................................55


Schedules

                                      A-vi

                          AGREEMENT AND PLAN OF MERGER
                         (as amended October 16, 1997)
         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of August 8, 1997, by and among REPUBLIC SECURITY FINANCIAL CORPORATION, a Florida corporation ("RSFC"), REPUBLIC SECURITY BANK, a Florida state bank ("Republic"), COUNTY FINANCIAL CORPORATION, a Florida corporation ("CFC"), and COUNTY NATIONAL BANK OF SOUTH FLORIDA, a national bank ("County").

                                    RECITALS

         WHEREAS, each of the parties desires to provide for the acquisition of CFC and County by RSFC and RSFC's wholly owned subsidiary, Republic, by means of the merger of CFC into RSFC (the "Parent Merger") and the merger of County into Republic (the "Bank Merger"), for the consideration and upon the terms and conditions set forth herein; and

         WHEREAS, the Boards of Directors of RSFC, CFC, Republic and County believe that the Parent Merger and the Bank Merger, upon the terms and conditions set forth herein, are in the best interest of their respective shareholders and the Boards of Directors of RSFC and CFC have each unanimously approved the Parent Merger and the Boards of Directors of Republic and County have each unanimously approved the Bank Merger; and

         WHEREAS, for Federal income tax purposes, it is intended that the Parent Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and, for accounting purposes, it is intended that the Parent Merger be accounted for as a "pooling of interests"; and

         WHEREAS, the parties desire to use their best efforts to consummate the Parent Merger and the Bank Merger prior to January 1, 1998;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties do represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                                THE PARENT MERGER

         1.1 ARTICLES OF MERGER. Subject to and in accordance with the terms and conditions of this Agreement and the Florida Business Corporation Act, at the Closing (hereinafter defined) RSFC and CFC shall execute and deliver for filing Articles of Merger (the "Articles of Merger") to the Department of State of Florida. The Articles of Merger shall provide that the Parent Merger be effective at 9:00 a.m. (the "Effective Time") on a designated date (the "Effective Date"). Pursuant to the terms of this Agreement, CFC shall be merged with and into RSFC, which shall be the surviving corporation. The Plan of Merger set forth in the Articles of Merger shall be as provided in this Agreement and the Florida Business Corporation Act.

         1.2 CONVERSION OF SHARES. At the Effective Time, each issued and outstanding share of the common stock of CFC, par value $0.01 per share ("CFC Common Stock"), shall, by virtue of the Parent Merger and without any action by the holder thereof, be converted into a number of shares of the common stock of RSFC, par value $.01 per share ("RSFC Common Stock"), equal to the Conversion Rate (as defined in Section 1.3 hereof). No fractional shares of RSFC Common Stock shall be issued. In lieu thereof, each holder of CFC Common Stock shall be entitled to be paid an amount in cash determined by multiplying the holder's fractional interest by the closing price of RSFC Common Stock on the NASDAQ-National Market System on the Effective Date. At the Effective Time, each issued and outstanding share of RSFC Common Stock shall remain issued and outstanding and unaffected by the Parent Merger. In the event that, prior to the Effective Time, RSFC's Common Stock shall be changed to a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the Conversion Rate.

         1.3 CONVERSION RATE. The "Conversion Rate" shall be 4.807; provided, however, if:

         (A) the Average Closing Price on the Determination Date of shares of RSFC Common Stock shall be less than $7.65; and

         (B) (1) the number obtained by dividing the Average Closing Price on such Determination Date by $8.76 (such number being referred to herein as the "RSFC Ratio") shall be less than (2) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.05 from the quotient in this clause (B)(2) (such number being referred to herein as the "Index Ratio");

then CFC shall have the right to terminate this Agreement, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing on the Determination Date; subject, however, to the following three sentences. If CFC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to RSFC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, RSFC shall have the option of adjusting the Conversion Rate to equal the number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $7.65 and the Conversion Rate (as then in effect) and the denominator of which is the Average Closing Price. If RSFC makes an election contemplated by the preceding sentence, within such five-day period, it shall give written notice to CFC of such election and the revised Conversion Rate, whereupon no termination shall have occurred pursuant to this Section 1.3 and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Rate shall have been so modified), and any references in this Agreement to "Conversion Rate" shall thereafter be deemed to refer to the Conversion Rate as adjusted pursuant to this Section 1.3.

         For purposes of this Section 1.3, the following terms shall have the meanings indicated:

         "Average Closing Price" means the average of the daily last sales prices of RSFC Common Stock as reported by the NASDAQ National Market System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the NASDAQ National Market System beginning on the first full trading day following the date on which the Registration Statement referred to in Section 6.7 is declared effective by the SEC.

         "Determination Date" means the last day of the twenty-day trading period referred to in the preceding paragraph.

         "Index Group" means the group of each of the ten bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The ten bank holding companies and the weights attributed to them are as follows:

                  BANK HOLDING COMPANY              WEIGHTING
                  --------------------              ---------
                  ABC Bancorp (ABCB)                 12.50
                  American Bancorp (AMBC)             2.90
                  Anchor Financial Corp. (AFSC)       4.74

                  Century South Banks Inc. (CSBI)       14.40
                  First Charter Corp. (FCTR)            14.03
                  George Mason Bankshares Inc. (GMBS)    9.42
                  Hamilton Bancorp Inc. (HABK)          17.55
                  Peoples Holding Co. (PHCO)             7.24
                  Republic Bancshares Inc. (REPB)        7.75
                  Seacoast Banking Corp. Florida (SBCFA) 9.47
                                                         ----
                                                       100.00%

         "Index Price" on a given date means the weighted average (weighted in accordance with the factors listing above) of the closing prices of the companies composing the Index Group.

         "Starting Date" means August 6, 1997.

         If any company belonging to the Index Group or RSFC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or RSFC shall be appropriately adjusted for the purposes of applying this Section 1.3.

         1.4 CFC OPTIONS. At the Effective Time, each outstanding option to purchase shares of CFC Common Stock listed on Schedule 3.3 hereof ("CFC Stock Options") shall be automatically converted into an option to acquire, on the same terms and conditions as were applicable under such CFC Stock Option, the same number of shares of RSFC Common Stock as the holder of such CFC Stock Option would have been entitled to receive pursuant to the Parent Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of CFC Common Stock otherwise purchasable pursuant to such CFC Stock Option divided by (ii) the Conversion Rate.

         1.5 THE CLOSING. The closing of the transactions described herein (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida, at 10:00 a.m., local time, on such date as the parties shall mutually agree not more than 30 days nor less than ten days after the calendar month end first occurring after the later of (i) the CFC shareholders meeting referred to in
Section 5.7 hereof, (ii) the RSFC shareholders meeting referred to in Section
6.5 hereof, (iii) the date of the letter of preliminary approval of the Department approving the Bank Merger or (iv) such later date on which all conditions precedent to such Closing contained in Articles VII, VIII and IX hereof have been satisfied or duly waived; or at such other date, time and place as the parties shall agree, but in no event later than January 31, 1998.

         1.6 STOCK CERTIFICATES. At the Effective Time, the stock transfer books of CFC shall be closed and there shall be no further registration of transfers of CFC Common Stock thereafter. At and after the Effective Time, holders of certificates representing shares of CFC Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to CFC Common Stock. The sole right of holders of CFC Common Stock shall be to receive the RSFC Common Stock and cash in lieu of fractional shares to which they are entitled by virtue of the Parent Merger. Immediately after the Effective Time, RSFC agrees to provide Letters of Transmittal and instructions regarding the tender of CFC stock certificates for exchange for RSFC stock certificates to each former CFC shareholder at the shareholder's address of record on the books of CFC. No dividends or other distributions declared or made after the Effective Time with respect to RSFC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered CFC Common Stock certificate with respect to the shares of RSFC Common Stock represented thereby until the holder of record of such certificate shall surrender the certificate. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder, without interest, such unpaid dividends or other distributions.

         1.7 SHARES OF DISSENTING HOLDERS. Notwithstanding anything to the contrary contained in this Agreement, any holder of CFC Common Stock with respect to which dissenters' rights are duly exercised in accordance with
Section 607.1320 of the Florida Business Corporation Act ("CFC Dissenting Shares") shall not be entitled to receive shares of RSFC Common Stock pursuant to Section 1.2 hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Parent Merger under Section
607.1320. Such holder shall be entitled to receive only the payment provided for by Section 607.1320. If any such holder so fails to perfect, effectively withdraws or loses his dissenters' rights, his CFC Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of RSFC Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.2 hereof.

                                   ARTICLE II

                                 THE BANK MERGER

         2.1 PLAN OF MERGER AND MERGER AGREEMENT. Subject to and in accordance with the terms and conditions of this Agreement and Chapter 658, Florida Statutes, Republic and County agree to enter into a Plan of Merger and Merger Agreement (the "Plan of Merger") in accordance with the requirements of Section 658.42, Florida Statutes, and submit the Plan of Merger to the Florida Department of Banking and Finance (the "Department") for approval. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing, Republic and County shall again execute the Plan of Merger, if it differs in any respect from the counterpart thereof theretofore filed with the Department, and shall execute certified copies of the resolutions approving the Plan of Merger by the shareholders of each bank. The Plan of Merger and certified resolutions shall be delivered for filing with the Department. The Plan of Merger shall provide that County shall be merged with and into Republic (which shall be the resulting bank in the Bank Merger) at 3:00 p.m. on the afternoon of the Effective Date.

         2.2 CONVERSION OF SHARES. Upon effectiveness of the Bank Merger, all of the issued and outstanding shares of the common stock of County, par value $3.00 per share ("County Common Stock"), shall be extinguished and canceled, and RSFC, as the parent corporation of County upon effectiveness of the Parent Merger, shall be issued a number of shares of the common stock of Republic in such amount as agreed on or before such date by RSFC and Republic. The shares of common stock of Republic, par value $5.00 per share, issued and outstanding immediately prior to effectiveness of the Bank Merger shall remain issued and outstanding and unaffected by the Bank Merger.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF CFC AND COUNTY

         CFC and County hereby represent and warrant to Republic and RSFC as follows:

         3.1 CORPORATE ORGANIZATION. CFC is a Florida corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. CFC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. CFC is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates, except where the failure to do so will not have a material adverse effect on CFC. CFC is a bank holding company, duly registered and in good standing as such under the Bank Holding Company Act of 1956, as amended.

         3.2 AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. CFC's Board of Directors has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Subject to approval of the Parent Merger by shareholders of CFC owning not less than a majority of the outstanding shares of CFC Common Stock, this Agreement is a legal, valid and binding obligation of CFC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court. The execution, delivery and performance of this Agreement do not, and the consummation of the Parent Merger and the Bank Merger will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of CFC; (b) except as set forth in Schedule 3.2, require any third party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which CFC is a party or by which CFC is bound or to which any of its property or assets of CFC is subject; (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require CFC to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, bylaw, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to CFC or any of the properties or assets of CFC; (d) cause any acceleration of maturity of any note, instrument or other obligation to which CFC is a party or by which it is bound or with respect to which it is an obligor or guarantor; or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of CFC.

         3.3 CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of CFC consists of 1,500,000 shares of common stock, par value $0.01 per share, of which 1,265,081 shares are issued and outstanding. All of the issued and outstanding shares of CFC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. Except as described on
Schedule 3.3, CFC is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of CFC or any other security exercisable or convertible into any capital stock of CFC, or any stock appreciation rights.

         3.4 INVESTMENTS; NO SUBSIDIARY. Except as set forth on Schedule 3.4, CFC does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization, other than County.

         3.5 COUNTY CORPORATE ORGANIZATION. County is a national bank, duly organized and validly existing under the laws of the United States and in good standing with the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). County has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. County's deposit accounts are duly insured by the FDIC to the maximum extent permitted under applicable law. County has delivered to RSFC complete and correct copies of County's Articles of Incorporation and Bylaws, as amended to date, which are in full force and effect on the date hereof. County is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates, except where the failure to do so will not have a material adverse effect on County.

         3.6 COUNTY CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of County consists of 832,928 shares of common stock, par value $3.00 per share, of which 807,928 shares are issued and outstanding (none of which are held by County as treasury stock), all of which are owned by CFC. All of the issued and outstanding shares of County Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. County is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of CFC or any other security exercisable or convertible into any capital stock of CFC, or any stock appreciation rights.

         3.7 COUNTY AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. The County Board of Directors and the sole shareholder, by unanimous vote, have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby with respect to County. This Agreement is a legal, valid and binding obligation of County enforceable against County in accordance with its terms, except as enforceability may be limited by regulatory authorities having jurisdiction or by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court. Except for required regulatory approvals, the execution, delivery and performance of this Agreement do not, and the consummation of the Bank Merger will not, (a) violate or conflict with the Articles of Association or Bylaws of County; (b) except as set forth in Schedule 3.7, require any third-party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which County is a party or by which it is bound or to which any of its property or assets is subject; (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require County to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, bylaw, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to County or any of the properties or assets of County; (d) cause any acceleration of maturity of any note, instrument or other obligation to which County is a party or by which either is bound or with respect to which it is an obligor or guarantor; or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of County.

         3.8 FINANCIAL STATEMENTS. County has delivered to RSFC copies of its statements of financial condition as of December 31, 1994, 1995 and 1996, and statements of changes in shareholders' equity, statements of cash flows and statements of operations for each of the years then ended, together with supporting schedules and notes thereto, audited by Deloitte & Touche LLP (the "Annual Statements"), and its statements of financial condition as of June 30, 1997 and statements of operations for the six-month period then ended (such statements as of and for the period ended June 30, 1997 are hereinafter referred to as the "Interim Statements"). The Annual Statements and the Interim Statements (and the CFC Future Financial Statements, to be delivered to RSFC in accordance with Section 5.8 hereof) including, without limitation, the allowances for loan losses, fairly present (or will fairly present) the financial position and results of operations of County as of the respective dates of such financial statements and for the respective periods then ended in conformity with GAAP, consistently applied throughout the periods involved; except, with respect to the Interim Statements, for year-end adjustments and footnote disclosure.

         3.9 LOAN PORTFOLIO. With respect to each loan owned by County in whole or in part (each, a "Loan"), except as described on Schedule 3.9 hereto:

                  (a) the note and any related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, and to general equitable principles;

                  (b) neither County nor, to the knowledge of County, any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents, except as otherwise disclosed by documents in the applicable Loan file;

                  (c) County is the sole holder of legal and beneficial title to each Loan (or County's applicable participation interest, as applicable);

                  (d) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed in any material respect, except as otherwise disclosed by documents in the applicable Loan file;

                  (e) to the knowledge of County, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

                  (f) to the knowledge of County, there is no litigation or proceeding pending or threatened relating to the property which serves as security for a Loan which would have a material adverse effect upon the related Loan;

                  (g) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and County's interest in such Loan created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

                  (h) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift or other HUD-approved lender.

                  3.10 DEPOSITS. Except as set forth in Schedule 3.10, none of the deposits of County is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process.

                  3.11 NO UNDISCLOSED LIABILITIES, ETC. Since June 30, 1997, CFC has not incurred or become aware of any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature which should properly have been reflected or reserved for in the Interim Statements.

                  3.12 ABSENCE OF CERTAIN CHANGES. Since June 30, 1997 (except for the transactions contemplated by this Agreement), neither CFC nor County:

                  (a) had any change in financial condition, properties, business or operations which would have a material adverse effect;

                  (b) suffered any damage, destruction or loss of physical property or assets (whether or not covered by insurance), in the aggregate in excess of $100,000 in value;

                  (c) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any of its capital stock, except upon exercise of outstanding stock options;

                  (d) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business;

                  (e) made or obligated itself to make any capital expenditure in excess of $100,000 in the aggregate;

                  (f) waived any material right;

                  (g) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any material assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business;

                  (h) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets, other than in the ordinary course of business;

                  (i) except as provided in Section 5.4(b), declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

                  (j) except as disclosed on Schedule 3.12(j) or contemplated in
         Section 5.4(l), increased the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees or agents over the rate being paid to them on June 30, 1997 or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent;

                  (k) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business;

                  (l) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

                  (m) repaid any outstanding loans, other than repayments in the ordinary course of business;

                  (n) entered into any other material transaction not in the ordinary course of business;

                  (o) become aware of the need to make additional specific provisions for reserves for loan losses which would have a material adverse effect on its financial condition, properties, business or operations;

                  (p) hired any new officers, other than in the ordinary course of business, consistent with past practice;

                  (q) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $100,000;

                  (r) entered into any agreement not terminable at will by it which requires the payment by it of an aggregate amount in excess of $100,000, other than loan commitments or agreements; or

                  (s) agreed to or otherwise become obligated to do any of the foregoing.

                  3.13 REAL PROPERTIES. Schedule 3.13 hereto describes all real estate owned or leased by CFC or County, exclusive of "other real estate owned" acquired by CFC or County as a result of foreclosure or "deed in lieu" settlements and held by CFC or County for resale. All such real property, if owned by CFC or County, is owned under good, clear and marketable title, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (i) statutory liens securing payments not yet due,
(ii) liens which are incurred in the ordinary course of its business and (iii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially impair business operations at such property. CFC or County is the lessee of all leasehold estates described in
Schedule 3.13 and is in possession of the properties purported to be leased thereunder and each such lease is valid, without material default thereunder by the lessee or, to lessee's knowledge, the lessor. True and complete copies of all leases listed in Schedule 3.13 have been delivered by CFC to RSFC.

                  3.14 TAXES AND FEES. With respect to CFC and each member of any affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, of which CFC is or has been a member (CFC as used hereafter in this Section 3.14 shall refer to CFC and each such other company) (i) except as described in Schedule 3.14, all reports, returns, statements (including estimated reports, returns or statements), and other similar filings required to be filed on or before the Effective Time by CFC or County (the "Tax Returns") with respect to any Taxes (as defined below) have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of CFC for Taxes for the periods, properties, or events covered thereby; (ii) except as described in Schedule 3.14, all Taxes payable with respect to the Tax Returns referred to in the preceding clause, and all Taxes accruable or otherwise attributable to events occurring prior to the close of business on the last day of the calendar month ending immediately prior to the Closing Date (the "Test Date"), whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been paid in full prior to the Test Date, or an adequate accrual in accordance with generally accepted accounting principles will be provided with respect thereto on the balance sheet dated as of the Test Date; (iii) except as described in
Schedule 3.14, CFC has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against CFC with respect to any Taxes; (iv) no Tax Returns of CFC have been examined by the Internal Revenue Service for fiscal years ending within the last 15 years; (v) except as described in Schedule 3.14, there is in effect no extension for the filing of any Tax Return and CFC has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (vi) no claim has ever been made by any Tax authority in a jurisdiction in which CFC does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (vii) there are no liens for Taxes upon any asset of CFC except for liens for current Taxes not yet due; (viii) CFC has timely made all deposits required by law to be made with respect to employees' withholding and other payroll, employment, or other withholding taxes, including the portions of such taxes imposed upon CFC.

                  3.15 CONTRACTS. Except as set forth on Schedule 3.15 hereto, neither CFC nor County is a party to any written or oral:

                  (a) contract or agreement, other than contracts or agreements made in the ordinary course of business, involving more than $100,000;

                  (b) contract or agreement with any governmental authority, other than contracts or agreements made in the ordinary course of business;

                  (c) contract or agreement providing for the settlement of any material action, suit, proceeding or investigation involving it;

                  (d) employment or consulting agreement of any kind with any officer, director, employee or consultant, or any policy, program, agreement or understanding (whether or not in the form of an agreement) obligating it to pay any amount to any officer or employee on account of severance or termination of employment;

                  (e) contract or collective bargaining agreement with any labor union or representative of its employees; or

                  (f) contract or agreement which is material to its financial condition, properties, business or operations.

Except as set forth in Schedule 3.15 hereto, each contract or other agreement listed on such schedule to which CFC or County is a party is in full force and effect and is valid and enforceable by it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and, as to enforceability, to general principles of equity. Neither CFC nor County is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any such contract or other agreement. CFC has delivered or made available to RSFC true and complete copies of all contracts and agreements listed on such schedule.

                  3.16 LITIGATION. Except as set forth in Schedule 3.16 hereto and except for actions in which County is the plaintiff where the amount in controversy is less than $100,000, there are no actions, suits, proceedings or investigations before any court or administrative authority in the United States, any state thereof, or any other jurisdiction, of any kind now pending or, to the best of the knowledge of CFC, threatened, involving CFC or County or any of its businesses, operations, properties, assets or liabilities. There is no arbitration proceeding involving CFC or County which is pending or, to CFC's knowledge, threatened under any collective bargaining agreement or otherwise. Except as set forth in Schedule 3.16 hereto, neither CFC, County nor any of their properties, assets or liabilities, is subject to any judicial or administrative judgment, order, decree or restraint which adversely affects its business, operations or financial condition.

                  3.17 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth as Schedule 3.17, the business and operations of CFC and County have been and are in all material respects conducted in accordance with all applicable laws, rules and regulations (including, without limitation, the Equal Credit Opportunity Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Community Reinvestment Act and the Real Estate Settlement Procedures Act), and neither CFC nor County is subject to or, to CFC's knowledge, being threatened with, any material fine, penalty, liability or legal disability to its business as the result of its failure to comply with any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it. CFC and County have filed all reports and maintained all material records required to be filed or maintained during the past five fiscal years and the current fiscal year under applicable rules and regulations of the Federal Reserve, the OCC and the FDIC. Each such filing contains the information required to be stated therein and such information was true and correct in all material respects as of the time such report was filed.

                  3.18 EMPLOYMENT BENEFIT PLANS AND ARRANGEMENTS; LABOR MATTERS.

                  (a) Schedule 3.18 hereto lists all employee benefits plans, contracts, programs or arrangements, including but not limited to pension, profit-sharing, stock option, stock bonus, deferred compensation, supplemental retirement, severance, health care, hospitalization, medical, dental, disability, life insurance and salary continuation, which are currently maintained, contributed to or required to be contributed to by CFC or County or which otherwise cover or provide benefits to any employee or former employee of CFC or County or any beneficiary thereof (collectively, the "Plans"). CFC has delivered to RSFC true and complete copies of all of the Plans and all material documents relating thereto, including, but not limited to, summary plan descriptions, annual reports (IRS Form 5500 Series), actuarial reports, and accountant or trustee reports, if any, and such reports are accurate in all material respects and there has been no material change in the financial or funding status of any such Plan since the dates of the most recent of such reports. Each Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations promulgated thereunder, and in a manner which will not result in any material charge or assessment against or liability of CFC or County. Except as set forth on Schedule
         3.18 hereto, any Plan that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred since the date of such determination that could adversely affect such qualification. The fair market value of the assets of each Plan that is subject to Title IV equals or exceeds the present value of all benefit liabilities (as defined in Title IV of ERISA) under the Plan, with such present value being determined by application of the actuarial methods and assumptions applied by the Plan's enrolled actuary at the most recent annual valuation of the Plan. Neither CFC nor County has engaged in any transaction which may result in imposition on it of any material excise tax under Sections 4971 through 4980, inclusive, of the Code, or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the Interim Statements. There does not exist any accumulated material funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any Plan. There are no circumstances pursuant to which CFC or County could be liable to the Pension Benefit Guaranty Corporation or a multi-employer plan (as defined in Section 3(37) of ERISA) with respect to any plan not listed on Schedule 3.18. Except as set forth in Schedule 3.18 hereto, no Plan provides hospital, medical or health care benefits (other than those mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986) or any life insurance or death benefit protection (other than under a Plan that qualifies under Section 401(a) of the Code) to any retired employees.

                  (b) As of the date hereof, no association of employees has petitioned or applied for labor union certification with respect to all or any part of the business or operations of CFC or County, nor is there any organized campaign to obtain any such certification; and there have been no negotiations with any labor union or association of employees with respect to any future or amended agreements by CFC or County involving its business or operations, and neither CFC nor County has made or received any offers or proposals with respect thereto.

                  3.19 ACCOUNTING PRACTICES. The books, records and accounts maintained by CFC and County accurately and fairly reflect in reasonable detail its businesses, operations, properties, assets and liabilities, and CFC and County maintain internal accounting controls that provide reasonable assurances that transactions are executed only with management's authorization and transactions are recorded as necessary to permit preparation of accurate financial statements and to maintain accountability for its properties and assets.

                  3.20 MINUTE BOOKS. The minute books of CFC and County are in all material respects complete and accurate records of all meetings and other corporate actions of their respective shareholders and Board of Directors and CFC has made available to RSFC for inspection the originals thereof or delivered true copies thereof.

                  3.21 INSURANCE. All of the insurance policies in force on the date hereof insuring CFC and County, and their assets, business, employees, officers and directors, are described in Schedule 3.21 hereto. CFC has delivered or made available to RSFC true and complete copies of all such policies.

                  3.22 AGREEMENTS WITH REGULATORS. Neither CFC nor County is a party to any written agreement or memorandum of understanding with, nor a party to any commitment letter or similar undertaking to, nor subject to any order or directive by, nor a recipient of any extraordinary supervisory letter from, any Agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management. Neither CFC nor County has been advised by any Agency or is aware that such Agency is contemplating issuing or requesting any such agreement, memorandum, commitment, understanding, order or supervisory letter.

                  3.23 ENVIRONMENTAL. Except as set forth in Schedule 3.23, neither CFC nor County is (i) in violation of any law, regulation, order, permit, license or decree regulating emissions into the environment and the proper disposal of wastes, petroleum products or other materials; or (ii) liable or responsible for any cleanup, fines, liability or expense arising under any environmental law, regulation or order as a result of the disposal of wastes, petroleum products or other materials in or on its property (whether owned or leased or in which either has acquired an interest by way of mortgage or foreclosure) by it, its predecessors in title, or any other person, or in or on any other property, including property no longer owned, leased or used by it. There are no asbestos or petroleum products or any hazardous or waste material of any kind located under, on or in the property (owned or leased) of CFC or County, and such property has never been used for the handling, treatment, storage or disposal of any petroleum products or any hazardous or toxic substances as defined under any applicable state or federal law. RSFC intends to obtain Phase 1 environmental audits on properties listed on Schedule 3.13. In the event that such audits (or subsequent Phase 2 assessments) indicate necessary remediation which would cost in excess of $100,000, RSFC, at its option, may, upon notice to CFC, terminate this Agreement. In the event of such a termination, neither party shall have any further obligations or liability to the other, notwithstanding Section 10.4 hereof, unless CFC or County had knowledge of the circumstances which indicated such necessary remediation and failed to disclose such circumstances in Schedule 3.23.

                  3.24 COMMUNITY REINVESTMENT ACT. Except as set forth on
Schedule 3.24, County has complied in all material respects with its obligations under the Community Reinvestment Act.

                  3.25 TRANSACTIONS WITH INSIDERS. Except as set forth on
Schedule 3.25, all of the loans, transactions, agreements and dealings between County and any "Insider," as defined in Regulation O, comply in all respects with the provisions of Regulation O.

                  3.26 FIDELITY BOND. County has obtained all fidelity bonds that are required by law or regulation. All such fidelity bonds are currently in force and County has no reason to anticipate that the issuers thereof will fail to renew them or plan to revoke and/or cancel them.

                  3.27 PROXY STATEMENT. The proxy statement referred to in
Section 4.9 hereof will not, with respect to CFC and County, contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that this Section 3.27 shall not apply to information included in the proxy statement with respect to RSFC or Republic, including financial information and statements.

                  3.28 BROKERS. Except as described in Schedule 3.28, neither CFC, County nor any director, officer, employer, agent or other representative of CFC or County, has paid or is obligated to pay to any party any finder's fee, brokerage commission, fairness opinion fee or like payment in connection with the transactions contemplated by this Agreement.

                  3.29 NO UNTRUE STATEMENTS. No statement by CFC or County contained in this Agreement or any of the Schedules hereto or CFC or County financial statements referred to herein contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.30 ABSENCE OF REGULATORY COMMUNICATIONS. Except as set forth in Schedule 3.30, neither CFC nor County is subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

                  3.31 OPINION OF FINANCIAL ADVISOR. CFC has been advised by Alex Sheshunoff & Co. that the Conversion Rate is fair to the holders of CFC Common Stock from a financial point of view.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF RSFC AND REPUBLIC

         RSFC and Republic hereby represent and warrant to CFC and County as follows:

                  4.1 RSFC CORPORATE ORGANIZATION. RSFC is a Florida corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. RSFC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. RSFC is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates, except where the failure to do so will not have a material adverse effect on RSFC. RSFC is a bank holding company, duly registered as such and in good standing under the Bank Holding Company Act of 1956, as amended.

                  4.2 RSFC AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. RSFC's Board of Directors has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Subject to approval of the Parent Merger by shareholders of RSFC owning not less than a majority of the outstanding shares of RSFC Common Stock, this Agreement is a legal, valid and binding obligation of RSFC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court. The execution, delivery and performance of this Agreement do not, and the consummation of the Parent Merger and the Bank Merger will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of RSFC, (b) require any third party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which RSFC is a party or by which RSFC is bound or to which any property or asset of RSFC is subject, (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require RSFC to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, bylaw, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to Republic or any of the properties or assets of RSFC, (d) cause any acceleration of maturity of any note, instrument or other obligation to which RSFC is a party or by which it is bound or with respect to which it is an obligor or guarantor, or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of RSFC.

                  4.3 RSFC CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of RSFC consists of 100,000,000 shares of common stock, par value $.01 per share, of which 16,147,107 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $10.00 stated value per share, of which no shares of Series A, no shares of Series B and 1,035,000 shares of Series C are issued and outstanding. All of the issued and outstanding shares of RSFC Common Stock and preferred stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. Except as described on Schedule 4.3, RSFC is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of RSFC or any other security exercisable or convertible into any capital stock of RSFC, or any stock appreciation rights.

                  4.4 INVESTMENTS; NO SUBSIDIARY. Except as set forth on
Schedule 4.4, RSFC does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

                  4.5 REPUBLIC CORPORATE ORGANIZATION. Republic is a Florida state bank, duly organized, validly existing and in good standing under the laws of the State of Florida. Republic has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. Republic has delivered to CFC complete and correct copies of Republic's Articles of Incorporation and Bylaws, as amended to date, which are in full force and effect on the date hereof. Republic is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates, except where the failure to do so will not have a material adverse effect on Republic.

                  4.6 REPUBLIC CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of Republic consists of 5,000,000 shares of common stock, par value $5.00 per share, of which 1,539,490 shares are issued and outstanding (none of which are held by Republic as treasury stock), all of which are owned by RSFC or Governors Bank Corporation (RSFC's wholly owned subsidiary). All of the issued and outstanding shares of Republic Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. Republic is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of Republic or any other security exercisable or convertible into any capital stock of Republic, or any stock appreciation rights.

                  4.7 REPUBLIC AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. Republic's Board of Directors and shareholders have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a legal, valid and binding obligation of Republic, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court. The execution, delivery and performance of this Agreement do not, and the consummation of the Bank Merger will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Republic; (b) require any third party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which Republic is a party or by which Republic is bound or to which any property or asset of Republic is subject; (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require Republic to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, bylaw, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to Republic or any of the properties or assets of Republic; (d) cause any acceleration of maturity of any note, instrument or other obligation to which Republic is a party or by which it is bound or with respect to which it is an obligor or guarantor; or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of Republic.

                  4.8 SEC FILINGS. RSFC has heretofore or will deliver to CFC, copies of RSFC's: (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1995; (ii) 1996 Annual Report to Shareholders; (iii) Quarterly Report on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997; and (iv) any reports on Form 8-K filed by RSFC with the SEC since December 31, 1996 and will continue until the Closing to furnish CFC with copies of such reports. As of the respective filing and effective dates, (i) such reports complied as to form with the applicable requirements of the Securities Act of 1933 (the "33 Act") and the Securities Exchange Act of 1934 (the "34 Act") and the regulations thereunder, and (ii) none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.9 REGISTRATION STATEMENT. At the time the Registration Statement referred to in Section 6.5 hereof becomes effective, the Registration Statement, including the proxy statement constituting a part thereof, will comply in all material respects with the requirements of the 33 Act or other applicable securities law and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this Section 4.9 shall not apply to statements included in the proxy statement made in reliance upon and in conformity with information furnished to RSFC in writing by CFC or any of its representatives, including financial information and statements.

                  4.10 FINANCIAL STATEMENTS. RSFC has delivered to CFC copies of its statements of financial condition as of March 31, 1994, 1995 and 1996, and December 31, 1996, and statements of changes in shareholders' equity, statements of cash flows and statements of operations for each of the years then ended, together with supporting schedules and notes thereto, audited by Ernst & Young LLP (the "RSFC Annual Statements"), and its unaudited statements of financial condition as of June 30, 1997 and statements of operations for the six-month period then ended (such statements as of and for the period ended June 30, 1997 are hereinafter referred to as the "RSFC Interim Statements"). The RSFC Annual Statements and the RSFC Interim Statements, including, without limitation, the allowances for loan losses, fairly present the financial position and results of operations of RSFC as of the respective dates of such financial statements and for the respective periods then ended in conformity with GAAP, consistently applied throughout the periods involved; except, with respect to the RSFC Interim Statements, for year-end adjustments and footnote disclosure.

                  4.11 LOAN PORTFOLIO. With respect to each loan owned by Republic in whole or in part (each, a "Loan"), except as described on Schedule
4.11 hereto:

                  (a) the note and any related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, and to general equitable principles;

                  (b) neither Republic nor, to the knowledge of Republic, any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents, except as otherwise disclosed by documents in the applicable Loan file;

                  (c) Republic is the sole holder of legal and beneficial title to each Loan (or Republic's applicable participation interest, as applicable);

                  (d) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed in any material respect, except as otherwise disclosed by documents in the applicable Loan file;

                  (e) to the knowledge of Republic, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

                  (f) to the knowledge of Republic, there is no litigation or proceeding pending or threatened, relating to the property which serves as security for a Loan, which would have a material adverse effect upon the related Loan;

                  (g) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and Republic's interest in such Loan created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

                  (h) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift or other HUD-approved lender.

                  4.12 DEPOSITS. Except as described on Schedule 4.12 hereto, none of the deposits of Republic is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process.

                  4.13 NO UNDISCLOSED LIABILITIES, ETC. Since June 30, 1997, RSFC has not incurred or become aware of any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature which should properly have been reflected or reserved for in the RSFC Interim Statements.

                  4.14 ABSENCE OF CERTAIN CHANGES. Since June 30, 1997 (except for the transactions contemplated by this Agreement), neither RSFC nor Republic has:

                  (a) had any change in financial condition, properties, business or operations which would have a material adverse effect;

                  (b) suffered any damage, destruction or loss of physical property or assets (whether or not covered by insurance), in the aggregate in excess of $100,000 in value;

                  (c) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any of its capital stock, except upon exercise of outstanding stock options;

                  (d) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business;

                  (e) made or obligated itself to make any capital expenditure in excess of $100,000 in the aggregate;

                  (f) waived any material right;

                  (g) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any material assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business;

                  (h) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets, other than in the ordinary course of business;

                  (i) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, other than its regular cash dividends, or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

                  (j) increased the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees or agents over the rate being paid to them on June 30, 1997 or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent;

                  (k) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business;

                  (l) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

                  (m) repaid any outstanding loans, other than repayments in the ordinary course of business;

                  (n) entered into any other material transaction not in the ordinary course of business;

                  (o) become aware of the need to make additional specific provisions for reserves for loan losses which would have a material adverse effect on its financial condition, properties, business or operations;

                  (p) hired any new officers, other than in the ordinary course of business, consistent with past practice;

                  (q) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $100,000;

                  (r) entered into any agreement not terminable at will by it which requires the payment by it of an aggregate amount in excess of $100,000; or

                  (s) agreed to or otherwise become obligated to do any of the foregoing.

                  4.15 REAL PROPERTIES. Schedule 4.15 hereto describes all real estate owned or leased by RSFC or Republic, exclusive of "other real estate owned" acquired by Republic as a result of foreclosure or "deed in lieu" settlements and held by Republic for resale. All such real property, if owned, is owned under good, clear and marketable title, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (i) statutory liens securing payments not yet due, (ii) liens which are incurred in the ordinary course of its business and (iii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially impair business operations at such property. RSFC or Republic is the lessee of all leasehold estates described in Schedule
4.15 and is in possession of the properties purported to be leased thereunder and each such lease is valid, without material default thereunder by the lessee or, to lessee's knowledge, the lessor. True and complete copies of all leases listed in Schedule 4.15 have been delivered by RSFC to CFC.

                  4.16 TAXES AND FEES. With respect to RSFC and each member of any affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, of which RSFC is or has been a member (RSFC as used hereafter in this Section 4.16 shall refer to RSFC and each such other company) (i) except as described in Schedule 4.16, all reports, returns, statements (including estimated reports, returns or statements), and other similar filings required to be filed on or before Effective Time by RSFC or Republic (the "Tax Returns") with respect to any Taxes (as defined below) have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of RSFC for Taxes for the periods, properties, or events covered thereby; (ii) except as described in Schedule 4.16, all Taxes payable with respect to the Tax Returns referred to in the preceding clause, and all Taxes accruable or otherwise attributable to events occurring prior to the Test Date, whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been paid in full prior to the Test Date, or an adequate accrual in accordance with generally accepted accounting principles will be provided with respect thereto on the balance sheet dated as of the Test Date; (iii) except as described in Schedule 4.16, RSFC has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against RSFC with respect to any Taxes; (iv) the Tax Returns of RSFC have never been examined by the Internal Revenue Service; (v) except as described in Schedule 4.16, there is in effect no extension for the filing of any Tax Return and RSFC has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (vi) no claim has ever been made by any Tax authority in a jurisdiction in which RSFC does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (vii) there are no liens for Taxes upon any asset of RSFC except for liens for current Taxes not yet due; (viii) RSFC has timely made all deposits required by law to be made with respect to employees' withholding and other payroll, employment, or other withholding taxes, including the portions of such taxes imposed upon RSFC.

                  4.17 CONTRACTS. Except as set forth on Schedule 4.17 hereto, neither RSFC nor Republic is a party to any written or oral:

                  (a) contract or agreement, other than contracts or agreements made in the ordinary course of business, involving more than $100,000;

                  (b) contract or agreement with any governmental authority, other than contracts or agreements made in the ordinary course of business;

                  (c) contract or agreement providing for the settlement of any material action, suit, proceeding or investigation involving it;

                  (d) employment or consulting agreement of any kind with any officer, director, employee or consultant, or any policy, program, agreement or understanding (whether or not in the form of an agreement) obligating it to pay any amount to any officer or employee on account of severance or termination of employment;

                  (e) contract or collective bargaining agreement with any labor union or representative of its employees; or

                  (f) contract or agreement which is material to its financial condition, properties, business or operations.

Except as set forth in Schedule 4.17 hereto, each contract or other agreement to which RSFC or Republic is a party is in full force and effect and is valid and enforceable by it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and, as to enforceability, to general principles of equity. Neither RSFC nor Republic is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any such contract or other agreement. RSFC has delivered or made available to CFC true and complete copies of all contracts and agreements referred to in clauses (a) through (f) above.

                  4.18 LITIGATION. Except as set forth in Schedule 4.18 hereto and except for actions in which Republic is the plaintiff where the amount in controversy is less than $100,000, there are no actions, suits, proceedings or investigations before any court or administrative authority in the United States, any state thereof, or any other jurisdiction, of any kind now pending or, to the best of the knowledge of RSFC, threatened, involving RSFC or Republic or any of its businesses, operations, properties, assets or liabilities. There is no arbitration proceeding involving RSFC or Republic which is pending or, to RSFC's knowledge, threatened under any collective bargaining agreement or otherwise. Except as set forth in Schedule 4.18 hereto, neither RSFC, Republic nor any of their properties, assets or liabilities, is subject to any judicial or administrative judgment, order, decree or restraint which adversely affects its business, operations or financial condition.

                  4.19 COMPLIANCE WITH LAWS AND REGULATIONS. The business and operations of RSFC and Republic have been and are in all material respects conducted in accordance with all applicable laws, rules and regulations (including, without limitation, the Equal Credit Opportunity Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Community Reinvestment Act and the Real Estate Settlement Procedures
Act), and neither RSFC nor Republic is subject to or, to RSFC's knowledge, being threatened with, any material fine, penalty, liability or legal disability to its business as the result of its failure to comply with any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it. RSFC and Republic have filed all reports and maintained all records required to be filed or maintained during the past five fiscal years and the current fiscal year under applicable rules and regulations of the Federal Reserve, the FDIC and the State of Florida. Each such filing contains the information required to be stated therein and such information was true and correct in all material respects as of the time such report was filed.

                  4.20 EMPLOYMENT BENEFIT PLANS AND ARRANGEMENTS; LABOR MATTERS.

                  (a) Schedule 4.20 hereto lists all employee benefits plans, contracts, programs or arrangements, including but not limited to pension, profit-sharing, stock option, stock bonus, deferred compensation, supplemental retirement, severance, health care, hospitalization, medical, dental, disability, life insurance and salary continuation, which are currently maintained, contributed to or required to be contributed to by RSFC or Republic or which otherwise cover or provide benefits to any employee or former employee of RSFC or Republic or any beneficiary thereof (collectively, the "RSFC Plans"). RSFC has delivered to CFC true and complete copies of all of the RSFC Plans and all documents relating thereto, including, but not limited to, summary plan descriptions, annual reports (IRS Form 5500 Series), actuarial reports, and accountant or trustee reports, if any, and such reports are accurate in all material respects and there has been no material change in the financial or funding status of any such RSFC Plan since the dates of the most recent of such reports. Each RSFC Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable laws, including ERISA and the Code and the regulations promulgated thereunder, and in a manner which will not result in any material charge or assessment against or liability of RSFC or Republic. Except as set forth on
         Schedule 4.20 hereto, any RSFC Plan that is intended to qualify under
         Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred since the date of such determination that could adversely affect such qualification. The fair market value of the assets of each RSFC Plan that is subject to Title IV equals or exceeds the present value of all benefit liabilities (as defined in Title IV of ERISA) under the RSFC Plan, with such present value being determined by application of the actuarial methods and assumptions applied by the Plan's enrolled actuary at the most recent annual valuation of the RSFC Plan. Neither RSFC nor Republic has engaged in any transaction which may result in imposition on it of any material excise tax under Sections 4971 through 4980, inclusive, of the Code, or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the

         RSFC Interim Statements. There does not exist any accumulated material funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any RSFC Plan. There are no circumstances pursuant to which RSFC or Republic could be liable to the Pension Benefit Guaranty Corporation or a multi-employer plan (as defined in Section 3(37) of ERISA) with respect to any plan not listed on Schedule 4.20. Except as set forth in
         Schedule 4.20 hereto, no RSFC Plan provides hospital, medical or health care benefits (other than those mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986) or any life insurance or death benefit protection (other than under an RSFC Plan that qualifies under Section 401(a) of the Code) to any retired employees.

                  (b) As of the date hereof, no association of employees has petitioned or applied for labor union certification with respect to all or any part of the business or operations of Republic nor is there any organized campaign to obtain any such certification and there have been no negotiations with any labor union or association of employees with respect to any future or amended agreements by Republic involving its business or operations and Republic has not made or received any offers or proposals with respect thereto.

                  4.21 ACCOUNTING PRACTICES. The books, records and accounts maintained by RSFC and Republic accurately and fairly reflect in reasonable detail its businesses, operations, properties, assets and liabilities, and they maintain internal accounting controls that provide reasonable assurances that transactions are executed only with management's authorization and transactions are recorded as necessary to permit preparation of accurate financial statements and to maintain accountability for its properties and assets.

                  4.22 MINUTE BOOKS. The minute books of RSFC and Republic are in all material respects complete and accurate records of all meetings and other corporate actions of their respective shareholders and Board of Directors and RSFC has made available to CFC for inspection the originals thereof or delivered true copies thereof.

                  4.23 INSURANCE. All of the insurance policies in force on the date hereof insuring RSFC or Republic, and their assets, business, employees, officers and directors, are described in Schedule 4.23 hereto. RSFC has delivered or made available to CFC true and complete copies of all such policies.

                  4.24 AGREEMENTS WITH REGULATORS. Neither RSFC nor Republic is a party to any written agreement or memorandum of understanding with, nor a party to any commitment letter or similar undertaking to, nor subject to any order or directive by, nor a recipient of any extraordinary supervisory letter from, any Agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management. Neither RSFC nor Republic has been advised by any Agency or is aware that such Agency is contemplating issuing or requesting any such agreement, memorandum, commitment, understanding, order or supervisory letter.

                  4.25 ENVIRONMENTAL. Neither RSFC nor Republic is (i) in violation of any law, regulation, order, permit, license or decree regulating emissions into the environment and the proper disposal of wastes, petroleum products or other materials; or (ii) liable or responsible for any cleanup, fines, liability or expense arising under any environmental law, regulation or order as a result of the disposal of wastes, petroleum products or other materials in or on its property (whether owned or leased or in which either has acquired an interest by way of mortgage or foreclosure) by it, its predecessors in title, or any other person, or in or on any other property, including property no longer owned, leased or used by it. There are no asbestos or petroleum products or any hazardous or waste material of any kind located under, on or in the property (owned or leased) of RSFC or Republic, and such property has never been used for the handling, treatment, storage or disposal of any petroleum products or any hazardous or toxic substances as defined under any applicable state or federal law.

                  4.26 COMMUNITY REINVESTMENT ACT. Except as set forth on
Schedule 4.26 Republic has complied in all material respects with its obligations under the Community Reinvesment Act.

                  4.27 TRANSACTIONS WITH INSIDERS. Except as set forth on
Schedule 4.27, all of the loans, transactions, agreements and dealings between Republic and any "Insider," as defined in Regulation O, comply in all respects with the provisions of Regulation O.

                  4.28 FIDELITY BOND. Republic has obtained all fidelity bonds that are required by law or regulation or that are reasonably necessary for the protection of Republic. All such fidelity bonds are currently in force and Republic has no reason to anticipate that the issuers thereof will fail to renew them or plan to revoke and/or cancel them.

                  4.29 BROKERS. Except as described in Schedule 4.29, neither RSFC, Republic nor any director, officer, employer, agent or other representative of RSFC, has paid or is obligated to pay to any party any finder's fee, brokerage commission, fairness opinion fee or like payment in connection with the transactions contemplated by this Agreement.

                  4.30 NO UNTRUE STATEMENTS. No statement by RSFC or Republic contained in this Agreement or any of the Schedules hereto or RSFC or Republic financial statements referred to herein contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.31 ABSENCE OF REGULATORY COMMUNICATIONS. Neither RSFC nor Republic is subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

                  4.32 OPINION OF FINANCIAL ADVISOR. RSFC has been advised by Ryan, Beck & Co. that the Conversion Rate is fair to the holders of RSFC Common Stock from a financial point of view.

                                    ARTICLE V

                                COVENANTS OF CFC

                  5.1 ACCESS, INFORMATION AND DOCUMENTS. From the date hereof until the Effective Time, CFC will give, and will cause its directors, officers, employees, agents and other representatives to give, to RSFC and to its agents and representatives (including, but not limited to, its accountants and counsel) reasonable access to any and all of its properties, assets, books, records and other documents, to enable RSFC to make such audit, examination and investigation of the business, operations, properties, assets, liabilities, books, records and other documents of CFC and County as RSFC may determine, and will furnish, and will cause its directors, officers, employees, agents and other representatives to furnish, to RSFC such information and copies of such documents and records as RSFC shall request, including without limitation files relating to loans originated or purchased, investments, leases, contracts, employment records and benefit plans, minutes of the proceedings of the Board of Directors and any committees thereof, minutes of shareholders' meetings, legal proceedings, examination reports, correspondence with regulatory authorities and correspondence with independent auditors. As part of such examination, RSFC may make such reasonable inquiries of such persons having business or professional relationships with CFC and County as RSFC shall determine (other than customers of County, except with the prior permission of CFC), and CFC and County will authorize, and will cause their directors, officers, employees, agents and other representatives to authorize, such persons to respond to each inquiry and to cooperate fully with RSFC in connection therewith. No investigation by RSFC shall affect the representations and warranties made by CFC and County herein or result in any waiver or limitation thereof.

                  RSFC agrees to keep confidential and not to disclose to any persons, except its officers, directors, accountants and legal counsel and as may otherwise be required by law, all confidential information provided to it by CFC and County in connection with the foregoing examination of CFC and County. Nothing contained in this Section 5.1 shall be construed to permit or require any party to take any action, obtain any information or provide access to any information in violation of applicable law.

                  5.2 NO OTHER TRANSACTIONS. Except and only to the extent required by fiduciary obligations, neither CFC, County nor any of their directors, executive officers, representatives, agents or other persons controlled by CFC shall, and neither CFC nor County shall permit its directors and executive officers to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than RSFC) concerning any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transactions involving CFC or County.

                  5.3 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, CFC shall (i) maintain its existence and good standing under the laws of its organization, and
(ii) conduct its business and engage in transactions only in the ordinary course and consistent with its past prudent banking practices. In addition, CFC agrees that from the date hereof to the Effective Time, except as permitted or required by this Agreement, it will not take any action that would result in any of its representations or warranties contained in this Agreement not being true and correct in any material respect at the Effective Time. CFC agrees that it shall confer with RSFC upon the request of RSFC and will advise RSFC regarding all significant developments, transactions and proposals relating to its financial condition, properties, business or operations, and will cause its directors, officers, employees, agents and other representatives to disclose to RSFC any and all material changes in, or events which materially affect, its financial condition, properties, business or operations.

                  5.4 NEGATIVE COVENANTS. From the date hereof to the Effective Time, except as permitted or required by this Agreement, neither CFC nor County will, without the prior consent of RSFC, which consent shall not be unreasonably withheld:

                  (a) change any provision of its Articles of Incorporation or Bylaws, or take any other action with respect thereto;

                  (b) change the number of shares of its issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for quarterly cash dividends in amounts per share not exceeding the amounts per share of any dividends paid by RSFC with respect to the same quarter, multiplied by the Conversion Rate;

                  (c) hire any officer, except in the ordinary course of business;

                  (d) grant any severance or termination rights to, or enter into or amend any written severance or employment agreement with, any of its directors, officers or employees or adopt any new employee benefit plan or arrangement of any type;

                  (e) sell or dispose of any assets or incur any liabilities, in either case in excess of $100,000 in the aggregate, except in the ordinary course of business;

                  (f) make any capital expenditure in excess of $100,000 in the aggregate;

                  (g) file any applications or make any contract with respect to branching or site location or relocation;

                  (h) make any loan, commitment therefor, or direct investment in or with respect to any one party or related group of parties or issue any letter of credit, or any renewal thereof, in a single or series of transactions in an amount in excess of $1,000,000;

                  (i) engage in any transactions with any of its directors or officers;

                  (j) take any action, except as may be required by law, regulation or judicial or regulatory order, which could prevent the Parent Merger or the Bank Merger;

                  (k) enter into or renew any employment or consulting agreement or amend or otherwise modify any existing employment or consulting agreements;

                  (l) increase the compensation or benefits of any of its employees, officers or directors or pay any bonuses, directly or indirectly, to any such persons, except for increases in the ordinary course of business not to exceed 6% of the aggregate payroll as of June 30, 1997;

                  (m) enter into, amend or renew any real estate lease;

                  (n) enter into any agreement not terminable at will by it which requires the payment by it of an aggregate amount in excess of $100,000 (other than loan commitments or agreements);

                  (o) waive any material right other than in the ordinary course of business;

                  (p) incur any material indebtedness for money owed;

                  (q) mortgage, pledge or subject to any charge, lien, claim or encumbrance any of its assets;

                  (r) make any material change in its accounting methods or practices;

                  (s) amend or modify any employee retirement plans or increase the amount of contributions to such plans; or

                  (t) agree or obligate itself to do any of the foregoing.

                  5.5 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, CFC shall promptly advise RSFC in writing of any information or fact that would make any representation or warranty or any statement in this Agreement or in the Schedules not true and correct if such information or fact had been known when the representation, warranty or statement was made.

                  5.6 PURSUIT OF APPROVALS. CFC and County will use their best efforts to obtain all necessary government approvals and any other regulatory approvals which may be required of CFC and County and to do all other things which are or may be necessary to consummate the Parent Merger and the Bank Merger and will cooperate with RSFC and Republic in the preparation of all applications and regulatory filings and will furnish promptly upon written request all documents, information, financial statements or other materials as may be required in order to complete such applications. RSFC will be provided the opportunity to review and approve in advance all information relating to it which appears in any filing made with, or written material submitted to any third party or governmental body in connection with the transactions contemplated by this Agreement.

                  5.7 MEETING OF CFC'S SHAREHOLDERS; PROXY STATEMENT. CFC will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, to be held within 45 days of the effectiveness of the Registration Statement, for the purpose of securing the required approval of its shareholders of this Agreement, the Parent Merger and the transactions contemplated hereby. Subject to applicable fiduciary obligations, CFC will recommend to its shareholders the approval of this Agreement, the Parent Merger and the transactions contemplated hereby and use its best efforts to obtain such approvals. The text of the CFC proxy statement with respect to such shareholders meeting shall be prepared by RSFC in connection with the Registration Statement and shall be subject to the prior approval of CFC.

                  5.8 CFC FUTURE FINANCIAL STATEMENTS. CFC shall deliver to RSFC, within 20 days after the end of each calendar month from the month of July 1997 through the Closing Date, its unaudited statements of financial condition as of the end of such month and its statements of operations for the period from January 1, 1997 through the month then ended. All of the financial statements hereinabove referred to in this Section 5.8 are hereinafter referred to as the "CFC Future Financial Statements." The CFC Future Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the Interim Statements. The CFC Future Financial Statements so delivered after the date hereof shall be accompanied by a certificate of a duly authorized officer certifying that, to the best of his knowledge, such statements are complete, true and accurate and that they have been prepared in accordance with GAAP, and on a basis consistent with the Interim Statements.

                  5.9 OBSERVER AT MEETINGS. Unless prohibited by law, CFC and County each agrees to permit the Chairman of the Board and the Executive Vice President of RSFC or their designees to attend, as observers, all meetings of their respective shareholders, Board of Directors and committees of the Board of Directors, including loan committees, which may be held from the date hereof through the Effective Time. CFC and County shall provide RSFC with the same notice of all such meetings which is given to shareholders or directors, as the case may be, and with copies of all materials and documents distributed at such meetings. Notwithstanding the foregoing, CFC and County may, in their discretion, exclude RSFC from portions of meetings during which this Agreement or its interpretation, breach, performance and/or enforcement are reviewed, or if otherwise required to do so under applicable fiduciary obligations. RSFC shall maintain the strict confidentiality of all matters observed at such meetings; provided, however, RSFC may discuss such matters with officers, directors, legal counsel and advisors of RSFC and Republic and may disclose such matters publicly if obligated to do so by law.

                  5.10 POOLING. CFC agrees that it will not knowingly take any action which would have the effect of jeopardizing the treatment of the Parent Merger as a "pooling of interests."

                  5.11 CORAL WAY BRANCH. Notwithstanding anything in this Agreement to the contrary, County may, at any time in its sole discretion, cease operations at its Coral Way branch, vacate the premises housing such branch and take such related actions as it deems appropriate.

                                   ARTICLE VI

                         COVENANTS OF RSFC AND REPUBLIC

                  6.1 ACCESS, INFORMATION AND DOCUMENTS. From the date hereof until the Effective Time, RSFC and Republic will give, and will cause their directors, officers, employees, agents and other representatives to give, to CFC and to its agents and representatives (including, but not limited to, its accountants and counsel) reasonable access to any and all of its properties, assets, books, records and other documents, to enable CFC to make such audit, examination and investigation of the business, operations, properties, assets, liabilities, books, records and other documents of RSFC and Republic as CFC may determine, and will furnish, and will cause its directors, officers, employees, agents and other representatives to furnish, to CFC such information and copies of such documents and records as CFC shall request, including without limitation files relating to loans originated or purchased, investments, leases, contracts, employment records and benefit plans, minutes of the proceedings of the Board of Directors and any committees thereof, minutes of shareholders' meetings, legal proceedings, examination reports, correspondence with regulatory authorities and correspondence with independent auditors. As part of such examination, CFC may make such reasonable inquiries of such persons having business or professional relationships with RSFC and Republic as CFC shall determine (other than customers of Republic, except with the prior permission of RSFC), and RSFC will authorize, and will cause its directors, officers, employees, agents and other representatives to authorize, such persons to respond to each inquiry and to cooperate fully with CFC in connection therewith. No investigation by CFC shall affect the representations and warranties made by RSFC herein or result in any waiver or limitation thereof.

                  CFC agrees to keep confidential and not to disclose to any persons, except its officers, directors, accountants and legal counsel and as may otherwise be required by law, all confidential information provided to it by RSFC and Republic in connection with the foregoing examination of RSFC and Republic. Nothing contained in this Section 6.1 shall be construed to permit or require any party to take any action, obtain any information or provide access to any information in violation of applicable law.
                  6.2 NO OTHER TRANSACTIONS. Except and only to the extent required by fiduciary obligations, neither RSFC, Republic nor any of their directors, executive officers, representatives, agents or other persons controlled by RSFC or Republic shall, and neither RSFC nor Republic shall permit its directors and executive officers to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than CFC) concerning any merger or acquisition involving RSFC or Republic, other than any merger or acquisition in which RSFC, Republic or a subsidiary of either is the surviving corporation and which has an aggregate purchase price of $12,000,000 or less (an "Additional Acquisition").
                  6.3 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, RSFC shall (i) maintain its existence and good standing under the laws of its organization, and
(ii) conduct its business and engage in transactions only in the ordinary course and consistent with its past prudent banking practices. In addition, RSFC agrees that from the date hereof to the Effective Time, except as permitted or required by this Agreement, it will not take any action that would result in any of its representations or warranties contained in this Agreement not being true and correct in any material respect at the Effective Time. RSFC agrees that it shall confer with CFC upon the request of CFC and will advise CFC regarding all significant developments, transactions and proposals relating to its financial condition, properties, business or operations, and will cause its directors, officers, employees, agents and other representatives to disclose to CFC any and all material changes in, or events which materially affect, its financial condition, properties, business or operations.

                  6.4 NEGATIVE COVENANTS. From the date hereof to the Effective Time, except as permitted or required by this Agreement, neither RSFC nor Republic will, without the prior consent of CFC, which consent shall not be unreasonably withheld:

                  (a) change any provision of its Articles of Incorporation or Bylaws, or take any other action with respect thereto;

                  (b) take any action, except as may be required by law, regulation or judicial or regulatory order, which could prevent the Parent Merger or the Bank Merger;

                  (c) make any material change in its accounting methods or practices; or

                  (d) agree or obligate itself to do any of the foregoing.

                  6.5 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, RSFC shall promptly advise CFC in writing of any information or fact that would make any representation or warranty or any statement in this Agreement or in the Schedules not true and correct if such information or fact had been known when the representation, warranty or statement was made.

                  6.6 PURSUIT OF APPROVALS. RSFC and Republic will each use its best efforts to promptly prepare applications for and to obtain all necessary governmental approvals and any other regulatory approvals which may be required and to do all other things which are or may be necessary to consummate the Parent Merger and the Bank Merger and will cooperate with CFC in the preparation of all applications and will furnish promptly upon written request all documents, information, financial statements or other materials as may be required in order to complete such applications. CFC will be provided the opportunity to review and approve in advance all information relating to it which appears in any filing made with, or written material submitted to any third party or governmental body in connection with the transactions contemplated by this Agreement.

                  6.7 REGISTRATION STATEMENT; MEETING OF RSFC'S SHAREHOLDERS. As soon as practicable after the date hereof, RSFC shall prepare and file with the Securities and Exchange Commission (the "SEC"), and diligently seek effectiveness of, a Registration Statement on Form S-4 ( the "Registration Statement") containing the joint proxy statement/prospectus with respect to the RSFC and CFC shareholders meetings referred to herein and the RSFC Common Stock to be issued upon effectiveness of the Parent Merger. CFC shall have the right to review and approve drafts of the Registration Statement. RSFC will take all steps necessary duly to call, give notice of, convene and hold a meeting of its shareholders, to be held within 45 days of the effectiveness of the Registration Statement, for the purpose of securing the required approval of its shareholders of this Agreement, the Parent Merger and the transactions contemplated hereby. Subject to applicable fiduciary obligations, RSFC will recommend to its shareholders the approval of this Agreement, the Parent Merger and the transactions contemplated hereby and use its best efforts to obtain such approvals.

                  6.8 BOARDS OF DIRECTORS ELECTION. Promptly after the Closing, RSFC and Republic agree to cause four designees of CFC, who are acceptable to RSFC and Republic in their sole judgment, to be elected to each of the Boards of Directors of RSFC and Republic.

                  6.9 POOLING. RSFC agrees that it will not knowingly take any action which would have the effect of jeopardizing the treatment of the Parent Merger as a "pooling of interests."

                  6.10 COUNTY EMPLOYEES. All employees of County shall, at Republic's option, become employees of Republic on the Effective Date. All employees of County who become employees of Republic on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of Republic to the same extent as Republic's employees, except as stated otherwise in this Section 6.10. Employees of County on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefit plans of Republic, and the time of employment of such employees who are employed at least 30 hours per week with County, as of the Effective Date, shall be counted as employment with Republic under such dental and medical plans of Republic for purposes of calculating any waiting period and preexisting condition limitations. To the extent permitted by applicable law, the period of service with County of all employees to become employees of Republic on the Effective Date shall be recognized only for vesting and eligibility purposes under RSFC's and Republic's current benefit plans, but not for the determination of the amount of benefits (provided, however, that the period of service with County of each such employee shall be recognized for purposes of determining the amount of annual paid vacation time to which the employee is entitled).
                  6.11 INDEMNIFICATION.

                  (a) For a period of six years after the Effective Date, RSFC shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of CFC or County (each, an "Indemnified Party") against all liabilities arising out of actions or omissions arising out their employment by or service with CFC or County and occurring at or prior to the Effective Date to the full extent permitted under Florida law and by RSFC's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation; provided that no such indemnification shall be made for actions or omissions which constitute fraud, are intentionally taken or omitted in bad faith, constitute a knowing breach of this Agreement or constitute violations of criminal law, unless the Indemnified Party had no reasonable cause to believe his or her conduct was unlawful.

                  (b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such liability or litigation, shall promptly notify RSFC thereof (provided, however, that the failure to so notify shall release RSFC only to the extent it is actually prejudiced thereby). In the event of any such litigation (whether arising before or after the Effective Date), (i) RSFC shall have the right to assume the defense thereof and RSFC shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if RSFC elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between RSFC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and RSFC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that RSFC shall be obligated pursuant to this Section 6.11(b) to pay for such additional counsel for Indemnified Parties in any jurisdiction as counsel for RSFC shall determine is necessary under law and professional ethics; (ii) the Indemnified Parties will cooperate in the defense of any such litigation, and (iii) RSFC shall not be liable for any settlement effected without its prior written consent; and provided, further, that RSFC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (c) If RSFC or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of RSFC shall assume the obligations set forth in this Section 6.11.

                  (d) In consideration of the indemnification obligations provided by RSFC in this Section 6.11 and as a condition precedent thereto, each director, former director and officer of CFC or County shall have delivered to RSFC on or prior to the date of this Agreement, a letter (in form reasonably satisfactory to RSFC) describing all known claims such directors and officers may have against CFC or County. In the letter, the director, former director or officer shall: (a) acknowledge the assumption by RSFC of all liability (to the extent CFC or County would be so liable) for claims for indemnification arising under Section 6.11(a) hereof; (b) affirm that he or she is not aware of any claims he or she might have, against CFC or County; (c) identify any other facts or circumstances of which he or she is aware and which he or she reasonably believes could give rise to a claim for indemnification under Section 6.11(a) hereof; and (d) release as of the Effective Date any and all claims that he or she may have against any CFC or County known to him or her which he or she did not so disclose to RSFC.

                  (e) CFC hereby represents and warrants to RSFC and Republic that it has no knowledge of any claim, pending or threatened, or of any facts or circumstances that it reasonably believes could give rise to any obligation by RSFC to provide the indemnification required by this
         Section 6.11.

                  6.12 FUTURE FINANCIAL INFORMATION. RSFC shall deliver to CFC, within 20 days after the end of each calendar month from the month of July 1997 through the Closing Date, its unaudited statements of financial condition as of the end of such month and its statements of operations for the period from January 1, 1997 through the month then ended. All of the financial statements hereinabove referred to in this Section 5.8 are hereinafter referred to as the "RSFC Future Financial Statements." The RSFC Future Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the Interim Statements. The RSFC Future Financial Statements so delivered after the date hereof shall be accompanied by a certificate of a duly authorized officer certifying that, to the best of his knowledge, such statements are complete, true and accurate and that they have been prepared in accordance with GAAP, and on a basis consistent with the Interim Statements.

                  6.13 OBSERVER AT MEETINGS. Unless prohibited by law, RSFC and Republic agree to permit the Chairman of the Board and the President of CFC or their designees to attend, as observers, all meetings of their respective shareholders, Board of Directors and committees of the Board of Directors, including loan committees, which may be held from the date hereof through the Effective Time. RSFC and Republic shall provide CFC with the same notice of all such meetings which is given to shareholders or directors, as the case may be, and with copies of all materials and documents distributed at such meetings. Notwithstanding the foregoing, RSFC or Republic may, in its discretion, exclude CFC from portions of meetings during which this Agreement or its interpretation, breach, performance and/or enforcement are reviewed, or if otherwise required to do so under applicable fiduciary obligations. CFC shall maintain the strict confidentiality of all matters observed at such meetings; provided, however, CFC may discuss such matters with officers, directors, legal counsel and advisors of CFC and may disclose such matters publicly if obligated to do so by law.

                  6.14 POOLING AND SECURITIES LAW MATTERS. In order to facilitate to the fullest extent possible any future sale of shares of RSFC Common Stock received by shareholders of CFC in connection with the Parent Merger, RSFC agrees as follows:

                  (a) within 30 days of the end of the first calendar month after the month which includes the Effective Date, RSFC shall file with the SEC a report on Form 8-K reporting at least 30 days of operating results of RSFC as the corporation surviving the Parent Merger; and

                  (b) RSFC shall timely file any annual, quarterly and other reports required under the 34 Act in order to permit any of the current shareholders of CFC to sell their RSFC Common Stock following the Effective Date pursuant to Rule 144 promulgated under the 33 Act ("Rule 144"). Assuming that any such shareholder complies with the requirements of Rule 144, RSFC agrees to promptly after the request of the shareholder, take such action as may be reasonably necessary to permit the shareholder to sell his or her shares of RSFC Common Stock under Rule 144, including, without limitation, causing counsel for RSFC to issue the necessary legal opinion to RSFC's transfer agent.

                  6.15 REGISTRATION RIGHTS.

                  (a) After the report on Form 8-K referred to in Section 6.14 has been filed, any Qualifying Affiliate shall have the right to require RSFC, at RSFC's expense, to register his or her shares of RSFC Common Stock for resale on Form S-3 under the 33 Act (or such other form for which RSFC then qualifies if Form S-3 is then not available for use by RSFC). RSFC, upon receipt of notice from any such Qualifying Affiliate requiring registration, shall so register the shares. A "Qualifying Affiliate" shall mean any Affiliate of CFC (or entity controlled by such affiliate or any pledgee holding at least 200,000 shares of a Qualifying Affiliate's shares as collateral for a loan) for purposes of Rule 145 of the 33 Act who, at the time of such notice to RSFC, owns RSFC shares in an aggregate amount in excess of 200,000 shares.

                  (b) The registration expenses to be paid by RSFC shall mean all expenses incident to RSFC's performance of or compliance with this
         Section 6.15, including, but not limited to, all SEC and NASD registration and filing fees and expenses, fees and expenses of compliance with state securities and blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for RSFC in connection with blue sky qualifications), printing expenses, messenger and delivery expenses, fees and disbursements of counsel for RSFC and its independent certified public accountants (including the expenses of any annual audit, special and "cold comfort" letters required by or incident to such performance and compliance), and fees and expenses of other persons retained by RSFC.

                  (c) RSFC shall prepare and file with the SEC, within 45 days after receipt of notice from any Qualifying Affiliate referenced in subsection (a) above, a registration statement on Form S-3 (or such other form for which RSFC then qualifies if Form S-3 is then not available for use by RSFC).

                  (d) RSFC shall prepare and file with the SEC such amendments and supplements to such registration statement and prospectus as may be necessary or advisable to keep such registration statement effective until all of the shares of Qualifying Affiliate covered by such registration statement have been sold or one year from the effective date of such registration.

                  (e) RSFC shall furnish to any Qualifying Affiliate whose shares are covered by such registration statement such number of copies of such registration statement, each amended and supplemented thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the 33 Act, and such other documents as the Qualifying Affiliate may reasonably request.

                  (f) RSFC shall register or qualify the shares of any Qualifying Affiliate who has provided notice to RSFC under subsection
         (a) above, under such other securities or blue sky laws of such jurisdiction as the Qualifying Affiliate requests and do any and all other acts and things which may be reasonably necessary to consummate the disposition of such shares in such jurisdictions.

                  (g) RSFC shall immediately notify a Qualifying Affiliate whose shares are covered by a registration statement filed by RSFC hereunder of the happening of any event which comes to RSFC's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and RSFC will promptly prepare and furnish to such Qualifying Affiliate a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the registered shares, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (h) RSFC will use its best efforts to obtain a "cold comfort" letter from its independent public accountants in customary form covering such matters of the type customary covered by "cold comfort" letters as the Qualifying Affiliate reasonably requests.

                  (i) RSFC agrees to indemnify and hold harmless, to the fullest extent permitted by law, any Qualifying Affiliate whose shares are covered by any registration filed by RSFC under this Section 6.15 (the "Indemnitee"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with RSFC's consent) (each a "Loss") to which such Indemnitee may become subject under the 33 Act, state securities or blue sky laws, common law or otherwise, insofar as such Losses arise out of or are based upon

                           (i) any untrue statement or alleged untrue statement
                  of any material fact contained in any registration statement under which such securities were registered under the 33 Act, any preliminary, final or summary prospectus contained therein or any amendment or supplement thereto (other than with respect to information provided by the Indemnitee);

                           (ii) any violation by RSFC of any federal, state or
                  common law rule or regulation applicable to it and relating to action required of or inaction by it in connection with any such registration, and RSFC will reimburse such Indemnitee for any legal or other expenses reasonably incurred by it in connection with investigating or defending such Loss.

                                   ARTICLE VII

                           CONDITIONS PRECEDENT TO THE
                  OBLIGATIONS OF RSFC, REPUBLIC, CFC AND COUNTY

                  The obligations of RSFC, Republic, CFC and County to effect the Parent Merger and the Bank Merger are subject to the fulfillment of each of the following conditions prior to or at the Effective Time, or waiver thereof by all four parties:

                  7.1 GOVERNMENT APPROVALS. (a) The receipt of all government approvals required to be received to consummate the Parent Merger and the Bank Merger, including the SEC ordering effective the Registration Statement, shall have been received, without the imposition of conditions which would, in the reasonable determination of RSFC or CFC, (i) have a material adverse effect on the financial condition, properties, business or operations of RSFC or Republic upon completion of the Parent Merger and the Bank Merger, or (ii) otherwise materially impair the value of the transactions contemplated hereby; (b) such government approvals shall remain in effect; (c) all applicable statutory waiting or notice periods with respect to such government approvals shall have expired; and (d) all conditions and requirements prescribed by law or by such government approvals shall have been satisfied to the extent required prior to the Effective Time.

                  7.2 SHAREHOLDER APPROVAL. At the respective shareholders meetings, the Parent Merger shall have received the approval of holders of a majority of the outstanding shares of each of RSFC Common Stock and of CFC Common Stock.

                  7.3 NO LITIGATION. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing consummation of the Parent Merger or the Bank Merger; no suit, action or other proceeding shall be pending or, to the knowledge of either party hereto, threatened by any governmental body in which it is sought to restrain or prohibit the Parent Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Parent Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which RSFC or CFC determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with either Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed or its shareholders of any of the material benefits to it or them of either Merger or to have a material adverse effect on the business or financial condition of RSFC or CFC.

                                  ARTICLE VIII

                             CONDITIONS PRECEDENT TO
                        THE OBLIGATIONS OF CFC AND COUNTY

                  The obligation of CFC and County to effect the Parent Merger and the Bank Merger is subject to the fulfillment of the following condition prior to or at the Effective Time, or waiver thereof by CFC and County:

                  8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The obligations of RSFC or Republic required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects. The representations and warranties of RSFC or Republic contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time, except for those representations and warranties specifically relating to a time or times other than the Effective Time which shall be true and correct in all material respects at such time or times and except for changes permitted by this Agreement with the same force and effect as if made at and as of the Effective Time.

                  8.2 MATERIAL CHANGE. There shall not have occurred a material adverse change in RSFC, its business, financial condition or prospects, taken as a whole, since June 30, 1997.

                  8.3 ACCOUNTANTS' COMFORT LETTER. CFC and County shall have received the letter of Ernst & Young, dated the Closing Date, to the effect that, based on agreed-upon procedures, nothing has come to their attention which would cause them to believe (i) that the financial condition of RSFC as of the calendar month ended prior to the Closing Date is not as reported by RSFC or
(ii) that the accounting treatment of the Parent Merger would not be a "pooling of interests" in accordance with GAAP.

                  8.4 OFFICERS' CERTIFICATES. RSFC and Republic shall have furnished CFC with such certificates of its officers or others and such other documents to evidence the fulfillment of the conditions set forth in this
Article VIII as CFC may reasonably request.

                  8.5 CONSENTS. RSFC and Republic shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of RSFC or Republic.

                  8.6 TAX OPINION. RSFC and CFC shall have received the opinion of Morgan, Lewis & Bockius LLP to the effect that the Parent Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RSFC, Republic and CFC will each be a party to such reorganization within the meaning of Section 368(a) of the Code.

                  8.7 FAIRNESS OPINION. As of a date within five days prior to the date on which the Registration Statement is filed by RSFC with the SEC, CFC shall have received in writing the opinion referred to in Section 3.31 hereof.

                                   ARTICLE IX

                             CONDITIONS PRECEDENT TO
                      THE OBLIGATIONS OF RSFC AND REPUBLIC

                  The obligation of RSFC and Republic to effect the Parent Merger and the Bank Merger is subject to the fulfillment of each of the following conditions prior to or at the Effective Time, or waiver thereof by RSFC and Republic:

                  9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The obligations of CFC and County required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects. The representations and warranties of CFC and County contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time, except for those representations and warranties specifically relating to a time or times other than the Effective Time which shall be true and correct in all material respects at such time or times and except for changes permitted by this Agreement with the same force and effect as if made at and as of the Effective Time.

                  9.2 MATERIAL CHANGE. There shall not have occurred a material adverse change in CFC, its business, financial condition or prospects, taken as a whole, since June 30, 1997, including but not limited to any such change arising from or relating to the lawsuit styled DENNIS BASILE AND JAMES F. THERIAC III, AS CO-RECEIVERS FOR FLORIDA HOME FINDERS, INC. AND FLORIDA HOME FINDERS REALTY, INC. V. COUNTY NATIONAL BANK OF SOUTH FLORIDA, or any other lawsuit filed with respect to the same facts.

                  9.3 FINANCIAL CONDITIONS. The interim consolidated balance sheet of CFC for the calendar month end immediately prior to the Closing Date, and as of the Closing Date, shall reflect total deposits of not less than $205,000,000, total loans of not less than $130,000,000, Tangible Equity (as defined in Section 11.1 hereof) of not less than $23,000,000, non-performing assets of not more than $4,250,000 and an allowance for loan losses of not less than the greater of 1.4% of total loans or $2,000,000. For purposes of this
Section 9.3, legal fees paid by CFC or County in connection with this Agreement and the transactions contemplated hereby which have been expensed may be added back to Tangible Equity in an amount up to 50% of the first $200,000 thereof.

                  9.4 DEMANDS FOR APPRAISAL. The holders of not more than 10% of the outstanding shares of CFC Common Stock shall have duly delivered proper demands stating an intention to demand appraisal of and payment for their shares in accordance with Section

607.1320 of the Florida Business Corporation Act.

                  9.5 ACCOUNTANTS' COMFORT LETTER. RSFC and Republic shall have received the letter of Deloitte & Touche LLP dated the Closing Date, to the effect that, based on agreed-upon procedures, nothing has come to their attention which would cause them to believe that the total assets, total deposits, total loans, Tangible Equity, classified assets and non-performing assets of CFC as of the calendar month ended prior to the Closing Date are not as reported by CFC.

                  9.6 OFFICERS' CERTIFICATES. CFC shall have furnished RSFC and Republic with such certificates of its officers or others and such other documents to evidence the fulfillment of the conditions set forth in this
Article IX as RSFC and Republic may reasonably request, including certification of the names, addresses and numbers of shares of CFC Common Stock held by CFC shareholders of record as of the Closing.

                  9.7 CONSENTS. Republic and RSFC shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of CFC.

                  9.8 EMPLOYMENT AGREEMENTS. The Employment Agreements between Republic and George M. Apelian and Richard Kuci, entered into on the date hereof and effective at the Effective Time, shall remain in full force and effect.

                  9.9 TAX OPINION. RSFC shall have received the opinion of Morgan, Lewis & Bockius LLP to the effect that the Parent Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that RSFC, Republic and CFC will each be a party to such reorganization within the meaning of Section 368(a) of the Code.

                  9.10 CFC AFFILIATE LETTERS. RSFC shall have received from each director of CFC and any other person which would be an "affiliate" of CFC for purposes of Rule 145 under the 33 Act a duly executed letter agreement, in form and substance acceptable to RSFC, with regard to their Rule 145 and "pooling" obligations.

                  9.11 FAIRNESS OPINION. Prior to the date on which the Registration Statement is filed by RSFC with the SEC, RSFC shall have received in writing the opinion referred to in Section 4.33 hereof.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

                  10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time (whether before or after approval of the Parent Merger by

RSFC's or CFC's shareholders) by mutual written consent of RSFC and CFC.

                  10.2 TERMINATION BY CFC. CFC may terminate this Agreement by written notice to RSFC, at any time prior to the Effective Time, whether before or after approval by the shareholders of CFC, if (a) any event occurs such that a material condition set forth in Articles VII or VIII hereof which must be fulfilled before CFC is obligated to consummate the Parent Merger cannot be fulfilled (other than by reason of CFC's failure to comply with its obligations hereunder) and nonfulfillment is not waived, expressly or by implication, by CFC; (b) there shall have been a material default under or a material breach of RSFC or Republic's covenants hereunder; (c) there shall have been a material default under or a material breach of RSFC's or Republic's representations and warranties hereunder; (d) any event occurs which, in the opinion of Ernst & Young LLP, would disqualify the Parent Merger from being treated as a "pooling of interests"; (e) the shareholders of either CFC or RSFC shall fail to approve the Parent Merger at their respective shareholders meetings held to consider the Parent Merger; or (f) in accordance with the provisions of Section 1.3 hereof. CFC may also terminate this Agreement at any time after January 31, 1998, if all the conditions precedent to its obligations to effect the Parent Merger shall not have been fulfilled by reason other than CFC's failure to comply with its obligations hereunder and the Parent Merger shall not have become effective on or prior to such date.

                  10.3 TERMINATION BY RSFC. RSFC may terminate this Agreement by written notice to CFC at any time prior to the Effective Time, whether before or after approval by the shareholders of CFC, if (a) any event occurs such that a condition set forth in Articles VII or IX hereof which must be fulfilled before RSFC is obligated to consummate the Parent Merger or cannot be fulfilled (other than by reason of RSFC's or Republic's failure to comply with its obligations hereunder) and nonfulfillment is not waived by RSFC; (b) there shall have been a material default under or a material breach of CFC's covenants hereunder; (c) there shall have been a material default under or material breach of CFC's representations and warranties hereunder; (d) any event occurs which, in the opinion or Ernst & Young LLP, would disqualify the Parent Merger from being treated as a "pooling of interests"; (e) the shareholders of either CFC or RSFC shall fail to approve the Parent Merger at their respective shareholders meetings held to consider the Parent Merger; or (f) in accordance with the provisions of Section 3.23 hereof. RSFC may also terminate this Agreement at any time after January 31, 1998, if all the conditions precedent to their obligations to effect the Parent Merger shall not have been fulfilled by reason other than RSFC's or Republic's failure to comply with its obligations hereunder and the Parent Merger shall not have become effective on or prior to such date.

                  10.4 EFFECT OF TERMINATION. If this Agreement is terminated, this Agreement, except for this Section 10.4 and Section 10.5, which shall remain in full force and effect, shall no longer be of any force or effect and there shall be no liability hereunder on the part of any party or its respective directors, officers or shareholders; provided that (i) if such termination results from breaches by CFC of any representation, warranty or covenant hereunder, then CFC shall pay all of the reasonable fees and expenses incurred by RSFC and Republic in connection with this Agreement and the transactions contemplated hereby and (ii) if such termination results from breaches by RSFC or Republic of any representation or warranty or covenant hereunder, then RSFC and Republic shall pay all of the reasonable fees and expenses of CFC and County in connection with this Agreement and the transactions contemplated hereby.

                  10.5 ALTERNATE CFC OR COUNTY TRANSACTION. In addition to any payment required by Section 10.4 hereof, in the event that this Agreement is terminated as a result of CFC or County or the holders of at least a majority of the shares of CFC Common Stock entering into an agreement with respect to the merger of CFC or County with a party other than RSFC or Republic or the acquisition of a majority of the outstanding shares of CFC Common Stock or of County Common Stock by any party other than RSFC, or is terminated in anticipation of any such agreement or acquisition, then, in either event, CFC shall immediately pay RSFC, by wire transfer, $1,500,000 in full satisfaction of RSFC's losses and damages resulting from such termination. CFC agrees that $1,500,000 is reasonable under the circumstances, that it would be impossible to exactly determine RSFC's actual damages as a result of such a termination and that RSFC's actual damages resulting from the loss of the transaction are in excess of $1,500,000.

                  10.6 ALTERNATE RSFC OR REPUBLIC TRANSACTION. In addition to any payment required by Section 10.4 hereof, in the event that this Agreement is terminated as a result of RSFC or Republic or the holders of at least a majority of the shares of RSFC Common Stock entering into an agreement with respect to the merger of RSFC or Republic with a party other than CFC or County or the acquisition of a majority of the outstanding shares of RSFC Common Stock or of Republic Common Stock by any party other than CFC, or is terminated in anticipation of any such agreement or acquisition, then, in either event, RSFC shall immediately pay CFC, by wire transfer, $500,000 in full satisfaction of CFC's losses and damages resulting from such termination. RSFC agrees that $500,000 is reasonable under the circumstances, that it would be impossible to exactly determine CFC's actual damages as a result of such a termination and that CFC's actual damages resulting from the loss of the transaction are in excess of $500,000.

                  10.7 EXTENSION OR WAIVER. At any time prior to the Effective Time, whether before or after shareholder approval, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any agreement on the part of any party hereto for any such extension or waiver shall only be valid if set forth in a writing signed on behalf of such party.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 CERTAIN TERMS.

                  (a) Unless otherwise defined herein, all accounting terms used herein shall have the meanings ascribed to them under generally accepted accounting principles ("GAAP"), as adjusted by FDIC or OCC regulations and practice.

                  (b) "Agency" shall mean each of the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the OCC, all state regulatory agencies having jurisdiction over the parties, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC and the SEC.

                  (c) "Non-performing assets" shall mean loans which are past due at least 90 days or in material default for reasons other than late payment or non-payment, Other Real Estate Owned, any other repossessed assets and any other loans off accrual for any reason.

                  (d) "Tangible Equity" shall have the meaning set forth in 12 C.F.R. ss.325.2(s).

                  (e) "Taxes" shall mean any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (I.E. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, AD VALOREM, occupation or any other similar governmental charge or imposition.

                  11.2 EXPENSES. Except as provided in Section 10.4 hereof, each of the parties will pay all of its own legal, accounting and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

                  11.3 LEGAL FEES. In the event of litigation between any of the parties to this Agreement with respect to enforcement of the provisions hereof, the prevailing party in such litigation shall be entitled to recover its legal fees and expenses from the other party to such litigation.

                  11.4 ENTIRE AGREEMENT; AMENDMENT; WAIVER. Except for the respective confidentiality agreements signed by the parties, this Agreement supersedes all previous arrangements or understandings, whether written or oral, and contains the entire agreement of the parties, with respect to the subject matter hereof. This Agreement may be modified, varied or otherwise amended only by a writing executed on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such waiver is sought. No waiver, course of dealing, delay in acting or other purported waiver by any party of compliance with any provision of this Agreement shall be construed as a continuing waiver, or as a waiver of any subsequent breach, of any such provision or of any rights or remedies with respect thereto.

                  11.5 NOTICES. Any notice, request, election, or other communication required or permitted to be given by any party under any provision of this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by overnight courier or by facsimile transmission, to the following address, or to such other address as any party shall designate upon written notice to the other party pursuant to this Section 11.5:

                  If to RSFC or Republic:

                                    Republic Security Bank
                                    4400 Congress Avenue
                                    West Palm Beach, Florida  33407
                                    Facsimile No.: 561-881-9225

                                    Attn:   Rudy E. Schupp, President
                                    and Chairman of the Board

                  With a copy to:

                                    John S. Fletcher, Esq.
                                    Morgan, Lewis & Bockius LLP
                                    5300 First Union Financial Center
                                    200 South Biscayne Boulevard
                                    Miami, Florida  33131-2339
                                    Facsimile No.:  305-579-0321

                  If to CFC or County:

                                    County National Bank of South Florida
                                    801 N.E. 167th Street
                                    North Miami Beach, Florida  33162
                                    Facsimile No.:  305-652-2539

                                    Attn:   George M. Apelian,
                                            President

                  With a copy to:

                                    Bowman Brown, Esq.
                                    Shutts & Bowen LLP
                                    201 South Biscayne Boulevard
                                    Miami, Florida  33131
                                    Facsimile No.:  305-381-9982

                  11.7 RIGHTS UNDER THIS AGREEMENT; NONASSIGNABILITY. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, but shall not be assignable by any party. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  11.8 FORM OF THIS AGREEMENT. Captions to the various provisions in this Agreement are for the convenience of the reader only and shall not be construed as affecting the meaning or interpretation of any provision of this Agreement. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender, when the context so requires. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

                  11.9 GOVERNING LAW. This Agreement has been entered into under, and shall be construed and enforced in accordance with, the laws of the State of Florida.

                  11.10 PUBLIC ANNOUNCEMENTS. RSFC and CFC shall each approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation.

                  11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed shall be an original, but all such separate counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          REPUBLIC SECURITY FINANCIAL
                                          CORPORATION

                                          By  /S/  RUDY E. SCHUPP
                                             -----------------------
                                                   Rudy E. Schupp,
                                                   President and Chairman
                                                   of the Board

[SEAL]

ATTEST:

 /S/ RICHARD J. HASKINS
 -----------------------
 Richard J. Haskins,
 Assistant Secretary

                                       REPUBLIC SECURITY BANK

                                       By       /S/ RUDY E. SCHUPP
                                                -------------------
                                                Rudy E. Schupp,
                                                President and Chairman
                                                of the Board

[SEAL]

ATTEST:

  /S/ RICHARD J. HASKINS
  ----------------------
  Richard J. Haskins,
  Assistant Secretary

                                       COUNTY FINANCIAL CORPORATION

                                       By        /S/ GEORGE M. APELIAN
                                                 ----------------------
                                                 George M. Apelian,
                                                 President

[SEAL]

ATTEST:

/S/
------------------
Secretary

                                       COUNTY NATIONAL BANK OF
                                       SOUTH FLORIDA

                                       By       /S/ GEORGE M. APELIAN
                                                ----------------------
                                                George M. Apelian,
                                                President

[SEAL]

ATTEST:

/S/
-------------------
Secretary

ANNEX B

                     [LETTERHEAD OF RYAN, BECK & CO., INC.]


October ____, 1997

The Board of Directors
Republic Security Financial Corporation
4400 Congress Avenue
West Palm Beach, Florida  33407-3288

Members of the Board:

Republic Security Financial Corporation ("Republic") and County Financial Corporation ("County") have entered into an Agreement and Plan of Merger dated August 8, 1997 (the "Agreement"). Pursuant to the Agreement, among other things, County shall merge with and into Republic (the "Merger"), and each share of County's issued and outstanding common stock will be converted into 4.807 shares of Republic's common stock (the "Exchange Ratio"), provided that Republic's market value (as defined) remains above $7.65. If Republic's market value determined as of the determination date (as defined) is less than $7.65 and the market value has declined by 5% more than that of an Index Group of selected commercial banks, then County shall have the right to terminate the Agreement, subject to Republic's right to increase the exchange ratio so that the per share value to County's shareholders would be $36.77, based upon Republic's twenty day Average Closing Price (as defined). You have requested our opinion as to whether the Exchange Ratio in the merger is fair, from a financial point of view, to the holders of Republic Common Stock. We have assumed that the Merger will be accounted for as a pooling of interests transaction by Republic.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of Republic and County to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) drafts of the Proxy Statement / Prospectus prepared in connection with the Merger; (iii) Republic's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 and March 31, 1995, the nine months ended December 31, 1995 and the fiscal year ended March 31, 1994 and Republic's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and March 31, 1997; (iv) County's Annual Reports to Shareholders and/or Annual Reports on Form 10-K for the years ended December 31, 1996, 1995, and 1994, and County's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and March 31, 1997; (v) Registration Statement on Form S-4 with respect to County's acquistion of Carney Bank; (vi) certain operating and financial information provided to us by the managements of Republic and County relating to their business and prospects; (vii) the historical stock prices and trading volume of

Republic's Common Stock; (viii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Republic; (ix) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to County; and (x) the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to County. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger, also analyzed Republic's ability to consummate the Merger.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of Republic and County as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of Republic and County at June 30, 1997, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Republic and County. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Republic or County or their respective subsidiaries, nor have we reviewed any individual loan files of Republic, County or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Republic.

Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not express any opinion as to the price or range of prices at which Republic Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of Republic as an independent contractor to act as financial advisor to Republic with respect to the Merger and will receive a fee for our services. We have no prior relationship with County. In addition, we may actively trade equity securities of Republic and its respective affiliates for our own account and the account of our customers, and we therefore may from time to time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Republic and does not constitute a recommendation to any shareholder of Republic as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Merger Agreement is fair to the holders of Republic Common Stock from a financial point of view.

Very truly yours,



RYAN, BECK & CO., INC.

                                                                       ANNEX C

                     [LETTERHEAD OF ALEX SHESHUNOFF & CO]
October __, 1997
Board of Directors
County Financial Corporation
801 North East 167 Street
North Miami Beach, Florida 33162

Members of the Board:

We understand that County Financial Corporation, North Miami Beach, Florida, ("CFC") and Republic Security Financial Corporation, West Palm Beach, Florida, ("RSFC") entered into a Plan of Merger and Merger Agreement (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of CFC by means of a merger of CFC with and into RSFC (the "Merger"). Pursuant to the Agreement at the Effective Time, each share of CFC Common Stock, issued and outstanding prior to the Effective Time, excluding Dissenting Shares, shall, by virtue of the Merger and without any action by the holder thereof, be exchanged for 4.807 shares of RSFC Common Stock (the "Conversion Rate"). The Conversion Rate shall be fixed and no adjustment shall be made unless the Average Closing Price of RSFC Common Stock, defined in the Agreement as the average of the daily last sales prices of RSFC Common Stock as reported by NASDAQ - National Market System for the twenty consecutive full trading days beginning on the first full trading day following the date on which the Registration Statement is declared effective by the Securities and Exchange Commission, is both (i) less than $7.65, and (ii) the percentage price decline of the Average Closing Price of RSFC Common Stock from $8.76 per share shall be greater than 5.0% more than the percentage price decline of the Index banks from August 6, 1997, in which event CFC may terminate the Agreement and RSFC shall have the right but not the obligation, to increase the Conversion Rate to the number of shares of RSFC Common Stock equal to a quotient (rounded to the nearest one-thousandth) the numerator of which is the product of $7.65 and the Conversion Rate, and the denominator of which is the Average Closing Price of RSFC Common Stock.

You have requested our opinion, as to whether the Conversion Rate to be received by the holders of shares of CFC Common Stock pursuant to the Agreement is fair from a financial point of view to such holders of CFC's Common Stock.

In connection with our opinion, we have: (i) reviewed a copy of the Agreement;
(ii) reviewed certain publicly available financial statements and other information of CFC and RSFC, respectively; (iii) reviewed this Joint Proxy Statement / Prospectus; (iv) discussed the results of regulatory examinations of CFC, RSFC and Family Bank; (v) reviewed and compared certain estimates of cost savings arising from the transaction with cost savings estimates in certain precedent transactions; (vi) reviewed the Joint Proxy Statement / Prospectus of RSFC and Family Bank, Hallandale, Florida, dated May 27, 1997; (vii)reviewed certain public and internal financial statements and other financial and operating data concerning CFC and RSFC, respectively; (viii) analyzed certain budget and financial projections of CFC prepared by the management of CFC; (ix) analyzed certain financial earnings per share projections of RSFC provided by independent banking industry analysts; (x) analyzed the pro forma impact of the Merger on the combined company's earnings, book value and tangible book value per share, respectively, and consolidated capitalization, market valuation and financial ratios; (xi) reviewed the reported prices and shares trading activity for RSFC; (xii) discussed the past and current operations and financial condition, and the prospects of both CFC and RSFC with executive management;
(xiii) compared CFC and RSFC from a financial point of view with certain other companies which we deemed to be relevant;
                                      C-1

(xiv) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, and (xv) performed such other analyses and examinations as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by CFC and RSFC for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of CFC, nor have we been furnished with any such appraisals. With respect to budgets and financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of CFC and RSFC, as to the future financial performance of CFC and RSFC, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We have assumed that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on CFC, RSFC or the combined company pursuant to the Agreement. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of CFC or RSFC, nor have we been furnished with any such evaluations or appraisals.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in CFC's or RSFC's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by us, and that off-balance sheet activities of CFC and RSFC will not materially and adversely impact the future financial position or results of operation of CFC and RSFC. We have also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

Our opinion is limited to the fairness, from a financial point of view, to the holders of CFC's Common Stock of the Conversion Rate and does not address CFC's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of CFC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by CFC or RSFC with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Conversion Rate to be received by CFC's Common stockholders is fair from a financial point of view to the holders of such shares.

                                    Very truly yours,

                                    ALEX SHESHUNOFF & CO.
                                    INVESTMENT BANKING

ANNEX D

                    SECTIONS 607.1301, 607.1302 AND 604.1320
                     OF THE FLORIDA BUSINESS CORPORATION ACT

SECTION 607.1301 DISSENTERS' RIGHTS; -- THE FOLLOWING DEFINITIONS APPLY TO SECTIONS 607.1302 AND 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

SECTION 607.1302 -- RIGHT OF SHAREHOLDERS TO DISSENT.

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

            (a) Consummation of a plan of merger to which the corporation is a party:

                  1. If the shareholder is entitled to vote on the merger, or

                  2. If the corporation is a subsidiary that is merged with its parent under Section 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of Section 607.1104;

            (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

            (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

            (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

            (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his shares;

                  2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of his preferred shares; or

                  7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

            (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2)      A shareholder dissenting from any amendment specified in paragraph
         (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 607.1320 -- PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

(1) (a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and
607.1320. A shareholder who wishes to assert dissenters' rights shall:

                  1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

                  2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a) Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 607.0850 of the Florida Business Corporation Act empowers a corporation, subject to certain limitations, to indemnify any person who was or is a party to any proceeding by reason of the fact that he was or is a director, officer, employee or agent of the corporation, against liability and expenses actually and reasonably incurred by him in connection with such proceeding, including any appeal thereof, if such party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct to have been unlawful.

   RSFC's Bylaws provide as follows:

                                 ARTICLE VII

                   Indemnification of Directors, Officers,
                             Employees and Agents

SECTION 7.01. DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The corporation shall indemnify any person who was or is a party or is threatened to be made a party (which shall include the giving of testimony or similar involvement) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, including any appeal thereof, if he or she acted in good faith in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not create, of itself, a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interest of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The corporation shall indemnify any person who was or is a party, or is threatened to be made a party (which shall include the giving of testimony or similar involvement), to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (to the extent permitted by law), including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

SECTION 7.02. EXPENSES. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in any defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

SECTION 7.03. DETERMINATION OF STANDARD OF CONDUCT. Any indemnification hereunder, unless pursuant to a determination by a court, shall be made by the corporation as authorized upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (2) by majority vote of a committee duly designated by the board of directors consisting of two or more directors not at the time parties to the proceeding, (3) by the shareholders who were not parties to such action, suit or proceedings, or (4) by independent legal counsel selected in accordance with the provisions of the Florida Business Corporation Act in a written opinion.

SECTION 7.04. ADVANCE EXPENSES. Expenses including attorney's fees incurred in defending any action, suit or pro ceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above or upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized herein.

SECTION 7.05. BENEFIT. The indemnification provided by this Article VII shall be in addition to the indemnification rights provided pursuant to the Florida Business Corporation Act and shall not be deemed exclusive of any other rights to which person seeking indemnification may be entitled under any by law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 7.06. INSURANCE. The corporation shall be empowered to purchase and maintain insurance on behalf of any per son who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions contained herein.

SECTION 7.07. NO RIGHTS OF SUBROGATION. Indemnification herein shall be a personal right and, the corporation shall have no liability under this Article VII to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder.

SECTION 7.08. INDEMNIFICATION FOR PAST DIRECTORS. Indemnification as provided in this section shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 7.09. AFFILIATES. For the purposes of this Article VII, references to the "corporation" include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would if he or she had served the resulting or surviving corporation in the same capacity.

SECTION 7.10. RELIANCE AND NON-EXCLUSIVITY. Each person who shall act as an authorized representative of the cor poration shall be deemed to be doing so in reliance upon such rights of indemnification as are provided in this Article VII.

SECTION 7.11. OTHER INDEMNIFICATIONS. The corporation shall have the power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

SECTION 7.12. AMENDMENTS. The provisions of this Article VII relating to indemnification and to the advancement of expenses shall constitute a contract between the corporation and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as specifically provided in this section. Notwithstanding any other provision of these bylaws relating to their amendment generally, any repeal or amendment of this Article VII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of a director or officer to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

      The Bylaws are not exclusive of any other rights to which any person seeking indemnification from the registrant may be entitled.

      Pursuant to Florida law, the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the applicable provisions of the bylaws of the registrant or applicable law. RSFC currently has in place an insurance contract covering the liability of directors and officers as permitted under Florida law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                             DESCRIPTION

2(e) Agreement and Plan of Merger, dated as of August 8, 1997, among Republic Security Financial Corporation, Republic Security Bank and County Financial Corporation (included as Annex A to the Joint Proxy Statement/Prospectus) (1)

3(a) Articles of Incorporation, as amended, of Republic Security Financial Corporation (2)

 (b)      Bylaws, as amended, of Republic Security Financial Corporation (2)

4(a) Form of Common Stock certificate of Republic Security Financial Corporation (2)

 (b) Form of Series C Preferred Stock Certificate and Designations, Relative Rights, Preferences and Limitations (3)

 (c) Rights Agreement by and Between Republic Security Financial Corporation and IBJ Schroder Bank and Trust Company (4)
5 Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the shares being registered(11)


8         Opinion of Morgan, Lewis & Bockius LLP re: tax matters(11)


10(a) Employment Agreement between Republic Security Financial Corporation and R.E. Schupp, as amended (5)

  (b) Employment Agreement between Republic Security Financial Corporation and Richard J. Haskins, as amended (5)

  (c)     Forms of Supplemental Executive Retirement Plan Agreements (2)

  (d)     Supplemental Executive Retirement Program Agreement - Richard J.
          Haskins (2)

  (e)     Supplemental Executive Retirement Program Agreement - R.E. Schupp (2)

  (f)     Restricted Stock Plan (6)

  (g)     Restricted Stock Plan Agreement - Richard J. Haskins (6)

  (h)     Restricted Stock Plan Agreement - R.E. Schupp (6)

  (i) Stock Appreciation Rights Agreement between Republic Security Financial Corporation and Rudy E. Schupp (7)

EXHIBIT
  NO.                             DESCRIPTION

  (j) Stock Appreciation Rights Agreement between Republic Security Financial Corporation and Richard J. Haskins (7)

  (k) Stock Appreciation Rights Agreement between Republic Security Financial Corporation and non-employee directors (7)

  (l)     Republic Security Financial Corporation 1997 Performance Incentive
          Plan (8)
  (m)     Employment Agreement with Carol Owen(8)
  (n)     Employment Agreement with Bruce Keir (8)


  (o)     Employment Agreement with George Apelian(11)

  (p)     Employment Agreement with Richard Kuci(11)


11        Statement regarding Computation of Per Share Earnings (10)

12        Statement regarding Computation of Ratios (3)

13 Annual report to security holders of Republic Security Financial Corporation (9)

21        Subsidiaries of Republic Security Financial Corporation (9)

23(a)     Consent of Ernst & Young LLP

  (b)     Consent of Deloitte & Touche LLP

  (c)     Consent of Alex Sheshunoff

  (d) Consent of Morgan, Lewis & Bockius LLP (included in its opinions in Exhibits 5 and 8 hereof)

  (e)     Consent of Ryan, Beck & Co.

24 Powers of Attorney (included on the signature page of the Registration Statement)(11)
99(a)     Form of Proxy of Republic Security Financial Corporation(11)

99(b)     Form of Proxy of County Financial Corporation(11)
All other Exhibits are omitted because they are not applicable.

------------

(1) Incorporated by reference to Form 8-K as filed with the Securities and Exchange Commission on August 20, 1997.
(2) Incorporated by reference to Registration Statement on Form S-1, File No. 2-99505.
(3) Incorporated by reference to Registration Statement on Form S-1, File No. 33-62847.
(4) Incorporated by reference to Form 8-A as filed with the Securities and Exchange Commission on April 27, 1995.
(5) Incorporated by reference to Form 10-K as filed with the Securities and Exchange Commission on June 24, 1994.
(6) Incorporated by reference to Form 10-K as filed with the Securities and Exchange Commission on June 28, 1990.
(7) Incorporated by reference to Form 10-K as filed with the Securities and Exchange Commission on March 28, 1996.
(8) Incorporated by reference to Registration Statement on Form S-4, File No. 333-24821.
(9) Incorporated by reference to Form 10-K as filed with the Securities and Exchange Commission on March 19, 1997.
(10) Incorporated by reference to Form 10-Q as filed with the Securities and Exchange Commission on May 14, 1997.
(11) Previously filed.

ITEM 22. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c)     (1) The undersigned registrant hereby undertakes as follows:
                  prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (h) The undersigned registrant undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on the 23rd day of October, 1997.


                     REPUBLIC SECURITY FINANCIAL CORPORATION

                                By: /s/ RUDY E. SCHUPP
                                    -------------------------------
                                    Rudy E. Schupp, Chairman of the Board,
                                    President, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                               TITLE                       DATE
---------                               -----                       ----


/s/ RUDY E. SCHUPP            Chairman of the Board,          October 23, 1997
--------------------------    President, Chief Executive
Rudy E. Schupp                Officer and Director

            *                 Chairman of the Board,          October 23, 1997
--------------------------    Broward County and
Carol R. Owen                 Director

/s/ RICHARD J. HASKINS        Executive Vice President,       October 23, 1997
--------------------------    Principal Financial and
Richard J. Haskins            Accounting Officer and
                              Director

            *                 Director                        October 23, 1997
--------------------------
Paula Berliner

SIGNATURE                               TITLE                       DATE
---------                               -----                       ----

           *
--------------------------              Director              October 23, 1997
Joseph D. Cesarotti

           *                            Director              October 23, 1997
-------------------------
Mary Anna Fowler

           *                            Director              October 23, 1997
-------------------------
H. Gearl Gore

           *                            Director              October 23, 1997
-------------------------
Eugene W. Hughes, Jr.

           *                            Director              October 23, 1997
-------------------------
Lennart E. Lindahl, Jr.

           *                            Director              October 23, 1997
-------------------------
Richard C. Rathke

           *                            Director              October 23, 1997
-------------------------
Victor H. Siegel

           *                            Director              October 23, 1997
-------------------------
William F. Spitznagel

           *                            Director              October 23, 1997
-------------------------
Bruce E. Wiita

SIGNATURE                               TITLE                       DATE
---------                               -----                       ----

           *                            Director              October 23, 1997
----------------------------
William Wolfson


* By: /s/ RUDY E. SCHUPP
      --------------------
          Attorney-in-Fact

                                  EXHIBIT INDEX

   EXHIBIT NO.                       DESCRIPTION

      23(a)       Consent of Ernst & Young LLP

        (b)       Consent of Deloitte & Touche LLP

        (c)       Consent of Alex Sheshunoff & Co.

        (e)       Consent of Ryan, Beck & Co., Inc.